     As filed with the Securities and Exchange Commission on July 12, 2001
                                                      Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

     TEAM FINANCIAL, INC.                         TEAM FINANCIAL CAPITAL TRUST I
             (Exact Name of Co-Registrants as Specified in Charters)



                Kansas                                   6719                                 Delaware
    (State or other jurisdiction of          (Primary Standard Industrial          (State or other jurisdiction of
    incorporation or organization)            Classification Code Number)          incorporation or organization)

              48-1017164                                                                     Applied for
(I.R.S. Employer Identification Number)                                            (I.R.S. Employer Identification
                                                                                               Number)


                            8 West Peoria, Suite 200
                               Paola, Kansas 66071
                                 (913) 294-9667
          (Address, Including Zip Code, and Telephone Number, Including
           Area Code, of Co-Registrants' Principal Executive Offices)

                              Robert J. Weatherbie
                Chief Executive Officer and Chairman of the Board
                              Team Financial, Inc.
                            8 West Peoria, Suite 200
                               Paola, Kansas 66071
                                 (913) 294-9667
            (Name, Address, Including Zip Code, and Telephone Number,
          Including Area Code, of Agent for Service for Co-Registrants)

                                   Copies to:



         Reid A. Godbolt, Esq.                       Matthew C. Boba, Esq.
         David A. Thayer, Esq.                         Stathy Darcy, Esq.
         Jones & Keller, P.C.                          Chapman and Cutler
          World Trade Center                         111 West Monroe Street
       1625 Broadway, 16th Floor                    Chicago, Illinois 60603
        Denver, Colorado 80202                           (312) 845-3000
            (303) 573-1600

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: [ ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [X]

                                   ----------

                         CALCULATION OF REGISTRATION FEE



        Title of each Class of                             Proposed Maximum     Proposed Maximum        Amount of
           Securities to be               Amount to be    Offering Price per   Aggregate Offering     Registration
              Registered                 Registered(1)           Unit                Price               Fee(2)
        ----------------------           -------------    ------------------   ------------------     ------------
___% Cumulative Trust Preferred
Securities of Team Financial Capital
Trust I                                    1,552,500            $10.00            $15,525,000            $3,882
                                           securities

___% Subordinated Debentures of                --                 --                   --                  --
Team Financial, Inc.(3)(4)

Guarantee of Preferred                         --                 --                   --                  --
Securities(3)(5)

         (1) Includes 202,500 securities which may be sold by Team Financial Capital Trust I to cover over-allotments.

         (2) The registration fee is calculated in accordance with Rule 457(i) and (n).

         (3) This Registration Statement is deemed to cover the ___% subordinated debentures due 2031 of Team Financial, Inc., the rights of holders of the debentures under the indenture, and the rights of holders of the preferred securities under the trust agreement, the guarantee and the expense agreement.

         (4) The ___% subordinated debentures due 2031 will be purchased by Team Financial Capital Trust I with the proceeds of the sale of the preferred securities. The debentures may later be distributed for no additional consideration to the holders of the preferred securities of Team Financial Capital Trust I upon its dissolution and the distribution of its assets.

         (5) No separate consideration will be received for the guarantee.

                                   ----------

         The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                   Subject to completion, dated July 12, 2001

                         1,350,000 PREFERRED SECURITIES
                         TEAM FINANCIAL CAPITAL TRUST I

                  ______% CUMULATIVE TRUST PREFERRED SECURITIES
                  LIQUIDATION AMOUNT $10 PER PREFERRED SECURITY

               FULLY, IRREVOCABLY AND UNCONDITIONALLY GUARANTEED,
          ON A SUBORDINATED BASIS, AS DESCRIBED IN THIS PROSPECTUS, BY

                              TEAM FINANCIAL, INC.

                                   ----------

         Team Financial Capital Trust I is offering 1,350,000 preferred securities at $10 per preferred security. The preferred securities represent an indirect interest in our ______% subordinated debentures. The debentures have the same payment terms as the preferred securities and will be purchased by Team Financial Capital Trust using the proceeds from its offering of the preferred securities.

         We have applied to designate the preferred securities for inclusion on The Nasdaq National Market under the symbol "TFINP." We expect trading to commence on or prior to delivery of the preferred securities.

                                   ----------

         INVESTING IN THE PREFERRED SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE ___.

                                   ----------

         THE PREFERRED SECURITIES ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OBLIGATIONS OF ANY BANK AND ARE NOT INSURED BY THE BANK INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                                   ----------


                                                         PER PREFERRED
                                                            SECURITY        TOTAL
                                                         -------------      -----
Public Offering Price ...............................     $     10.00     $13,500,000
Proceeds to Team Financial Capital Trust ............     $     10.00     $13,500,000

         This is a firm commitment underwriting. We will pay underwriting commissions of $___ per preferred security, or a total of $_______, for arranging the investment in our debentures. The underwriters have been granted a 30-day option to purchase up to an additional 202,500 preferred securities to cover over-allotments, if any.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           , 2001
-----------

HOWE BARNES INVESTMENTS, INC.                                D.A. DAVIDSON & CO.

--------------------------------------------------------------------------------
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
--------------------------------------------------------------------------------

                              TEAM FINANCIAL, INC.















                             [MAP OF BANK LOCATIONS]

                                TABLE OF CONTENTS

                                                                                          PAGE
Summary                                                                                     1
Risk Factors                                                                                8
Recent Developments                                                                        19
Selected Consolidated Financial Data of Team Financial, Inc.                               20
Selected Consolidated Financial Data of Post Bancorp, Inc.                                 22
Unaudited Pro Forma Condensed Combined Financial Statements                                24
Special Note Regarding Forward-Looking Statements                                          28
Use of Proceeds                                                                            29
Capitalization                                                                             30
Accounting and Regulatory Treatment                                                        31
Management's Discussion and Analysis of Financial Condition and Results of Operations      32
Description of Post Bancorp                                                                64
Business                                                                                   70
Management                                                                                 80
Certain Relationships and Related Transactions                                             88
Principal Shareholders                                                                     89
Supervision and Regulation                                                                 91
Description of Team Financial Capital Trust                                               100
Description of the Preferred Securities                                                   102
Description of the Debentures                                                             119
Book-Entry Issuance                                                                       131
Description of the Guarantee                                                              134
Relationship Among the Preferred Securities, the Debentures and the Guarantee             138
Material Federal Income Tax Consequences                                                  140
ERISA Considerations                                                                      145
Underwriting                                                                              146
Legal Matters                                                                             148
Experts                                                                                   148
Where You Can Find Information                                                            149
Index to Financial Statements                                                             F-1

o YOU SHOULD ONLY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT, AND THE UNDERWRITERS HAVE NOT, AUTHORIZED ANY PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT.

o WE ARE NOT, AND THE UNDERWRITERS ARE NOT, MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

o YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS IS ACCURATE AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS ONLY.

o THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES

                                     SUMMARY

         This summary highlights information contained elsewhere in this prospectus. Because this is a summary, it may not contain all of the information that is important to you. Therefore, you should also read the more detailed information in this prospectus. Unless otherwise indicated, the information in this prospectus assumes that the underwriters will not exercise their option to purchase additional preferred securities to cover over-allotments.

                              TEAM FINANCIAL, INC.

         Team Financial, Inc. is a financial holding company headquartered in Paola, Kansas, located approximately 40 miles southwest of Kansas City. Through our 20 banking locations, our franchise operates as a community bank offering a full range of products and services to small to mid-size businesses and consumers in the Kansas City metropolitan and southeastern Kansas areas, western Missouri, and the Omaha, Nebraska metropolitan area.

         We were formed in 1986 when some of our executive bankers, along with our Employee Stock Ownership Plan, purchased a one-bank holding company. Our ESOP remains our largest common stockholder with 30.0% of our outstanding common stock at May 31, 2001, reflecting our corporate philosophy that employees are an integral component of our business. We believe that our employees form the foundation of our community banking franchise. It is their knowledge of the markets and communities we serve as well as their relationships in those communities that differentiates us from other financial institutions.

         We have grown from a small one-bank holding company into a broad-based company that provides a wide array of banking and financial services to our customers in our geographic areas. Our assets have grown from $260.3 million at January 1, 1996 to $534.5 million at March 31, 2001. We have achieved this growth by a combination of bank and branch acquisitions, the establishment of new branches and by internal growth.

         We recently agreed to acquire Post Bancorp, Inc., the $54.6 million one-bank holding company of Colorado Springs National Bank, Colorado Springs, Colorado. We will acquire all of the outstanding common stock of Post Bancorp for $13.0 million, consisting of $11.0 million in cash and $2.0 million of newly issued common stock. The acquisition furthers our strategy to expand into high quality markets in states contiguous with our existing markets.

         We believe we have not yet realized all the deposit and asset generation opportunities of the communities we now serve. We believe we can leverage our existing infrastructure to support additional business. Our recent operating performance does not yet completely reflect the improved profitability of our banks as they mature or of our acquisitions and branch expansions as they become fully integrated. Our financial performance has been affected by costs associated with growing market share in deposits and loans, acquisitions, computer conversions and new branches. In 1999 and 2000, we acquired two banks which we are in the process of consolidating into our operations. Due to our emphasis on retaining key employees as a method to minimize integration risks, we find that it generally takes between 12 and 18 months to realize earnings improvements from acquisitions and expansion.

         Our principal executive office is located at 8 West Peoria, Suite 200, Paola, Kansas. Our telephone number is (913) 294-9667.

                         TEAM FINANCIAL CAPITAL TRUST I

         Team Financial Capital Trust I is a newly formed subsidiary of Team Financial, Inc. Upon issuance of the preferred securities offered by this prospectus, the purchasers in this offering will own all of the issued and outstanding preferred securities of Team Financial Capital Trust. In exchange for our capital contribution to Team Financial Capital Trust, we will own all of the common securities of Team Financial Capital Trust. Team Financial Capital Trust exists exclusively for:

         o issuing and selling the preferred securities to the public for cash;

         o        issuing and selling the common securities to us;

         o investing the proceeds from the sale of the preferred and common securities in an equivalent amount of ______% subordinated debentures due _______________, 2031, to be issued by us; and

         o engaging in activities that are incidental to those listed above, such as receiving payments on the debentures, making distributions to security holders, furnishing notices and performing other administrative tasks.

         Team Financial Capital Trust's address is 8 West Peoria, Suite 200, Paola, Kansas 66071, and its telephone number is (913) 294-9667.


                                  THE OFFERING

The issuer.....................................  Team Financial Capital Trust I.


Securities being offered.......................  1,350,000 preferred securities, which represent preferred
                                                 undivided interests in the
                                                 assets of Team Financial
                                                 Capital Trust. Those assets
                                                 will consist solely of the
                                                 debentures and payments
                                                 received on the debentures.

                                                 Team Financial Capital Trust
                                                 will sell the preferred
                                                 securities to the public for
                                                 cash. Team Financial Capital
                                                 Trust will use that cash to buy
                                                 the debentures from us.

Offering price.................................  $10 per preferred security.

When Team Financial Capital Trust
will pay distributions to you..................  Your purchase of the preferred securities entitles you to
                                                 receive cumulative cash
                                                 distributions at a ______%
                                                 annual rate. Distributions will
                                                 accumulate from the date Team
                                                 Financial Capital Trust issues
                                                 the preferred securities and
                                                 are to be paid quarterly on
                                                 March 31, June 30, September
                                                 30, and December 31 of each
                                                 year, beginning September 30,
                                                 2001. As long as the preferred
                                                 securities are represented by a
                                                 global security, the record
                                                 date for distributions on the
                                                 preferred securities will be
                                                 the business day prior to the
                                                 distribution date. We may defer
                                                 the payment of cash
                                                 distributions, as described
                                                 below, under "-- We have the
                                                 option to extend the interest
                                                 payment period."

When Team Financial Capital Trust must
redeem the preferred securities................  The debentures will mature and we must redeem the preferred
                                                 securities on _______________,
                                                 2031. We have the option,
                                                 however, to shorten the
                                                 maturity date to a date not
                                                 earlier than _______________,
                                                 2006. We will not shorten the
                                                 maturity date unless we have
                                                 received the prior approval of
                                                 the Board of Governors of the
                                                 Federal Reserve System, if
                                                 required by law or regulation.

Redemption of the preferred
securities before ________, 2031
is possible....................................  Team Financial Capital Trust
                                                 must redeem the preferred
                                                 securities when the debentures
                                                 are paid at maturity or upon
                                                 any earlier redemption of the
                                                 debentures to the extent the
                                                 debentures are redeemed. We may
                                                 redeem all or part of the
                                                 debentures at any time on or
                                                 after _________________, 2006.


                                                 In addition, we may redeem all
                                                 of the debentures, at any time,
                                                 if:

                                                 o   existing laws or
                                                     regulations, or the
                                                     interpretation or
                                                     application of these laws
                                                     or regulations change,
                                                     causing the interest we pay
                                                     on the debentures to no
                                                     longer be deductible by us
                                                     for federal income tax
                                                     purposes, or causing Team
                                                     Financial Capital Trust to
                                                     become subject to federal
                                                     income tax or to other
                                                     taxes or governmental
                                                     charges;

                                                 o   existing laws or
                                                     regulations change,
                                                     requiring Team Financial
                                                     Capital Trust to register
                                                     as an investment company;
                                                     or

                                                 o   the capital adequacy
                                                     guidelines of the Federal
                                                     Reserve change so that the
                                                     preferred securities no
                                                     longer qualify as Tier I
                                                     capital.

                                                 We may also redeem the
                                                 debentures at any time, and
                                                 from time to time, in an amount
                                                 equal to the liquidation amount
                                                 of any preferred securities we
                                                 purchase, plus a proportionate
                                                 amount of common securities,
                                                 but only in exchange for a like
                                                 amount of the preferred
                                                 securities and common
                                                 securities that we then own.

                                                 Redemption of the debentures
                                                 prior to maturity will be
                                                 subject to the prior approval
                                                 of the Federal Reserve, if
                                                 approval is then required by
                                                 law or regulation. If your
                                                 preferred securities are
                                                 redeemed by Team Financial
                                                 Capital Trust, you will receive
                                                 the liquidation amount of $10
                                                 per preferred security, plus
                                                 any accrued and unpaid
                                                 distributions to the date of
                                                 redemption.

We have the option to extend the
interest payment period........................  Team Financial Capital Trust will rely solely on payments
                                                 made by us under the debentures
                                                 to pay distributions on the
                                                 preferred securities. As long
                                                 as we are not in default under
                                                 the indenture relating to the
                                                 debentures, we may, at one or
                                                 more times, defer interest
                                                 payments on the debentures for
                                                 up to 20 consecutive quarters,
                                                 but not beyond _______________,
                                                 2031. If we defer interest
                                                 payments on the debentures:

                                                 o   Team Financial Capital
                                                     Trust will also defer
                                                     distributions on the
                                                     preferred securities;

                                                 o   the distributions you are
                                                     entitled to will
                                                     accumulate; and

                                                 o   these accumulated
                                                     distributions will earn
                                                     interest at an annual rate
                                                     of ______%, compounded
                                                     quarterly, until paid.

                                                 At the end of any deferral
                                                 period, we will pay to Team
                                                 Financial Capital Trust all
                                                 accrued and unpaid interest
                                                 under the debentures. Team
                                                 Financial Capital Trust will
                                                 then pay all accumulated and
                                                 unpaid distributions to you.

You will still be taxed if distributions
on the preferred securities are
deferred.......................................  If a deferral of payment occurs, you must recognize the
                                                 amount of the deferred
                                                 distributions as income for
                                                 federal income tax purposes in
                                                 advance of receiving the actual
                                                 cash distributions, even if you
                                                 are a cash basis taxpayer.

Our full and unconditional guarantee
of payment on a subordinated basis.............  Our obligations described in this prospectus, in the
                                                 aggregate, constitute a full,
                                                 irrevocable and unconditional
                                                 guarantee on a subordinated
                                                 basis by us of the obligations
                                                 of Team Financial Capital Trust
                                                 under the preferred securities.
                                                 Under the guarantee agreement,
                                                 we guarantee that Team
                                                 Financial Capital Trust will
                                                 use its assets to pay the
                                                 distributions on the preferred
                                                 securities and the liquidation
                                                 amount upon liquidation of Team
                                                 Financial Capital Trust.

                                                 However, the guarantee does not
                                                 apply when Team Financial
                                                 Capital Trust does not have
                                                 sufficient funds to make the
                                                 payments. If we do not make
                                                 payments on the debentures,
                                                 Team Financial Capital Trust
                                                 will not have sufficient funds
                                                 to make payments on the
                                                 preferred securities. In this
                                                 event, your remedy is to
                                                 institute a legal proceeding
                                                 directly against us for
                                                 enforcement of payments under
                                                 the debentures following any
                                                 deferral period.


We may distribute the debentures
directly to you................................  We may, at any time, dissolve
                                                 Team Financial Capital Trust
                                                 and distribute the debentures
                                                 to you, subject to the prior
                                                 approval of the Federal
                                                 Reserve, if required by law or
                                                 regulation.

                                                 If we distribute the
                                                 debentures, we will use our
                                                 best efforts to either
                                                 designate the debentures on The
                                                 Nasdaq National Market or to
                                                 list them on a national
                                                 exchange, if the preferred
                                                 securities are then included or
                                                 listed.

How the securities will rank in
right of payment...............................  Our obligations under the preferred securities,
                                                 debentures and guarantee are
                                                 unsecured and will rank as
                                                 follows with regard to right of
                                                 payment:

                                                 o   the preferred securities
                                                     will rank equally with the
                                                     common securities of Team
                                                     Financial Capital Trust.
                                                     Team Financial Capital
                                                     Trust will pay
                                                     distributions on the
                                                     preferred securities and
                                                     the common securities
                                                     proportionately. However,
                                                     if we default with respect
                                                     to the debentures, then no
                                                     distributions on the common
                                                     securities of Team
                                                     Financial Capital Trust or
                                                     our common stock will be
                                                     paid until all accumulated
                                                     and unpaid distributions on
                                                     the preferred securities
                                                     have been paid;

                                                 o   our obligations under the
                                                     debentures and the
                                                     guarantee are unsecured and
                                                     generally will rank junior
                                                     in priority to our existing
                                                     and future senior and
                                                     subordinated indebtedness;
                                                     and

                                                 o   because we are a holding
                                                     company, the debentures and
                                                     the guarantee will
                                                     effectively be subordinated
                                                     to all depositors' claims,
                                                     as well as existing and
                                                     future liabilities of our
                                                     subsidiaries.

Voting rights of the preferred
securities.....................................  Except in limited circumstances, holders of the
                                                 preferred securities will have
                                                 no voting rights.

Proposed Nasdaq National Market
symbol.........................................  TFINP.

You will not receive certificates..............  The preferred securities will be represented by a global
                                                 security that will be deposited
                                                 with and registered in the name
                                                 of The Depository Trust
                                                 Company, New York, New York, or
                                                 its nominee. As a result, you
                                                 will not receive a certificate
                                                 for the preferred securities,
                                                 and your beneficial ownership
                                                 interests will be recorded
                                                 through the DTC book-entry
                                                 system.

How the proceeds of this offering
will be used...................................  Team Financial Capital Trust
                                                 will invest all of the proceeds
                                                 from the sale of the preferred
                                                 securities in the debentures.
                                                 We estimate that the net
                                                 proceeds to us from the sale of
                                                 the debentures to Team
                                                 Financial

                                                 Capital Trust, after deducting
                                                 underwriting expenses and
                                                 commissions, will be
                                                 approximately $12.5 million. We
                                                 expect to use approximately
                                                 $11.0 million of the net
                                                 proceeds from the sale of the
                                                 debentures to pay the cash
                                                 portion of the Post Bancorp
                                                 acquisition price. See "Recent
                                                 Developments" on page __.
                                                 Remaining funds will be used to
                                                 pay down our line of credit.
                                                 Once paid down, the additional
                                                 borrowing capacity will be
                                                 available for branch
                                                 acquisitions, capital
                                                 contributions to our subsidiary
                                                 banks and for general corporate
                                                 purposes.

         Before purchasing the preferred securities being offered, you should carefully consider the "Risk Factors" beginning on page ___.

                                  RISK FACTORS

         An investment in the preferred securities involves a number of risks. Some of these risks relate to the preferred securities and others relate to us and the financial services industry, generally. We urge you to read all of the information contained in this prospectus. In addition, we urge you to consider carefully the following factors in evaluating an investment in Team Financial Capital Trust before you purchase the preferred securities offered by this prospectus.

         Because Team Financial Capital Trust will rely on the payments it receives on the debentures from us to fund all payments on the preferred securities, and because Team Financial Capital Trust may distribute the debentures in exchange for the preferred securities, purchasers of the preferred securities are making an investment decision that relates to the debentures being issued by us as well as the preferred securities. Purchasers should carefully review the information in the prospectus about the preferred securities, the debentures and the guarantee.

           RISKS RELATED TO AN INVESTMENT IN THE PREFERRED SECURITIES

IF WE DO NOT MAKE INTEREST PAYMENTS UNDER THE DEBENTURES, TEAM FINANCIAL CAPITAL TRUST WILL BE UNABLE TO PAY DISTRIBUTIONS AND LIQUIDATION AMOUNTS. OUR GUARANTEE WILL NOT APPLY BECAUSE THE GUARANTEE COVERS PAYMENTS ONLY IF TEAM FINANCIAL CAPITAL TRUST HAS FUNDS AVAILABLE.

         Team Financial Capital Trust will depend solely on our payments on the debentures to pay amounts due to you on the preferred securities. If we default on our obligation to pay the principal or interest on the debentures, Team Financial Capital Trust will not have sufficient funds to pay distributions or the liquidation amount on the preferred securities. In that case, you will not be able to rely on the guarantee for payment of these amounts because the guarantee only applies if Team Financial Capital Trust has sufficient funds to make distributions on or to pay the liquidation amount of the preferred securities. Instead, you or the property trustee will have to institute a direct action against us to enforce the property trustee's rights under the indenture relating to the debentures.

TO THE EXTENT WE MUST RELY ON DIVIDENDS FROM OUR SUBSIDIARIES TO MAKE INTEREST PAYMENTS ON THE DEBENTURES TO TEAM FINANCIAL CAPITAL TRUST, OUR AVAILABLE CASH FLOW MAY BE RESTRICTED AND DISTRIBUTIONS MAY BE DEFERRED.

         We are a holding company and substantially all of our assets are held by our bank subsidiaries. Our ability to make payments on the debentures when due will depend primarily on available cash resources at the bank holding company level and dividends from our bank subsidiaries. Dividend payments or extensions of credit from our bank subsidiaries are subject to regulatory limitations, generally based on capital levels and current and retained earnings, imposed by the various regulatory agencies with authority over such subsidiary. The ability of our bank subsidiaries to pay dividends is also subject to their profitability, financial condition, capital expenditures and other cash flow requirements. We cannot assure you that our bank subsidiaries will be able to pay dividends in the future.

REGULATORS MAY PRECLUDE US FROM MAKING DISTRIBUTIONS ON THE DEBENTURES IN THE EVENT OUR REGULATORY CAPITAL, LIQUIDITY OR FINANCIAL PERFORMANCE DETERIORATES.

         We and our subsidiaries are subject to extensive federal and state law, regulation and supervision. Our regulators monitor our financial condition on a periodic basis and may impose limitations on our operations and business activities under various circumstances. In response to any perceived deficiencies in liquidity or regulatory capital levels, our regulators may require us to obtain their consent prior to paying dividends on our capital stock or interest on the debentures. In the event our regulators withheld their consent to our payment of interest on the debentures, we would exercise our right to defer interest payments on the debentures, and Team Financial Capital Trust would not have funds available to make distributions on the preferred securities during this deferral period. Our regulators could take this action alone or in conjunction with similar restrictions on the ability of our subsidiaries to pay dividends to us.

         The commencement of a deferral period with respect to interest on the debentures and, accordingly, distributions on the preferred securities, would likely cause the market price of the preferred securities to decline.

THE DEBENTURES AND THE GUARANTEE RANK LOWER THAN MOST OF OUR OTHER INDEBTEDNESS, AND OUR HOLDING COMPANY STRUCTURE EFFECTIVELY SUBORDINATES ANY CLAIMS AGAINST US TO THOSE OF OUR SUBSIDIARIES' CREDITORS.

         Our obligations under the debentures and the guarantee are unsecured and will rank junior in priority of payment to our existing and future senior and subordinated indebtedness. As of March 31, 2001, we had approximately $47.5 million outstanding principal amount of existing senior and subordinated indebtedness. The issuance of the debentures and the preferred securities does not limit our ability or the ability of our subsidiaries to incur additional indebtedness, guarantees or other liabilities.

         Because we are a holding company, our creditors, including depositors, also will have priority over you in any distribution of our assets in liquidation, reorganization or otherwise. Accordingly, the debentures and the guarantee will be effectively subordinated to all existing and future liabilities of our subsidiaries, and you should look only to our assets for payments on the preferred securities and the debentures.

WE MAY DEFER INTEREST PAYMENTS ON THE DEBENTURES FOR SUBSTANTIAL PERIODS, WHICH COULD HAVE ADVERSE CONSEQUENCES FOR YOU.

         We may, at one or more times, defer interest payments on the debentures for up to 20 consecutive quarters. If we defer interest payments on the debentures, Team Financial Capital Trust will defer distributions on the preferred securities during any deferral period. During a deferral period, you will be required to recognize as income for federal income tax purposes the amount approximately equal to the interest that accrues on your proportionate share of the debentures held by Team Financial Capital Trust in the tax year in which that interest accrues, even though you will not receive these amounts until a later date.

         You will also not receive the cash related to any accrued and unpaid interest from Team Financial Capital Trust if you sell the preferred securities before the end of any deferral period. During a deferral period, accrued but unpaid distributions will increase your tax basis in the preferred securities. If you sell the preferred securities during a deferral period, your increased tax basis will decrease the amount of any capital gain or increase the amount of any capital loss that you may have otherwise realized on the sale. A capital loss, except in certain limited circumstances, cannot be applied to offset ordinary income. As a result, deferral of distributions could result in ordinary income, and a related tax liability for the holder, and a capital loss that may only be used to offset a capital gain.

         We do not currently intend to exercise our right to defer interest payments on the debentures. However, in the event of a deferral period, the market price of the preferred securities would likely be adversely affected. The preferred securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the debentures. If you sell the preferred securities during a deferral period, you may not receive the same return on investment as someone who continues to hold the preferred securities. Due to our right to defer interest payments, the market price of the preferred securities may be more volatile than the market prices of other securities without the deferral feature.

WE HAVE MADE ONLY LIMITED COVENANTS IN THE INDENTURE AND THE TRUST AGREEMENT, WHICH MAY NOT PROTECT YOUR INVESTMENT IN THE EVENT WE EXPERIENCE SIGNIFICANT ADVERSE CHANGES IN OUR FINANCIAL CONDITION OR RESULTS OF OPERATIONS.

         The indenture governing the debentures and the trust agreement governing Team Financial Capital Trust do not require us to maintain any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity, and therefore do not protect holders of the debentures or the preferred securities in the event we experience significant adverse changes in our financial condition or results of operations. In addition, neither the indenture nor the trust agreement limits our ability or the ability of our subsidiaries to incur additional indebtedness. Therefore, you should not consider the provisions of these governing instruments as a significant factor in evaluating whether we will be able to comply with our obligations under the debentures or the guarantee.

IN THE EVENT WE REDEEM THE DEBENTURES BEFORE _______________, 2031, YOU MAY NOT BE ABLE TO REINVEST YOUR PRINCIPAL AT THE SAME OR A HIGHER RATE OF RETURN.

         Under the following circumstances, we may redeem the debentures before their stated maturity.

         o We may redeem the debentures, in whole or in part, at any time on or after ________, 2006.

         o We may redeem the debentures in whole, but not in part, within 180 days after certain occurrences at any time during the life of Team Financial Capital Trust. These occurrences may include adverse tax, investment company or bank regulatory developments. See "Description of the Debentures -- Redemption" beginning on page ___.

         You should assume that we will exercise our redemption option if we are able to obtain capital at a lower cost than we must pay on the debentures or if it is otherwise in our interest to redeem the debentures. If we do so, Team Financial Capital Trust must redeem preferred securities having an aggregate liquidation amount equal to the aggregate principal amount of debentures redeemed, and if you reinvest your principal you may not be able to earn a return that is as high as you were earning on the preferred securities.

WE CAN DISTRIBUTE THE DEBENTURES TO YOU, WHICH MAY HAVE ADVERSE TAX CONSEQUENCES FOR YOU AND WHICH MAY ADVERSELY AFFECT THE MARKET PRICE OF THE PREFERRED SECURITIES PRIOR TO SUCH DISTRIBUTION.

         Team Financial Capital Trust may be dissolved at any time before maturity of the debentures on _____________, 2031. As a result, and subject to the terms of the trust agreement, the trustees may distribute the debentures to you.

         We cannot predict the market prices for the debentures that may be distributed in exchange for preferred securities upon liquidation of Team Financial Capital Trust. The preferred securities, or the debentures that you may receive if Team Financial Capital Trust is liquidated, may trade at a discount to the price that you paid to purchase the preferred securities. Because you may receive debentures, your investment decision with regard to the preferred securities will also be an investment decision with regard to the debentures. You should carefully review all of the information contained in this prospectus regarding the debentures.

         If Team Financial Capital Trust is classified for federal income tax purposes as an association taxable as a corporation at the time it is dissolved, the distribution of the debentures would be a taxable event to Team Financial Capital Trust and you. In addition, if there is a change in law, a distribution of debentures upon the dissolution of Team Financial Capital Trust could be a taxable event to Team Financial Capital Trust and you.

YOU ARE SUBJECT TO REPAYMENT RISK BECAUSE POSSIBLE TAX LAW CHANGES COULD RESULT IN A REDEMPTION OF THE PREFERRED SECURITIES.

         Future legislation may be enacted that could adversely affect our ability to deduct our interest payments on the debentures for federal income tax purposes, making early redemption of the debentures likely and resulting in redemption of the preferred securities.

         From time to time, Congress has proposed federal income tax law changes that would, among other things, generally deny corporate issuers a deduction for interest in respect of certain debt obligations depending on their terms. These proposals have not been enacted into law.

Although it is impossible to predict whether future proposals of this nature will be introduced and enacted with application to already issued and outstanding securities, if they are, we could be precluded from deducting interest on the debentures. Enactment of this type of proposal might in turn give rise to a tax event as described under "Description of the Preferred Securities -- Redemption or Exchange -- Redemption upon a Tax Event, Investment Company Event or Capital Treatment Event" beginning on page ___.

TRADING CHARACTERISTICS OF THE PREFERRED SECURITIES MAY CREATE ADVERSE TAX CONSEQUENCES FOR YOU.

         The preferred securities may trade at a price that does not reflect the value of accrued but unpaid interest on the underlying debentures. If you dispose of your preferred securities between record dates for distributions on the preferred securities, you may have adverse tax consequences. Under these circumstances, you will be required to include accrued but unpaid interest on the debentures allocable to the preferred securities through the date of disposition in your income as ordinary income if you use the accrual method of accounting or if this interest represents original issue discount.

         If interest on the debentures is included in income under the original issue discount provisions, you would add this amount to your adjusted tax basis in your share of the underlying debentures deemed disposed. If your selling price is less than your adjusted tax basis, which will include all accrued but unpaid original issue discount interest included in your income, you could recognize a capital loss which, subject to limited exceptions, cannot be applied to offset ordinary income for federal income tax purposes. See "Material Federal Income Tax Consequences" beginning on page ___, for more information on possible adverse tax consequences to you.

THERE IS NO CURRENT PUBLIC MARKET FOR THE PREFERRED SECURITIES, AND THEIR MARKET PRICE MAY DECLINE AFTER YOU INVEST.

         There is currently no public market for the preferred securities. Although we have applied for designation of the preferred securities on Nasdaq, there is no guarantee that an active or liquid trading market will develop for the preferred securities or that the inclusion of the preferred securities will continue on Nasdaq. If an active trading market does not develop, the market price and liquidity of the preferred securities will be adversely affected. Even if an active public market does develop, there is no guarantee that the market price for the preferred securities will equal or exceed the price you pay for the preferred securities.

         Future trading prices of the preferred securities may be subject to significant fluctuations in response to prevailing interest rates, our future operating results and financial condition, the market for similar securities and general economic and market conditions. The initial public offering price of the preferred securities has been determined by us and the underwriters and may be greater than the market price following the offering.

         The market price for the preferred securities, or the debentures that you may receive in a distribution, is also likely to decline during any period that we are deferring interest payments on the debentures.

YOU MUST RELY ON THE PROPERTY TRUSTEE TO ENFORCE YOUR RIGHTS IF THERE IS AN EVENT OF DEFAULT UNDER THE INDENTURE.

         You may not be able to directly enforce your rights against us if an event of default under the indenture occurs. If an event of default under the indenture occurs and is continuing, this event will also be an event of default under the trust agreement. In that case, you must rely on the enforcement by the property trustee of its rights as holder of the debentures against us. The holders of a majority in liquidation amount of the preferred securities will have the right to direct the property trustee to enforce its rights.

         If the property trustee does not enforce its rights following an event of default and a request by the record holders to do so, any record holder may, to the extent permitted by applicable law, take action directly against us to enforce the property trustee's rights. If an event of default occurs under the trust agreement that is attributable to our failure to pay interest or principal on the debentures, or if we default under the guarantee, you may proceed directly against us. You will not be able to exercise directly any other remedies available to the holders of the debentures unless the property trustee fails to do so.

AS A HOLDER OF PREFERRED SECURITIES, YOU HAVE LIMITED VOTING RIGHTS, AND WE CAN AMEND THE TRUST AGREEMENT TO CHANGE THE TERMS AND CONDITIONS OF THE ADMINISTRATION, OPERATION AND MANAGEMENT OF TEAM FINANCIAL CAPITAL TRUST WITHOUT YOUR CONSENT.

         Holders of preferred securities have limited voting rights. We can, without your consent, make certain amendments to the trust agreement. Your voting rights pertain primarily to certain amendments to the trust agreement and not to the administration, operation or management of Team Financial Capital Trust. In general, only we can replace or remove any of the trustees. However, if an event of default under the trust agreement occurs and is continuing, the holders of at least a majority in aggregate liquidation amount of the preferred securities may replace the property trustee and the Delaware trustee.

         In certain circumstances, with the consent of the holders of a majority in the aggregate liquidation amount of the preferred securities, we may amend the trust agreement to ensure that Team Financial Capital Trust remains classified for federal income tax purposes as a grantor trust and to ensure that Team Financial Capital Trust retains its exemption from status as an "investment company" under the Investment Company Act, even if such amendment adversely affects your rights as a holder of preferred securities. For more information regarding limitations on your ability to control amendments to the trust agreement, see "Description of the Preferred Securities--Voting Rights; Amendment of Trust Agreement" beginning on page ___.

THE PREFERRED SECURITIES ARE NOT INSURED.

         Neither the FDIC nor any other governmental agency has insured the preferred securities, the guarantee or the debentures.

             RISKS RELATED TO AN INVESTMENT IN TEAM FINANCIAL, INC.

OUR GROWTH STRATEGY INVOLVES OPERATING AND ACQUISITION RISKS THAT MAY NEGATIVELY IMPACT OUR PROFITS.

         We face risks in our growth strategy, including the risks that we will be unable to expand our business through the acquisition of other financial institutions or bank branches or by internal growth, including the opening of new branch offices. Our ability to grow profitably through the opening of new branches involves the risks that the growth depends primarily on our identifying attractive markets and acquiring or establishing branch locations in those markets at reasonable costs. In addition, we must attract the necessary deposits and locate sound loans in those markets.

         Acquiring other financial institutions or bank branches involves these same risks, as well as additional risks, including:

         o adverse change in the results of operations of the acquired entities;

         o unforeseen liabilities or asset quality problems of the acquired entities;

         o        greater than anticipated costs of integrating acquisitions;

         o        adverse personnel relations;

         o        loss of customers; and

         o        deterioration of local economic conditions.

The risks discussed above may inhibit or restrict our strategy to grow through acquisition and branch expansion, negatively impact our revenue growth and ultimately reduce profits.

IF WE ARE UNABLE TO SUCCESSFULLY INTEGRATE ACQUISITIONS, OUR EARNINGS COULD DECREASE.

         In connection with our proposed acquisition of Post Bancorp and acquisitions of other banks or bank branches, we face risks in integrating and managing these businesses. We have a history of growth through acquisitions and plan to continue this strategy. See "Business -- Overview." To integrate an acquisition operationally, we must:

         o centralize and standardize policies, procedures, practices and processes;

         o        combine employee benefit plans;

         o implement a unified investment policy and adjust the combined investment portfolio to comply with the policy;

         o        implement a unified loan policy and confirm lending authority;

         o        implement a standard loan management system; and

         o        implement a loan loss reserve policy.

Integrating acquisitions may detract attention from our day-to-day business and may result in unexpected costs.

         Once an acquired business is integrated, our future prospects will be subject to a number of risks, including, among others:

         o        our ability to compete effectively in new market areas;

         o our successful retention of earning assets, including loans acquired in acquisitions;

         o        our ability to generate new earning assets;

         o        our ability to attract deposits;

         o our ability to achieve cost savings. Historically, we have not implemented wholesale cost cutting after acquisitions, preferring to adjust operational costs on an ongoing basis in order to preserve market share and each acquired entity's standing in its community; and

         o our ability to attract and retain qualified management and other appropriate personnel.

A failure to manage these factors may have a material adverse effect on our financial condition and results of operations.

OUR CONTINUED PACE OF GROWTH MAY REQUIRE US TO RAISE ADDITIONAL CAPITAL IN THE FUTURE, BUT SUFFICIENT CAPITAL MAY NOT BE AVAILABLE WHEN IT IS NEEDED.

         We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations. We anticipate that our existing capital resources and the net proceeds from the sale of preferred securities in this offering will satisfy our immediately foreseeable capital requirements. However, to the extent we expand our asset base further, primarily through loan growth, we will be required to support this growth by increasing our capital to acceptable regulatory levels. Accordingly, we may need to raise additional capital in the future to support continued asset growth.

         Our ability to raise additional capital if we need it to support loan growth in the future will depend on conditions in the capital markets, which are outside of our control, and on our financial performance. Accordingly, we cannot assure you of our ability to raise additional capital when needed or on favorable terms. If we cannot raise additional capital when needed, we will be subject to increased regulatory supervision and the imposition of restrictions on our growth and our business, which, as set forth under the third risk to "Risk Factors - Risks Related to an Investment in the Preferred Securities," could include limiting or precluding us from making distributions on the debentures. Also, these restrictions could negatively impact our ability to further expand our operations through acquisitions or the establishment of additional branches and result in increases in operating expenses and reductions in revenues that would negatively affect our operating results.

WE RELY HEAVILY ON OUR MANAGEMENT TEAM, AND THE UNEXPECTED LOSS OF KEY MANAGERS MAY ADVERSELY AFFECT OUR OPERATIONS.

         Much of our success to date has been influenced strongly by our ability to attract and to retain senior management experienced in banking and financial services. Our ability to retain executive officers, the current management teams and loan officers of our operating subsidiaries will continue to be important to the successful implementation of our strategies. It is also critical, as we grow, to be able to attract and retain qualified additional management and loan officers. The unexpected loss of services of any key management personnel, or the inability to recruit and retain qualified personnel in the future, could have an adverse effect on our business, financial condition and results of operations.

WE MAY NOT BE ABLE TO IMPLEMENT SUCCESSFULLY OUR STRATEGY TO ENTER NEW MARKETS.

         Among other matters, our strategic plan includes expansion into growing markets by acquisition or by establishing new offices. Expansion requires a significant expenditure of capital in order to prepare the facilities for operation and additional expense in order to staff these new facilities. As our new offices mature and grow, we are able to spread our overhead costs over a broader asset base. While our new offices are generating loan activity consistent with our projections, we may encounter unanticipated difficulties that could adversely affect future profitability. In addition, we cannot assure you that we will be able to operate and manage our operations in new markets successfully or recover our initial capital investment in these operations. To the extent that we expand, we may experience the negative effects of higher operating expenses relative to operating income from the new offices.

WE MAY NOT BE SUCCESSFUL IN IMPLEMENTING OUR INTERNAL GROWTH STRATEGY DUE TO NUMEROUS FACTORS WHICH AFFECT EARNINGS.

         We intend to continue pursuing an internal growth strategy, the success of which is subject to our ability to generate an increasing level of loans and deposits at acceptable risk levels without corresponding increases in non-interest expenses. We may not be successful in our internal growth strategies due to competitive delays and other impediments resulting from regulatory oversight, lack of qualified personnel, scarcity of branch sites or deficient site selection of bank branches. In addition, the success of our internal growth strategy will depend on maintaining sufficient regulatory capital levels and on continued favorable economic conditions in our primary market areas.

WE FACE INTENSE COMPETITION IN ALL PHASES OF OUR BUSINESS FROM OTHER BANKS AND FINANCIAL INSTITUTIONS.

         We compete for deposits with a large number of depository institutions including commercial banks, savings and loan associations, credit unions, money market funds and other financial institutions and financial intermediaries serving our operating areas. Principal competitive factors with respect to deposits include interest rates paid on deposits, customer service, convenience and location.

         We compete for loans with other banks headquartered in our operating areas, with loan production offices of large money center banks headquartered in other states, as well as with savings and loan associations, credit unions, finance companies, mortgage bankers, leasing companies and other institutions. Competitive factors with respect to loans include interest rates charged, customer service and responsiveness in tailoring financial products to the needs of customers.

         We face significant competition from other financial institutions in making any potential acquisitions. Many of our acquisition competitors have substantially greater monetary resources than we do, as well as the ability to issue marketable equity securities with significantly greater value than we can to pay for part or all of the purchase price.

         Many of the entities that we compete with are substantially larger in size, and many non-bank financial intermediaries are not subject to the regulatory restrictions applicable to our bank subsidiaries. We have experienced an increase in the level of competition as well as the number of competitors in recent years.

OUR ALLOWANCE FOR LOAN LOSSES MAY PROVE TO BE INSUFFICIENT TO ABSORB LOSSES IN OUR LOAN PORTFOLIO.

         We establish our allowance for loan losses in consultation with management of our bank subsidiaries and maintain it at a level considered adequate by management to absorb loan losses that are inherent in the portfolio. The amount of future loan losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond our control, and these losses may exceed current estimates. At March 31, 2001, our allowance for loan losses as a percentage of total loans was 1.14% and as a percentage of total non-performing loans was 86.35%. Although management believes that our allowance for loan losses is adequate to absorb losses on any existing loans that may become uncollectible, we cannot predict loan losses with certainty, and we cannot assure you that our allowance for loan losses will prove sufficient to cover actual loan losses in the future. Loan losses in excess of our allowance for loan losses may adversely affect our business, financial condition and results of operations.

IF ECONOMIC CONDITIONS IN GENERAL AND IN OUR PRIMARY MARKET AREAS DETERIORATE, OUR REVENUES COULD DECREASE, INCREASING THE LIKELIHOOD OF DEFERRAL ON THE DEBENTURES.

         Our financial results may be adversely affected by changes in prevailing economic conditions, including declines in real estate values, changes in interest rates which cause a decrease in interest rate spreads, adverse employment conditions and the monetary and fiscal policies of the federal government. Because we have a significant amount of real estate loans, declines in real estate values could adversely affect the value of property used as collateral.

         In addition, substantially all of our loans are to individuals and businesses in suburban Kansas City, eastern Kansas, western Missouri and the Omaha, Nebraska metropolitan area. Any decline in the economy of these market areas could have an adverse impact on our revenues. There can be no assurance that positive trends or developments discussed in this prospectus will continue or that negative trends or developments will not have significant downward effects on our revenues.

OUR LOAN PORTFOLIO IS CONCENTRATED HEAVILY IN REAL ESTATE AND COMMERCIAL LOANS COLLATERALIZED BY REAL ESTATE, WHICH INVOLVE RISKS SPECIFIC TO REAL ESTATE VALUE.

         At March 31, 2001, approximately 59.8% of our loans were comprised of real estate loans and commercial loans collateralized by real estate. Although a significant portion of these loans are secured by real estate, adverse developments affecting commerce or real estate values in one or more of our markets could increase the credit risk associated with our loan portfolio. Additionally, if the loans are not repaid according to their terms, the real estate securing the loans, in those cases where real estate serves as the primary collateral, may not have a value equal to the amounts owed under the loan. Declines in the local economies of the market areas we serve could have an adverse impact on our financial condition.

OUR BUSINESS IS SUBJECT TO CREDIT RISKS WHICH MAY ADVERSELY AFFECT OUR EARNINGS.

         Our loan customers may not repay their loans according to their terms, and collateral securing their loans, if any, may not have a value equal to amounts owed under their loans. Along with other financial institutions, management shares a concern for the possible continued softening of the economy in 2001. Should the economic climate continue to deteriorate, borrowers may experience difficulty, and the level of non-performing loans, charge-offs, and delinquencies could rise and require further increases in the provision for loan losses which will cause our net income to decline.

                               RECENT DEVELOPMENTS

         Subject to our obtaining financing through this offering, we have agreed to acquire Post Bancorp, Inc., the $54.6 million holding company of Colorado Springs National Bank, Colorado Springs, Colorado. We have agreed to pay $13.0 million for Post Bancorp, with $11.0 million being paid in cash and the remaining $2.0 million in newly issued common stock. The cash portion of the purchase price will be funded by this offering and the common stock portion paid by issuing new shares of our common stock.

         We intend to consummate the acquisition within 45 days following receipt of all regulatory approval, although we may extend the closing with the agreement of Post Bancorp. However, the acquisition agreement may be terminated:

         o if all regulatory approvals are not obtained by October 29, 2001;

         o        by mutual agreement;

         o by either party upon a material breach of the agreement by the other party;

         o by us if a significant portion of Colorado Springs National Bank's assets are physically damaged, lost or destroyed; or

         o by either party if a state or federal regulatory or governmental body issues a ruling or order prohibiting the transaction.

         We have applied for regulatory approval of this acquisition with federal and state regulators and the acquisition is contingent on obtaining these approvals. Following the acquisition, we plan to continue Colorado Springs National Bank's existing growth and expansion strategies in addition to exploring opportunities for additional branches in the Colorado Springs metropolitan area. See "Description of Post Bancorp" beginning on page ___.

          SELECTED CONSOLIDATED FINANCIAL DATA OF TEAM FINANCIAL, INC.

         Our consolidated financial statements for the years ended December 31, 2000 and 1999 have been audited by KPMG LLP, independent public accountants, and are included elsewhere in this prospectus. The selected data presented below for the three-month periods ended March 31, 2001 and March 31, 2000 are derived from our unaudited consolidated financial statements. You should read this information in conjunction with the consolidated financial statements and the notes to the consolidated financial statements included elsewhere in this prospectus. Results for the three-month periods are unaudited, but in the opinion of management reflect all necessary adjustments for a fair presentation of results as of the dates and for the periods covered. Results for past periods do not necessarily indicate the results that may be expected for future periods, and results for the three-month period ended March 31, 2001 do not necessarily indicate the results that may be expected for the entire year ending December 31, 2001. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations."



                                                      AT OR FOR THE
                                                   THREE MONTHS ENDED
                                                        MARCH 31                  AT OR FOR THE YEARS ENDED DECEMBER 31,
                                                  ---------------------  ---------------------------------------------------------
                                                     2001        2000       2000        1999       1998        1997        1996
                                                  ----------  ---------  ----------  ---------  ----------  ----------  ----------
                                                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Interest income                                   $   10,345  $   9,620  $   40,645  $  32,902  $   31,854  $   26,137  $   21,635
Interest expense                                       5,659      5,127      22,247     16,823      16,573      12,887      10,462
Net interest income                                    4,686      4,493      18,398     16,079      15,281      13,250      11,173
Provision for loan losses                                262        185       1,001        902       1,486       1,095         623
Other income                                           1,533      1,244       5,860      4,583       4,606       3,279       2,812
Other expenses                                         4,814      4,378      18,835     15,471      15,384      12,667      10,132
Income taxes                                             339        334       1,229      1,120         673         553         938
Net income                                               804        840       3,193      3,169       2,344       2,214       2,292
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DATA:
Total assets                                      $  534,484  $ 536,913  $  539,605  $ 518,205  $  442,352  $  386,996  $  300,007
Loans receivable                                     335,084    323,567     331,931    309,255     256,126     223,675     183,494
Allowance for loan losses                              3,814      3,763       3,911      3,320       2,541       1,629       1,518
Investment securities available-for-sale             144,264    143,535     132,360    136,901     109,296     103,304      68,806
Investment securities held-to-maturity(1)                 --     25,452      24,864     25,630      25,742      22,399      17,889
Non-performing assets(2)                               5,005      3,399       4,563      3,205       3,578       1,962       2,215
Deposits                                             439,078    444,275     442,195    435,116     384,347     333,864     258,890
Stockholders' equity(3)                               42,239     35,973      39,799     37,569      25,401      22,642      19,392
PER COMMON SHARE DATA:
Basic income per share                            $     0.21  $    0.21  $     0.82  $    0.93  $     0.85  $     0.84  $     1.02
Tangible book value per share(3)                        8.02       6.26        7.44       6.67        6.53        6.21        6.64
Dividends paid per common share                         0.05       0.05        0.20       0.20        0.23        0.23        0.23
KEY RATIOS:
Net interest margin(4)(5)                               3.85%      3.92%       3.88%      3.95%       4.00%       4.36%       4.48%
Return on average assets(4)                             0.61       0.74        0.59       0.70        0.56        0.67        0.85
Return on average stockholders' equity(3)(4)            7.88      10.59        8.61      10.27       10.00       10.49       12.96
Tier I risk based capital ratio(3)                      8.91       7.97        9.65      10.49        8.00        7.61       10.15
Total risk based capital ratio(3)                      10.05       9.10        8.49       9.45        7.05        6.97        9.39
Leverage ratio(3)                                       5.71       5.06        5.50       5.96        4.50        5.39        6.94
Non-performing assets to total assets                   0.94       0.63        0.85       0.62        0.81        0.51        0.74
Non-performing loans to gross loans                     1.32       0.81        1.27       0.78        1.04        0.71        1.03
Allowance for loan losses to total loans                1.14       1.16        1.18       1.07        0.99        0.73        0.83
Allowance for loan losses to non-performing loans      86.35     144.07       92.61     137.59       95.10      102.13       80.36
Dividend payout ratio                                  23.81      23.81       24.39      21.51       27.06       27.38       22.55
RATIO OF EARNINGS TO FIXED CHARGES:(6)
Including deposit interest                              1.14x      1.16x       1.14x      1.19x       1.14x       1.17x       1.22x
Excluding deposit interest                              2.17x      2.49x       2.10x      3.01x       2.89x       5.23x       6.80x

----------

         (1) Reclassified investment securities held-to-maturity to available-for-sale in connection with the adoption of SFAS 133 on January 1, 2001.

         (2) Includes loans 90 days or more delinquent and still accruing interest, nonaccrual loans, and other real estate owned.

         (3) Includes redeemable common stock held by our ESOP for years prior to 1999.

         (4) Ratios for the three months ended March 31, 2001 and 2000 have been annualized and are not necessarily indicative of the results for the entire year.

         (5)  On a tax equivalent basis.

         (6) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before taxes plus interest and net occupancy expense. Fixed charges consist of interest and net occupancy expense.

           SELECTED CONSOLIDATED FINANCIAL DATA OF POST BANCORP, INC.

         The consolidated financial statements of Post Bancorp, Inc. for the two years ended December 31, 2000 have been audited by Richey, May & Co., independent public accountants, and are included elsewhere in this prospectus. The selected data presented below for the three-month periods ended March 31, 2001 and March 31, 2000 are derived from the unaudited consolidated financial statements of Post Bancorp, Inc. You should read this information in conjunction with the consolidated financial statements and the notes to the consolidated financial statements included elsewhere in this prospectus. Results for the three-month periods are unaudited, but in the opinion of Post Bancorp, Inc. reflect all necessary adjustments for a fair presentation of results as of the dates and for the periods covered. Results for past periods do not necessarily indicate the results that may be expected for future periods, and results for the three-month period ended March 31, 2001 do not necessarily indicate the results that may be expected for the entire year ending December 31, 2001. The following information should be read in conjunction with "Description of Post Bancorp."

                                                             AT OR FOR THE
                                                          THREE MONTHS ENDED                 AT OR FOR THE
                                                               MARCH 31,                YEAR ENDED DECEMBER 31,
                                                       --------------------------      --------------------------
                                                         2001              2000            2000           1999
                                                       ----------      ----------      ----------      ----------
                                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
 Interest income                                       $    1,068      $    1,029      $    4,300      $    3,512
 Interest expense                                             343             330           1,396           1,195
 Net interest income                                          725             699           2,904           2,316
 Provision for loan losses                                     --              --              --              --
 Non-interest income                                          105              91             352             330
 Non-interest expenses                                        362             381           1,462           1,308
 Income tax(1)                                                 --              --              --              --
 Net income                                                   468             409           1,793           1,338
CONSOLIDATED BALANCE SHEETS DATA:
 Total assets                                          $   54,525      $   54,608      $   53,167      $   52,531
 Loans                                                     29,833          26,671          28,267          23,316
 Allowance for loan losses                                    139             139             139             139
 Investment securities available-for-sale                  17,273          19,345          17,908          17,849
 Non-performing assets(2)                                      --              --              --              --
 Deposits                                                  47,760          48,350          46,259          46,115
 Stockholders' equity                                       6,482           6,612           6,831           6,216
PER COMMON SHARE DATA:(3)
 Basic income per share                                $     5.03      $     4.09      $    19.28      $    13.38
 Tangible book value per share                              71.97           66.12           73.45           62.16
KEY RATIOS:
 Net interest margin(4)(5)                                   5.33%           5.15%           5.48%           4.72%
 Return on average assets(4)                                 3.44            3.01            3.34            2.71
 Return on average stockholders' equity(4)                  28.05           24.88           26.25           21.53
 Tier I risk based capital ratio                            21.87           24.63           26.08           25.80
 Total risk based capital ratio                             22.36           25.15           25.54           26.40
 Leverage ratio                                             11.69           12.11           12.34           11.71
 Non-performing assets to total assets                       0.00            0.00            0.00            0.00
 Non-performing loans to total loans                         0.00            0.00            0.00            0.00
 Allowance for loan losses to total loans                    0.47            0.52            0.49            0.60
 Allowance for loan losses to non-performing loans           0.00            0.00            0.00            0.00

----------

         (1) Post Bancorp does not pay corporate income taxes as its owners have elected to be taxed as an "S" corporation for federal income tax purposes.

         (2) Includes loans 90 days or more delinquent and still accruing interest, nonaccrual loans, and other real estate owned.

         (3)  No difference exists between basic and diluted earnings per share.

         (4) Ratios for the three months ended March 31, 2001 and 2000 have been annualized and are not necessarily indicative of the results for the entire year.

         (5)  On a tax equivalent basis.

           UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

         The following unaudited pro forma condensed combined balance sheet as of December 31, 2000 and unaudited pro forma condensed, combined statements of income for the three months ended March 31, 2001 and the year ended December 31, 2000 combine Team Financial's historical consolidated financial statements with the historical consolidated financial statements of Post Bancorp and are intended to give you a better picture of what the companies might have looked like as a combined entity. The unaudited pro forma condensed combined balance sheet assumes that the Post Bancorp acquisition was consummated on the balance sheet date. The unaudited pro forma condensed combined statements of income assume that the Post Bancorp acquisition was consummated at the beginning of the periods indicated. The companies may have performed differently if they had been combined.

         The acquisition of Post Bancorp will be accounted for as a purchase and the results of operation of Post Bancorp from the date of acquisition will be included in the consolidated financial statements of Team Financial.

         The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only. You should not rely on the pro forma information as being indicative of the consolidated financial position or results of future operations of the combined entity or of the actual results that would have been achieved had the acquisition been consummated as of the dates indicated above.

         The unaudited pro forma condensed combined financial statements do not incorporate, nor do they assume, potential benefits of cost savings or synergies of the combined entity.

    UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF FINANCIAL CONDITION

                                               TEAM FINANCIAL, INC. POST BANCORP,INC.  PROPOSED ACQUISITION
                                                AND SUBSIDIARIES     AND SUBSIDIARY    PRO FORMA ADJUSTMENTS
                                                                                       ---------------------
                                                      MARCH 31,       MARCH 31,                                          PRO FORMA
                                                        2001            2001           DEBIT              CREDIT         COMBINED
                                               -------------------- ----------------  ---------          ---------       ---------
                                                                                           (IN THOUSANDS)
ASSETS
Cash and cash equivalents                           $  30,710        $   6,770        $  12,500(a)       $  12,500(a)(b) $  37,480
Investment securities                                 144,264           17,273               --                 --         161,537
Loans receivable, net of unearned fees                335,084           29,833               --                 --         364,917
Allowance for loan and lease losses                    (3,814)            (139)              --                 --          (3,953)
Premises and equipment, net                             9,878              256            1,160(c)              --          11,294
Assets acquired through foreclosure                       588               --               --                 --             588
Investment in Post Bancorp, Inc.                           --               --            7,282(b)           7,282(d)           --
Intangible assets, net of accumulated
  amortization                                         10,731               --            6,205(b)              --          16,936
Other assets                                            7,043              532            1,000(a)              --           8,575
                                                    ---------        ---------        ---------          ---------       ---------

            Total Assets                            $ 534,484        $  54,525        $  28,147          $  19,782       $ 597,374
                                                    =========        =========        =========          =========       =========

LIABILITIES AND STOCKHOLDERS'
EQUITY
Deposits                                            $ 439,078        $  47,760        $      --          $      --       $ 486,838
Federal Funds purchased and securities sold
  under agreements to repurchase                        5,979               --               --                 --           5,979
Federal Home Loan Bank advances                        27,946               --               --                 --          27,946
Notes payable                                          13,525               --            1,500(a)              --          12,025
Company obligated mandatorily redeemable
  Preferred securities of subsidiary trusts
  Holding solely subordinated debentures                   --                                --             13,500(a)       13,500
Accrued expenses and other liabilities                  5,717              283               34(e)             881(b)(c)     6,847
                                                    ---------        ---------        ---------          ---------       ---------
            Total Liabilities                         492,245           48,043            1,534             14,381         553,135
                                                    ---------        ---------        ---------          ---------       ---------
Stockholders' Equity:
  Common stock                                         25,330               93               93(d)           2,000(b)       27,330
  Capital surplus                                          68            1,903            2,703(d)             800(c)(e)        68
  Retained Earnings                                    17,379            4,165            4,165(d)              --          17,379
  Treasury stock                                       (2,043)              --               --                 --          (2,043)
  Accumulated other comprehensive income                1,505              321              321(d)              --           1,505
                                                    ---------        ---------        ---------          ---------       ---------
            Total stockholders' equity                 42,239            6,482            7,282              2,800          44,239
                                                    ---------        ---------        ---------          ---------       ---------

           Total liabilities and stockholders'
           equity                                   $ 534,484        $  54,525        $   8,816          $  17,181       $ 597,374
                                                    =========        =========        =========          =========       =========

----------

    (a) This adjustment represents the sale of $13,500,000 of trust preferred securities, payment of the related estimated issuance cost and underwriting compensation of $1,000,000 and repayment of $1,500,000 in notes payable as provided under "Use of Proceeds."

    (b) This adjustment represents the payment for the acquisition of 100% of the outstanding shares of common stock of Post Bancorp for $11,000,000 in cash and $2,000,000 in stock and results in recording a $1,432,773 core deposit intangible to be amortized over 10 years and $4,284,767 in goodwill resulting from cost in excess of net assets acquired to be amortized over 20 years.

    (c) This adjustment records the purchase price adjustments to mark the assets and liabilities of Post Bancorp to fair value upon the consummation of the acquisition.

    (d)  This adjustment records the entry to consolidate the combined entity.

    (e) This adjustment records the tax adjustments to convert Post Bancorp from an S corporation to a C corporation for federal income tax purposes. A deferred tax asset was recorded for $34,460.

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                                                  TEAM FINANCIAL, INC.  POST BANCORP, INC.
                                                    AND SUBSIDIARIES      AND SUBSIDIARY
                                                      FOR THE THREE       FOR THE THREE       PROPOSED ACQUISITION
                                                      MONTHS ENDED         MONTHS ENDED       PRO FORMA ADJUSTMENTS
                                                        MARCH 31,            MARCH 31,       ---------------------     PRO FORMA
                                                          2001                 2001           DEBIT        CREDIT       COMBINED
                                                  --------------------  ------------------   --------     --------     ----------
                                                                                (DOLLARS IN THOUSANDS)
INTEREST INCOME:
Interest and fees on loans                             $    7,590           $      700       $     --     $     --     $    8,290
Interest on investments                                     2,550                  314             20(a)        --          2,844
Other                                                         205                   54             --           --            259
                                                       ----------           ----------       --------     --------     ----------
    Total interest income                                  10,345                1,068             20           --         11,393
                                                       ----------           ----------       --------     --------     ----------
INTEREST EXPENSE:
Deposits                                                    4,895                  343             --           --          5,238
Federal funds sold and securities sold
     under agreements to repurchase                            78                   --             --           --             78
Federal Home Loan Bank advances                               418                   --             --                         418
Notes payable                                                 268                   --             --           26(b)         242
Company obligated mandatorily redeemable
     preferred securities of subsidiary
     trusts holding solely subordinated
     debentures                                                --                   --            321(b)        --            321
                                                       ----------           ----------       --------     --------     ----------
     Total interest expense                                 5,659                  343            321           26          6,297
                                                       ----------           ----------       --------     --------     ----------
     Net interest income before provision
         for loan losses                                    4,686                  725           (341)         (26)         5,096
Provision for loan losses                                     262                   --             --           --            262
                                                       ----------           ----------       --------     --------     ----------
     Net interest income after provision
         for loan losses                                    4,424                  725           (341)         (26)         4,834
                                                       ----------           ----------       --------     --------     ----------
NON-INTEREST INCOME:
Service charges                                               825                   66             --           --            891
Other                                                         708                   39             --           --            747
                                                       ----------           ----------       --------     --------     ----------
     Total non-interest income                              1,533                  105             --           --          1,638
                                                       ----------           ----------       --------     --------     ----------
NON-INTEREST EXPENSES:
Salaries and employee benefits                              2,443                  216             --           --          2,659

Occupancy and equipment                                       584                   17              7(a)        --            608

Goodwill and core deposit intangible
     amortization                                             183                   --             95(a)        --            278
Other                                                       1,604                  129             --(b)        --          1,733
                                                       ----------           ----------       --------     --------     ----------
     Total non-interest expenses                            4,814                  362            102           --          5,278
                                                       ----------           ----------       --------     --------     ----------
     Income before income taxes                             1,143                  468           (443)         (26)         1,194
Income taxes                                                  339                   --            178(d)       144(c)         373
                                                       ----------           ----------       --------     --------     ----------
       Net income                                      $      804           $      468       $   (621)    $   (170)    $      821
                                                       ==========           ==========       ========     ========     ==========

     Shares applicable to basic income per share        3,882,040                                                       4,157,902(e)
     Basic income per share                            $     0.21                                                      $     0.20
                                                       ==========                                                      ==========
     Shares applicable to diluted income per share      3,928,765                                                       4,204,627(e)
     Diluted income per share                          $     0.20                                                      $     0.20
                                                       ==========                                                      ==========

----------

      (a) This adjustment represents the amortization on the fair value adjustments of acquired investment securities, core deposit intangible, goodwill, and premises and equipment over 5, 10, 20, and 30 years, respectively.

      (b) This adjustment represents the interest expense on $13,500,000 of trust preferred securities. Of the proceeds to us, $11,000,000 will finance the Post Bancorp acquisition and $1,500,000 will be used by us to pay down debt.

      (c) This adjustment represents the income tax effects of the above adjustments.

      (d) This adjustment records the tax adjustment to convert Post Bancorp from an S corporation to a C corporation. Income tax expense of $177,873 was recorded.

      (e) The shares applicable to basic and diluted income per share for Team Financial, Inc. and Subsidiaries Combined Pro Forma include an estimated 275,862 shares of common stock to be issued as part consideration of the purchase price for Post Bancorp calculated based on an average price per share for the past 45 days of trading of $7.25.

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                                                  TEAM FINANCIAL, INC.  POST BANCORP. INC.           PROPOSED ACQUISITION
                                                    AND SUBSIDIARIES      AND SUBSIDIARY             PRO FORMA ADJUSTMENTS
                                                   FOR THE YEAR ENDED   FOR THE YEAR ENDED   ------------------------------------
                                                      DECEMBER 31,         DECEMBER 31,                                PRO FORMA
                                                         2000                  2000           DEBIT        CREDIT       COMBINED
                                                  --------------------  ------------------   --------     --------     ----------
                                                                                (DOLLARS IN THOUSANDS)
INTEREST INCOME:
Interest and fees on loans                             $   29,737           $    2,702       $     --     $     --     $   32,439
Interest on investments
                                                           10,573                1,276             80(a)        --         11,769
Other                                                         335                  322             --           --            657
                                                       ----------           ----------       --------     --------     ----------
     Total interest income                                 40,645                4,300             80           --         44,865
                                                       ----------           ----------       --------     --------     ----------

INTEREST EXPENSE:
Deposits                                                   18,767                1,396             --           --         20,163
Federal funds sold and securities sold under
   agreements to repurchase                                   582                   --             --           --            582
Federal Home Loan Bank advances                             1,778                   --             --           --          1,778
Notes payable                                               1,120                   --             --          105(b)       1,015
Company obligated mandatorily redeemable
   preferred securities of subsidiary trusts
   holding solely subordinated debentures                      --                   --          1,282(b)        --          1,282
                                                       ----------           ----------       --------     --------     ----------
Total interest expense                                     22,247                1,396          1,282          105         24,820
                                                       ----------           ----------       --------     --------     ----------
Net interest income before provision for loan
  losses                                                   18,398                2,904         (1,362)        (105)        20,045
Provision for loan losses                                   1,001                   --             --           --          1,001
                                                       ----------           ----------       --------     --------     ----------
Net interest income after provision for loan
  losses                                                   17,397                2,904         (1,362)        (105)        19,044
                                                       ----------           ----------       --------     --------     ----------

NON-INTEREST INCOME:
Service charges                                             3,425                  292             --           --          3,717
Other                                                       2,435                   59             --           --          2,494
                                                       ----------           ----------       --------     --------     ----------
          Total other income                                5,860                  351             --           --          6,211
                                                       ----------           ----------       --------     --------     ----------

NON-INTEREST EXPENSES:
Salaries and employee benefits                              9,192                  888             --           --         10,080
Occupancy and equipment                                     2,138                  208             26(a)        --          2,372
Goodwill and core deposit intangible amortization             722                   --            382(a)        --          1,104
Other                                                       6,783                  366             --           --          7,149
                                                       ----------           ----------       --------     --------     ----------
Total other expenses                                       18,835                1,462            408           --         20,705
                                                       ----------           ----------       --------     --------     ----------
Income before income taxes                                  4,422                1,793         (1,770)        (105)         4,550

Income taxes                                                1,229                   --            681(d)       575(c)       1,335
                                                       ----------           ----------       --------     --------     ----------

          Net income                                   $    3,193               $1,793       $ (2,451)    $   (680)    $    3,215
                                                       ==========           ==========       ========     ========     ==========

Shares applicable to basic and diluted income
  per share                                             3,916,980                                                       4,192,842(e)
Basic and diluted income per share                     $     0.82                                                      $     0.77
                                                       ==========                                                      ==========

----------

(a) This adjustment represents the amortization on the fair value adjustments of acquired investment securities, core deposit intangible, goodwill, and premises and equipment over 5, 10, 20, and 30 years, respectively.

(b) This adjustment represents the interest expense on $13,500,000 of debentures. Of the proceeds to us, $11,000,000 will finance the Post Bancorp acquisition and $1,500,000 will be used by us to pay down debt.

(c)  This adjustment represents the income tax effects of the above adjustments.

(d) This adjustment records the tax adjustment to convert Post Bancorp from an S corporation to a C corporation. Income tax expense of $681,000 was recorded.

(e) The shares applicable to basic and diluted income per share for Team Financial, Inc. and Subsidiaries Combined Pro Forma include an estimated 275,862 shares of common stock to be issued as part consideration of the purchase price for Post Bancorp calculated based on an average price per share for the past 45 days of trading of $7.25.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Certain statements contained in this prospectus constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking these safe harbor provisions. You can identify these statements from our use of the words "estimate," "project," "believe," "intend," "anticipate," "expect," "target" and similar expressions. These forward-looking statements may include, among other things:

         o statements relating to anticipated improvements in earnings, earnings per share, and other financial performance;

         o statements relating to projected growth and management's long-term performance goals;

         o statements relating to the anticipated effects on results of operations or financial condition from expected developments or events;

         o statements relating to our business and growth strategies, including pending mergers and acquisitions; and

         o        any other statements which are not historical facts.

         Forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from our expectations of future results, performance or achievements expressed or implied by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results. We discuss these and other uncertainties in the "Risk Factors" section of this prospectus beginning on page
___.

         The forward-looking statements included in this prospectus are made only as of the date of this prospectus. We do not intend, and undertake no obligation to update these forward looking statements.

                                 USE OF PROCEEDS

         Team Financial Capital Trust will invest all of the proceeds from the sale of the preferred securities in the debentures. We anticipate that the net proceeds from the sale of the debentures will be approximately $12.5 million after deduction of offering expenses and underwriting commissions estimated to be $1.0 million.

         We expect to use approximately $11.0 million of the net proceeds from the sale of the debentures to pay the cash portion of the purchase price for Post Bancorp. The remaining purchase price will be provided by the issuance of $2.0 million of our common stock. Remaining net proceeds of $1.5 million will be used to pay down our line of credit with a bank. As of March 31, 2001, this line of credit had an outstanding balance of $13.5 million, and we pay interest on the outstanding balance at a floating rate of 1.75% over one month LIBOR.

         If the Post Bancorp acquisition is not consummated, we will use the proceeds allocated to the acquisition for capital contributions to our subsidiary banks, acquisitions of other banks or branches, opening new branches and for general corporate purposes.

                                 CAPITALIZATION

         The following table sets forth our total capitalization at March 31, 2001, on an historical basis and as adjusted for the offering and (1) the application of the estimated net proceeds from the corresponding sale of the debentures as described in "Use of Proceeds" and (2) the issuance of $2.0 million of our common stock to complete the Post Bancorp acquisition, as if such sale and merger had been consummated on March 31, 2001. You should read this data in conjunction with the unaudited pro forma condensed combined financial statements, and the consolidated financial statements and notes to the consolidated financial statements contained elsewhere in this prospectus.


                                                                                              MARCH 31, 2001
                                                                                         -------------------------
                                                                                          ACTUAL         AS ADJUSTED
                                                                                         --------        -----------
                                                                                           (DOLLARS IN THOUSANDS)
BORROWINGS:
     Federal funds purchased and securities sold under agreements to repurchase          $  5,979         $  5,979
     Federal Home Loan Bank advances                                                       27,946           27,946
     Notes payable                                                                         13,525           12,025
                                                                                         --------         --------
          Total borrowings                                                               $ 47,450         $ 45,950
                                                                                         ========         ========

Company obligated mandatorily redeemable preferred securities
     of subsidiary trusts holding solely subordinated debentures(1)                      $     --         $ 13,500
                                                                                         ========         ========

STOCKHOLDERS' EQUITY:
     Preferred stock, no par value, 10,000,000 shares authorized, no shares issued             --               --
     Common stock, no par value, 50,000,000 shares authorized; 4,164,142 shares issued (4,440,004 as adjusted); 3,930,930 shares outstanding
         (4,206,799 as adjusted)                                                         $ 25,330         $ 27,330
     Capital surplus                                                                           68               68
    Retained earnings                                                                      17,379           17,379
     Treasury stock, 233,205 shares of common stock at cost at March 31, 2001              (2,043)          (2,043)
     Accumulated other comprehensive income                                                 1,505            1,505
                                                                                         --------         --------
         Total stockholders' equity                                                      $ 42,239         $ 44,239
                                                                                         ========         ========

CAPITAL RATIOS:(2)
     Tier I leverage ratio(3)                                                                5.71%            6.82%
     Tier I capital to risk weighted assets(4)                                               8.91%           10.85%
     Total risk-based capital to risk-weighted assets(4)                                    10.05%           11.93%

----------

(1) Team Financial Capital Trust I, our wholly owned subsidiary, will hold, as its sole asset, $13.5 million in principal amount of subordinated debentures related to the trust preferred securities.

(2) The capital ratios, as adjusted, are computed including the estimated net proceeds from the sale of the trust preferred securities in a manner consistent with Federal Reserve guidelines, and issuance of $2.0 million of our common stock.

(3) The Tier I leverage ratio is Tier I capital divided by average quarterly assets, after deducting goodwill and other intangible assets.

(4) The trust preferred securities have been structured to qualify as Tier I capital. However, in calculating the amount of Tier I qualifying capital, the trust preferred securities can only be included up to the amount constituting 25% of total Tier I capital. As adjusted for this offering, our Tier I capital as of March 31, 2001, would have been approximately $40.5 million, of which $13.5 million would have been attributable to the trust preferred securities.

                       ACCOUNTING AND REGULATORY TREATMENT

         Team Financial Capital Trust will be treated, for financial reporting purposes, as our subsidiary and, accordingly, the accounts of Team Financial Capital Trust will be included in our consolidated financial statements. The preferred securities will be presented as a separate line item in our consolidated balance sheets under a separate caption. In addition, appropriate disclosures about the preferred securities, the guarantee and the debentures will be included in the notes to our consolidated financial statements. For financial reporting purposes, we will record distributions payable on the preferred securities as interest expense in our consolidated statements of operations.

         Our future reports filed under the Exchange Act will include a footnote to the audited consolidated financial statements stating that:

         o        Team Financial Capital Trust is wholly-owned;

         o the sole assets of Team Financial Capital Trust are the debentures, specifying the debentures' outstanding principal amount, interest rate and maturity date; and

         o our obligations described in this prospectus, in the aggregate, constitute a full, irrevocable and unconditional guarantee on a subordinated basis by us of the obligations of Team Financial Capital Trust under the preferred securities.

         Under accounting rules of the Securities and Exchange Commission, we are not required to include separate financial statements of Team Financial Capital Trust in this prospectus because we will own all of the voting securities of Team Financial Capital Trust, it has no independent operations and we guarantee the payments on the preferred securities to the extent described in this prospectus.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                  RESULTS OF OPERATIONS OF TEAM FINANCIAL, INC.

BUSINESS ENVIRONMENT AND RISK FACTORS

         Management's discussion and analysis should be read in conjunction with the audited consolidated financial statements and the unaudited consolidated financial statements contained within this document, including the notes thereto. Our future operating results may be affected by various trends and factors that are beyond our control. These include the factors set forth in "Forward-Looking Statements." Accordingly, past results and trends may not be reliable indicators of future results or trends. With the exception of historical information, the matters discussed below include forward-looking statements that involve risks and uncertainties. We caution that a number of important factors discussed below could affect our actual results and cause actual results to differ materially from those in the forward-looking statements.

OVERVIEW

         We are a financial holding company offering full service community banking and financial services through 20 locations in the Kansas City metropolitan area, southeastern Kansas, western Missouri, and the Omaha, Nebraska metropolitan area. Our presence in Kansas consists of seven locations in the Kansas City metro area, which includes the high growth market of Johnson County, three locations in southeast Kansas and two locations along the I-70 corridor in central Kansas. We operate three locations in western Missouri, and five in the high growth metropolitan area of Omaha, Nebraska. Our total assets over the five years have doubled, growing from $260.3 million at January 1, 1996 to $534.5 million at March 31, 2001. The growth in assets and the corresponding increase in net income were achieved primarily through purchases of branches of large banks, the purchase of community banks in eastern Kansas and the Omaha area, and branch expansion, both growth at existing branches as well as the opening of new branches. We have experienced increased operating expenses resulting from our growth as well as increases in provisions for loan losses and amortization expense of premiums paid due to our acquisitions. This has resulted in level earnings per share during this period. Our experience is that it takes between 12 and 18 months to realize meaningful earnings improvements from acquisitions and expansion due to our emphasis on retaining key employees rather than the immediate implementation of cost cutting measures.

RESULTS OF OPERATIONS

         Net income was $804,000, or $0.21 per share, for the three months ended March 31, 2001, compared to $840,000, or $0.21 per share for the three months ended March 31, 2000, a decrease of $36,000, or 4.3%. The $36,000 decrease in net income was primarily the result of $30,000 in conversion expense as we merged our Iola Bank and Trust Co. subsidiary into our lead bank, TeamBank, N.A., as part of our effort to implement cost savings initiatives. Our basic income per share does not reflect this decrease due to our repurchase of 110,000 shares outstanding.

         Net income totaled $3.2 million for each of the years ending December 31, 2000 and 1999. Net income remained flat as a result of a $3.4 million increase in operating expense, which offset a $2.3 million increase in net interest income and a $1.3 million increase in other income. Net income totaled $3.2 million for the year ending December 31, 1999 compared to $2.3 million for the year ending December 31, 1998. The 35.2% improvement in net income for 1999 compared to 1998 was the result of an increase in net interest income of $798,000, a reduction in provision for loan losses of $584,000, and a program to control expenses resulting in a modest increase in other expenses of $87,000.

NET INTEREST INCOME

         Our income is derived primarily from net interest income. Net interest income is the difference between interest income, principally from loans, investment securities and federal funds sold, and interest expense, principally interest paid on customer deposits and other borrowings. Changes in net interest income result from changes in volume and interest rates earned and expensed. Volume refers to the average dollar levels of interest-earning assets and interest-bearing liabilities.

         The following tables set forth the average balances of interest-earnings assets and interest-bearing liabilities, as well as the amount of interest income or interest expense and the average rate for each category of interest-earning assets and interest-bearing liabilities on a tax-equivalent basis assuming a 34% tax rate for the periods indicated. Included in the average balances of loans receivable are non-accruing loans. Loan fees are included in interest income or loans receivable. Average balances are computed on a daily basis.

                                                                           THREE MONTHS ENDED MARCH 31,
                                                      ---------------------------------------------------------------------------
                                                                          2001                             2000
                                                      ----------------------------------  ---------------------------------------
                                                                 INTEREST                           INTEREST
                                                      AVERAGE    INCOME/  AVERAGE RATE     AVERAGE  INCOME/        AVERAGE RATE
                                                      BALANCE    EXPENSE  EARNED/PAID(5)   BALANCE  EXPENSE        EARNED/PAID(5)
                                                      --------   -------- --------------  --------  --------       --------------
                                                                              (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
  Loans receivable, net(1)(2)(3)                      $332,598   $  7,590      9.26%      $310,490   $  6,927           8.97%
  Investment securities-taxable                        128,309      2,276      7.19%       138,759      2,344           6.79%
  Investment securities-nontaxable(4)                   24,051        443      7.47%        24,164        456           7.59%
  Federal funds sold and interest-bearing
    deposits                                            25,833        205      3.22%         6,646         82           4.96%
                                                      --------   --------                 --------   --------
      Total interest-earning assets                   $510,791     10,514      8.35%      $480,059      9,809           8.22%
                                                      ========   ========                 ========   ========

INTEREST-BEARING LIABILITIES:
  Savings deposits and interest-bearing
    checking                                          $137,678        994      2.93%       147,296      1,072           2.93%
  Time deposits                                        260,935      3,901      6.06%       242,584      3,298           5.47%
  Federal funds purchased and securities sold
    under agreements to repurchase                       6,149         78      5.14%        13,506        193           5.75%
  Notes payable and Federal Home Loan Bank advances     42,519        686      6.54%        35,349        564           6.42%
                                                      --------   --------                 --------   --------
      Total interest-bearing liabilities              $447,281      5,659      5.13%      $438,735      5,127           4.70%
                                                      ========   ========                 ========   ========

Net interest income (tax equivalent)                             $  4,855                            $  4,682
                                                                 ========                            ========

Interest rate spread                                                           3.22%                                    3.52%

Net interest margin(4)                                                         3.85%                                    3.92%
Ratio of average interest-bearing liabilities
to average interest-earnings assets                      87.57%                              91.39%

----------

(1) Loans are net of deferred fees.

(2) Non-accruing loans are included in the computation of average balances.

(3) We include loan fees in interest income. These fees for the three months ended March 31, 2001 and 2000 were $191,000 and $392,000, respectively.

(4) Yield is adjusted for the tax effect of tax-exempt securities. The tax effects for the three months ended March 31, 2001 and 2000 were $169,000 and $189,000, respectively.

(5) Annualized

         Net interest income on a tax equivalent basis for the three months ended March 31, 2001 totaled $4.9 million, compared to $4.7 million for the same period in 2000. The increase of $173,000 was primarily attributable to the additional net interest income from the operations of Fort Calhoun Investment Co. which we acquired in the first quarter of 2000. Interest income for the three months ended March 31, 2001, totaled $10.5 million compared to $9.8 million for the same period in 2000. The increase of $705,000, or 7.19%, was due to the increase in the average balance of interest earning assets of $30.7 million. The majority of the increase in the average balance of interest earning assets was contributed by the Fort Calhoun acquisition. Interest income was also positively impacted due to an increase of 13 basis points on the average rate earned on interest-earning assets to 8.35% for the three months ended March 31, 2001, from 8.22% for the same period in 2000. The increase in the average rate of interest-earning assets was predominantly due to the 29 basis point increase on the average rate earned on an increased loans receivable balance.

         Interest expense for the three months ended March 31, 2001 totaled $5.7 million compared to $5.1 million for the same period in 2000. The increase in interest expense was primarily the result of an $8.5 million increase in the average balance of interest-bearing liabilities from the acquisition in the first quarter of 2000. Also contributing to the increase in interest expense was a 59 basis point increase on the average rate paid on certificates of deposit to 6.06% at March 31, 2001, from 5.47% at March 31, 2000, due to an overall increase in general interest rates and the increased competition for certificates of deposit. The average rate on notes payable and Federal Home Loan Bank advances increased 12 basis points to 6.54% for the three months ended March 31, 2001, versus 6.42% for the same period of 2000 due to both an increase of 11 basis points on the $14.1 million average balance of notes payable and an increase of 14 basis points on the $28.4 million average balance of Federal Home Loan Bank advances for the three months ended March 31, 2001.

                                                      YEAR ENDED DECEMBER 31, 2000                YEAR ENDED DECEMBER 31, 1999
                                                 --------------------------------------     --------------------------------------
                                                   AVERAGE                    AVERAGE        AVERAGE                      AVERAGE
                                                   BALANCE      INTEREST        RATE         BALANCE       INTEREST        RATE
                                                 ----------    ----------    ----------     ----------    ----------    ----------
                                                                               (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
  Loans receivable, net (1)(2)(3)                $  324,198    $   29,737          9.17%    $  267,695    $   23,825          8.90%
  Investment securities-taxable                     139,223         9,499          6.82%       115,745         7,450          6.44%
  Investment securities-nontaxable(4)                22,971         1,782          7.76%        26,441         1,763          6.67%
  Federal funds sold and interest-bearing
     deposits                                         5,587           335          6.00%        12,894           467          3.62%
                                                 ----------    ----------                   ----------    ----------
       Total interest-earning assets             $  491,978    $   41,353          8.41%    $  422,775    $   33,505          7.93%
                                                 ==========    ==========                   ==========    ==========

INTEREST-BEARING LIABILITIES:
  Savings deposits and interest bearing          $  145,081    $    4,385          3.02%    $  132,744    $    3,878          2.92%
    checking
  Time deposits                                     245,593        14,382          5.86%       207,731        10,878          5.24%
  Federal funds purchased and securities             11,729           582          4.96%         9,865           490          4.97%
    sold under agreements to repurchase
  Notes payable and Federal Home Loan Bank
    advances                                         42,697         2,898          6.79%        24,984         1,577          6.31%
                                                 ----------    ----------                   ----------    ----------
       total interest-bearing liabilities        $  445,100    $   22,247          5.00%    $  375,324    $   16,823          4.48%
                                                 ==========    ==========                   ==========    ==========
Net interest income (tax equivalent)                           $   19,106                                 $   16,682
                                                               ==========                                 ==========
Interest rate spread                                                               3.41%                                      3.45%

Net interest margin(4)                                                             3.88%                                      3.95%
Ratio of average interest-bearing liabilities
     to average interest-bearing liabilities          90.47%                                     88.78%




                                                        YEAR ENDED DECEMBER 31, 1998
                                                 ------------------------------------------
                                                   AVERAGE                       AVERAGE
                                                   BALANCE       INTEREST          RATE
                                                 -----------    -----------     -----------
                                                          (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
  Loans receivable, net (1)(2)(3)                $   245,012    $    23,183           9.46%
  Investment securities-taxable                      115,461          7,127           6.17%
  Investment securities-nontaxable(4)                 22,387          1,717           7.67%
  Federal funds sold and interest-bearing             13,455            411           3.06%
                                                 -----------    -----------
deposits
       Total interest-earning assets             $   396,315    $    32,438           8.19%
                                                 ===========    ===========

INTEREST-BEARING LIABILITIES:
  Savings deposits and interest bearing          $   126,963    $     3,890           3.06%
    checking
  Time deposits                                      198,006         10,917           5.51%
  Federal funds purchased and securities               9,987            528           5.29%
    sold under agreements to repurchase
  Notes payable and Federal Home Loan Bank
    advances                                          18,461          1,238           6.71%
                                                 -----------    -----------
       Total interest-bearing liabilities        $   353,417    $    16,573           4.69%
                                                 ===========    ===========

Net interest income (tax equivalent)                            $    15,865
                                                                ===========
Interest rate spread                                                                  3.50%

Net interest margin(4)                                                                4.00%
Ratio of average interest-bearing liabilities
    to average interest-bearing liabilities            89.18%

----------

    (1)  Loans are net of deferred fees.

    (2)  Non-accruing loans are included in the computation of average balances.

    (3) We include loan fees in interest income. These fees were as follows for the years ended December 31, 2000 - $844,000; 1999 - $903,000; 1998 -
         $974,000.

    (4) Yield is adjusted for the tax effect of tax-exempt securities. The tax effects for the years ended December 31, 2000 - $708,000; 1999 - $603,000; 1998 - $584,000.

         Total interest income on a tax equivalent basis for the year ended December 31, 2000, totaled $41.4 million, representing an increase of $7.8 million, or 23.4%, from $33.5 million for 1999. The overall increase in interest income was primarily the result of the acquisition of ComBankshares in December of 1999, adding $46.0 million in average interest-earning assets for the full year of 2000, and the acquisition of Fort Calhoun in the first quarter of 2000, adding $16.9 million in average interest-earning assets for 2000. Interest income on loans increased $5.9 million, or 24.8%, as a result of the $24.9 million increase in average loans from the ComBankshares and Fort Calhoun acquisitions, and $20.6 million of internal loan growth. Also contributing to the increase in interest income from loans receivable was a 27 basis point increase in the yield on average loans receivable. Tax equivalent interest income on investment securities increased $2.0 million, or 27.5%, primarily due to the increase in average balances resulting from the acquisition of ComBankshares and Fort Calhoun. For 2000, the average combined investment balances increased by $20.0 million or 14.1%.

         Total interest expense was $22.2 million for the year ended December 31, 2000, a $5.4 million, or 32.3%, increase from $16.7 million in 1999. Interest expense on savings and interest-bearing checking increased $507,000, or 13.1%, primarily as a result of an increase in the average balance of these deposits of $12.3 million, or 9.3% in 2000 compared to 1999. Interest expense on time deposits increased $3.5 million, or 32.2%, as a result of an increase in the average balance of these deposits of $37.9 million, or 18.2% in 2000 as well as a 62 basis point increase in the rate paid on these deposits for 2000. Interest expense on notes payable and Federal Home Loan Bank advances increased $1.3 million or 83.8%, primarily as a result of an increase in average Federal Home Loan Bank borrowings of $13.2 million used to fund the internal increase in loans receivable, and an increase in notes payable of $4.5 million related to the acquisition of Fort Calhoun in the first quarter of 2000 and the borrowings related to the repurchase of 300,000 shares of our common stock completed in December of 2000.

         As a result of the changes described above, the net interest income on a tax equivalent basis increased to $19.1 million for 2000, representing an increase of $2.4 million, or 14.5%, from $16.7 million during 1999.

         Total interest income on a tax equivalent basis was $33.5 million for 1999, representing an increase of $1.7 million or 3.3%, from $32.4 million during 1998. The overall increase in interest income was primarily the result of the internal growth in loans of $26.5 million or 10.0% during the year. Interest income on loans was negatively impacted by a 56 basis point decrease in the yield earned on loans, from 8.90% in 1999 compared to 9.46% in 1998. Interest income was increased to a lesser extent by a $5.6 million increase in investment securities, excluding the acquisition of ComBankshares. The volume increase in investment securities was offset by the decrease in yield of .07% to 6.10% for taxable investment securities, and 0.51% to 7.16% for non-taxable investment securities compared to 1998. The fourth quarter acquisition of ComBankshares. contributed $353,000 to total interest income for 1999.

         Total interest expense for 1999 was $16.8 million, a $250,000 or 1.5% increase from $16.6 million in 1998. The primary contributor to the increase over 1998 was a $6.5 million increase in the average balance of notes payable to $25.0 million in 1999 from $18.5 million in 1998. The increase in notes payable was the result of an increase in the average balances borrowed from the Federal Home Loan Bank during the year. The additional borrowings were used to leverage a matched investment in mortgage-backed securities during the year at an average net positive spread of 1.39%. The average rate on interest-bearing liabilities decreased 21 basis points from 4.69% in 1998 to 4.48% in 1999, positively impacting net interest income. The decrease in the average rate paid on interest-bearing liabilities is the result of a $7.5 million reduction in our long-term notes with proceeds from the initial public offering of stock. Notes payable increased again in December of the fourth quarter in conjunction with the acquisition of ComBankshares. The addition in total interest expense related to this acquisition during the fourth quarter was $170,000.

         As a result of the changes described above, the net interest income on a tax equivalent basis increased to $16.4 million for 1999, representing an increase of $562,000, or 3.5%, from $15.9 million during 1998.

         The following table presents the components of changes in our net interest income, on a tax equivalent basis, attributed to volume and rate. Changes in interest income or interest expense attributable to volume changes are calculated by multiplying the change in volume by the prior fiscal year average interest rate. The changes in interest income or interest expense attributable to changes in interest rates are calculated by multiplying the changes in interest rate by the prior fiscal year average volume. The changes in interest income or interest expense attributable to the combined impact of changes in volume and change in interest rate are calculated by multiplying the change in rate by the change in volume.

                                        THREE MONTHS ENDED MARCH 31, 2001                 YEAR ENDED DECEMBER 31, 2000
                                        ---------------------------------    ------------------------------------------------------
                                             2001 COMPARED TO 2000             2000 COMPARED TO 1999       1999 COMPARED TO 1998
                                          -----------------------------      -------------------------   --------------------------
                                            TOTAL                            TOTAL                       TOTAL
                                           VOLUME      RATE     CHANGES      VOLUME    RATE    CHANGES   VOLUME    RATE     CHANGES
                                          --------   --------   -------      ------   ------   -------   ------   -------   -------
                                                                               (IN THOUSANDS)
INTEREST INCOME:
     Loans receivable, net                $    432   $    231   $   663      $5,030   $  882   $ 5,912   $2,146   $(1,504)  $   642
     Investment securities-taxable            (195)       127       (68)      1,512      537     2,049       17       306       323
     Investment securities-nontaxable           (6)        (7)      (13)       (231)     250        19      311      (265)       46
     Federal funds sold and interest-
       bearing deposits                        234       (111)      123        (265)     133      (132)     (17)       73        56
                                          --------   --------   -------      ------   ------   -------   ------   -------   -------
Total interest income                          465        240       705       6,046    1,802     7,848    2,457    (1,390)    1,067
                                          --------   --------   -------      ------   ------   -------   ------   -------   -------

INTEREST EXPENSE:
     Savings deposits and interest-
       bearing checking                        (78)        --       (78)        360      147       507      178      (190)      (12)
     Time deposits                             220        383       603       1,984    1,520     3,504      534      (573)      (39)
     Federal funds purchased and
       securities sold under agreements
       to repurchase                          (106)        (9)     (115)         93       (1)       92       (6)      (32)      (38)
     Notes payable and Federal Home
     Loan Bank advances                        109         13       122       1,118      203     1,321      437       (98)      339
                                          --------   --------   -------      ------   ------   -------   ------   -------   -------
Total interest expense                         145        387       532       3,555    1,869     5,424    1,143      (893)      250
                                          --------   --------   -------      ------   ------   -------   ------   -------   -------

Increase (decrease) in net interest
  income                                  $    320   $   (147)  $   173      $2,491   $  (67)  $ 2,424   $1,314   $  (497)  $   817
                                          ========   ========   =======      ======   ======   =======   ======   =======   =======

OTHER INCOME

         The following table sets forth our other income for the indicated periods.

                                               THREE MONTHS ENDED
                                                   MARCH 31,         YEARS ENDED DECEMBER 31,
                                               ------------------   --------------------------
                                                2001       2000      2000      1999     1998
                                               -------    -------   -------   -------  -------
                                                               (IN THOUSANDS)
Service charges                                $   825    $   679   $ 3,425   $ 2,352  $ 2,039
Trust fees                                         138        142       566       597      454
Gain on sale of mortgage loans                     231         53       515       413      664
Gain (loss) on sales of investment securities        1         (5)      (53)        1       18
Mortgage servicing fees                             82         81       323       315      267
Credit card fees                                    30         10       192       126      148
ATM and debit card fees                             48         40       225       168      145
Other                                              178        244       667       611      871
                                               -------    -------   -------   -------  -------
  Total other income                           $ 1,533    $ 1,244   $ 5,860   $ 4,583  $ 4,606
                                               =======    =======   =======   =======  =======

         Other income for the three months ended March 31, 2001 was $1.5 million, an increase of $289,000, or 23.2%, over the same three-month period ended March 31, 2000. The increase was partially attributable to a $146,000 increase in service charge income from additional fee based services offered on deposit accounts and limitations on fee waivers. Also reflected in the increase of other income was a $178,000 increase from the gain on sale of mortgage loans generated from additional loan originations sold due to a more favorable interest rate environment during the quarter ended March 31, 2001 compared to the quarter ended March 31, 2000. During the third quarter of 2000, we altered our general practice of holding variable rate residential one-to-four family residential mortgages for our loan portfolio to selling some or all of the originations to the secondary market. This allows us to price one-to-four family residential mortgage loans more competitively, produces greater non-interest income from the sale of the loans, and provides increased flexibility in interest rate risk management.

         Other income was $5.9 million for 2000, a $1.3 million, or 27.9%, increase from 1999. Service charges accounted for $1.1 million, or 84.0% of the total increase from 1999. The increase in service charges was primarily generated from additional fee based services offered on deposit accounts along with an enhanced control over fee waivers. Gain on sale of mortgage loans increased $102,000, or 24.7% from 1999, primarily resulting from the additional gain on sale of mortgage loans at Fort Calhoun after we acquired it in the first quarter of 2000.

         Other income was $4.6 million for 1999, a $23,000 decrease from 1998. In 1999, service charges increased $313,000, trust fees increased $143,000, and mortgage servicing fees increased $48,000 as a result of an additional volume of accounts. Gain on sale of mortgage loans decreased $251,000 in 1999 from 1998 as we originated, and therefore sold, fewer fixed rate residential loans and more adjustable rate residential loans due to the rising rate environment during 1999. Currently, we typically sell fixed rate residential loans and the associated servicing rights which increases our gain on these loan sales. We analyze, from time to time, whether to sell our variable rate residential loans held in our portfolio based upon market conditions. We currently retain the servicing rights in less than 20% of the loans sold to the secondary market.

OTHER EXPENSES

         The following table presents our operating expenses for the indicated periods.

                                THREE MONTHS ENDED
                                     MARCH 31,       YEARS ENDED DECEMBER 31,
                                ------------------  -------------------------
                                 2001       2000     2000     1999     1998
                                -------    -------  -------  -------  -------
                                               (IN THOUSANDS)
Salaries and employee benefits  $ 2,443    $ 2,231  $ 9,192  $ 7,654  $ 7,835
Occupancy and equipment             584        495    2,138    1,782    1,805
Data processing                     396        468    1,868    1,494    1,265
Professional fees                   265        171    1,071      596      645
Marketing                            44         64      275      291      479
Supplies                             74         82      307      251      320
Goodwill amortization               183        158      722      453      405
Conversion                           30         --       70      151       --
Other                               795        709    3,192    2,799    2,630
                                -------    -------  -------  -------  -------
  Total Other Expenses          $ 4,814    $ 4,378  $18,835  $15,471  $15,384
                                =======    =======  =======  =======  =======

         Other expenses increased $436,000 or 10.0%, to $4.8 million for the three months ended March 31, 2001 compared to $4.4 million for the three months ended March 31, 2000. Approximately $340,000 of the increase is directly attributable to the operations from the acquisition of Fort Calhoun, which was acquired on March 23, 2000. Net of the acquisition, the increase in other expenses for the first quarter of 2001 compared to the first quarter of 2000 was $96,000, or 2.2%. Our salary and benefits expense increased $212,000 for the first quarter of 2001 compared to the same period in 2000. Net of the increase related to the acquired operations, salaries and benefits increased $12,000. Occupancy and equipment expenses increased $89,000 during the first quarter of 2001 versus the same quarter in 2000. The operational expense of the acquisition accounted for $52,000 of the total increase. The remaining $37,000 increase was primarily the result of higher utility costs. Professional fees were $265,000, an increase of $94,000 from $171,000 for the first quarter of 2000. The increase in professional fees was attributable to consulting fees based on a percentage of the service charge income generated from the additional deposit account services provided to customers as well as consulting fees paid related to achieving tax benefits from the establishment of tax favorable entities.

         Other expenses were $18.8 million for 2000, an increase of $3.4 million, or 21.7%, compared to $15.5 million for 1999. The increase was primarily attributable to the acquisitions of ComBankshares in the fourth quarter of 1999 and Fort Calhoun in the first quarter of 2000, which contributed a combined $2.6 million in additional operating expense for 2000. Salaries and benefits expense increased $1.5 million, or 20.1%, from 1999; of this amount, $1.3 million was attributable to the recent acquisitions. Occupancy and equipment expense increased $356,000, or 20.8%, from 1999; of this amount $314,000 was attributable to the recent acquisitions. Data processing fees increased $374,000, or 25.0% from 1999, of which $134,000 was attributable to the recent acquisitions and the remaining increase of $240,000, or 16.1%, was due to increased volume from internal growth in conjunction with an annual price increase in the fees charged from our data processing service provider. Professional fees increased $475,000 for 2000, a 79.7% increase over 1999. The increase in professional fees is attributable to fees related to the modification of our ESOP, and fees for tax and acquisition consulting. Other expenses increased a total of $393,000 for 2000, or 14.0% from 1999. The increase is a result of the additional expenses generated from the operations of the acquisitions.

         Goodwill amortization increased $269,000 for 2000, or 59.4%, primarily as a result of additional goodwill recorded from premiums paid on the bank acquisitions in the fourth quarter of 1999 and the first quarter of 2000. These acquisitions have been accounted for using purchase accounting, which means that the excess of the purchase price over the carrying value of the net assets acquired is recorded in the consolidated financial statements as goodwill. Goodwill is amortized over periods ranging from 10 to 20 years. The amortization is a non-cash operating expense, which reduces net income but does not affect cash flow.

         Other expenses were $15.5 million for 1999 compared to $15.4 million for 1998. Salaries and benefits expense, which represented 49.5% of total other expenses, decreased 2.3% or $181,000, in 1999 from 1998. Data processing fees increased $229,000 from $1.3 million in 1998 to $1.5 million in 1999 due to the additional volume of accounts attributable to our growth.

         Goodwill amortization in 1999 increased $48,000 or 11.8% from 1998 primarily as a result of amortization of goodwill established by premiums paid on branch and bank acquisitions in the fourth quarter of 1999, early 1998, and the latter part of 1997.

         Conversion expense of $151,000 in 1999 was the result of system conversion of one of our banks from an independent data processing service provider to our data processing service provider in order to increase future operating efficiencies.

INCOME TAX EXPENSE

         We recorded income tax expense of $339,000 for the quarter ended March 31, 2001, compared to an income tax expense of $334,000 for the quarter ended March 31, 2001. Our effective tax rate increased to 30% for the three months ended March 31, 2001, up from 28% for the three months ended March 31, 2000. Our effective tax rate is less than the statutory federal rate of 34% due primarily to tax-exempt interest income and the income tax benefit resulting from dividends passed through our ESOP to the ESOP participants. We can deduct dividends paid to the ESOP participants under limited circumstances.

         We recorded income tax expense of $1.2 million for 2000, versus $1.1 million for 1999, representing an increase of 9.7%. Our effective tax rate increased to approximately 28% for 2000, up from 26% for 1999. The increase in the effective tax rate for 2000 over 1999 was primarily due to less municipal interest income as a percent of total income due to the additional net income generated from the operations of the acquisition of ComBankshares in the fourth quarter of 1999 and Fort Calhoun, in the first quarter of 2000. The acquired entities did not carry the same level of tax-exempt interest income in their investment and loan portfolios.

         We recorded income tax expense of $1.1 million for 1999, versus $673,000 for 1998, representing an increase of 66.4%. Our effective tax rate increased to 26% for 1999, an increase from 22% in 1998. Our effective tax rate was lower in 1998 due to the income tax benefit resulting from dividends paid to the ESOP.

FINANCIAL CONDITION

LOAN PORTFOLIO COMPOSITION

         The following tables present the composition of our loan portfolio by type of loan at the dates indicated.

                                   MARCH 31, 2001                         DECEMBER 31,
                                ---------------------    ----------------------------------------------
                                         2001                     2000                     1999
                                ---------------------    ---------------------    ---------------------
                                PRINCIPAL                PRINCIPAL                PRINCIPAL
                                 AMOUNT        %          AMOUNT        %          AMOUNT        %
                                ---------   ---------    ---------   ---------    ---------   ---------
                                                        (DOLLARS IN THOUSANDS)
Loans secured by real estate
    One to four family          $ 117,166        35.4    $ 115,913        35.3    $  103,77        33.9
    Construction and land
      development                  22,727         6.9       22,222         6.8       20,350         6.7
    Other                          60,439        18.2       56,393        17.2       43,245        14.1
                                ---------   ---------    ---------   ---------    ---------   ---------
      Total                       200,332        60.5      194,528        59.3      167,367        54.7
Commercial and agricultural        87,911        26.5       87,128        26.6       94,711        31.0
Installment and other              47,435        14.3       50,685        15.4       47,536        15.5
                                ---------   ---------    ---------   ---------    ---------   ---------
      Gross loans                 335,678       101.3      332,341       101.3      309,614       101.2
Less unearned fees                   (594)       (0.2)        (410)       (0.1)        (359)       (0.1)
                                ---------   ---------    ---------   ---------    ---------   ---------
      Total loans receivable      335,084       101.1      331,931       101.2      309,255       101.1
Less allowance for loan losses     (3,814)       (1.1)      (3,911)       (1.2)      (3,320)       (1.1)
                                ---------   ---------    ---------   ---------    ---------   ---------
      Net loans receivable      $ 331,270         100%   $ 328,020         100%   $ 305,935         100%
                                =========   =========    =========   =========    =========   =========

                                                             DECEMBER 31,
                               -----------------------------------------------------------------------
                                        1998                     1997                     1996
                               ---------------------    ---------------------    ---------------------
                               PRINCIPAL                PRINCIPAL                PRINCIPAL
                                AMOUNT        %          AMOUNT        %          AMOUNT        %
                               ---------   ---------    ---------   ---------    ---------   ---------
                                                       (DOLLARS IN THOUSANDS)
Loans secured by real estate
    One to four family          $  85,093        33.6    $  74,049        33.3    $  63,575        34.9
    Construction and land
      development                  14,411         5.7       12,292         5.5        9,608         5.3
    Other                          25,809        10.2       26,816        12.1       20,655        11.4
                                ---------   ---------    ---------   ---------    ---------   ---------
      Total                       125,313        49.5      113,157        50.9       93,838        51.6
Commercial and agricultural        95,155        37.5       75,679        34.1       57,709        31.7
Installment and other              35,975        14.2       35,154        15.8       32,274        17.7
                                ---------   ---------    ---------   ---------    ---------   ---------
      Gross loans                 256,443       101.2      223,990       100.8      183,821       101.0
Less unearned fees                   (317)       (0.1)        (315)       (0.1)        (327)       (0.2)
                                ---------   ---------    ---------   ---------    ---------   ---------
      Total loans receivable      256,126       101.1      223,675       100.7      183,494       100.8
Less allowance for loan losses     (2,541)       (1.1)      (1,629)       (0.7)      (1,518)       (0.8)
                                ---------   ---------    ---------   ---------    ---------   ---------
      Net loans receivable      $ 253,585         100%   $ 222,046         100%   $ 181,976         100%
                                =========   =========    =========   =========    =========   =========

         Total loans receivable increased $3.2 million, or 1.0%, to $335.1 million at March 31, 2001 compared to $331.9 million at December 31, 2000. The increase in loans receivable was the result of growth in our commercial loans of $7.2 million and one-to-four family residential loan growth of $1.3 million. Our agricultural loans decreased $2.6 million due to normal pay downs and installment loans decreased $3.6 million due to management's decision to purchase less dealer paper because of its reduced profitability potential.

         As of December 31, 2000, total loans receivable were $331.9 million compared to $309.3 million at December 31, 1999, representing an increase of $22.7 million. This increase consisted of $9.2 million in internal growth in loans and $13.5 million from the acquisition of Fort Calhoun in the first quarter of 2000. The internal growth for the year resulted primarily from an increase in variable rate commercial loans secured by real estate. As of December 31, 1999, total loans receivable were $309.3 million compared to $256.1 million at December 31, 1998, representing an increase of $53.1 million. This increase consisted of $26.6 million in internal growth in loans and $26.5 million from the acquisition of ComBankshares in the fourth quarter of 1999. The internal growth for the year resulted primarily from an increase in variable rate residential mortgage loans which we chose to retain due to existing market conditions.

         Real estate loans represent our largest type of loans. At March 31, 2001, these loans of $200.3 million increased 3.0% from $194.5 million at December 31, 2000. The increase was attributable to one-to-four family residential loan growth of $1.3 million and commercial real estate loan growth of $4.0 million. At December 31, 2000, real estate loans of $194.5 million increased 16.2% from $167.4 million at December 31, 1999. These loans at December 31, 1999 increased by $42.1 million, or 33.6%, compared to real estate mortgage loans of $125.3 million at December 31, 1998. Included in real estate mortgage loans are one to four family residential loans with a balance of $115.9 million at December 31, 2000. Substantially all of these loans were originated in our market area. Additionally, included in real estate mortgage loans are real estate mortgage loans held for sale. At December 31, 2000, the balance of real estate mortgages held for sale was $3.8 million.

         Commercial loans include loans to service, retail, wholesale, and light manufacturing businesses. At March 31, 2001, commercial loans were $66.5 million, an increase of $3.4 million, or 5.3%, compared to $63.1 million at December 31, 2000. The balance of commercial loans at December 31, 2000 increased $432,000, or 1.0% from $62.7 million at December 31, 1999. At December 31, 1999, commercial loans were $62.7 million compared to $67.1 million at December 31, 1998.

          Agricultural loans include loans to farmers for production and other agricultural needs. The balance of agricultural loans on March 31, 2001 was $21.5 million, a decrease of $2.5 million, or 10.4%, compared to $24.0 million at December 31, 2000. At December 31, 2000, agricultural loans were $24.0 million compared to $24.3 million at December 31, 1999, and $25.0 million at December 31, 1998.

         Installment and other loans include automobile, residential, and other personal loans. The majority of these loans are installment loans with fixed interest rates. Although increasing in dollar amount, installment and other loans have been decreasing as a percentage of total loans over the past several years as we place more emphasis on growing the real estate and commercial portion of our loan portfolio. The slight increase in the mix of installment loans at December 31, 1999 was the result of the fourth quarter acquisition of ComBankshares. We also have a small portfolio of credit card loans.

         At March 31, 2001 net loans receivable were 76.3% of total deposits and 62.7% of total assets.

LOAN MATURITIES

         The following tables present, at March 31, 2001 and December 31, 2000, loans by maturity in each major category of our portfolio based on contractual repricing schedules. Actual maturities may differ from the contractual repricing maturities shown below as a result of renewals and prepayments. Loan renewals are re-evaluated using substantially the same credit procedures that are used when loans are made.

                                                                        MARCH 31, 2001
                                        -------------------------------------------------------------------------------
                                                            OVER ONE YEAR
                                                          THROUGH FIVE YEARS           OVER FIVE YEARS
                                         ONE YEAR     -------------------------   -------------------------
                                          OR LESS     FIXED RATE  FLOATING RATE   FIXED RATE  FLOATING RATE    TOTAL
                                        ----------    ----------  -------------   ----------  -------------  ----------
                                                                         (IN THOUSANDS)
Loans secured by real estate:
    One to four family                  $   20,380    $   13,943   $    46,355   $   16,249    $    20,239   $  117,166
    Construction and land development       17,779         2,343            --           77          2,528       22,727
    Other                                   19,786        13,681         2,478        5,308         19,186       60,439
                                        ----------    ----------   -----------   ----------    -----------   ----------
        Total                               57,945        29,967        48,833       21,633         41,954      200,332
Commercial and agricultural                 27,091        15,813         4,514          783         39,711       87,911
Installment and other                        8,102        37,016            71        1,523            723       47,435
                                        ----------    ----------   -----------   ----------    -----------   ----------
    Gross loans                             93,137        82,796        53,418       23,939         82,388      335,678
Less unearned fees                            (594)           --            --           --             --         (594)
                                        ----------    ----------   -----------   ----------    -----------   ----------
       Total loans receivable           $   92,543    $   82,796   $    53,418   $   23,939    $    82,388   $  335,084
                                        ==========    ==========   ===========   ==========    ===========   ==========

                                                                      DECEMBER 31, 2000
                                        -------------------------------------------------------------------------------
                                                            OVER ONE YEAR
                                                          THROUGH FIVE YEARS           OVER FIVE YEARS
                                         ONE YEAR     -------------------------   -------------------------
                                          OR LESS     FIXED RATE  FLOATING RATE   FIXED RATE  FLOATING RATE    TOTAL
                                        ----------    ----------  -------------   ----------  -------------  ----------
                                                                         (IN THOUSANDS)
Loans secured by real estate:
    One to four family                  $   19,186    $   12,717   $    43,024    $   23,601   $    17,385   $  115,913
    Construction and land development       17,635         1,989            --            60         2,538       22,222
    Other                                   18,587        12,201         3,909         4,838        16,858       56,393
                                        ----------    ----------   -----------    ----------   -----------   ----------
        Total                               55,408        26,907        46,933        28,499        36,781      194,528
Commercial and agricultural                 32,897        13,518         7,416         2,624        30,673       87,128
Installment and other                        9,030        39,242           150         1,564           699       50,685
                                        ----------    ----------   -----------    ----------   -----------   ----------
    Gross loans                             97,335        79,667        54,499        32,687        68,153      332,341
Less unearned fees                            (410)           --            --            --            --         (410)
                                        ----------    ----------   -----------    ----------   -----------   ----------
       Total loans receivable           $   96,925    $   79,667   $    54,499    $   32,687   $    68,153   $  331,931
                                        ==========    ==========   ===========    ==========   ===========   ==========

NON-PERFORMING LOANS

         Non-performing loans consist of loans 90 days or more delinquent and still accruing interest, nonaccrual loans, and restructured loans. When, in the opinion of management, a reasonable doubt exists as to the collectibility of interest, regardless of the delinquency status of a loan, the accrual of interest income is discontinued and any interest accrued to date is reversed through a charge to income. While a loan is on nonaccrual status, it is our policy that interest income is recognized only after payment in full of principal. Generally, management places loans which are greater that 90 days past due on nonaccrual.

         The following table presents information concerning our non-performing assets at the dates indicated.

                                           MARCH 31,                    DECEMBER 31,
                                           ---------  ----------------------------------------------
                                             2001      2000      1999      1998      1997      1996
                                                             (DOLLARS IN THOUSANDS)
Non-accrual loans                           $3,460    $2,705    $1,792    $2,241    $1,078    $1,652
Loans 90 days past due and still accruing      957     1,518       621       431       517       236
                                            ------    ------    ------    ------    ------    ------
   Other real estate owned                   4,417     4,223     2,413     2,672     1,595     1,888
Non-performing loans                           588       340       792       906       367       327
                                            ------    ------    ------    ------    ------    ------
   Total non-performing assets              $5,005    $4,563    $3,205    $3,578    $1,962    $2,215
                                            ======    ======    ======    ======    ======    ======
Non-performing loans as a percentage of
   gross loans                                1.32%     1.27%     0.78%     1.04%     0.71%     1.03%
Non-performing assets as a percentage of
   total assets                               0.94%     0.85%     0.62%     0.81%     0.51%     0.74%

         Non-performing assets totaled $5.0 million at March 31, 2001 compared to $4.6 million at December 31, 2000, representing an increase of 9.7%. The increase in non-performing assets from December 31, 2000 to March 31, 2001 was generated from a $194,000 increase in non-performing loans resulting from two commercial credits and an increase in other real estate owned of $248,000.

         Total non-performing assets were $4.6 million at December 31, 2000 compared to $3.2 million at December 31, 1999, representing an increase of 42.4%. This increase in non-performing assets was essentially generated from a $870,000 increase in non-performing loans resulting from three large credits at Community Bank, a $300,000 increase related to a bankruptcy, and a $353,000 related to a real estate development property. Our non-performing loans are generally secured by one or more forms of collateral, including real estate, partial federal guarantees from entities such as the Small Business Administration and Farm Credit Service and personal guarantees. We believe we are adequately collateralized on these loans. We are not aware of any adverse trend relating to our loan portfolio.

         Other real estate owned at March 31, 2001 increased $248,000 from December 31, 2000 to $588,000. The assets consist of 11 properties, compared to nine properties at December 31, 2000 and 18 properties at December 31, 1999. During this quarter seven new properties were added to other real estate owned totaling $432,000, with five properties sold during the quarter resulting in proceeds of $184,000.

         As of March 31, 2001 and December 31, 2000, there were no significant balances of loans excluded from non-performing loans set forth above, where information about possible credit problems of borrowers caused management to have serious doubts as to the ability of such borrowers to comply with the present loans repayment terms and which may result in such loans becoming non-performing.

ALLOWANCE FOR LOAN LOSSES

         We maintain our allowance for loan losses based on industry standards, historical experience and an evaluation of economic conditions. We regularly review delinquencies and loan portfolio quality. Based upon these factors, management makes various assumptions and judgments about the ultimate collectibility of the loan portfolio and provides an allowance for potential loan losses based upon a percentage of the outstanding balances and for specific loans if their ultimate collectibility is considered questionable. Since certain lending activities involve greater risks, the percentage applied to specific loan types may vary. The allowance is increased by provisions for loan losses and reduced by loans charged off, net of recoveries.

The following table sets forth information regarding changes in our allowance for loan losses for the periods indicated.

                                          THREE MONTHS
                                         ENDED MARCH 31,                     YEAR ENDED DECEMBER 31,
                                         ---------------  -----------------------------------------------------------------
                                              2001          2000          1999          1998          1997          1996
                                         ---------------  ---------     ---------     ---------     ---------     ---------
                                                                        (DOLLARS IN THOUSANDS)
Average loans receivable                    $ 332,598     $ 324,198     $ 267,695     $ 245,012     $ 200,747     $ 165,725
                                            =========     =========     =========     =========     =========     =========
Loans receivable at end of period           $ 335,084     $ 331,931     $ 309,255     $ 256,126     $ 223,675     $ 183,494
                                            =========     =========     =========     =========     =========     =========
Allowance at beginning of period            $   3,911     $   3,320     $   2,541     $   1,629     $   1,518     $   1,289
Loans charged-off:
    Real estate:
       One to four family                         (33)          (15)          (20)          (14)           (6)           (8)
       Construction and land development         (109)           --            --            --            --            --
       Other                                       (2)          (32)           --            --            --            --
    Commercial and agricultural                   (60)         (217)         (198)         (169)         (655)         (316)
    Installment and other                        (232)         (724)         (561)         (540)         (481)         (371)
                                            ---------     ---------     ---------     ---------     ---------     ---------
       Total charge-offs                         (436)         (988)         (779)         (723)       (1,142)         (695)
Recoveries
    Real estate:
       One to four family                          --            --            23             1            --            --
       Construction and land
        development                                --             4            --            --            --            --
       Other                                        2             4            --            --            --             9
    Commercial and agricultural                     2            50            38            28            59            49
    Installment and other                          73           167           162           120            99            92
                                            ---------     ---------     ---------     ---------     ---------     ---------
       Total recoveries                            77           225           223           149           158           150
Net charge-offs                                  (359)         (763)         (556)         (574)         (984)         (545)
Provision for loan losses                         262         1,001           902         1,486         1,095           623
Allowance of acquired banks                        --           353           433            --            --           151
                                            ---------     ---------     ---------     ---------     ---------     ---------
Allowance at end of period                  $   3,814     $   3,911     $   3,320     $   2,541     $   1,629     $   1,518
                                            =========     =========     =========     =========     =========     =========

Ratio of net charge-offs to average
 loans receivable                                0.11%         0.24%         0.21%         0.23%         0.49%         0.33%
Allowance to total loans at end of period        1.14%         1.18%         1.07%         0.99%         0.73%         0.83%
Allowance to non-performing loans               86.35%        92.61%       137.59%        95.10%       102.13%        80.36%

         Our allowance for loan losses has increased steadily over the last five years due to growth in our loan portfolio. Allowance for loan losses was 1.14% of total loans at March 31, 2001, a slight decrease from 1.16% at March 31, 2000. The decrease was primarily the result of charging off a real estate development loan consisting of four lots with specific allowances reserved against the loan, decreasing the allowance for loan losses. The allowance for loan losses to total loans at December 31, 2000, increased to 1.18% from 1.07% at December 31, 1999, primarily due to additional provisions booked on account of our internal loan growth, as well as an increase of $353,000 in the allowance existing at the acquisition of Fort Calhoun in the first quarter of 2000.

         We experienced net charge-offs of $359,000, or 0.11% of total loans, for the three months ended March 31, 2001 versus $95,000, or 0.03% of total loans, for the corresponding period in 2000. The increase in net-charge offs was primarily the result of an additional $109,000 of real estate development loan charge-offs and an additional $91,000 in consumer installment loan charge-offs. The increase in installment loan charge-offs is primarily the result of additional credit card portfolio charge-offs in preparation for the sale of the credit card portfolio which was disposed of in the second quarter of 2001. Also, additional charge-offs were generated in conjunction with normal loan review and analysis which was completed after the merger of the bank charters occurring during the quarter.

         Net charge-offs were $763,000 for the year ended 2000, compared to $556,000 for 1999, $574,000 for 1998, $984,000 for 1997, and $545,000 for 1996.
The $207,000 increase of charge-offs in 2000 was primarily attributable to $182,000 of charge-offs from a full year of operations at Community Bank, versus one month of operations for the acquisition in 1999. Charge-offs were higher in 1997 as a result of a large commercial loan customer which filed for bankruptcy. As a result, charge-offs of $557,000 were recognized on this loan.

         We do not anticipate a significant adverse trend developing in net charge-offs, as 37.3% of net charge-offs during the quarter ended March 31, 2001, and 23.9% of net charge-offs for the year ended December 31, 2000, were generated at Community Bank, which was acquired in the fourth quarter of 1999. These charge-offs represented adjustments that we made after fully analyzing Community Bank's loan portfolio, and we do not expect any further adjustments.

         Our lending personnel are responsible for continuous monitoring of the loan portfolio. Additionally, since 1997, we have retained an independent loan review company, which reviews the loan portfolio on a quarterly basis to determine compliance with loan policy, including the appropriateness of risk ratings assigned to individual loans, as well as the adequacy of the allowance for loan losses. The allowance for loan losses is based primarily on management's estimates of probable loan losses from the foregoing processes and historical experience. Our loan portfolio is also subject to periodic examination by regulatory agencies. These agencies may require charge-offs or additions to the allowance based upon their judgments about information available at the time of their examination.

         The following tables present an allocation of the allowance for loan losses by loan category as of the dates indicated. The allocation tables should not be interpreted as an indication of the specific amounts, by loan classification, to be charged to the allowance.

Management believes that the table may be a useful device for assessing the adequacy of the allowances as a whole. The table has been derived in part by applying historical loan loss ratios to both internally classified loans and the portfolio as a whole to determine the allocation of the loan losses attributable to each category of loans.

                                               MARCH 31,                           DECEMBER 31,
                                        ----------------------    -----------------------------------------------
                                                 2001                      2000                     1999
                                        ----------------------    ----------------------   ----------------------
                                                     LOANS IN                  LOANS IN                 LOANS IN
                                                     CATEGORY                  CATEGORY                 CATEGORY
                                                       AS OF                     AS OF                    AS OF
                                         AMOUNT     PERCENTAGE     AMOUNT     PERCENTAGE    AMOUNT     PERCENTAGE
                                        OF GROSS     OF TOTAL     OF GROSS     OF TOTAL    OF GROSS     OF TOTAL
                                        ALLOWANCE     LOANS       ALLOWANCE     LOANS      ALLOWANCE     LOANS
                                        ---------   ----------    ---------   ----------   ---------   ----------
                                                                  (DOLLARS IN THOUSANDS)
Real estate:
    One to four family                   $    157        34.9%    $    161        34.8%    $    250        33.6%
    Construction and land development          28         6.8           29         6.7           16         6.6
    Other                                     123        18.0          126        17.0           85        14.0
Commercial and agricultural                 2,220        26.2        2,211        26.2        1,012        30.6
Installment and other                         881        14.1          904        15.3          886        15.2
Unallocated                                   404          --          480          --        1,071          --
                                         --------    --------     --------    --------     --------    --------
    Total allowance                      $  3,814       100.0%    $  3,911       100.0%    $  3,320       100.0%
                                         ========    ========     ========    ========     ========    ========

                                                                       DECEMBER 31,
                                         ------------------------------------------------------------------------
                                                  1998                     1997                     1996
                                         ----------------------   ----------------------   ----------------------
                                                     LOANS IN                  LOANS IN                 LOANS IN
                                                     CATEGORY                  CATEGORY                 CATEGORY
                                                       AS OF                     AS OF                    AS OF
                                         AMOUNT     PERCENTAGE     AMOUNT     PERCENTAGE    AMOUNT     PERCENTAGE
                                        OF GROSS     OF TOTAL     OF GROSS     OF TOTAL    OF GROSS     OF TOTAL
                                        ALLOWANCE     LOANS       ALLOWANCE     LOANS      ALLOWANCE     LOANS
                                        ---------   ----------    ---------   ----------   ---------   ----------
                                                                  (DOLLARS IN THOUSANDS)
Real estate:
    One to four family                   $    213        33.2%    $    185        33.1%    $    159        34.7%
    Construction and land development          36         5.6           31         5.5           24         5.2
    Other                                      65        10.2           67        12.1           52        11.3
Commercial and agricultural                   945        36.8          750        33.5          577        31.3
Installment and other                         550        14.2          537        15.8          484        17.5
Unallocated                                   732          --           59          --          222          --
                                         --------    --------     --------    --------     --------    --------
    Total allowance                      $  2,541       100.0%    $  1,629       100.0%    $  1,518       100.0%
                                         ========    ========     ========    ========     ========    ========

         The allowance for loan losses takes into account many factors such as our prior experience with loan losses and an evaluation of the risks in the loan portfolio at any given time, including changes in economic, operating, and other conditions of borrowers, the economies in our areas of operations and to a lesser extent, the national economy and several other factors beyond our control. The allowance for loan losses allocated to commercial loans increased $9,000 at March 31, 2001 versus December 31, 2000 and $1.2 million, or 118%, at December 31, 2000 versus December 31, 1999. The latter increase was due to the greater mix of commercial loans in our loan portfolio as a percent of total loans. The allowance for loan losses as a percent of total loans allocated to commercial loans decreased to 26.2% for 2000 from 28.1% for 1999 as a result of the increase in commercial loans in our loan portfolio as a percent of total loans.

INVESTMENTS

         We invest a portion of our available funds in short-term and long-term instruments, including federal funds sold and investment securities. Our investment portfolio is designed to provide liquidity for cash flow requirements, to assist in managing interest rate risk, and to provide collateral for certain public deposits and other borrowing arrangements. At March 31, 2001 and December 31, 2000, our investment portfolio was comprised principally of obligations of U.S. Government or its agencies, obligations of states and political subdivisions, and mortgage-backed securities.

         The following table presents our investments in certain securities accounted for as available for sale and held to maturity. "Other" investments is comprised of Federal Home Loan Bank stock, Federal Reserve Bank stock, mutual funds, and certain equity securities, all of which carry no stated maturity.

                                                        MARCH 31,             DECEMBER 31,
                                                        --------    --------------------------------
                                                          2001        2000        1999        1998
                                                        --------    --------    --------    --------
                                                                       (IN THOUSANDS)
Securities available-for-sale:
    U.S. Treasury Securities and government agencies    $ 41,834    $ 52,542    $ 58,012    $ 43,172
    Obligations of state and political subdivisions       24,800       1,957       2,828       2,471
    Mortgage-backed securities                            69,078      70,159      70,592      59,785
    Other                                                  8,552       7,702       5,469       3,868
                                                        --------    --------    --------    --------
        Total                                            144,264     132,360     136,901     109,296
                                                        --------    --------    --------    --------
Securities held to maturity:
    U.S. Treasury Securities and government agencies          --       2,300       2,300       3,925
    Obligations of state and political subdivisions           --      21,920      22,580      21,817
    Other                                                     --         644         750          --
                                                        --------    --------    --------    --------
        Total held to maturity securities                     --      24,864      25,630      25,742
                                                        --------    --------    --------    --------
        Total Investment securities                     $144,264    $157,224    $162,531    $135,038
                                                        ========    ========    ========    ========

         Upon adoption of SFAS No. 133, Accounting for Derivative Financial Instruments and Hedging Activities, on January 1, 2001, we transferred our held to maturity portfolio to available for sale.

         At March 31, 2001 and December 31, 2000, the investment portfolio did not contain investments which were considered to be derivatives, structured notes or similar instruments that are classifies as "High-Risk Securities" as defined by the Federal Financial Institutions Examinations Council.

         The following tables set forth a summary of the maturities in the investment portfolio at March 31, 2001 and December 31, 2000.

                                                                        MARCH 31, 2001
                             ------------------------------------------------------------------------------------------------------
                                                    OVER ONE YEAR       OVER FIVE YEARS
                                                       THROUGH              THROUGH
                              ONE YEAR OR LESS        FIVE YEARS           TEN YEARS          OVER TEN YEARS            TOTAL
                             ------------------   ------------------   ------------------   ------------------   ------------------
                              AMOUNT    YIELD      AMOUNT    YIELD      AMOUNT    YIELD      AMOUNT    YIELD      AMOUNT    YIELD
                             --------  --------   --------  --------   --------  --------   --------  --------   --------  --------
                                                                     (DOLLARS IN THOUSANDS)
U.S. Treasury and agencies   $  4,489      6.69%  $ 28,510      6.54%  $  8,835      7.17%  $     --        --%  $ 41,834      6.69%
Obligations of states and
     political subdivisions     1,278      7.27      6,566      7.63      9,207      7.33      7,749      7.62     24,800      7.50
Mortgage-backed securities     11,332      5.83     36,261      6.65     16,187      6.75      5,298      6.43     69,078      6.52
Other(1)                        5,030        --      2,850      6.83         --        --        672     10.00      8,552      3.06
                             --------             --------             --------             --------             --------
     Total                   $ 22,129             $ 74,187             $ 34,229             $ 13,719             $144,264
                             ========             ========             ========             ========             ========

----------

(1) Other securities consist principally of Federal Home Loan Bank stock, Federal Reserve Bank stock, and mutual funds which have no stated maturity.

                                                                       DECEMBER 31, 2000
                             ------------------------------------------------------------------------------------------------------
                                                    OVER ONE YEAR       OVER FIVE YEARS
                                                       THROUGH              THROUGH
                              ONE YEAR OR LESS        FIVE YEARS           TEN YEARS          OVER TEN YEARS            TOTAL
                             ------------------   ------------------   ------------------   ------------------   ------------------
                              AMOUNT    YIELD      AMOUNT    YIELD      AMOUNT    YIELD      AMOUNT    YIELD      AMOUNT    YIELD
                             --------  --------   --------  --------   --------  --------   --------  --------   --------  --------
                                                                     (DOLLARS IN THOUSANDS)
U.S. Treasury and agencies   $  4,152      6.20%  $ 35,585      6.58%  $ 15,105      6.92%  $     --      0.00%  $ 54,842      6.65%
Obligations of states and
     political subdivisions       598      7.27      6,536      7.65      8,675      7.32      8,068      7.62     23,877      7.50
Mortgage-backed securities      6,447      6.52     33,007      6.57     21,732      7.08      8,973      7.46     70,159      6.85
Other(1)                        5,856        --         --        --      1,818      7.21        672     10.00      8,346      2.38
                             --------             --------             --------             --------             --------
     Total                   $ 17,053             $ 75,128             $ 47,330             $ 17,713             $157,224
                             ========             ========             ========             ========             ========

----------

(1) Other securities consist principally of Federal Home Loan Bank stock, Federal Reserve Bank stock, and mutual funds which have no stated maturity.

DEPOSITS

         Our primary source of funds historically has been customer deposits, which totaled $439.1 million at March 31, 2001, a $3.1 million decrease from December 31, 2000. Deposits increased to $442.2 million at December 31, 2000, an increase of $7.1 million from December 31, 1999. Deposits increased to $435.1 million at December 31, 1999 from $384.3 at December 31, 1998 primarily due to branch acquisitions.

         The following table sets forth the average balances and weighted average rates for our deposit products for the periods indicated.

                                THREE MONTHS ENDED MARCH 31,                       YEARS ENDED DECEMBER 31,
                           -------------------------------------   ---------------------------------------------------------
                                  2001                2000                2000                1999                1998
                           -----------------   -----------------   -----------------   -----------------   -----------------
                                                                 (DOLLARS IN THOUSANDS)
                           AVERAGE   AVERAGE   AVERAGE   AVERAGE   AVERAGE   AVERAGE   AVERAGE   AVERAGE   AVERAGE   AVERAGE
                           BALANCE    RATE     BALANCE    RATE     BALANCE    RATE     BALANCE    RATE     BALANCE    RATE
                           --------  -------   --------  -------   --------  -------   --------  -------   --------  -------

Noninterest-bearing
  demand                   $ 46,540       --%  $ 47,300       --%  $ 50,068       --%  $ 42,706       --%  $ 39,707       --%
Interest-bearing demand     114,878     3.07    122,591     3.04    120,832     3.14    112,258     2.99    107,412     3.12
Savings                      22,800     2.19     24,705     2.40     24,249     2.41     20,486     2.64     19,551     2.68
Time                        260,935     6.06    242,584     5.47    245,593     5.86    207,731     5.24    198,006     5.52
                           --------            --------            --------            --------            --------

     Total                 $445,153            $437,180            $440,742            $383,180            $364,676
                           ========            ========            ========            ========            ========

The following table summarizes at March 31, 2001 and December 31, 2000, our certificates of deposit of $100,000 or more by time remaining until maturity.

                                         MARCH 31, 2001  DECEMBER 31, 2000
                                         --------------  -----------------
                                                 (IN THOUSANDS)
Remaining maturity
Less than three months                     $   33,051       $   28,828
Three months up to six months                  19,315           16,187
Six months up to one year                      18,827           23,636
One year and over                               6,139           10,907
                                           ----------       ----------
    Total                                  $   77,332       $   79,558
                                           ==========       ==========

FEDERAL HOME LOAN BANK AND FEDERAL RESERVE BANK BORROWINGS

         Our subsidiary banks are members of the Federal Home Loan Bank of Topeka (FHLB) , which is one of 12 regional Federal Home Loan Banks. The FHLB system functions as a central bank providing credit for members. As members of the FHLB, our subsidiary banks are entitled to borrow funds from the FHLB and are required to own FHLB stock in an amount determined by a formula based upon total assets and FHLB borrowings. Our subsidiary banks may use FHLB borrowings to supplement deposits as a source of funds. At March 31, 2001 borrowings aggregated $27.9 million, compared to $30.9 million at December 31, 2000, $24.1 million at December 31, 1999, and $9.2 million at December 31, 1998. At March 31, 2001, based on our FHLB stockholdings, the aggregate available and unused borrowing capacity of our subsidiary banks was approximately $80.1 million, which was available through a line of credit and term advances. FHLB borrowings are collateralized by FHLB stock and certain qualifying mortgage loans of our subsidiary banks.

         A variety of borrowing terms and maturities can be chosen from the FHLB. Maturities available range generally from one day up to 15 years. Interest rates can be either fixed or variable and prepayment options are available if desired. The FHLB offers both amortizing and non-amortizing advances. To date, FHLB stock has been redeemable at the preset price of $100 per share, but there can be no assurance that this policy will continue.

         TeamBank, N.A. is a member bank of the Federal Reserve Bank of Kansas City and may use the Federal Reserve Bank discount window to meet short-term funding needs. These loans are available on a secured basis. Generally the banks pledge U.S. Government or qualifying municipal securities for these notes. None of our subsidiary banks have utilized short-term Federal Reserve Bank borrowings for over five years.

CAPITAL RESOURCES

         We monitor compliance with bank and financial holding company regulatory capital requirements and focus primarily on risk-based guidelines. Under the risk-based capital method of capital measurement, the ratio computed is dependent upon the amount and composition of assets recorded on the balance sheet, and the amount and composition of off-balance sheet items, in addition to the level of capital. Included in the risk-based capital method are two measures of capital adequacy, core capital and total capital, which consists of core and secondary capital. Core capital, also known as Tier I capital, generally includes common shareholders' equity, perpetual preferred stock and minority interests in consolidated subsidiaries, less goodwill and intangible assets. No more than 25% of core capital elements may consist of cumulative preferred stock. Total risk based capital, also known as Tier 2 capital, generally includes the allowance for loan losses limited to 1.25% of weighted risk assets, certain forms of perpetual preferred stock, as well as hybrid capital instruments.

         The following tables present our capital ratios as of the indicated dates.

                                                                        RISK BASED CAPITAL RATIOS
                                      ---------------------------------------------------------------------------------------------
                                                                                         AT DECEMBER 31,
                                             MARCH 31,        ---------------------------------------------------------------------
                                               2001                    2000                    1999                    1998
                                      ---------------------   ---------------------   ---------------------   ---------------------
                                        AMOUNT      RATIO       AMOUNT      RATIO       AMOUNT      RATIO       AMOUNT      RATIO
                                      ----------  ---------   ----------  ---------   ----------  ---------   ----------  ---------
                                                                          (DOLLARS IN THOUSANDS)
Tier I capital                        $   30,004       8.91%  $   28,809       8.49%  $   30,133       9.45%  $   18,936       7.05%
Tier I capital minimum requirement(1)     13,465       4.00       13,567       4.00       12,756       4.00       10,737       4.00
                                      ----------  ---------   ----------  ---------   ----------  ---------   ----------  ---------
Excess                                $   16,539       4.91%  $   15,242       4.49%  $   17,377       5.45%  $    8,199       3.05%
                                      ==========  =========   ==========  =========   ==========  =========   ==========  =========

Total risk based capital                  33,817      10.05%      32,720       9.65%      33,453      10.49%      21,477       8.00%
Total risk based capital requirement      26,930       8.00       27,135       8.00       25,512       8.00       21,474       8.00
                                      ----------  ---------   ----------  ---------   ----------  ---------   ----------  ---------
Excess                                $    6,887       2.05%  $    5,585       1.65%  $    7,941       2.49%  $        3       0.00%
                                      ==========  =========   ==========  =========   ==========  =========   ==========  =========
  Total risk adjusted assets          $  336,621              $  339,183              $  318,896              $  260,433
                                      ==========              ==========              ==========              ==========

                                                                            LEVERAGE RATIOS
                                      ---------------------------------------------------------------------------------------------
                                                                                         AT DECEMBER 31,
                                             MARCH 31,        ---------------------------------------------------------------------
                                               2001                    2000                    1999                    1998
                                      ---------------------   ---------------------   ---------------------   ---------------------
                                        AMOUNT      RATIO       AMOUNT      RATIO       AMOUNT      RATIO       AMOUNT      RATIO
                                      ----------  ---------   ----------  ---------   ----------  ---------   ----------  ---------
                                                                          (DOLLARS IN THOUSANDS)
Tier I capital                        $   30,004       5.71%  $   28,809       5.50%  $   30,133       5.96%  $   18,936       4.50%
Tier I capital minimum requirement(2)     20,990       4.00       20,944       4.00       20,283       4.00       16,847       4.00
                                      ----------  ---------   ----------  ---------   ----------  ---------   ----------  ---------
Excess                                $    9,014       1.71%  $    7,865       1.50%  $    9,850       1.94%  $    2,089       0.50%
                                      ==========  =========   ==========  =========   ==========  =========   ==========  =========
Average total assets                  $  524,759              $  523,600              $  507,069              $  421,184
                                      ==========              ==========              ==========              ==========

----------

(1) Based on risk-based capital guidelines of the Federal Reserve, a bank holding company is required to maintain a Tier I capital to risk-adjusted assets ratio of 4% and a total capital, risk-based, to risk-adjusted assets ratio of 8%.

(2) The leverage ratio is defined as the ratio of Tier I capital to average tangible assets. Based on Federal Reserve guidelines, a bank holding company generally is required to maintain a leverage ratio in excess of 4%.

RECENT ACCOUNTING PRONOUNCEMENTS

         The Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Financial Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. We implemented SFAS No. 133 as amended, effective for the fiscal year beginning January 1, 2001. The adoption of the standard did not have a significant impact on our consolidated financial statements.

         In September 2000, FASB issued SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities - a replacement of SFAS No. 125. This statement is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after March 31, 2001. The adoption of the standard will not have a significant impact on the consolidated financial statements.

LIQUIDITY

         We continuously forecast and manage our liquidity in order to satisfy cash flow requirements of depositors and borrowers and allow us to meet our own cash flow needs. We have developed internal and external sources of liquidity to meet our continued growth needs. These include, but are not limited to, the ability to raise deposits through branch promotional campaigns, maturity of overnight funds, short term investment securities classified as available-for-sale and draws on credit facilities established through the Federal Home Loan Bank. Our most liquid assets are cash and cash equivalents and investment securities available-for-sale. The levels of these assets are dependent on our operating, financing, lending, and investing activities during any given period. At March 31, 2001 and December 31, 2000, these liquid assets totaled $175.0 million and $157.7 million, respectively. We believe that our sources of liquidity are adequate to meet expected cash needs for the foreseeable future.

ASSET/LIABILITY MANAGEMENT

         Asset and liability management refers to management's efforts to minimize fluctuations in net interest income caused by interest rate changes. This is accomplished by managing the repricing of interest rate sensitive interest-bearing assets and interest-bearing liabilities. Controlling the maturity of repricing of an institution's liabilities and assets in order to minimize interest rate risk is commonly referred to as gap management. Close matching of repricing assets and liabilities will normally result in little change in net interest income when interest rates change. We monitor our assets and liability mix monthly in an effort to maintain consistent earnings performance through control of interest rate risk.

         Below is our static gap schedule as of March 31, 2001. This is just one of several tools which may be used to measure and manage interest rate sensitivity. Earning assets and interest-bearing liabilities are presented below within selected time intervals based on their repricing and maturity characteristics. In this view, the sensitivity position is perfectly matched when an equal amount of assets and liabilities reprice during any given time period. Excess assets or liabilities repricing in a given time period results in the interest rate gap shown in the table. A positive gap indicates more assets than liabilities will reprice in that time period, while a negative gap indicates more liabilities than assets will reprice.

                                                                  STATIC GAP ANALYSIS AT MARCH 31, 2001
                                        -----------------------------------------------------------------------------------------
                                        3 MONTHS     4 THROUGH    13 THROUGH    37 THROUGH    61 THROUGH    MORE THAN
                                         OR LESS     12 MONTHS    36 MONTHS     60 MONTHS     120 MONTHS    120 MONTHS     TOTAL
                                        ---------    ---------    ----------    ----------    ----------    ----------   --------
                                                                         (DOLLARS IN THOUSANDS)
Interest-earning assets:
    Loans                               $  29,536    $  69,720    $   75,647    $   60,928    $   89,129    $   10,124   $335,084
    Investment securities available
        for sale                            1,241       20,888        41,210        32,977        34,229        13,719    144,264
    Federal funds sold and interest-
        bearing deposits                   20,101           --            --            --            --            --     20,101
    Other interest-earning assets              --           --            --            --            --            --         --
                                        ---------    ---------    ----------    ----------    ----------    ----------   --------
      Total interest-earning assets     $  50,878    $  90,608    $  116,857    $   93,905    $  123,358    $   23,843   $499,449
                                        ---------    ---------    ----------    ----------    ----------    ----------   --------

Interest-bearing liabilities:
    Savings deposits and interest-
        bearing checking                  185,002           --            --            --            --            --    185,002
    Time deposits under $100,000           49,907       80,379        41,880         4,438           140            --    176,744
    Time deposits over $100,000            33,051       38,142         6,139            --            --            --     77,332
    Federal funds purchased and
        securities sold under
        agreements to repurchase            5,979           --            --            --            --            --      5,979
    Federal Home Loan Bank advances            --        1,000         4,075        15,108         2,763         5,000     27,946
    Notes payable                              --       13,525            --            --            --            --     13,525
                                        ---------    ---------    ----------    ----------    ----------    ----------   --------
      Total interest-bearing
        liabilities                     $ 273,939    $ 133,046    $   52,094    $   19,546    $    2,903    $    5,000   $486,528
                                        ---------    ---------    ----------    ----------    ----------    ----------   --------

Periodic interest rate gap              $(223,061)   $ (42,438)   $   64,763    $   74,359    $  120,455    $   18,843   $ 12,921
Cumulative interest rate gap            $(223,061)   $(265,499)   $ (200,736)   $ (126,377)   $   (5,922)   $   12,921
Interest rate gap as a percent
    of interest-earning assets            (438.43)%     (46.84)%       55.42%        79.19%        97.65%        79.03%
Cumulative interest rate gap as a
    percent of interest-earning assets    (438.43)%    (293.02)%     (171.78)%     (134.58)%       (4.80)%       54.19%

         The table indicates that we are liability sensitive in the less than three-month period and the three months to less than one-year period, and we are asset sensitive for all other periods. This means that during the first two period classifications, interest bearing liabilities reprice faster than interest earning assets, thereby improving net interest income when rates are falling and reducing net income when rates are rising. While the "static gap" method is a widely used measure of interest sensitivity, it is not, in management's opinion, the only indicator of our rate sensitivity.

         The following table indicates that at March 31, 2001, if there had been a sudden and sustained increase in prevailing market interest rates, our 2001 interest income would be expected to decrease, while a decrease in rates would indicate an increase in income.


                                   NET INTEREST   (DECREASE)    PERCENT
CHANGE IN INTEREST RATES              INCOME       INCREASE      CHANGE
------------------------           ------------   ----------    -------
                                          (DOLLARS IN THOUSANDS)
200 basis point rise               $     19,376   $     (392)     (1.99)%
100 basis point rise                     19,661         (107)     (0.54)
base rate scenario                       19,768           --         --
100 basis point decline                  19,940          172       0.87
200 basis point decline                  20,208          440       2.23


         We also believe that we are appropriately positioned for future interest rate movements, although we may experience some fluctuation in net interest income due to short-term timing differences between the repricing of assets and liabilities.

                           DESCRIPTION OF POST BANCORP

OVERVIEW

         Post Bancorp, Inc. is a privately owned one-bank holding company which owns Colorado Springs National Bank. Colorado Springs National Bank offers full-service community banking primarily to small to mid-size businesses in the Colorado Springs, Colorado metropolitan area.

         Colorado Springs National Bank was founded in September 1963. Since 1992 the bank has grown from $24.0 million to $54.6 million in assets at March 31, 2001. The growth was achieved primarily through cultivating relationships with small and mid-size business owners and building relationships with its customers through a high level of personal and professional service.

         Post Bancorp believes it has been successful in servicing and catering to the needs of an expanding population in its market area by providing a high level of personal customer service. Colorado Springs National Bank offers a variety of financial services geared primarily to small to mid-size business owners as well as personal banking services for its retail customers.

RESULTS OF OPERATIONS OF POST BANCORP, INC.


GENERAL

         Net income for the three months ended March 31, 2001 was $468,000, an increase of $59,000, or 14.4%, from the three-month period ended March 31, 2000. An increase in net interest income of $26,000 and in non-interest income of $14,000 as well as a decrease of $19,000 in non-interest expense. Post Bancorp is an "S" corporation for income tax purposes which means that it does not pay tax at the corporate level; instead, its net income has been passed through to its shareholders who then pay personal income tax on the corporation's earnings. Thus, Post Bancorp's net income does not reflect a reduction for corporate income tax expense. Upon the acquisition of Post Bancorp, it will lose its "S" corporation status, and Post Bancorp's net income will be consolidated with Team Financial's net income for purposes of calculating corporate income tax.

         Consolidated assets of Post Bancorp were $54.6 million at March 31, 2001, a 2.6%, or $1.4 million increase, from $53.2 million at December 31, 2000. The growth for the three-month period was primarily due to a $1.6 million increase in loans.


NET INTEREST INCOME

         Net interest income for the three months ended March 31, 2001 increased 3.7%, or $26,000 from the same period in 2000. The increase was primarily due to the increase in interest income from loans receivable due to a larger balance of loans outstanding. Net interest income was $2.9 million for the year ended December 31, 2000, an increase of 25.4%, or $588,000, from $2.3 million for the year ended December 31, 1999. The increase was primarily due to a larger average balance of loans outstanding during the year as Post Bancorp's asset mix changed due to increased loan demand in the Colorado Springs area.


PROVISION FOR LOAN LOSSES

         The amount of the provision for loan losses is based on a monthly evaluation of the loan portfolio, including the non-performing loans and potential problem loans. Post Bancorp, Inc. maintains the allowance for loan losses based on industry standards, historical experience and an evaluation of economic conditions. Management regularly reviews delinquencies and loan portfolio quality. Based upon these factors, management makes various assumptions and judgments about the ultimate collectibility of the loan portfolio and provides an allowance for loan losses based upon a percentage of the outstanding balances and for specific loans if their ultimate collectibility is considered questionable. Since certain lending activities involve greater risks, the percentage applied to specific loan types may vary. The allowance is increased by provisions for loan losses and reduced by loans charged off, net of recoveries.

         Post Bancorp's analysis of credit quality has not warranted increases in provision for loan loss expense for the three-month period March 31, 2001, or for the years ended December 31, 2000 or 1999. Post Bancorp had no non-performing loans at March 31, 2001, December 31, 2000, and December 31, 1999. Net charge-offs were zero for the three months ended March 31, 2001 and the year ended December 31, 2000, and $3,000 for the year ended December 31, 1999.


NON-INTEREST INCOME

         During the three months ended March 31, 2001, non-interest income increased $14,000 to $105,000, from $91,000 for the same period a year ago. The increase was due to a $24,000 fee which was inadvertently charged twice to a customer's account and has subsequently been reversed. Offsetting this increase was a $10,000 decrease in service charge income on deposit accounts. Non-interest income for the year ended December 31, 2000 increased $21,000 to $351,000 compared to $330,000 for the year ended December 31, 1999 due primarily to a $14,000 increase in service charge income.

NON-INTEREST EXPENSE

         Non-interest expense decreased $19,000 to $362,000 for the quarter ended March 31, 2001, compared to $381,000 for the quarter ended March 31, 2000 primarily due to a decrease in printing costs relating to a bulk re-order of printed documents paid for in 1999. Non-interest expense for December 31, 2000 was $1.5 million, an increase of $154,000 from $1.3 million for the year ended December 31, 1999. Contributing to the increase was an increase in salaries and benefits of $28,000, occupancy and equipment of $29,000, professional fees of $17,000, data processing fees of $15,000, and printing expense of $30,000.

FINANCIAL CONDITION OF POST BANCORP


LOAN PORTFOLIO

         Loans, net of unearned fees increased $1.5 million or 5.5% to $29.8 million at March 31, 2001, from $28.3 million at December 31, 2000 and $23.3 million at December 31, 1999. The increases were primarily due to an increase in commercial loan demand in Colorado Springs, Colorado.

         Post Bancorp primarily makes commercial and real estate loans to small and mid-sized businesses and professionals, and installment loans to individuals. Colorado Springs National Bank offers a variety of commercial lending products including construction loans, revolving lines of credit, letters of credit, working capital loans, and loans for finance receivables, inventory, and equipment. Typically, the bank's commercial loans have rates of interest which adjust monthly, are for varying terms, generally not exceeding five years, are personally guaranteed by the borrower and are collateralized by real estate or other business assets. The following table presents Post Bancorp's loan balances at the dates indicated separated by loan type:

                                            MARCH 31,                                   DECEMBER 31,
                                   --------------------------     ---------------------------------------------------------
                                              2001                           2000                           1999
                                   --------------------------     --------------------------     --------------------------
                                    PRINCIPAL       PERCENT        PRINCIPAL       PERCENT        PRINCIPAL       PERCENT
                                     BALANCE        OF TOTAL        BALANCE       OF TOTAL         BALANCE        OF TOTAL
                                   -----------    -----------     -----------    -----------     -----------    -----------
                                                                    (DOLLARS IN THOUSANDS)

Commercial                         $    25,559           86.2%    $    23,988           85.3%    $    19,587           84.5%
Installment                              4,208           14.2           3,950           14.0           3,375           14.6
Real Estate                                 --             --             267            0.9             281            1.2
Revolving credit and other                  65            0.2              74            0.3              83            0.3
                                   -----------    -----------     -----------    -----------     -----------    -----------
     Gross Loans                        29,832          100.6          28,279          100.5          23,326          100.6
Less unearned income                       (39)          (0.1)            (12)            --             (10)            --
                                   -----------    -----------     -----------    -----------     -----------    -----------
     Total loans                        29,793          100.5          28,267          100.5          23,316          100.6
Less allowance for loan losses            (139)          (0.5)           (139)          (0.5)           (139)          (0.6)
                                   -----------    -----------     -----------    -----------     -----------    -----------
     Net loans                     $    29,654            100%    $    28,128            100%    $    23,177            100%
                                   ===========    ===========     ===========    ===========     ===========    ===========

         Post Bancorp's primary category of loans is commercial loans, constituting 86.2% of net loans at March 31, 2001 and remaining consistent with the mix of loans for December 31, 2000 and 1999. Post Bancorp does not have any agricultural loans.

         Loan concentrations are considered to exist when there are amounts loaned to a number of borrowers engaged in similar activities, or loans secured by similar collateral, that would cause them to be similarly impacted by economic or other conditions. Post Bancorp has loans secured by real estate of $24.6 million at March 31, 2001. Other than loans secured by real estate and the loans categories set forth in the above table, Post Bancorp had no concentrations of loans at March 31, 2001.

         Management of Post Bancorp may renew loans at maturity, when requested by a customer whose financial strength appears to support such renewal or when such renewal appears to be in the bank's best interest. The bank requires payment of accrued interest in such instances and may adjust the rate of interest, require a principal reduction, or modify other terms of the loan at the time of renewal.

         Post Bancorp's philosophy in extending credit is relatively conservative in nature, with a presumption that most credit should have both a primary and secondary source of repayment, and that the primary source should generally be operating cash flows, while the secondary source should generally be collateral or guarantees of principals, for business obligations. Its lending policy requires both loan officer and loan committee approval for significant credits.


NON-PERFORMING LOANS

         Non-performing loans consist of loans 90 days or more delinquent and still accruing interest, nonaccrual loans, and restructured loans. When, in the opinion of management, a reasonable doubt exists as to the collectibility of interest, regardless of the delinquency status of a loan, the accrual of interest income is discontinued and any interest accrued to date is reversed through a charge to income. While a loan is on nonaccrual status, it is our policy that interest income is recognized only after payment in full of principal. Generally, management places loans which are greater than 90 days past due on nonaccrual.

         Post Bancorp did not have any non-performing loans or assets at March 31, 2001, December 31, 2000, or December 31, 1999.


ALLOWANCE FOR LOAN LOSSES

         Implicit in Post Bancorp's lending activities is the fact that loan losses will be incurred and that the risk of loss will vary with the type of loan being made and the creditworthiness of the borrower over the term of the loan. To reflect the currently perceived risk of loss associated with Post Bancorp's loan portfolio, additions are made to the allowance for loan losses. The allowance is created by direct charges of the provision against income and the allowance is available to absorb realized loan losses.

         The allowance for loan losses is maintained to absorb probable losses inherent in the loan portfolio. Post Bancorp's allowance was $139,000, or 0.47% of loans, at March 31, 2001, $139,000 or 0.49% of loans at December 31, 2000, and $139,000 or 0.60% at December 31, 1999. Management performs regular, monthly assessments of these estimate losses by utilizing a methodology that relies on several key elements.

         The allowance for loan losses is based upon estimates, and the amount actually observed for these losses can vary significantly from the estimated amounts. By assessing the probable estimated losses inherent in the loan portfolio on a quarterly basis, adjustments are made to specific and inherent loss estimates based upon the most recent information available.

         The following table presents the absence of provisions, loans charged-off and recoveries of loans previously charged-off, the amount of the allowance and end of period loans outstanding for the three month period ended March 31, 2001, and for each of the last two fiscal years.

                                                                             DECEMBER 31,
                                                         MARCH 31,    ----------------------------
                                                           2001           2000            1999
                                                       ------------   ------------    ------------
                                                                  (DOLLARS IN THOUSANDS)

Total loans outstanding at the end of the period       $     29,793   $     28,267    $     23,316
                                                       ============   ============    ============
Allowance, beginning of period                         $        139   $        139    $        142
Provision for possible loan losses                               --             --              --
Charge-offs                                                      --             (1)             (8)
Recoveries                                                       --              1               5
                                                       ------------   ------------    ------------
Allowance, end of period                               $        139   $        139    $        139
                                                       ============   ============    ============

         Credit and loan decisions are made by management in conformity with loan policies established by the board of directors. The bank's practice is to charge off any loan or portion of a loan when the loan is determined by management to be uncollectible due to the borrower's failure to meet repayment terms, the borrower's deteriorating or deteriorated financial condition, the depreciation of the underlying collateral, the loan's classification as a loss by regulatory examiners or for other reasons. Post Bancorp charged off $1,000 and $8,000 during the respective periods ended December 31, 2000 and 1999. Recoveries during the same periods were $1,000 and $5,000.


INVESTMENT SECURITIES

         Investment securities, all of which are classified as available-for-sale and carried at fair value, decreased $635,000 or 3.5% to $17.3 million at March 31, 2001, from $17.9 million at December 31, 2000. Investment securities available-for-sale at December 31, 2000, increased $59,000 from $17.8 million at December 31, 1999.

         Post Bancorp's securities portfolio serves as a source of liquidity and earnings and contributes to the management of interest rate risk. The debt securities portfolio is comprised primarily of obligations collateralized by U.S. Government agencies (mainly in the form of mortgage-backed securities), U.S. Government agency securities, U.S. Treasury securities, and municipal obligations. With the exception of municipal obligations, the maturity structure of the debt securities portfolio is generally short-term in nature or indexed to variable rates.

DEPOSITS

         Total deposits increased $1.5 million, or 3.2%, to $47.8 million at March 31, 2001 from $46.3 million at December 31, 2000, primarily due to an increase of $2.1 million in NOW and money market balances, $1.1 million in certificate of deposit balances, and a decrease in demand deposits of $1.6 million. The increase of $143,000 to December 31, 2000, from December 31, 1999, was primarily due to an increase in NOW and money market balances.

COMPETITION

         Post Bancorp faces a high degree of competition. In its market areas, there are numerous small banks and several larger national and regional financial banking groups. Post Bancorp also competes with other local independent banks, credit unions and other financial service providers. Many of the banks and other financial institutions have capital resources and legal lending limits substantially in excess of the capital resources and legal lending limits of Post Bancorp. Post Bancorp competes for loans and deposits principally based on the availability and quality of services provided, responsiveness to customers, interest rates and loan fees. Post Bancorp actively solicits deposit customers and competes by offering them high quality customer service and a complete product line. Personalized customer service, broad product line and banking franchise enable it to compete effectively in its market area. In order to compete with other financial service providers, Post Bancorp relies upon local community involvement, personal service, and the resulting personal relationships of its staff and customers, and the development and sale of specialized products and services tailored to meet its customers' needs.

LEGAL PROCEEDINGS

         Post Bancorp is from time to time involved in routine litigation incidental to the conduct of its business and believes that no pending litigation to which it is a party will have a material adverse effect on its liquidity, financial condition, or results of operations.

EMPLOYEES

         As of March 31, 2001 Post Bancorp had approximately 18 full-time equivalent employees. Management of Post Bancorp considers its relationship with employees to be good.

                                    BUSINESS

OVERVIEW

         Team Financial, Inc. is a financial holding company incorporated in the State of Kansas. Our common stock is listed on the Nasdaq National Market under the symbol "TFIN."

         We offer full service community banking and financial services through 20 locations in the Kansas City metropolitan area, southeastern Kansas, western Missouri, and the Omaha, Nebraska metropolitan area. We operate seven banking locations in the Kansas City metro area, which includes the high growth market of Johnson County, three locations in southeast Kansas and two locations along the I-70 corridor in central Kansas. We operate three banking locations in western Missouri, and five in the high growth metropolitan area of Omaha, Nebraska. On April 30, 2001 we agreed to acquire Post Bancorp, Inc., the $54.6 million one-bank holding company for Colorado Springs National Bank, which will give us a presence in the high growth market of Colorado Springs, Colorado. See "Recent Developments."

         We were formed in 1986 when our founders purchased a one-bank holding company in Paola, Kansas in a leveraged transaction. A majority of the funding for the transaction was obtained through ESOP borrowings, which we guaranteed. Since 1986, we have grown from a one-bank holding company with approximately $85 million in assets to a financial holding company with $534.5 million in assets as of March 31, 2001. We achieved our growth primarily through acquisitions of community banks or branches that were sold to us by large banks which were consolidating their operations. Additional asset growth has been achieved through internal growth, as well as our establishment of three new branches during the past five years.

         Our ESOP was our largest common stockholder with 30.0% of our outstanding common stock as of May 31, 2001. We believe that the ESOP reflects our corporate philosophy that employees are the integral component of our business and the foundation for our community banking practice. Although now debt free, we intend to continue the ESOP, as it is a significant incentive to attract and retain qualified employees.

         We have three wholly-owned bank subsidiaries. The table below presents information concerning these subsidiaries, although we intend to consolidate Community Bank and Fort Calhoun State Bank into TeamBank, N.A. during 2001.

                                     NUMBER OF
                                      BANKING                    ASSET SIZE AT
NAME OF BANK                         LOCATIONS   LENDING LIMIT   MARCH 31, 2001
------------                       ------------  -------------   --------------
                                                 (In millions)

TeamBank, N.A.,                              15   $        4.8   $      453.1
     Paola, Kansas
     a national banking
     association

Fort Calhoun Savings                          2            0.2           28.4
     Bank, Fort Calhoun,
     Nebraska, a Nebraska
     state chartered bank

Community Bank, Prairie                       3            0.5           52.2
Village, Kansas, a Kansas
     state chartered bank

          Subtotal                           20            5.5          533.7

Assuming the acquisition of
Colorado Springs National
Bank, Colorado Springs,
Colorado,
a national banking
association                                   1            0.9           54.6
                                   ------------   ------------   ------------
          Total                              21                  $      588.3
                                   ============                  ============


Market Areas

         TeamBank, N.A. TeamBank, N.A. has banking locations in Kansas, Missouri, and Nebraska. TeamBank, N.A.'s primary Kansas service area is in Miami County, Kansas. Located in the Kansas City metropolitan area, Miami County adjoins Johnson County, Kansas.

         TeamBank, N.A.'s Miami County branches are located in Paola, the county seat of Miami County, and Osawatomie, the second largest city in the county. TeamBank, N.A. also operates a branch in Ottawa, Kansas the county seat of the adjoining Franklin County, Parsons of Labette, Kansas, and Iola of Allen County, Kansas. TeamBank, N.A. operates two branches in Johnson County, Kansas. TeamBank, N.A.'s primary Missouri service area is in Barton and Vernon counties, which adjoin each other and are located in the southwest section of Missouri along the Kansas-Missouri border. TeamBank, N.A. also operates three facilities in the Omaha, Nebraska metropolitan area. The primary Nebraska service area is in Douglas and Sarpy Counties.

         Community Bank. Community Bank has three banking locations in Kansas. Community Bank's two primary service areas are Dickinson County, Kansas along the I-70 corridor, and Johnson County, Kansas.

         Fort Calhoun State Bank. Fort Calhoun State Bank has two banking facilities in the Omaha, Nebraska metropolitan area. The primary Nebraska service area is in Washington, Douglas, and Sarpy Counties.

GROWTH AND OPERATING STRATEGIES

         Our growth strategy is focused on a combination of acquisitions, existing branch growth and establishing new branches.

         Acquisitions. We believe that the consolidation in the banking industry, along with the easing of branch banking throughout Kansas, Missouri, Nebraska, Oklahoma and Iowa, as well as increased regulatory burdens, concerns about technology and marketing, are likely to lead owners of community banks within these areas to explore the possibility of sale or combination with a broader-based holding company such as Team Financial.

         In addition, branching opportunities have arisen as a result of divestiture of branches by large national and regional bank holding companies of certain overlapping branches resulting from consolidations. As a result, branch locations have become available from time to time for purchase. We completed three branch acquisitions and two bank holding company acquisitions from 1997 through 2000. We have also entered into an agreement to acquire Post Bancorp, Inc., a bank holding company which operates Colorado Springs National Bank. We intend to use approximately $11.0 of the proceeds from this offering to acquire Post Bancorp. The acquisition is contingent upon financing and approval by state and federal banking regulators.

         Our strategy in assimilating acquisitions is to emphasize revenue growth as well as continuously review the operations of the acquired entities and streamline operations where feasible. We do not believe that implementing wholesale administrative cost reductions in acquired institutions is beneficial to our long-term growth, because significant administrative changes in smaller banks can have an adverse impact on customer satisfaction in the acquired institution's community. However, we believe that many processing and accounting functions can be consolidated immediately upon acquisition to achieve higher productivity levels without compromising customer service. Increases in revenue growth are emphasized by offering customers a broader product line consistent with full service banking while keeping the "community bank" motif to the institution.

         Branch Expansion. Since 1994, we have established three new branches. Because of the significant economic growth in the Omaha, Nebraska area, as well as Johnson County, Kansas, over the past several years, we may consider further branch expansion in these two areas, as well as other areas experiencing economic growth.

         When evaluating potential acquisition candidates or branching opportunities, we consider a variety of criteria which generally include:

         o the geographic market location of the potential acquisition target or branch and demographics of the surrounding community;

         o        the financial soundness of a potential acquisition target;

         o opportunities to improve the efficiency and/or asset quality of an acquisition target through merger;

         o the effect of the acquisition on earnings per share and book value. We generally seek acquisitions that will be accretive to earnings within 18 months of the acquisition;

         o existence of sufficient management and other resources to integrate or add the operations of the target or branch; and

         o the investment required for, and opportunity costs of, the acquisition or branch.

         Internal Growth. We believe that our largest source of internal growth is through our ongoing solicitation program conducted by bank presidents and lending officers, followed by referrals from customers. The primary reason for referrals is positive customer feedback regarding our service and response time. We also believe that economic expansion in our market areas will continue to contribute to internal growth.

         Our goal is to continue our expansion while maintaining a profitable, customer-focused financial institution. We believe that our existing structure, management, data and operational systems are sufficient to achieve further internal growth in asset size, revenues and capital without proportionate increases in operating costs. Our operating strategy has always been to provide high quality community banking services to customers and increase market share through active solicitation of new business, repeat business and referrals from customers, and continuation of selected promotional strategies.

         We believe our banking customers seek a banking relationship with a service-oriented community banking organization. Our operational systems have been designed to facilitate personalized service. We believe that our banking locations have an atmosphere which facilitates personalized services and decision-making while offering a broad array of products to meet customers' needs. Through our primary emphasis is on customer service and our management's banking experience, we intend to continue internal growth by attracting customers by focusing on the following:

         o Products Offered - We offer personal and commercial banking services, trusts and estate planning, mortgage origination, mortgage servicing, personal investment, and financial counseling services as well as telephone banking. We offer a full range of commercial banking services, including the following: checking accounts, ATM's, checking accounts with interest, savings accounts, money market accounts, certificates of deposit, NOW accounts, Individual Retirement Accounts, brokerage and residential mortgage services, branch banking, and Team Financial Visa debit cards and Visa/MC credit cards. We also offer installment loans, including auto, recreational vehicle, and other secured and unsecured loans sourced directly by our branches. See "Loans" below for a discussion of products we provide to commercial accounts.

         o Operational Efficiencies - We seek to maximize operational and support efficiencies consistent with maintaining high quality customer service. All of our banks are on a common information system designed to enhance customer service and improve efficiencies by providing system-wide voice and data communication connections. We have consolidated loan processing, bank balancing, financial reporting, investment management, information system, payroll and benefit management, loan review and audit.

         o Marketing Activities - We focus on an active solicitation program for new business and identify and develop products and services that satisfy customer needs. Our marketing programs utilize local print and promotional materials in each location. We actively sponsor community events within our branch areas. We believe that active community involvement contributes to our long-term success.

LOANS

         We provide a broad range of personal and commercial lending services. Our banks follow a uniform credit policy which contains underwriting and loan administration criteria, levels of loan commitment, loan types, credit criteria, concentration limits, loan administration, loan review and grading and related matters. In addition, we provide ongoing loan officer training and review, obtain outside independent loan reviews and operate a centralized processing and servicing center for loans. At May 31, 2001, substantially all loans outstanding were to customers within our market areas.

         Loan Administration. We maintain a loan committee approach to lending which we believe yields positive results in both responsiveness to customer needs and asset quality. Each of our banks has a loan committee, which meets at least once per week to review and discuss loans. Each bank also has a loan level threshold, which, if exceeded, requires the approval of our loan committee, which meets on an on-call basis. Loans greater than $2.5 million require the approval of our board of directors.

         Interest rates charged on loans vary with the degree of risk, maturity, costs of underwriting and servicing, loan amount, and extent of other banking relationships maintained with customers, and are further subject to competitive pressures, availability of funds and government regulations.

         Real Estate Loans. These loans include various types of loans for which we hold real property as collateral. Interest rates on these loans typically adjust annually. Real estate construction loans include both commercial and residential, but are principally made to builders to construct business buildings or single and multi-family residences. Real estate construction loans typically have maturities of six to 12 months, and charge origination fees. Terms may vary depending upon many factors, including location, type of project and financial condition of the borrower. It is our standard practice in making commercial loans to receive real estate as collateral in addition to other appropriate collateral. Therefore, loans categorized in the other real estate loan category can be characterized as commercial loans, which are secured by real estate and typically have adjustable interest rates. The primary risks of real estate mortgage loans include the borrower's inability to pay and deterioration in value of real estate that is held as collateral.

         Commercial Loans. These loans consist primarily of loans to businesses for various purposes, including revolving lines of credit and equipment financing. These loans are secured by collateral other than real estate, such as inventory, accounts receivable, machinery, government guarantees, or other commercial assets, and they generally mature within one year and have adjustable interest rates. Revolving lines of credit are generally for business purposes, mature annually and have adjustable interest rates. The primary repayment risk of commercial loans is the failure of the borrower's business due to economic or financial factors.

         Agricultural Loans. We originate a variety of agricultural loans which are included in real estate and commercial loans. These loans relate to equipment, livestock, crops and farmland. The primary risks of agricultural loans include the prices of crops and livestock, as well as weather conditions.

         Installment Loans. Installment loans are primarily to individuals, are typically secured by the financed assets, generally have terms of two to five years and bear interest at fixed rates. These loans usually are secured by motor vehicles or other personal assets and in some instances are unsecured. The primary risk of consumer lending relates to the personal circumstances of the borrower.

LETTERS OF CREDIT

         We issue letters of credit in the ordinary course of our business. We apply the same credit standards to these commitments as we do to all of our lending activities and we include these commitments in our lending risk evaluations. Our exposure to credit loss under letters of credit is represented by the amount of these commitments. We generally seek collateral, such as real estate, inventory, accounts receivable or other business assets, when issuing letters of credit.

COMPETITION

         We face a high degree of competition. In our market areas, there are numerous small banks and several larger national and regional financial banking groups. We also compete with insurance companies, savings and loan associations, credit unions, leasing companies, mortgage companies, and other financial service providers. Many of these competitors have capital resources and legal lending limits substantially in excess of our capital resources and legal lending limits.

         We compete for loans and deposits principally based on the availability and quality of services provided, responsiveness to customers, interest rates, loan fees and office locations. We actively solicit deposit customers and compete by offering them high quality customer service and a complete product line. We believe our personalized customer service, broad product line and community banking philosophy enable us to compete effectively in our market area.

         In order to compete with other financial service providers, we rely upon local community involvement, personal service, and the resulting personal relationships of our staff and customers, and the development and sale of specialized products and services tailored to meet customers' needs.

         We also face competition for our personnel. We compete for personnel by emphasizing our community banking culture and through the use of our ESOP. We believe our ESOP allows us to compete for personnel effectively in our market areas because it provides incentives for employees to join our organization and motivates them to enhance shareholder value.

         We also face significant competition from other financial institutions in any potential acquisitions. Many of these competitors have substantially greater resources than we do.

PROPERTIES

         The table below presents property information concerning our principal office and our subsidiary banks' locations at May 31, 2001.

                                                                                        SQUARE
NAME AND ADDRESS OF OFFICE                     YEAR OPENED     TYPE OF INTEREST   FOOTAGE OF FACILITY
--------------------------                     -----------     ----------------   -------------------

Team Financial, Inc.                               1986             Leased              5,000
8 West Peoria
Paola, Kansas 66071

TeamBank, N.A., Paola Branch                       1986              Owned             17,951
1 South Pearl
Paola, Kansas 66071

East Bank - Paola Branch                           1988              Owned              9,630
1515 Baptiste Drive
Paola, Kansas 66071

TeamBank, N.A., DeSoto Branch                      1994              Owned              6,800
34102 West 92 Street
DeSoto, Kansas 66018

TeamBank, N.A., Freeman                            1997             Leased              1,375
100 West Main Street
Freeman, Missouri 64746-0246

TeamBank, N.A., Lamar Branch                       1997             Leased              2,650
127 West 11th Street
Lamar, Missouri 64759

TeamBank, N.A., Nevada Branch                      1997              Owned             16,000
201 East Cherry
Nevada, Missouri 64772

TeamBank, N.A., Osawatomie                         1993              Owned              4,756
  Branch
6th and Brown
Osawatomie, Kansas 66064

TeamBank, N.A., Ottawa Branch                      1998              Owned              8,000
421 South Hickory
Ottawa, Kansas 66067

TeamBank, N.A., Spring Hill Branch                 1994             Leased                600
110 East Wilson
Spring Hill, Kansas 66083

TeamBank N.A., Nebraska                            1996             Leased              4,679
  (Main Office)
1902 Harlan Drive
Bellevue, Nebraska 68005

TeamBank N.A., Nebraska - Bellevue                 1996             Leased              1,980
  Branch
7001 South 36th
Bellevue, Nebraska 68147

TeamBank N.A., Nebraska - Omaha                    1998             Leased              3,000
  Branch
2809 South 160th Street, #20
Omaha, Nebraska 68130

TeamBank N.A. - Iola                               1990              Owned             13,768
(Main Office)
119 East Madison
Iola, Kansas 66749

TeamBank, N.A. - Parsons                           1992              Owned             11,000
(including drive in)
1902 Main
Parsons, Kansas 66357

Community Bank - Chapman                           1999              Owned              8,847
(Main Office)
446 N. Marshall
Chapman, Kansas 67431

Community Bank - Prairie Village                   1999              Owned              3,602
  Branch
5206 West 95th Street
Prairie Village, Kansas 66207

Community Bank - Abilene                           1999              Owned              2,174
  Branch
418 N.W. 3rd
Abilene, Kansas 67410

Community Bank - Chapman                           1999              Owned              7,132
  Leased building
102 East Fifth Street
Chapman, Kansas 67431

Fort Calhoun State Bank - Fort Calhoun             2000              Owned              4,250
   (Main Office)
101 N. 14th Street
Fort Calhoun, Nebraska 68023

Fort Calhoun State Bank - Bellevue                 2000             Leased              1,429
   Branch
11507 So. 42nd Street
Bellevue, Nebraska 68123

         Other than the Spring Hill branch, which is leased on a month-to-month basis, all of the leased properties are leased from unrelated third parties and are subject to long-term leases, none of which expire prior to the year 2002.

LEGAL PROCEEDINGS

         We and our subsidiaries are from time to time parties to various legal actions arising in the normal course of business. We do not believe that there is any proceeding threatened or pending against us or any of our subsidiaries which, if determined adversely, would have a material adverse effect on our financial condition or results of operations.

EMPLOYEES

         As of May 31, 2001, we had approximately 258 full-time equivalent employees. We are not a party to any collective bargaining agreement with our employees. We consider our relationship with our employees to be good.

                                   MANAGEMENT

         Our executive officers, directors and key employees, their respective ages and positions as of May 31, 2001, are as follows:

                                                                                OFFICER OR
NAME                     AGE      POSITION                                      DIRECTOR SINCE
----                     ---      --------                                      --------------

Robert J. Weatherbie      54      Chief Executive Officer and Chairman of           1986
                                  the Board

Michael L. Gibson         54      President-Acquisitions/Investments,               1986
                                  Chief Financial Officer and Director

Carolyn S. Jacobs         57      Treasurer and Director, Senior Vice               1986
                                  President and Trust
                                  Officer of TeamBank, N.A.

Rick P. Bartley           50      President and Chief Executive Officer             1997
                                  of TeamBank, N.A.

Montie K. Taylor          50      Director; President of TeamBank, N.A., --         1997
                                  Parsons Branch

Neil Blakeman             61      Director; Executive Vice President of             1986
                                  TeamBank, N.A. and Director

Glen E. Gilpin            78      Director                                          1996

Denis A. Kurtenbach       65      Director                                          1995

R.G. (Gary) Kilkenny      69      Director                                          1997

         ROBERT J. WEATHERBIE has served as an Chief Executive Officer since September 1995, and Chairman of the Board and director since May 1986. Prior to that time he was an executive officer of TeamBank, N.A., for 13 years. Mr. Weatherbie is a member of the Miami County Bankers Association. He obtained a Bachelor of Arts degree from Emporia State University, Emporia, Kansas in 1969 and graduated from the Colorado School of Banking at the University of Colorado and the American Institute of Banking - Kansas City Chapter.

         MICHAEL L. GIBSON has served as an executive officer and director since May 1986 and currently as President - Acquisitions/Investments and Chief Financial Officer since September 1995. Prior to 1986 he was an executive officer for TeamBank, N.A. for 15 years. He obtained a Bachelor's degree from Kansas State University in Manhattan, Kansas in 1970, and graduated from the Colorado School of Banking at the University of Colorado, the Intermediate School of Banking in Lincoln, Nebraska, and the American Institute of Banking - Kansas City Chapter. He is a member and is currently President - Elect of the Kansas Bankers Association and Chairman of the Kansas Bankers Association BankPac Committee and a member of the Governing Council. He is a member of the American Bankers Association BankPac Committee.

         CAROLYN S. JACOBS has served as our Treasurer and a director, as well as Senior Vice President and Trust Officer of TeamBank, N.A., since May 1986. Prior to 1986, she had worked for Miami County National Bank, the predecessor to TeamBank, N.A., since 1961. Ms. Jacobs has attended the American Institute of Banking - Kansas City Chapter, MoKan Basic Trust School, graduating in 1977, the National Business Institute and was designated as a Certified Trust Financial Advisor in June 1992. Ms. Jacobs is a member of the Kansas Bankers Association Trust Division and the Miami County Bankers Association.

         NEIL BLAKEMAN has served as a director since April 1986. He has been Executive Vice President of TeamBank, N.A. since December 1995 and a director of TeamBank N.A. since June 1996. Prior to December 1995 he worked for Miami County National Bank, the predecessor to TeamBank, N.A., where he served as a vice president, beginning in 1976. Mr. Blakeman obtained a Masters of Business Administration degree in 1970 from the University of Iowa and graduated with a Bachelor of Science degree in Agriculture in 1964 from Kansas State University. Mr. Blakeman is a director of the Miami County Economic Development Corp., a non-profit entity.

         DENIS A. KURTENBACH has served as a director since December 1995. Prior to that he served as a director of Miami County National Bank, the predecessor to TeamBank, N.A., for 13 years. He is Chairman and a director of Pemco, Inc., a privately held construction management company. He is also Chairman and director of two subsidiaries of Pemco, Inc., Carrothers Construction Company, L.L.C. and Triangle Builders, L.L.C. Mr. Kurtenbach is a life director of the Associated General Contractors of America and was a member of the 1996 and 1997 Executive Committees. He is also a director of the Kansas Contractors Association. Mr. Kurtenbach graduated in 1962 with a Bachelor's Degree in Civil Engineering from South Dakota State University.

         GLEN E. GILPIN has served as a director since June 1996. Since 1949, Mr. Gilpin has been owner and manager of Blacktop Construction, Inc. Mr. Gilpin received a Bachelor of Science Degree in Business from the University of Kansas in 1944.

         MONTIE TAYLOR has served as a director since 1997. From September 1987 to June 2000, he served as President and a director of the holding company which owned First National Bank of Parsons which we acquired in 1997. He is a member of the TeamBank, Parsons Community Advisory Board. Mr. Taylor received a Bachelor of Arts Degree from Pittsburg State University, Pittsburg, Kansas in 1972. He was previously employed by the thrift industry for 13 years prior to his employment with First National Bank and Trust Company and TeamBank, N.A.

         R.G. (GARY) KILKENNY has served as a director since June 1997. He has been Chairman or President of Taylor Forge Engineered Systems, Inc., a manufacturing company, since 1982. He received a Bachelor's Degree in 1953 from the University of Santa Clara, Santa Clara, California.

         RICK P. BARTLEY has been President and Chief Executive Officer of TeamBank N.A. since May 1997 and a director of TeamBank, N.A. since June 1997. From 1993 through April 1997, he worked for Compass Bank, Alabama, as the Manager of Corporate Banking Division in Montgomery. From 1974 to 1993, he worked for Bank of Oklahoma in several positions, including Manager of Private Banking and president of a member bank. Mr. Bartley has a Bachelor's Degree from the University of Arkansas and has attended the Southern Methodist University Graduate School of Banking.

         Our Board of Directors is divided into three classes that serve three year terms as follows:

         Class          Expiration      Members
         -----          ----------      -------

         Class III         2002         Glen E. Gilpin, Denis A. Kurtenbach and Carolyn S.
                                        Jacobs
         Class I           2003         Neil Blakeman and R.G. (Gary) Kilkenny
         Class II          2004         Michael L. Gibson, Montie Taylor and Robert J.
                                        Weatherbie

         Our non-employee directors receive $200 per month and $150 per board meeting attended. In addition, directors are reimbursed for expenses incurred in attending board meetings.

         Our Board of Directors has two committees. The following describes the function and membership of each committee:

                                 Audit Committee

                Function                                     Members

o   Review internal financial information               Glen E. Gilpin
o   Review the results of audits with the               R.G. (Gary) Kilkenny*
         independent auditors                           Denis A. Kurtenbach

                       Compensation and Benefits Committee

                Function                                      Members

o   Review and approve compensation                     Carolyn S. Jacobs
         and benefit programs
o   Approve compensation of senior executives           R.G. (Gary) Kilkenny
o   Administer 1999 Stock Incentive Plan                Denis A. Kurtenbach*

----------
      *  Chairman of the committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Carolyn S. Jacobs, who is a member of our compensation committee, is also one of our employees. None of our executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as members of our board of directors or compensation committee.

EXECUTIVE COMPENSATION

         The following table sets forth information regarding the compensation paid by us for services rendered in all capacities during 2000, 1999 and 1998 with respect to (i) our Chief Executive Officer, and (ii) our other named executive officers whose total annual compensation for 2000 exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

                                    ANNUAL COMPENSATION           LONG TERM COMPENSATION
                               -------------------------------    ----------------------
                                                                          Securities
                                                                          Underlying           All Other
Name and                                 Salary       Bonus(1)             Options/         Compensation(2)
Principal Position             Year        ($)          ($)                 Sars                  ($)
------------------             ----      -------      --------    ----------------------    ---------------

ROBERT J. WEATHERBIE           2000      161,500        3,244               20,000               13,049
Chairman of the Board and      1999      145,000       51,598               20,000               10,858
Chief Executive Officer        1998      135,000       76,350                   --               17,361


MICHAEL L. GIBSON              2000      141,913        3,244                3,500               12,286
President-Acquisitions/        1999      135,000       29,240               17,500               10,983
Investments and Chief          1998      128,000       45,818                   --               17,361
Financial Officer


RICK P. BARTLEY                2000      124,200        2,637                8,500                9,874
President and Chief            1999      115,000       25,382               10,000                9,674
Executive Officer of           1998      110,000       30,210                   --               15,772
Teambank, NA

----------

(1) Our Compensation Committee requires our Chief Executive Officer to use a percentage of the cash bonus, determined annually, to purchase our common stock in the open market during the 12 months after the bonus is paid.

(2) For 2000 and 1999, includes funds contributed by us to each individual's account under the deferred savings 401(k) plans and contributions to each individual's account for contributions to the Employee Stock Ownership Plan. For 1998, includes funds contributed to each individual's account for contributions to the Employee Stock Ownership Plan.

EMPLOYEE STOCK PURCHASE PLAN

         Our Employee Stock Purchase Plan was adopted in 1994. The plan provides eligible employees the right to purchase our common stock on an annual basis through payroll deductions. Up to 75,000 shares of common stock are reserved under the plan and may be issued in five annual increments of 15,000 beginning in 1999. Shares not issued in any year may be issued in future years. The price per share of the common stock under the plan is 85% of the fair market value of the stock at the commencement of each offering period. The offer and sale of stock under the plan has not been registered under the Securities Act of 1933 with the Securities and Exchange Commission. Accordingly, shares issued pursuant to the plan are considered "restricted securities" as such term is defined in rule 144 under the Securities Act. The plan is not subject to the requirements of the Employee Retirement Income Security Act of 1974, nor is it a qualified plan under section 401(a) of the Internal Revenue Code. As of April 23, 2001, we had issued 45,400 shares from the plan at an average purchase price of $7.93 per share.

1999 STOCK INCENTIVE PLAN

         In May 1999, as amended in March 2000, we adopted the 1999 Stock Incentive Plan. The plan provides for the following stock and stock-based awards: restricted stock, stock options, stock appreciation rights and performance shares. Up to 470,000 shares of common stock may currently be issued under the plan. All employees, directors and consultants are eligible to participate in the plan. The plan is administered by our board of directors, or the board can designate a committee composed of at least two non-employee directors to administer the plan. The board of directors or committee will determine the participants in the plan and the types of awards they are to be granted and the terms and conditions of all awards. As of April 23, 2001, we had outstanding options to purchase up to 50,750 share of our common stock for $6.62 per share and up to 55,000 shares of our common stock for $8.94 per share. The offer and sale of stock under the plan has not been registered under the Securities Act of 1933 with the Securities and Exchange Commission. Accordingly, shares issued pursuant to the plan are considered "restricted securities" as such term is defined in rule 144 under the Securities Act.

The following table sets forth certain information regarding stock options granted to our named executives during 2000 from our 1999 Stock Incentive Plan.


                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                NUMBER OF        % OF TOTAL
                               SECURITIES         OPTIONS/
                               UNDERLYING           SAR'S         EXERCISE OR
                              OPTIONS/SAR'S      GRANTED TO          BASE
NAME AND                         GRANTED        EMPLOYEES IN         PRICE         EXPIRATION     GRANT DATE VALUE
PRINCIPAL POSITION                  #            FISCAL YEAR     ($/SHARE)(1)         DATE               $
------------------            -------------     ------------     ------------      ----------     ----------------

ROBERT J. WEATHERBIE           20,000(2)             39%             6.62          12/31/2010         36,000
Chairman of the Board and
Chief Executive Officer


MICHAEL L. GIBSON               3,500(2)              7%             6.62          12/31/2010          6,300
President-Acquisitions/
Investments and Chief
Financial Officer


RICK P. BARTLEY                 8,500(2)             17%             6.62          12/31/2010         15,300
President and Chief
Executive Officer of
Teambank, NA

----------

(1) Equals the closing price on the date of trant of our common stock as reported on Nasdaq.

(2) Options vest as follows: Weatherbie -- 15,000 shares on December 31, 2001, and 5,000 shares on December 31, 2003; Gibson -- 3,500 shares on December 31, 2003; Bartley -- 5,000 shares on December 31, 2001, and 3,500 shares on December 31, 2003.

         The fair value of options was estimated using the Black-Scholes option pricing model with the following weighted average information; risk free interest rate of 5.11%, expected life of 10 years, expected volatility of stock price of 20.10% and expected dividends of 2.53% per year.

EMPLOYMENT AGREEMENTS

         On January 1, 2001, we entered into a three-year employment agreement with Mr. Weatherbie under which he receives a beginning base annual salary of $175,500, an annual bonus at the discretion of the board of directors, life insurance, a car allowance and participation in all other benefits received by our employees. Under certain circumstances we have also agreed to pay Mr. Weatherbie or his estate $500,000 if he dies while employed under the agreement. We have obtained life insurance for this contingency. In the event of termination of Mr. Weatherbie's employment due to disability, he will be entitled to his current base salary and other earned compensation for the remainder of the contract. In the event of termination of Mr. Weatherbie's employment without cause, he will be entitled to payments equal to his annual base salary for the longer of one year or the remaining term of the agreement discounted at 8% annually, along with reimbursement for out-of-pocket expenses incurred for professional and tax advice not to exceed 75% of his annual base salary, as well as job search expenses incurred not to exceed 50% of his annual base salary. We have also entered into an employment agreement with Mr. Gibson, the terms of which are substantially similar to the employment agreement with Mr. Weatherbie, except that Mr. Gibson's current annual base salary is $146,362. In addition, we have a similar agreement with Mr. Bartley except that his current annual base salary is $130,400, his disability or death payment is $300,000, his disability payment is $100,000 and reimbursement of out-of-pocket expenses incurred for professional and tax advice in the event of termination of his employment without cause is over a one year period for a maximum of 50% of his base salary.

EMPLOYEE STOCK OWNERSHIP PLAN

         The ESOP is a restatement and continuation of a plan previously maintained by a predecessor company, which commenced receiving contributions in 1981. In 1986, the ESOP was the vehicle used to finance the acquisition of the one-bank holding company that owned TeamBank, N.A. All of our wholly-owned subsidiaries with employees participate in the ESOP.

         The ESOP is a retirement plan for eligible employees and is funded entirely with contributions made by us and dividends paid by us with respect to the common stock owned by the ESOP. The ESOP is designed to be invested primarily in our securities. The ESOP is a leveraged plan which permits it to borrow money to buy our securities, which are held in a suspense account until the loan is paid. As of April 23, 2001, the ESOP had no outstanding debt. Allocations are made annually and are based on the relative compensation of the participants. Retirement benefits under the ESOP depend on the amount of an employee's account balance at death, disability, separation from service or retirement, and there is no fixed amount.

         Employees are eligible to participate in the ESOP on the January 1 or July 1 following the date six months after the first day of employment. Employees also must achieve a minimum age in order to participate. To be eligible for allocations of the ESOP's contributions, employees must complete 1,000 hours of service during a year and must be employed on the last day of the plan year. The employment requirement does not apply if the participant dies or becomes disabled or attains age 65 in the plan year. Allocations are also potentially subject to certain minimums. Following three years of service, employees become vested in their ESOP accounts at 20% per year, with 100% vesting occurring after seven years. However, if a participant dies or is disabled while still employed, a participant becomes 100% vested immediately.

OTHER EMPLOYEE PLANS

            We have a 401(k) plan and an employee performance bonus plan that covers all of our employees, including officers. With respect to the 401(k) plan, we make a matching contribution of 50% of the employee's contribution up to a maximum contribution of 6% of the employee's salary. The bonus plan utilizes a continuous improvement model to determine the amount of award from us and each of our subsidiaries. The model measures improvements in asset growth, profitability, productivity and asset quality growth. Our employees must exceed the performance of the previous year to earn a bonus. Results are reported monthly.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Our officers, directors and principal shareholders and businesses they control are customers of our subsidiary banks. Credit transactions with these parties are subject to review by loan committees of the banks or by our loan review committee. All outstanding loans and extensions of credit to these parties were made in the ordinary course of business on terms substantially similar to comparable transactions with unaffiliated persons. At December 31, 2000, the aggregate balance of loans and advances under extensions of credits made by the subsidiary banks to these affiliated parties was approximately $2,016,000.

INDEMNIFICATION

         Our articles of incorporation and Kansas law provide that the board of directors is authorized to indemnify or advance expenses to directors, officers and other persons who are a party, or threatened to be made a party, to any proceeding or action due to such person's relationship with Team. Indemnification or the advancement of expenses may be made without shareholder approval. Generally, any director, officer, employee or agent who is made or threatened to be made a party to any suit or proceeding may be indemnified if such director or officer acted in good faith and had reasonably believed that:

         o in the case of conduct in an official capacity with us, his or her conduct was in or not opposed to our best interests; and

         o with respect to any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

         To the extent a person has been successful on the merits or otherwise in defense of any proceeding or action, we would be required to indemnify such person's reasonable expenses. Kansas law is not exclusive of any other indemnification, advancement of expenses or rights which may be allowed under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

         There is no pending litigation or proceeding involving any of our directors, officers, employees or other agents as to which indemnification is being sought. We are not aware of any other threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

                             PRINCIPAL SHAREHOLDERS

         The following table shows the number of shares of common stock beneficially owned as of May 31, 2001 by:

o each person whom we know beneficially owns more than 5% of the common stock;

o        each director;

o        each executive officer named in Executive Compensation; and

o        the directors and executive officers as a group.

                                                COMMON SHARES BENEFICIALLY OWNED
                                                --------------------------------
NAMES AND ADDRESSES OF BENEFICIAL OWNER(1)          NUMBER            PERCENT
------------------------------------------      --------------    --------------

Robert J. Weatherbie(2)                              183,453          4.7%
 8 West Peoria, Suite 200
 P.O. Box 402
 Paola, Kansas 66071-0402

Michael L. Gibson(3)                                 175,587          4.5%
 8 West Peoria, Suite 200
 P.O. Box 402
 Paola, Kansas 66071-0402

Rick P. Bartley(4)                                     8,967            *
 8 West Peoria, Suite 200
 P.O. Box 402
 Paola, Kansas 66071-0402

Carolyn S. Jacobs(5)                                 122,929          3.1%
 8 West Peoria, Suite 200
 P.O. Box 402
 Paola, Kansas 66071-0402

Neil Blakeman(6)                                      49,837          1.3%
 8 West Peoria, Suite 200
 P.O. Box 402
 Paola, Kansas 66071-0402

R.G. (Gary) Kilkenny(7)                               24,185            *
 4304 West 115th
 Leawood, Kansas 66211

Denis A. Kurtenbach(8)                                 4,425            *
 8 West Peoria, Suite 200
 P.O. Box 402
 Paola, Kansas 66071-0402

Glen E. Gilpin                                        63,780          1.6%
 302 Peyton Street
 Emporia, Kansas 66801

Montie K. Taylor(9)                                   45,688          1.2%
 1900 Main
 Parsons, Kansas 67357

All executive officers and                           678,653          7.3%
  directors as a group (nine persons)

Employee Stock Ownership Plan(10)                  1,177,753         30.0%
 8 West Peoria, Suite 200
 P.O. Box 402
 Paola, Kansas 66071-0402

----------

(1) Unless otherwise indicated, the shares are held directly in the names of the beneficial owners and each person has sole voting and sole investment power with respect to the shares. Participants to whom certain shares held by the ESOP have been allocated are entitled to direct the ESOP trustee as to matters in which voting rights may be exercised, and the ESOP trustee will vote such shares, subject to its fiduciary duties. With respect to other matters, participants are only entitled to direct the ESOP trustee with respect to voting on major corporate matters, such as mergers, reorganizations, recapitalizations, liquidations, consolidations or sales of substantially all of our assets.

(2) Includes 57,499 shares of common stock owned by his wife and 340 shares owned by his minor children, over which he may be deemed to have shared voting and investment power. Also includes 119,619 shares of common stock that have been allocated to Mr. Weatherbie's account in the ESOP.

(3) Includes 500 shares of common stock owned jointly with his wife, over which he may be deemed to have shared voting and investment power. Also includes 122,537 shares of common stock that have been allocated to Mr. Gibson's account in the ESOP.

(4) Includes 2,386 shares of common stock that have been allocated to Mr. Bartley's account in the ESOP.

(5) Includes 19,450 shares of common stock owned by her husband's revocable trust, over which she may be deemed to have shared voting and investment power. Also includes 99,394 shares of common stock that have been allocated to Ms. Jacobs's account in the ESOP.

(6) Includes 200 shares owned jointly by Mr. Blakeman and his wife and 300 shares of common stock owned individually by Mr. Blakeman's wife, over all of which shares Mr. Blakeman may be deemed to have shared voting and investment power. Also includes 46,680 shares of common stock that have been allocated to Mr. Blakeman's account in the ESOP.

(7) Includes 13,545 shares owned jointly by Mr. Kilkenny and his wife and 10,640 shares owned by a corporation controlled by Mr. Kilkenny.

(8) Includes 925 shares of common stock held by Mr. Kurtenbach in an Individual Retirement Account and 500 shares owned by his wife, over which he may be deemed to have voting and investment power.

(9) Includes 640 shares owned jointly by Mr. Taylor and his wife. Also includes 19,767 shares of common stock that have been allocated to Mr. Taylor's account in the ESOP.

(10) The ESOP holds 1,250,301 shares of record. Team Financial, Inc., acting through its board of directors, is the ESOP trustee.

*        Less than 1%.

                           SUPERVISION AND REGULATION

GOVERNMENT REGULATION

         We and our subsidiary banks are subject to extensive regulation under federal and applicable state banking law and regulations. Banking laws and regulations are primarily intended to protect depositors and the deposit insurance fund of the Federal Deposit Insurance Corporation, not our shareholders or creditors. The following information is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in applicable laws, regulations or regulatory policies may have a material effect on our and our banks' business, operations and prospects. We are unable to predict the nature or extent of the effects that fiscal or monetary policies, economic controls or new federal or state legislation may have on its business and earnings in the future.

         General. We operate as a financial holding company registered under the Gramm-Leach-Bliley Act ("GLBA"). This law permits former bank holding companies that have registered as financial holding companies to engage in a broader range of financial activities than permitted prior to its enactment in November 1999. Under the GLBA we, for example, will be able to affiliate with securities firms and insurance companies and engage in other activities that are financial in nature. We may diversify our business by engaging in one or more of these newly permitted financial activities and could do so through acquisition or as a start-up operation. Although we intend to explore opportunities provided under this new legislation, we are not presently considering any definite plans or proposals.

         No regulatory approval is required for a financial holding company to acquire a company, other than a bank or savings association, engaged in activities that are financial in nature or incidental to activities that are financial in nature, as determined by the Federal Reserve Board. The GLBA defines "financial in nature" to include securities underwriting, dealing and market making; sponsoring mutual funds and investment companies; insurance underwriting and agency; merchant banking activities; and activities that the Board has determined to be closely related to banking. A national bank also may engage, subject to limitations on investment, in activities that are financial in nature, other than insurance underwriting, insurance company portfolio investment, real estate development and real estate investment, through a financial subsidiary of the bank, if the bank is well capitalized, well managed and has at least a satisfactory Community Reinvestment Act rating.

         Although it preserves the Federal Reserve as the umbrella supervisor of financial holding companies, the GLBA defers the administration of the non-banking activities to the customary regulators of insurers, broker-dealers, investment companies and banks. Thus, the various state and federal regulators of a financial holding company's operating subsidiaries would retain their jurisdiction and authority over such operating entities. As the umbrella supervisor, however, the Federal Reserve has the potential to affect the operations and activities of financial holding companies' subsidiaries through its power over the financial holding company parent.

         The GLBA also has requirements to provide new privacy protection to consumers. The federal banking agencies have adopted regulations under the GLBA to implement these requirements. Financial institutions will have to periodically disclose its policies and practices to its customers regarding data sharing with affiliated and non-affiliated parties and will face restrictions on sharing its customer nonpublic personal information with non-affiliated third parties unless the customer has had an opportunity to opt out of the disclosure. Financial institutions must be in compliance with the new regulations by July 1, 2001, and our banks have taken appropriate action to do so.

         Subsidiary banks of a financial holding company or national banks with financial subsidiaries must continue to be well capitalized and well managed in order to continue to engage in activities that are financial in nature without regulatory actions or restrictions. In addition, a financial holding company or a bank may not acquire a company that is engaged in activities that are financial in nature unless each of the subsidiary banks of the financial holding company or the bank has CRA rating of satisfactory or better. The failure to comply with such capital, management and compliance requirements will expose the financial holding company or bank to regulatory action and such action could require the divestiture of the activity that is financial in nature. As of March 31, 2001, we, our subsidiary banks and Colorado Springs National Bank each satisfy these requirements.

         Acquisitions. As a financial holding company, we are required to obtain the prior approval of the Federal Reserve before acquiring direct or indirect ownership or control of more than 5% of the voting shares of a bank or financial holding company. The Federal Reserve will not approve any acquisition, merger or consolidation that would have a substantial anti-competitive effect, unless the anti-competitive effects of the proposed transaction are outweighed by a greater public interest in meeting the needs and convenience of the community. The Federal Reserve also considers managerial resources, current and projected capital positions and other financial factors in acting on acquisition or merger applications.

         Capital Adequacy. The Federal Reserve monitors the regulatory capital adequacy of financial holding companies. As discussed below, we are also subject to the regulatory capital adequacy requirements of the Federal Deposit Insurance Corporation, the Comptroller of the Currency, Kansas and Nebraska regulations, as applicable. The Federal Reserve uses a combination of risk-based guidelines and leverage ratios to evaluate the adequacy of our regulatory capital.

         The Federal Reserve has adopted a system using risk-based capital adequacy guidelines to evaluate the regulatory capital adequacy of financial holding companies. The guidelines apply on a consolidated basis to financial holding companies with consolidated assets of at least $150 million. Under the risk-based capital guidelines, different categories of assets are assigned to different risk categories based generally on the perceived credit risk of the asset. The risk weights of the particular category are multiplied by the corresponding asset balances and added together to determine a risk-weighted asset base. Some off balance sheet items, such as loan commitments in excess of one year, mortgage loans sold with recourse and letters of credit, are


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



added to the risk-weighted asset base by converting them to a credit equivalent and assigning them to the appropriate risk category. For purposes of the Federal Reserve's regulatory risk-based capital guidelines, total capital is defined as the sum of core and secondary capital elements, with secondary capital being limited to 100% of core capital. For financial holding companies, core capital, also known as Tier I capital, generally includes common shareholders' equity, perpetual preferred stock and minority interests in consolidated subsidiaries, less goodwill and other intangible assets. No more than 25% of core capital elements may consist of cumulative preferred stock. Secondary capital, also known as Tier 2 capital, generally includes the allowance for loan losses limited to 1.25% of weighted risk assets, certain forms of perpetual preferred stock, as well as hybrid capital instruments. The Federal Reserve's regulatory guidelines require a minimum ratio of qualifying total capital to weighted risk assets of 8%, of which at least 4% should be in the form of core capital.

         In addition to the risk-based capital guidelines, the Federal Reserve, the Federal Deposit Insurance Corporation and the Comptroller of the Currency use a leverage ratio as an additional tool to evaluate capital adequacy. The leverage ratio is defined by the Federal Reserve to be a company's core capital divided by its average total consolidated assets, and the Comptroller of the Currency's and Federal Deposit Insurance Corporation's definitions are similar.

The table below presents our ratios of (1) total capital to risk-weighted assets, (2) core capital to risk-weighted assets and (3) core capital to average assets, at March 31, 2001.

                                                  At March 31, 2001
                                            ----------------------------
Ratio                                       Actual      Minimum Required
-----                                       ------      ----------------
Total capital to risk weighted assets       10.05%           8.00%
Core capital to risk weighted assets        8.91%            4.00%
Core capital to average assets              5.71%            4.00%

         Failure to meet the regulatory capital guidelines may result in the initiation by the Federal Reserve of appropriate supervisory or enforcement actions, including but not limited to delaying or denying pending or futures applications to acquire additional financial or bank holding companies and, in the most severe cases, the termination of deposit insurance by the FDIC and placing a bank subsidiary into conservatorship or receivership.

OUR BANKS

         General. We own one national chartered bank and two state chartered banks and have agreed to acquire another national chartered bank, Colorado Springs National Bank. TeamBank, N.A. and Colorado Springs National Bank, as national banks, are subject to regulations by the Office of the Comptroller of the Currency. Community Bank is regulated by the Kansas Office of the State Bank Commissioner. Fort Calhoun State Bank is regulated by the Nebraska Department of Banking and Finance. The two state chartered banks are subject to supervision and regulations by the Federal Deposit Insurance Corporation. The deposits of each bank are insured by the Federal Deposit Insurance Corporation. A merger transaction between Team Bank, N.A. and Fort Calhoun State Bank is pending whereby the Fort Calhoun State Bank will be operated under the national charter of Team Bank, N.A. as a branch. We contemplate that the merger transaction will be consummated before the end of July, 2001.

         Permissible Activities. A state chartered bank may not engage in any activity not permitted for national banks, unless the institution complies with applicable capital requirements and the Federal Deposit Insurance Corporation determines that the activity poses no significant risk to the Bank Insurance Fund. Neither of our state chartered banks is presently not involved in the types of transactions covered by this limitation.

         Community Reinvestment Act. Enacted in 1977, the federal Community Reinvestment Act has become important to financial institutions, including their holding companies. Financial institutions have a continuing and affirmative obligation, consistent with safe and sound operations of such institutions, to serve the "convenience and needs" of the communities in which they are chartered to do business, including low- and moderate-income neighborhoods. The Community Reinvestment Act currently requires that regulators consider an applicant's Community Reinvestment Act record when evaluating certain applications, including charters, branches and relocations, as well as mergers and consolidations. The applicable federal regulators regularly conduct Community Reinvestment Act examinations to assess the performance of financial institutions and assign one of four ratings to the institution's records of meeting the credit needs of its community. During their last examinations, ratings of at least satisfactory were received by our banks and by the Colorado Springs National Bank. As a result, we believe that the performance of our banks and of Colorado Springs National Bank under the Community Reinvestment Act will not impede regulatory approvals of any proposed acquisitions or branching opportunities.

         Dividend Restrictions. Dividends paid by our banks provide a substantial amount of our operating and investing cash flow. Under Kansas law, the current dividends can be paid only from undivided profits after deducting losses, but before declaring dividends a bank must transfer 25% of its net profits since the last preceding dividend to its surplus fund until the surplus fund equals the total capital stock. Under Nebraska law, the approval of the principal regulator is required prior to the declaration of any dividend by a bank if the total of all dividends declared in any calendar year exceeds the total of its net profits of that year combined with its retained net profits for the preceding two years.

         With respect to national banks, the directors of any such bank may quarterly, semi-annually, or annually declare a dividends of so much of the bank's undivided profits as they deem expedient, except until the bank's surplus fund equals its common capital at which time, no dividends may be declared unless the bank has carried to the surplus fund at least one-tenth of the bank's net income of the preceding half year in the case of quarterly or semiannual dividends, or at least one-tenth of its net income of the preceding two consecutive half-year periods in the case of annual dividends. However, the Comptroller of the Currency's approval is required if the total of all dividends declared by a bank in any calendar year exceeds the total of its net income of that year combined with its retained net income of the preceding two years, less any required transfers to surplus or a fund for the retirement of any preferred stock.

         In addition, federal regulatory agencies are authorized to prohibit a banking subsidiary or bank holding company from engaging in unsafe and unsound banking practices. Depending on the circumstances, the agencies could find that paying a dividend would constitute an unsafe and unsound banking practice. As a matter of general policy, the agencies prefer that banks pay dividends only out of current year earnings.

         Examinations. Our banks are examined from time to time by their primary federal banking regulators. Based upon an evaluation, the examining regulator may revalue a bank's assets and require that it establish specific reserves to compensate for the difference between the value determined by the regulator and the book value of the assets. The Kansas Office of the State Bank Commissioner and the Nebraska Department of Banking and Finance also conduct examinations of state-chartered banks. These regulators may accept the results of a federal examination in lieu of conducting an independent examination. Kansas and Nebraska regulators have the authority to revalue the assets of a state-chartered institution and require it to establish reserves.

         Capital Adequacy. The Federal Deposit Insurance Corporation and the Comptroller of the Currency have adopted regulations establishing minimum requirements for the capital adequacy of insured institutions. The requirements address both risk-based capital and leverage capital, with risk-based assets and core and secondary capital being determined in basically the same manner as described above for financial holding companies. The Federal Deposit Insurance Corporation or the Comptroller of the Currency may establish higher minimum requirements if, for example, a bank has previously received special attention or has a high susceptibility to interest rate risk.

         The Federal Deposit Insurance Corporation risk-based capital guidelines require state non-member banks and national banks to have a ratio of total capital to total risk-weighted assets of 8%, of which total capital at least 4% points should be in the form of core capital.

         The table below presents the regulatory capital ratios of Community Bank and Fort Calhoun State Bank at March 31, 2001.

                                                                    AT MARCH 31, 2001
                                               -----------------------------------------------------------
                                                    COMMUNITY BANK               FORT CALHOUN STATE BANK
                                               --------------------------      ---------------------------
RATIO                                          ACTUAL    MINIMUM REQUIRED      ACTUAL     MINIMUM REQUIRED
-----                                          ------    ----------------      ------     ----------------
Total capital to risk weighted assets          14.99%          8.00%           11.58%          8.00%
Tier I capital to risk weighted assets         13.74%          4.00%           10.32%          4.00%
Tier I capital to average assets                7.69%          4.00%            6.87%          4.00%

         The Comptroller of the Currency risk-based capital guidelines require national banks to maintain a minimum ratio of total capital, after deductions, to weighted risk assets of 8%, and national banks and state non-member banks must have and maintain core capital in an amount equal to at least 3% of adjusted total assets; but for all but the most highly rated banks, the minimum core leverage ratio is to be 3% plus an additional cushion of at least 100 to 200 basis points. The applicable guideline for TeamBank, N.A. and for Colorado Springs National Bank is 4%.

         The table below presents the regulatory capital ratios of TeamBank N.A. and Colorado Springs National Bank at March 31, 2001.

                                                               AT MARCH 31, 2001
                                         --------------------------------------------------------------
                                                TEAMBANK, N.A.           COLORADO SPRINGS NATIONAL BANK
                                         --------------------------      ------------------------------
RATIO                                    ACTUAL    MINIMUM REQUIRED      ACTUAL        MINIMUM REQUIRED
-----                                    ------    ----------------      ------        ----------------
Total capital to risk weighted assets    13.13%          8.00%           22.36%             8.00%
Tier I capital to risk weighted assets   12.08%          4.00%           21.87%             4.00%
Tier I capital to average assets          7.93%          4.00%           11.69%             4.00%

         Banks with regulatory capital ratios below the required minimum are subject to administrative actions, including the termination of deposit insurance upon notice and hearing, or a temporary suspension of insurance without a hearing in the event the institution has no tangible capital.

         The Federal Deposit Insurance Corporation and Comptroller of the Currency have adopted regulations that define five capital levels: well capitalized, adequately capitalized, undercapitalized, severely undercapitalized and critically undercapitalized. An institution is critically undercapitalized if it has a tangible equity to total assets ratio that is equal to or less than 2%. An institution is well capitalized if it has a total risk-based capital ratio of 10% or greater, Tier I risk-based capital ratio of 6% or greater, and a leverage ratio of 5% or greater, and the institution is not subject to an order, written agreement, capital directive, or prompt corrective action directive to meet and maintain a specific capital level for any capital measure. An institution is adequately capitalized if it has a total risk-based capital ratio of 8% or greater, a Tier I risk-based capital ratio of 4% or greater, and a leverage ratio of 4% or greater.

         The bank regulatory agencies are permitted or, in certain cases, required to take certain actions with respect to institutions falling within one of the three undercapitalized categories. Depending on a level of an institution's capital, the agency's corrective powers include, among other things, prohibiting the payment of principal and interest on subordinated debt; prohibiting holding company from making distributions, including dividends, without prior regulatory approval; placing limits on asset growth and restrictions on activities; placing additional restrictions on transactions with affiliates; restricting the interest rate the institution may pay on deposits; prohibiting the institution from accepting deposits from correspondent banks; and in the most severe cases, appointing a conservator or receiver for the institution. A banking institution that is undercapitalized is required to submit a capital restoration plan, and such a plan will not be accepted unless, among other things, the banking institution's holding company guarantees the plan up to a certain specified amount. Any such guarantee from a depository institution's holding company is entitled to a priority of payment in bankruptcy. As of March 31, 2001, each of our existing subsidiary banks and Colorado Springs National Bank were each "well capitalized" under the federal bank regulatory agencies' definition. The failure of any of our subsidiary banks to remain well or, at least, adequately capitalized could adversely affect such bank's ability to pay dividends to us. This would adversely affect Team Financial Capital Trust's ability to make distributions on the preferred securities.

         Cross-Guarantee and Holding Company Liability. A depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with (i) the default of a commonly controlled FDIC-insured depository institution, or (ii) any assistance provided by the FDIC to a commonly controlled depository institution in danger of default. Any bank we presently own or any bank we may acquire in the future will be a commonly controlled depository institution for this purpose. Cross-guarantee liability may result in the ultimate failure or insolvency of other insured depository institutions in a holding company structure. Any obligation or liability owed by a banking subsidiary to its parent company or any of the banking subsidiary's other affiliates is subordinate to the banking subsidiary's cross-guarantee liability.

         Under Federal Reserve policy, a bank holding company is expected to act as a source of financial strength to each of its banking subsidiaries and commit resources to their support. Such support may be required at times when, absent this Federal Reserve policy, a holding company may not be inclined to provide it. As discussed above, a bank holding company in certain circumstances could be required to guarantee the capital plan of an undercapitalized banking subsidiary.

         In the event of a bank holding company's bankruptcy under Chapter 11 of the U.S. Bankruptcy Code, the trustee will be deemed to have assumed and is required to cure immediately any deficit under any commitment by the debtor holding company to any of the federal banking agencies to maintain the capital of an insured depository institution, and any claim for breach of such obligations will generally have priority over most other unsecured claims.

         Enforcement Powers of the Federal Banking Agencies. The FDIC and OCC have broad enforcement powers. For example, the FDIC has broad enforcement powers, including the power to terminate deposit insurance, impose substantial fines and other civil and criminal penalties and appoint a conservator or receiver. Failure to comply with applicable laws, regulations and supervisory agreements could subject a bank to administrative sanctions and potentially substantial civil money penalties. In addition to the grounds discussed above, the FDIC may appoint itself as conservator or receiver of a bank if any one or more of a number of circumstances exist, including, without limitation, the fact that the bank is undercapitalized and has no reasonable prospect of becoming adequately capitalized; fails to become adequately capitalized when required to do so; fails to submit a timely and acceptable capital restoration plan; or materially fails to implement an accepted capital restoration plan.

         Deposit Insurance Premiums. Deposits of our banks and of Colorado Springs National Bank are insured up to the regulatory limit by the FDIC and are subject to deposit assessments. The assessment schedule for banks ranges from 0 to 27 cents per $100 of deposits, based on capital and supervisory factors. The banks' insured deposits are subject to assessment payable to Bank Insurance Fund. An institution's assessment is based on the assignment of the institution by the Federal Deposit Insurance Corporation to one of three capital groups and to one of three supervisory subgroups. The capital groups are well capitalized, adequately capitalized and undercapitalized. The three supervisory subgroups are Group A, for financially solid institutions with only a few minor weaknesses, Group B, for those institutions with weaknesses which, if uncorrected could cause substantial deterioration of the institution and increase the risk to the deposit insurance fund, and Group C, for those institutions with a substantial probability of loss to the fund absent effective corrective action. Currently, all three of our banks and Colorado Springs National Bank are in Group A.

         Branching Authority. Kansas, Nebraska and Colorado law permits a bank located in their respective states to install remote service units, also known as automatic teller machines, throughout the state. Remote service units which are not located at the principal place of business of the bank or at a branch location of the bank must be available for use by other banks and their customers on a non-discriminatory basis. Federal law generally allows national banks to establish branches in locations, which do not violate state law.

         Interstate Banking Legislation. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, which became effective September 1995, has eliminated many of the historical barriers to the acquisition of banks by out-of-state financial holding companies. This law facilitates the interstate expansion and consolidation of banking organizations by permitting:

o financial holding companies that are adequately capitalized and managed, subject to certain limitations, to acquire banks located in states outside their home states regardless of whether acquisitions are authorized under the laws of the host state;

o the interstate merger of banks after June 1, 1997, subject to the right of individual states either to pass legislation providing for earlier effectiveness of mergers or to opt out of this authority prior to that date;

o banks to establish new branches on an interstate basis provided that this action is specifically authorized by the law of the host state;

o foreign banks to establish, with approval of the appropriate regulators in the United States, branches outside their home states to the same extent that national or state banks located in that state would be authorized to do so; and

o banks to receive deposits, renew time deposits, close loans, service loans and receive payments on loans and other obligations as agent for any bank or thrift affiliate, whether the affiliate is located in the same or different state.

CHANGING REGULATORY STRUCTURE

         The laws and regulations affecting banks and financial holding companies are in a state of flux. The rules and the regulatory agencies in this area have changed significantly over recent years, and there is reason to expect that similar changes will continue in the future. It is not possible to predict the outcome of these changes.

         One of the major additional burdens imposed on the banking industry is the increased authority of federal agencies to regulate the activities of federal and state banks and their holding companies. The Federal Reserve, the Comptroller of the Currency and the Federal Deposit Insurance Corporation have extensive authority to police unsafe or unsound practices and violations of applicable laws and regulations by depository institutions and their holding companies. These agencies can assess civil money penalties and other laws have expanded the agencies' authority in recent years, and the agencies have not yet fully tested the limits of their powers. In addition, the Kansas Office of the State Bank Commissioner possesses broad enforcement powers to address violations of Kansas banking laws by banks chartered in Kansas and the Nebraska Department of Banking and Finance possesses broad enforcement powers to address violations of Nebraska banking laws by banks chartered in Nebraska.


MONETARY POLICY AND ECONOMIC ENVIRONMENT

         The policies of regulatory authorities, including the monetary policy of the Federal Reserve, have a significant effect on the operating results of financial holding companies and their subsidiaries. Among the means available to the Federal Reserve to affect the money supply are open market operations in U.S. Government securities, changes in the discount rate on member bank borrowings, and changes in reserve requirements against member bank deposits. These means are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may affect interest rates charged on loans or paid on deposits.

         The Federal Reserve's monetary policies have materially affected the operating results of commercial banks in the past and are expected to continue to do so in the future. The nature of future monetary policies and the effect of these policies on our and our banks' business and earnings cannot be predicted.

                   DESCRIPTION OF TEAM FINANCIAL CAPITAL TRUST

         Team Financial Capital Trust is a statutory business trust formed pursuant to the Delaware Business Trust Act under a trust agreement executed by us, as depositor, and the trustees named in the trust agreement. A certificate of trust has been filed with the Delaware Secretary of State. The trust agreement will be amended and restated in its entirety in the form filed as an exhibit to the registration statement of which this prospectus is a part, as of the date the preferred securities are initially issued. The trust agreement will be qualified under the Trust Indenture Act of 1939.

         The following discussion contains a description of the material terms of the trust agreement of Team Financial Capital Trust and is subject to, and qualified in its entirety by reference to, the amended and restated trust agreement and the Trust Indenture Act. We urge prospective investors to read the form of amended and restated trust agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

         The holders of the preferred securities issued pursuant to the offering described in this prospectus will own all of the issued and outstanding preferred securities of Team Financial Capital Trust, which have certain prior rights over the other securities of Team Financial Capital Trust. We will not initially own any of the preferred securities. We will acquire common securities in an amount equal to at least 3% of the total capital of Team Financial Capital Trust and will initially own, directly or indirectly, all of the issued and outstanding common securities. The common securities, together with the preferred securities, are called the trust securities.

         Team Financial Capital Trust exists exclusively for the purposes of:

         o        issuing the preferred securities to the public for cash;

         o issuing its common securities to us in exchange for our capitalization of Team Financial Capital Trust;

         o investing the proceeds from the sale of the trust securities in an equivalent amount of our debentures; and

         o engaging in other activities that are incidental to those listed above.

         The rights of the holders of the trust securities are as set forth in the trust agreement, the Delaware Business Trust Act and the Trust Indenture Act. The trust agreement does not permit Team Financial Capital Trust to borrow money or make any investment other than in the debentures. Other than with respect to the trust securities, we have agreed to pay for all debts and obligations and all costs and expenses of Team Financial Capital Trust, including the fees and expenses of the trustees and any income taxes, duties and other governmental charges, and all costs and expenses related to these charges, to which Team Financial Capital Trust may become subject, except for federal withholding taxes that are properly withheld.

         The number of trustees of Team Financial Capital Trust will initially be five. Three of the trustees will be persons who are our employees. They are the administrative trustees. The fourth trustee will be an entity that maintains its principal place of business in the State of Delaware. It is the Delaware trustee. Initially, Wilmington Trust Company, a Delaware banking corporation, will act as Delaware trustee. The fifth trustee, called the property trustee, will also initially be Wilmington Trust Company. The property trustee is the institutional trustee under the trust agreement and acts as the indenture trustee called for under the applicable provisions of the Trust Indenture Act. Also for purposes of compliance with the Trust Indenture Act, Wilmington Trust Company will act as guarantee trustee and indenture trustee under the guarantee agreement and the indenture. See "Description of the Debentures" beginning on page ___ and "Description of the Guarantee" beginning on page ___. We, as holder of all of the common securities, will have the right to appoint or remove any trustee unless an event of default under the indenture has occurred and is continuing, in which case only the holders of the preferred securities may remove the Delaware trustee or the property trustee. Team Financial Capital Trust has a term of approximately 30 years but may terminate earlier as provided in the trust agreement.

         The property trustee will hold the debentures for the benefit of the holders of the trust securities and will have the power to exercise all rights, powers and privileges under the indenture as the holder of the debentures. In addition, the property trustee will maintain exclusive control of a segregated noninterest-bearing "payment account" established with Wilmington Trust Company to hold all payments made on the debentures for the benefit of the holders of the trust securities. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the trust securities out of funds from the payment account. The guarantee trustee will hold the guarantee for the benefit of the holders of the preferred securities. We will pay all fees and expenses related to Team Financial Capital Trust and the offering of the preferred securities, including the fees and expenses of the trustees.

                     DESCRIPTION OF THE PREFERRED SECURITIES

         The preferred securities will be issued pursuant to the trust agreement. For more information about the trust agreement, see "Description of Team Financial Capital Trust" beginning on page ___. Wilmington Trust Company will act as property trustee for the preferred securities under the trust agreement for purposes of complying with the provisions of the Trust Indenture Act. The terms of the preferred securities will include those stated in the trust agreement and those made a part of the trust agreement by the Trust Indenture Act.

         The following discussion contains a description of the material provisions of the preferred securities and is subject to, and is qualified in its entirety by reference to, the trust agreement and the Trust Indenture Act. We urge prospective investors to read the form of amended and restated trust agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

GENERAL

         The trust agreement authorizes the administrative trustees, on behalf of Team Financial Capital Trust, to issue the trust securities, which are comprised of 1,350,000 preferred securities to be sold to the public and 41,753 common securities, which we will acquire. In the event the underwriters exercise their over-allotment option, the trust agreement authorizes the administrative trustees, on behalf of Team Financial Capital Trust, to issue an additional 202,500 preferred securities to the public and 6,263 common securities to us. We will own all of the common securities issued by Team Financial Capital Trust. Team Financial Capital Trust is not permitted to issue any securities other than the trust securities or to incur any indebtedness.

         The preferred securities will represent preferred undivided beneficial interests in the assets of Team Financial Capital Trust, and the holders of the preferred securities will be entitled to a preference over the common securities upon an event of default with respect to distributions and amounts payable on redemption or liquidation. The preferred securities will rank equally, and payments on the preferred securities will be made proportionally, with the common securities, except as described under "-- Subordination of Common Securities" on page ___.

         The property trustee will hold legal title to the debentures in Team Financial Capital Trust for the benefit of the holders of the trust securities. We will guarantee the payment of distributions out of money held by Team Financial Capital Trust, and payments upon redemption of the preferred securities or liquidation of Team Financial Capital Trust, to the extent described under "Description of the Guarantee" beginning on page ___. The guarantee agreement does not cover the payment of any distribution or the liquidation amount when Team Financial Capital Trust does not have sufficient funds available to make these payments.

DISTRIBUTIONS

         Source of Distributions. The funds of Team Financial Capital Trust available for distribution to holders of the preferred securities will be limited to payments made under the debentures, which Team Financial Capital Trust will purchase with the proceeds from the sale of the trust securities. Distributions will be paid through the property trustee, which will hold the amounts received from our interest payments on the debentures in the payment account for the benefit of the holders of the trust securities. If we do not make interest payments on the debentures, the property trustee will not have funds available to pay distributions on the preferred securities.

         Payment of Distributions. Distributions on the preferred securities will be payable at the annual rate of ______% of the $10 stated liquidation amount, payable quarterly on March 31, June 30, September 30, and December 31 of each year, to the holders of the preferred securities on the relevant record dates. So long as the preferred securities are represented by a global security, as described below, the record date will be the business day immediately preceding the relevant distribution date. The first distribution date for the preferred securities will be September 30, 2001.

         Distributions will accumulate from the date of issuance, will be cumulative and will be computed on the basis of a 360-day year of twelve 30-day months. If the distribution date is not a business day, then payment of the distributions will be made on the next day that is a business day, without any additional interest or other payment for the delay. However, if the next business day is in the next calendar year, payment of the distribution will be made on the business day immediately preceding the scheduled distribution date. When we use the term "business day" we mean any day other than a Saturday, a Sunday, a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to remain closed or a day on which the corporate trust office of the property trustee or the indenture trustee is closed for business.

         Extension Period. As long as no event of default under the indenture has occurred and is continuing, we have the right to defer the payment of interest on the debentures at any time for a period not exceeding 20 consecutive quarters. We refer to this period of deferral as an "extension period." No extension period may extend beyond _______________, 2031 or end on a date other than an interest payment date, which dates are the same as the distribution dates. If we defer the payment of interest, quarterly distributions on the preferred securities will also be deferred during any such extension period. Any deferred distributions under the preferred securities will accumulate additional amounts at the annual rate of ___%, compounded quarterly from the relevant distribution date. The term "distributions" as used in this prospectus includes those accumulated amounts.

         During an extension period, we may not:

         o declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, other than stock dividends, non-cash dividends in connection with the implementation of a shareholder



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                  rights plan, purchases of common stock in connection with
                  employee benefit plans or in connection with the reclassification of any class of our capital stock into another class of capital stock, or allow any of our direct or indirect subsidiaries to do the same with respect to their capital stock, other than the payment of dividends or distributions to us or to any of our direct or indirect subsidiaries;

         o make, or allow any of our direct or indirect subsidiaries to make, any payment of principal, interest or premium on or repay, repurchase or redeem any debt securities that rank equally with, or junior to, the debentures;

         o make, or allow any of our direct or indirect subsidiaries to make, any guarantee payments with respect to any other guarantee by us of any other debt securities of any of our direct or indirect subsidiaries if the guarantee ranks equally with or junior to the debentures, other than payments under the guarantee; or

         o redeem, purchase or acquire less than all of the debentures or any of the preferred securities.

After the termination of any extension period and the payment of all amounts due, we may elect to begin a new extension period, subject to the above requirements.

         We do not currently intend to exercise our right to defer distributions on the preferred securities by deferring the payment of interest on the debentures.

REDEMPTION OR EXCHANGE

         General. Subject to the prior approval of the Federal Reserve, if required by law or regulation, we will have the right to redeem the debentures:

         o in whole at any time, or in part from time to time, on or after ______________, 2006;

         o at any time, in whole, within 180 days following the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event, which terms we define below; or

         o at any time, to the extent of any preferred securities we repurchase, plus a proportionate amount of the common securities we hold.

         Mandatory Redemption. Upon our repayment or redemption, in whole or in part, of any debentures, whether on _____________, 2031 or earlier, the property trustee will apply the proceeds to redeem the same amount of the trust securities, upon not less than 30 days' nor more than 60 days' notice, at the redemption price. The redemption price will equal 100% of the aggregate liquidation amount of the trust securities plus accumulated but unpaid distributions to the date of redemption. If less than all of the debentures are to be repaid or redeemed on a date of redemption, then the proceeds from such repayment or redemption will be allocated to redemption of preferred securities and common securities proportionately.



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         Distribution of Debentures in Exchange for Preferred Securities. Upon
prior approval of the Federal Reserve, if required by law or regulation, we will have the right at any time to dissolve, wind-up or terminate Team Financial Capital Trust and, after satisfaction of the liabilities of creditors of Team Financial Capital Trust as provided by applicable law, including, without limitation, amounts due and owing the trustees of Team Financial Capital Trust, cause the debentures to be distributed directly to the holders of trust securities in liquidation of Team Financial Capital Trust. See "-- Liquidation Distribution Upon Termination" beginning on page ___.

         After the liquidation date fixed for any distribution of debentures in exchange for preferred securities:

         o those trust securities will no longer be deemed to be outstanding;

         o certificates representing debentures in a principal amount equal to the liquidation amount of those preferred securities will be issued in exchange for the preferred securities certificates;

         o we will use our best efforts to designate the debentures for inclusion on Nasdaq or to list them on a national securities exchange, if the preferred securities are then included or listed;

         o any certificates representing trust securities that are not surrendered for exchange will be deemed to represent debentures with a principal amount equal to the liquidation amount of those preferred securities, plus unpaid interest in an amount equal to the accumulated and unpaid distributions on the preferred securities and accruing interest at the rate provided for in the debentures from the last distribution date on the preferred securities; and

         o all rights of the trust security holders other than the right to receive debentures upon surrender of a certificate representing trust securities will terminate.

         We cannot assure you that the market prices for the preferred securities or the debentures that may be distributed if a dissolution and liquidation of Team Financial Capital Trust were to occur would be favorable. The preferred securities that you may purchase, or the debentures that you may receive on dissolution and liquidation of Team Financial Capital Trust, may trade at a discount to the price that you paid to purchase the preferred securities.

         Redemption upon a Tax Event, Investment Company Event or Capital Treatment Event. If a Tax Event, an Investment Company Event or a Capital Treatment Event occurs, we will have the right to redeem the debentures in whole, but not in part, and thereby cause a mandatory redemption of all of the trust securities at the redemption price. If one of these events occurs and we do not elect to redeem the debentures, or to dissolve Team Financial Capital Trust and cause the debentures to be distributed to holders of the trust securities, then the preferred securities will remain outstanding and additional interest may be payable on the debentures. See "Description of the Debentures -- Redemption" beginning on page ___.



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          "Tax Event" means the receipt by Team Financial Capital Trust and us of an opinion of counsel having a recognized federal tax and securities law practice stating that there is more than an insubstantial risk that:

         o interest payable by us on the debentures is not, or within 90 days of the date of the opinion will not be, deductible by us, in whole or in part, for federal income tax purposes;

         o Team Financial Capital Trust is, or will be within 90 days after the date of the opinion, subject to federal income tax with respect to income received or accrued on the debentures; or

         o Team Financial Capital Trust is, or will be within 90 days after the date of opinion, subject to more than an immaterial amount of other taxes, duties, assessments or other governmental charges, as a result of any amendment to any tax laws or regulations.

         "Investment Company Event" means the receipt by Team Financial Capital Trust and us of an opinion of counsel having a recognized federal tax and securities law practice to the effect that Team Financial Capital Trust is, or will be, considered an "investment company" that is required to be registered under the Investment Company Act, as a result of a change in law or regulation or a change in interpretation or application of law or regulation.

         "Capital Treatment Event" means the receipt by Team Financial Capital Trust and us of an opinion of counsel having a recognized bank regulatory practice to the effect that there is more than an insubstantial risk of impairment of our ability to treat the preferred securities as Tier I capital for purposes of the current capital adequacy guidelines of the Federal Reserve, as a result of any amendment to any laws or any regulations.

         For all of the events described above, we or Team Financial Capital Trust must request and receive an opinion of counsel experienced in such matters with regard to the event within a reasonable period of time after we become aware of the possible occurrence of an event of this kind.

         Redemption of Debentures in Exchange for Preferred Securities We Purchase. Upon prior approval of the Federal Reserve, if required by law or regulation, we will also have the right at any time, and from time to time, to redeem debentures in exchange for any preferred securities we may have repurchased in the market. If we elect to surrender any preferred securities beneficially owned by us in exchange for redemption of a like amount of debentures, we will also surrender a proportionate amount of common securities in exchange for debentures. Neither we nor Team Financial Capital Trust will call for redemption any preferred securities owned by other holders at any time when we elect to exchange trust securities we own for debentures.

         The common securities we surrender will be in the same proportion to the preferred securities we surrender as is the ratio of common securities then outstanding to the preferred securities then outstanding. In exchange for the trust securities surrendered by us, the property trustee will cause to be released to us for cancellation debentures with a principal amount equal



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to the liquidation amount of the trust securities, plus any accumulated but unpaid distributions, if any, then held by the property trustee allocable to those trust securities. After the date of redemption involving an exchange by us, the trust securities we surrender will no longer be deemed outstanding and the debentures redeemed in exchange will be cancelled.

REDEMPTION PROCEDURES

         Preferred securities will be redeemed at the redemption price with the applicable proceeds from our contemporaneous redemption of the debentures. Redemptions of the preferred securities will be made, and the redemption price will be payable, on each redemption date only to the extent that Team Financial Capital Trust has funds available for the payment of the redemption price.

         Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each holder of trust securities to be redeemed at its registered address. Unless we default in payment of the redemption price on the debentures, interest will cease to accumulate on the debentures called for redemption on and after the date of redemption.

         If Team Financial Capital Trust gives notice of redemption of its trust securities, then the property trustee, to the extent funds are available, will irrevocably deposit with the depositary for the trust securities funds sufficient to pay the aggregate redemption price and will give the depositary for the trust securities irrevocable instructions and authority to pay the redemption price to the holders of the trust securities. See "Book-Entry Issuance" beginning on page ___. If the preferred securities are no longer in book-entry only form, the property trustee, to the extent funds are available, will deposit with the designated paying agent for such preferred securities, funds sufficient to pay the aggregate redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders upon surrender of their certificates evidencing the preferred securities. Notwithstanding the foregoing, distributions payable on or prior to the date of redemption for any trust securities called for redemption will be payable to the holders of the trust securities on the relevant record dates for the related distribution dates.

         If notice of redemption has been given and we have deposited funds as required, then on the date of the deposit all rights of the holders of the trust securities called for redemption will cease, except the right to receive the redemption price, but without interest on such redemption price after the date of redemption. The trust securities will also cease to be outstanding on the date of the deposit. If any date fixed for redemption of trust securities is not a business day, then payment of the redemption price payable on that date will be made on the next day that is a business day without any additional interest or other payment in respect of the delay. However, if the next business day is in the next succeeding calendar year, payment of the interest will be made on the immediately preceding business day.

         If payment of the redemption price in respect of trust securities called for redemption is improperly withheld or refused and not paid by Team Financial Capital Trust, or by us pursuant to the guarantee, distributions on the trust securities will continue to accumulate at the applicable rate from the date of redemption originally established by Team Financial Capital Trust for the



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trust securities to the date the redemption price is actually paid. In this case, the actual payment date will be considered the date fixed for redemption for purposes of calculating the redemption price. See "Description of the Guarantee" beginning on page ___.

         Payment of the redemption price on the preferred securities and any distribution of debentures to holders of preferred securities will be made to the applicable recordholders as they appear on the register for the preferred securities on the relevant record date. As long as the preferred securities are represented by a global security, the record date will be the business day immediately preceding the date of redemption or liquidation date, as applicable.

         If less than all of the trust securities are to be redeemed, then the aggregate liquidation amount of the trust securities to be redeemed will be allocated proportionately to those trust securities based upon the relative liquidation amounts. The particular preferred securities to be redeemed will be selected by the property trustee from the outstanding preferred securities not previously called for redemption by a method the property trustee deems fair and appropriate. This method may provide for the redemption of portions equal to $1,000, or a multiple of $1,000, of the liquidation amount of the preferred securities. The property trustee will promptly notify the registrar for the preferred securities in writing of the preferred securities selected for redemption and, in the case of any preferred securities selected for partial redemption, the liquidation amount to be redeemed.

         Subject to applicable law, and if we are not exercising our right to defer interest payments on the debentures, we may, at any time, purchase outstanding preferred securities.

SUBORDINATION OF COMMON SECURITIES

         Payment of distributions on, and the redemption price of, the preferred securities and common securities of Team Financial Capital Trust will be made based on the liquidation amount of these securities. However, if an event of default under the indenture has occurred and is continuing, no distributions on or redemption of the common securities may be made unless payment in full in cash of all accumulated and unpaid distributions on all of the outstanding preferred securities for all distribution periods terminating on or before that time, or in the case of payment of the redemption price, payment of the full amount of the redemption price on all of the outstanding preferred securities then called for redemption, has been made or provided for. All funds available to the property trustee will first be applied to the payment in full in cash of all distributions on, or the redemption price of, the preferred securities then due and payable.

         In the case of the occurrence and continuance of any event of default under the trust agreement resulting from an event of default under the indenture, we, as holder of the common securities, will be deemed to have waived any right to act with respect to that event of default under the trust agreement until the effect of the event of default has been cured, waived or otherwise eliminated. Until the event of default under the trust agreement has been so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the preferred securities and not on our behalf, and only the holders of the preferred securities will have the right to direct the property trustee to act on their behalf.



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LIQUIDATION DISTRIBUTION UPON TERMINATION

         We will have the right at any time to dissolve, wind-up or terminate Team Financial Capital Trust and cause the debentures to be distributed to the holders of the preferred securities. This right is subject, however, to us receiving approval of the Federal Reserve, if required by law or regulation.

         In addition, Team Financial Capital Trust will automatically terminate upon expiration of its term and will terminate earlier on the first to occur of:

         o        our bankruptcy, dissolution or liquidation;

         o the distribution of a like amount of the debentures to the holders of trust securities, if we have given written direction to the property trustee to terminate Team Financial Capital Trust;

         o redemption of all of the preferred securities as described on page ___ under "--Redemption or Exchange -- Mandatory Redemption"; or

         o the entry of a court order for the dissolution of Team Financial Capital Trust.

         With the exception of a redemption as described on page ___ under "-- Redemption or Exchange -- Mandatory Redemption," if an early termination of Team Financial Capital Trust occurs, the trust will be liquidated by the administrative trustees as expeditiously as they determine to be possible. After satisfaction of liabilities to creditors of Team Financial Capital Trust as provided by applicable law, the trustees will distribute to the holders of trust securities, debentures:

         o in an aggregate stated principal amount equal to the aggregate stated liquidation amount of the trust securities;

         o with an interest rate identical to the distribution rate on the trust securities; and

         o with accrued and unpaid interest equal to accumulated and unpaid distributions on the trust securities.

         However, if the property trustee determines that the distribution is not practical, then the holders of trust securities will be entitled to receive, instead of debentures, a proportionate amount of the liquidation distribution. The liquidation distribution will be the amount equal to the aggregate of the liquidation amount plus accumulated and unpaid distributions to the date of payment. If the liquidation distribution can be paid only in part because we have insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by Team Financial Capital Trust on the trust securities will be paid on a proportional basis, based on liquidation amounts, to us, as the holder of the common securities, and to the holders of the preferred securities. However, if an event of default under the indenture has



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occurred and is continuing, the preferred securities will have a priority over the common securities. See "--Subordination of Common Securities" on page ___.

         Under current federal income tax law and interpretations and assuming that Team Financial Capital Trust is treated as a grantor trust, as is expected, a distribution of the debentures should not be a taxable event to holders of the preferred securities. Should there be a change in law, a change in legal interpretation, a Tax Event or another circumstance, however, the distribution could be a taxable event to holders of the preferred securities. See "Material Federal Income Tax Consequences -- Receipt of Debentures or Cash Upon Liquidation of Team Financial Capital Trust" on page ___. If we do not elect to redeem the debentures prior to maturity or to liquidate the trust and distribute the debentures to holders of the preferred securities, the preferred securities will remain outstanding until the repayment of the debentures.

         If we elect to dissolve Team Financial Capital Trust and thus cause the debentures to be distributed to holders of the preferred securities in liquidation of Team Financial Capital Trust, we will continue to have the right to shorten the maturity of the debentures. See "Description of the Debentures -- General" beginning on page ___.

LIQUIDATION VALUE

         The amount of the liquidation distribution payable on the preferred securities in the event of any liquidation of Team Financial Capital Trust is $10 per preferred security plus accumulated and unpaid distributions to the date of payment, which may be in the form of a distribution of debentures having a liquidation value and accrued interest of an equal amount. See "--Liquidation Distribution Upon Termination" beginning on page ___.

EVENTS OF DEFAULT; NOTICE

         Any one of the following events constitutes an event of default under the trust agreement with respect to the preferred securities:

         o the occurrence of an event of default under the indenture, see "Description of the Debentures -- Debenture Events of Default" beginning on page ___;

         o a default by Team Financial Capital Trust in the payment of any distribution when it becomes due and payable, and continuation of the default for a period of 30 days;

         o a default by Team Financial Capital Trust in the payment of any redemption price of any of the trust securities when it becomes due and payable;

         o a default in the performance, or breach, in any material respect, of any covenant or warranty of the trustees in the trust agreement, other than those defaults covered in the previous two points, and continuation of the default or breach for a period of 60 days after there has been given, by registered or certified mail, to the defaulting trustee(s) by the holders of at least 25% in aggregate liquidation amount of the outstanding



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                  preferred securities, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a "Notice of Default" under the trust agreement; or

         o the occurrence of events of bankruptcy or insolvency with respect to the property trustee and our failure to appoint a successor property trustee within 60 days.

         Within five business days after the occurrence of any event of default actually known to the property trustee, the property trustee will transmit notice of the event of default to the holders of the preferred securities, the administrative trustees and to us, unless the event of default has been cured or waived. We and the administrative trustees are required to file annually with the property trustee a certificate as to whether or not we or they are in compliance with all applicable conditions and covenants under the trust agreement.

         If an event of default under the indenture has occurred and is continuing, the preferred securities will have preference over the common securities upon termination of Team Financial Capital Trust. See "-- Subordination of Common Securities" beginning on page __ and "-- Liquidation Distribution Upon Termination" beginning on page ___. The existence of an event of default under the trust agreement does not entitle the holders of preferred securities to accelerate the maturity thereof, unless the event of default is caused by the occurrence of an event of default under the indenture and both the indenture trustee and holders of at least 25% in principal amount of the debentures fail to accelerate the maturity thereof.

REMOVAL OF THE TRUSTEES

         Unless an event of default under the indenture has occurred and is continuing, we may remove any trustee at any time. If an event of default under the indenture has occurred and is continuing, only the holders of a majority in liquidation amount of the outstanding preferred securities may remove the property trustee or the Delaware trustee. The holders of the preferred securities have no right to vote to appoint, remove or replace the trustees. These rights are vested exclusively with us as the holder of the common securities. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the successor trustee accepts the appointment in accordance with the trust agreement.

CO-TRUSTEES AND SEPARATE PROPERTY TRUSTEE

         Unless an event of default under the indenture has occurred and is continuing, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the property of Team Financial Capital Trust may at the time be located, we will have the power to appoint at any time or times, and upon written request of the property trustee will appoint, one or more persons or entities either (1) to act as a co-trustee, jointly with the property trustee, of all or any part of the property of Team Financial Capital Trust, or (2) to act as separate trustee of any property of Team Financial Capital Trust. In either case, these trustees will have the powers that may be provided in the instrument of appointment, and will have vested in them any property, title, right or power deemed necessary or desirable, subject to



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the provisions of the trust agreement. In case an event of default under the indenture has occurred and is continuing, the property trustee alone will have power to make the appointment.

MERGER OR CONSOLIDATION OF TRUSTEES

         Generally, any person or successor to any of the trustees may be a successor trustee to any of the trustees, including a successor resulting from a merger or consolidation. However, any successor trustee must meet all of the qualifications and eligibility standards to act as a trustee.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF TEAM FINANCIAL CAPITAL TRUST

         Team Financial Capital Trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other person, except as described below. For these purposes, if we consolidate or merge with another entity, or transfer or sell substantially all of our assets to another entity, in some cases that transaction may be considered to involve a replacement of Team Financial Capital Trust, and the conditions set forth below would apply to such transaction. Team Financial Capital Trust may, at our request, with the consent of the administrative trustees and without the consent of the holders of the preferred securities, the property trustee or the Delaware trustee, undertake a transaction listed above if the following conditions are met:

         o the successor entity either (1) expressly assumes all of the obligations of Team Financial Capital Trust with respect to the preferred securities, or (2) substitutes for the preferred securities other securities having substantially the same terms as the preferred securities, referred to as "successor securities," so long as the successor securities rank the same in priority as the preferred securities with respect to distributions and payments upon liquidation, redemption and otherwise;

         o we appoint a trustee of the successor entity possessing substantially the same powers and duties as the property trustee in its capacity as the holder of the debentures;

         o the successor securities are listed or traded or will be listed or traded on any national securities exchange or other organization on which the preferred securities are then listed, if any;

         o the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the preferred securities, including any successor securities, in any material respect;

         o the successor entity has a purpose substantially identical to that of Team Financial Capital Trust;

         o prior to the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, we have received an opinion from independent counsel that (1) any



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                  transaction of this kind does not adversely affect the rights, preferences and privileges of the holders of the preferred securities, including any successor securities, in any material respect, and (2) following the transaction, neither Team Financial Capital Trust nor the successor entity will be required to register as an "investment company" under the Investment Company Act; and

         o we own all of the common securities of the successor entity and guarantee the obligations of the successor entity under the successor securities at least to the extent provided by the guarantee, the debentures, the trust agreement and the expense agreement.

Notwithstanding the foregoing, Team Financial Capital Trust may not, except with the consent of every holder of the preferred securities, enter into any transaction of this kind if the transaction would cause Team Financial Capital Trust or the successor entity not to be classified as a grantor trust for federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF TRUST AGREEMENT

         Except as described below and under "Description of the Guarantee -- Amendments and Assignment" on page ___, and as otherwise required by the Trust Indenture Act and the trust agreement, the holders of the preferred securities will have no voting rights.

         The trust agreement may be amended from time to time by us, as holders of the common securities, and the trustees, without the consent of the holders of the preferred securities, in the following circumstances:

         o with respect to acceptance of appointment by a successor trustee;

         o to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement, as long as the amendment is not inconsistent with the other provisions of the trust agreement and does not have a material adverse effect on the interests of any holder of trust securities; or

         o to modify, eliminate or add to any provisions of the trust agreement if necessary to ensure that Team Financial Capital Trust will be classified for federal income tax purposes as a grantor trust at all times that any trust securities are outstanding or to ensure that Team Financial Capital Trust will not be required to register as an "investment company" under the Investment Company Act.

         With the consent of the holders of a majority of the aggregate liquidation amount of the outstanding trust securities, we and the trustees may amend the trust agreement if the trustees receive an opinion of counsel to the effect that the amendment or the exercise of any power granted to the trustees in accordance with the amendment will not affect Team Financial Capital Trust's status as a grantor trust for federal income tax purposes or Team Financial Capital Trust's



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exemption from status as an "investment company" under the Investment Company
Act. However, without the consent of each holder of trust securities, the trust agreement may not be amended to (1) change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date, or (2) restrict the right of a holder of trust securities to institute suit for the enforcement of the payment on or after that date.

         As long as the property trustee holds any debentures, the trustees will not, without obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding preferred securities:

         o direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or executing any trust or power conferred on the property trustee with respect to the debentures;

         o        waive any past default that is waivable under the indenture;

         o exercise any right to rescind or annul a declaration that the principal of all the debentures will be due and payable; or

         o consent to any amendment or termination of the indenture or the debentures, where the property trustee's consent is required. However, where a consent under the indenture requires the consent of each holder of the affected debentures, no consent will be given by the property trustee without the prior consent of each holder of the preferred securities.

The trustees may not revoke any action previously authorized or approved by a vote of the holders of the preferred securities except by subsequent vote of the holders of the preferred securities. The property trustee will notify each holder of preferred securities of any notice of default with respect to the debentures. In addition to obtaining the foregoing approvals of the holders of the preferred securities, prior to taking any of the foregoing actions, the trustees must obtain an opinion of counsel experienced in these matters to the effect that Team Financial Capital Trust will not be classified as an association taxable as a corporation for federal income tax purposes on account of the action.

         Any required approval of holders of trust securities may be given at a meeting or by written consent. The property trustee will cause a notice of any meeting at which holders of the trust securities are entitled to vote, or of any matter upon which action by written consent of the holders is to be taken, to be given to each holder of record of trust securities.

         No vote or consent of the holders of preferred securities will be required for Team Financial Capital Trust to redeem and cancel its preferred securities in accordance with the trust agreement.

         Notwithstanding the fact that holders of preferred securities are entitled to vote or consent under any of the circumstances described above, any of the preferred securities that are owned by



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us, the trustees or any of our affiliates or any trustee, will, for purposes of the vote or consent, be treated as if they were not outstanding.

GLOBAL PREFERRED SECURITIES

         The preferred securities will be represented by one or more global preferred securities registered in the name of The Depository Trust Company, New York, New York, or its nominee. A global preferred security is a security representing interests of more than one beneficial holder. Ownership of beneficial interests in the global preferred securities will be reflected in DTC participant account records through DTC's book-entry transfer and registration system. Participants are brokers, dealers, or others having accounts with DTC. Indirect beneficial interests of other persons investing in the preferred securities will be shown on, and transfers will be effected only through, records maintained by DTC participants. Except as described below, preferred securities in definitive form will not be issued in exchange for the global preferred securities. See "Book-Entry Issuance" beginning on page ___.

         No global preferred security may be exchanged for preferred securities registered in the names of persons other than DTC or its nominee unless:

         o DTC notifies the indenture trustee that it is unwilling or unable to continue as a depositary for the global preferred security and we are unable to locate a qualified successor depositary;

         o we execute and deliver to the indenture trustee a written order stating that we elect to terminate the book-entry system through DTC; or

         o there shall have occurred and be continuing an event of default under the indenture.

Any global preferred security that is exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in the names as DTC shall direct. It is expected that the instructions will be based upon directions received by DTC with respect to ownership of beneficial interests in the global preferred security. If preferred securities are issued in definitive form, the preferred securities will be in denominations of $1,000, and multiples of $1,000, and may be transferred or exchanged at the offices described below.

         Unless and until it is exchanged in whole or in part for the individual preferred securities represented thereby, a global preferred security may not be transferred except as a whole by DTC to a nominee of DTC, by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor depositary or any nominee of the successor.

         Payments on global preferred securities will be made to DTC, as the depositary for the global preferred securities. If the preferred securities are issued in definitive form, distributions will be payable by check mailed to the address of record of the persons entitled to the distribution, and the transfer of the preferred securities will be registrable, and preferred securities will be exchangeable for preferred securities of other denominations of a like aggregate liquidation amount, at the corporate office of the property trustee, or at the offices of any paying



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agent or transfer agent appointed by the administrative trustees. In addition, if the preferred securities are issued in definitive form, the record dates for payment of distributions will be the 15th day of the month in which the relevant distribution date occurs. For a description of the terms of DTC arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Book-Entry Issuance" beginning on page ___.

         Upon the issuance of one or more global preferred securities, and the deposit of the global preferred security with or on behalf of DTC or its nominee, DTC or its nominee will credit, on its book-entry registration and transfer system, the respective aggregate liquidation amounts of the individual preferred securities represented by the global preferred security to the designated accounts of persons that participate in the DTC system. These participant accounts will be designated by the dealers, underwriters or agents selling the preferred securities. Ownership of beneficial interests in a global preferred security will be limited to persons or entities having an account with DTC or who may hold interests through participants. With respect to interests of any person or entity that is a DTC participant, ownership of beneficial interests in a global preferred security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee. With respect to persons or entities who hold interests in a global preferred security through a participant, the interest and any transfer of the interest will be shown only on the participant's records. The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global preferred security.

         So long as DTC or another depositary, or its nominee, is the registered owner of the global preferred security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the preferred securities represented by the global preferred security for all purposes under the trust agreement. Except as described in this prospectus, owners of beneficial interests in a global preferred security will not be entitled to have any of the individual preferred securities represented by the global preferred security registered in their names, will not receive or be entitled to receive physical delivery of any of the preferred securities in definitive form and will not be considered the owners or holders of the preferred securities under the trust agreement.

         None of us, the property trustee, any paying agent or the securities registrar for the preferred securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global preferred security representing the preferred securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

         We expect that DTC or its nominee, upon receipt of any payment of the liquidation amount or distributions in respect of a global preferred security, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interest in the aggregate liquidation amount of the global preferred security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global preferred security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the



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accounts of customers in bearer form or registered in "street name." The payments will be the responsibility of the participants. See "Book-Entry Issuance" beginning on page ___.

PAYMENT AND PAYING AGENCY

         Payments in respect of the preferred securities shall be made to DTC, which shall credit the relevant accounts of participants on the applicable distribution dates, or, if any of the preferred securities are not held by DTC, the payments shall be made by check mailed to the address of the holder as listed on the register of holders of the preferred securities. The paying agent for the preferred securities will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to us and the administrative trustees. The paying agent for the preferred securities may resign as paying agent upon 30 days' written notice to the administrative trustees, the property trustee and us. If the property trustee no longer is the paying agent for the preferred securities, the administrative trustees will appoint a successor to act as paying agent. The successor must be a bank or trust company acceptable to us and the property trustee.

REGISTRAR AND TRANSFER AGENT

         The property trustee will act as the registrar and the transfer agent for the preferred securities. Registration of transfers of preferred securities will be effected without charge by or on behalf of Team Financial Capital Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. Team Financial Capital Trust and its registrar and transfer agent will not be required to register or cause to be registered the transfer of preferred securities after they have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

         The property trustee undertakes to perform only the duties set forth in the trust agreement and as required by the Trust Indenture Act. After the occurrence of an event of default that is continuing, the property trustee must exercise the same degree of care and skill as a prudent person exercises or uses in the conduct of his or her own affairs. The property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred. If no event of default under the trust agreement has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous or inconsistent provisions in the trust agreement or is unsure of the application of any provision of the trust agreement, and the matter is not one on which holders of preferred securities are entitled to vote, then the property trustee will take the action directed in writing by us. If the property trustee is not so directed, then it will take the action it deems advisable and in the best interests of the holders of the trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.



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MISCELLANEOUS

         The administrative trustees are authorized and directed to conduct the affairs of and to operate Team Financial Capital Trust in such a way that:

         o Team Financial Capital Trust will not be deemed to be an "investment company" required to be registered under Investment Company Act;

         o Team Financial Capital Trust will not be classified as an association taxable as a corporation for federal income tax purposes; and

         o the debentures will be treated as indebtedness incurred by us for federal income tax purposes.

In this regard, we and the administrative trustees are authorized to take any action not inconsistent with applicable law, the certificate of trust or the trust agreement, that we and the administrative trustees determine to be necessary or desirable for these purposes.

         Holders of the preferred securities have no preemptive or similar rights. The trust agreement and the trust securities will be governed by Delaware law.



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                          DESCRIPTION OF THE DEBENTURES

         Concurrently with the issuance of the preferred securities, Team Financial Capital Trust will invest the proceeds from the sale of the trust securities in the debentures issued by us. The debentures will be issued as unsecured debt under the indenture between us and Wilmington Trust Company, as indenture trustee. The indenture will be qualified under the Trust Indenture Act.

         The following discussion contains a description of the material provisions of the debentures and is subject to, and is qualified in its entirety by reference to, the indenture and to the Trust Indenture Act. We urge prospective investors to read the form of the indenture, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

GENERAL

         The debentures will be limited in aggregate principal amount to $13,917,530, or $16,005,160 if the underwriters' over-allotment option is exercised in full. This amount represents the sum of the aggregate stated liquidation amounts of the trust securities. The debentures will bear interest at the annual rate of ______% of the principal amount. The interest will be payable quarterly on March 31, June 30, September 30 and December 31 of each year, beginning September 30, 2001, to the person in whose name each debenture is registered at the close of business on the 15th day of the month in which the relevant distribution occurs. It is anticipated that, until the liquidation, if any, of the trust, the debentures will be held in the name of the property trustee in trust for the benefit of the holders of the trust securities.

         The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. If any date on which interest is payable on the debentures is not a business day, then payment of interest will be made on the next day that is a business day without any additional interest or other payment in respect of the delay. However, if the next business day is in the next calendar year, payment of interest will be made on the immediately preceding business day. Accrued interest that is not paid on the applicable interest payment date will bear additional interest on the amount due at the annual rate of ______%, compounded quarterly.

         The debentures will mature on ____________, 2031, the stated maturity date. We may shorten this date once at any time to any date after _______________, 2006, subject to the prior approval of the Federal Reserve, if required by law or regulation.

         We will give notice to the indenture trustee and the holders of the debentures, no more than 180 days and no less than 30 days prior to the effectiveness of any change in the stated maturity date. We will not have the right to redeem the debentures from Team Financial Capital Trust until after ______________, 2006, except if (1) a Tax Event, an Investment Company Event or a Capital Treatment Event, which terms are defined on pages __________, has occurred, or (2) we repurchase preferred securities in the market, in which case we can elect to



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redeem debentures specifically in exchange for a like amount of preferred securities owned by us plus a proportionate amount of common securities.

         The debentures will be unsecured and will rank junior to all of our senior and subordinated debt, including indebtedness we may incur in the future. Because we are a holding company, our right to participate in any distribution of assets of any of our subsidiaries, upon any subsidiary's liquidation or reorganization or otherwise, and thus the ability of holders of the debentures to benefit indirectly from any distribution by a subsidiary, is subject to the prior claim of creditors of the subsidiary, except to the extent that we may be recognized as a creditor of the subsidiary. The debentures will, therefore, be effectively subordinated to all existing and future liabilities of our subsidiaries, and holders of debentures should look only to our assets for payment. The indenture does not limit our ability to incur or issue secured or unsecured senior and junior debt. See "--Subordination" beginning on page ___.

         The indenture does not contain provisions that afford holders of the debentures protection in the event of a highly leveraged transaction or other similar transaction involving us, nor does it require us to maintain or achieve any financial performance levels or to obtain or maintain any credit rating on the debentures.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

         As long as no event of default under the indenture has occurred and is continuing, we have the right under the indenture to defer the payment of interest on the debentures at any time for a period not exceeding 20 consecutive quarters. However, no extension period may extend beyond the stated maturity of the debentures or end on a date other than a date interest is normally due. At the end of an extension period, we must pay all interest then accrued and unpaid, together with interest thereon at the annual rate of ______%, compounded quarterly. During an extension period, interest will continue to accrue and holders of debentures, or the holders of preferred securities if they are then outstanding, will be required to accrue and recognize as income for federal income tax purposes the accrued but unpaid interest amounts in the year in which such amounts accrued. See "Material Federal Income Tax Consequences -- Interest Payment Period and Original Issue Discount" on page ___.

         During an extension period, we may not:

         o declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, other than stock dividends, non-cash dividends in connection with the implementation of a stockholders' rights plan, purchases of common stock in connection with employee benefit plans or in connection with the reclassification of any class of capital stock into another class of capital stock, or allow any of our direct or indirect subsidiaries to do the same with respect to their capital stock, other than payment of dividends or distributions to us or to any of our direct or indirect subsidiaries;



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         o        make, or allow any of our direct or indirect subsidiaries to make, any payment of principal, interest or premium on, or repay, repurchase or redeem any debt securities issued by us that rank equally with or junior to the debentures;

         o make, or allow any of our direct or indirect subsidiaries to make, any guarantee payments with respect to any other guarantee by us of any other debt securities of any of our direct or indirect subsidiaries if the guarantee ranks equally with or junior to the debentures, other than payments under the guarantee; or

         o redeem, purchase or acquire less than all of the debentures or any of the preferred securities.

         Prior to the termination of any extension period, so long as no event of default under the indenture is continuing, we may further defer the payment of interest subject to the above stated requirements. Upon the termination of any extension period and the payment of all amounts then due, we may elect to begin a new extension period at any time. We do not currently intend to exercise our right to defer payments of interest on the debentures.

         We must give the property trustee, the administrative trustees and the indenture trustee notice of our election of an extension period at least two business days prior to the earlier of (1) the next date on which distributions on the trust securities would have been payable except for the election to begin an extension period, or (2) the date we are required to give notice of the record date, or the date the distributions are payable, to Nasdaq, or other applicable exchange of self-regulatory organization, or to holders of the preferred securities, but in any event at least one business day prior to the record date.

         Other than as described above, there is no limitation on the number of times that we may elect to begin an extension period.

ADDITIONAL SUMS TO BE PAID AS A RESULT OF ADDITIONAL TAXES

         If Team Financial Capital Trust is required to pay any additional taxes, duties, assessments or other governmental charges as a result of the occurrence of a Tax Event, we will pay as additional interest on the debentures any amounts which may be required so that the net amounts received and retained by Team Financial Capital Trust after paying any additional taxes, duties, assessments or other governmental charges will not be less than the amounts Team Financial Capital Trust would have received had the additional taxes, duties, assessments or other governmental charges not been imposed.

REDEMPTION

         Subject to prior approval of the Federal Reserve, if required by law or regulation, we may redeem the debentures prior to maturity:

         o on or after ______________, 2006, in whole at any time or in part from time to time;



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         o        in whole at any time within 180 days following the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event; or

         o at any time to the extent of any preferred securities we purchase, plus a proportionate amount of the common securities we hold.

In each case we will pay a redemption price equal to the accrued and unpaid interest on the debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount of the redeemed debentures.

         Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of debentures to be redeemed at its registered address. Redemption of less than all outstanding debentures must be effected proportionately, by lot or in any other manner deemed to be fair and appropriate by the indenture trustee. Unless we default in payment of the redemption price for the debentures, on and after the redemption date interest will no longer accrue on the debentures or the portions of the debentures called for redemption.

         The debentures will not be subject to any sinking fund.

DISTRIBUTION UPON LIQUIDATION

         As described on pages ______ under "Description of the Preferred Securities -- Liquidation Distribution Upon Termination," under certain circumstances and with the Federal Reserve's approval, the debentures may be distributed to the holders of the preferred securities in liquidation of Team Financial Capital Trust after satisfaction of liabilities to creditors of Team Financial Capital Trust. If this occurs, we will use our best efforts to designate the debentures for inclusion on Nasdaq or to list them on a national exchange, if the preferred securities are then included or listed. There can be no assurance as to the market price of any debentures that may be distributed to the holders of preferred securities.

RESTRICTIONS ON PAYMENTS

         We are restricted from making certain payments (as described below) if we have chosen to defer payment of interest on the debentures, if an event of default has occurred and is continuing under the indenture, or if we are in default with respect to our obligations under the guarantee.

         If any of these events occur, we may not:

         o declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock, other than stock dividends, non-cash dividends in connection with the implementation of a stockholders' rights plan, purchases of common stock in connection with employee benefit plans or in connection with the reclassification of any class of our capital stock into another class of capital stock, or allow any of our direct or indirect



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                  subsidiaries to do the same with respect to their capital
                  stock, other than payment of dividends or distributions to us or to any of our direct or indirect subsidiaries;

         o make, or allow any of our direct or indirect subsidiaries to make, any payment of principal, interest or premium on, or repay or repurchase or redeem any of our debt securities that rank equally with or junior to the debentures;

         o make, or allow any of our direct or indirect subsidiaries to make, any guarantee payments with respect to any guarantee by us of the debt securities of any of our direct or indirect subsidiaries if the guarantee ranks equally with or junior to the debentures, other than payments under the guarantee; or

         o redeem, purchase or acquire less than all of the debentures or any of the preferred securities.

SUBORDINATION

         The debentures are subordinated and junior in right of payment to all of our senior and subordinated debt, as defined below. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up or reorganization of our company, whether voluntary or involuntary in bankruptcy, insolvency, receivership or other proceedings in connection with any insolvency or bankruptcy proceedings, the holders of our senior and subordinated debt will first be entitled to receive payment in full of principal and interest before the holders of debentures will be entitled to receive or retain any payment in respect of the debentures.

         If the maturity of any debentures is accelerated, the holders of all of our senior and subordinated debt outstanding at the time of the acceleration will also be entitled to first receive payment in full of all amounts due to them, including any amounts due upon acceleration, before the holders of the debentures will be entitled to receive or retain any principal or interest payments on the debentures.

         No payments of principal or interest on the debentures may be made if there has occurred and is continuing a default in any payment with respect to any of our senior or subordinated debt or an event of default with respect to any of our senior or subordinated debt resulting in the acceleration of the maturity of the senior or subordinated debt, or if any judicial proceeding is pending with respect to any default.

         The term "debt" means, with respect to any person, whether recourse is to all, or a portion, of the assets of the person and whether or not contingent:

         o        every obligation of the person for money borrowed;

         o every obligation of the person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;



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         o        every reimbursement obligation of the person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of the person;

         o every obligation of the person issued or assumed as the deferred purchase price of property or services, excluding trade accounts payable or accrued liabilities arising in the ordinary course of business;

         o        every capital lease obligation of the person; and

         o every obligation of the type referred to in the first five points of another person and all dividends of another person the payment of which, in either case, the first person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

         The term "senior debt" means the principal of, and premium and interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us, on, debt, whether incurred on or prior to the date of the indenture or incurred after such date. However, senior debt will not be deemed to include:

         o any debt where it is provided in the instrument creating the debt that the obligations are not superior in right of payment to the debentures or to other debt which is equal with, or subordinated to, the debentures;

         o any of our debt that when incurred and without regard to any election under the federal bankruptcy laws, was without recourse to us;

         o        any debt of ours to any of our non-bank subsidiaries;

         o        any debt to any of our employees;

         o any debt that by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of the debt by the holders of the debentures as a result of the subordination provisions of the indenture would be greater than they otherwise would have been as a result of any obligation of the holders to pay amounts over to the obligees on the trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which the debt is subject; and

         o        debt which constitutes subordinated debt.

         The term "subordinated debt" means the principal of, and premium and interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us, on, debt. Subordinated debt includes debt incurred on or prior to the date of the indenture or thereafter incurred, which is by its terms expressly provided to be junior and subordinate to other debt of ours, other than the debentures. However, subordinated debt will not be deemed to include:



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         o        any of our debt that when incurred and without regard to any election under the federal bankruptcy laws was without recourse to us;

         o        any debt of ours to any of our subsidiaries;

         o        any debt to any of our employees;

         o any debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of the debt by the holders of the debentures as a result of the subordination provisions of the indenture would be greater than they otherwise would have been as a result of any obligation of the holders to pay amounts over to the obligees on the trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which the debt is subject;

         o        debt which constitutes senior debt; and

         o any debt of ours under debt securities (and guarantees in respect of these debt securities) initially issued to any trust, or a trustee of a trust, partnership or other entity affiliated with us that is, directly or indirectly, our finance subsidiary in connection with the issuance by that entity of preferred securities or other securities which are intended to qualify for Tier I capital treatment.

         We expect from time to time to incur additional indebtedness, and there is no limitation under the indenture on the amount of indebtedness we may incur. We had consolidated senior debt of approximately $47.5 million outstanding principal amount at March 31, 2001. Although we expect to repay approximately $1.5 million of our short-term borrowings from the sale of the debentures, we expect to incur additional senior or subordinated debt in the future.

PAYMENT AND PAYING AGENTS

         Generally, payment of principal of and interest on the debentures will be made at the office of the indenture trustee in Wilmington, Delaware. However, we have the option to make payment of any interest by (1) check mailed to the address of the person entitled to payment at the address listed in the register of holders of the debentures, or (2) wire transfer to an account maintained by the person entitled thereto as specified in the register of holders of the debentures, if proper transfer instructions have been received by the applicable record date. Payment of any interest on debentures will be made to the person in whose name the debenture is registered at the close of business on the regular record date for the interest payment, except in the case of defaulted interest.

         Any moneys deposited with the indenture trustee or any paying agent for the debentures, or then held by us in trust, for the payment of the principal of or interest on the debentures and remaining unclaimed for two years after the principal or interest has become due and payable, will be repaid to us on June 30 of each year. If we hold any of this money in trust, then it will be



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discharged from Team Financial Capital Trust to us and the holder of the debenture will thereafter look, as a general unsecured creditor, only to us for payment.

REGISTRAR AND TRANSFER AGENT

         The indenture trustee will act as the registrar and the transfer agent for the debentures. Debentures may be presented for registration of transfer, with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed, at the office of the registrar. Provided that we maintain a transfer agent in Wilmington, Delaware or New York, New York, we may rescind the designation of any transfer agent or approve a change in the location through which any transfer agent acts. We may at any time designate additional transfer agents with respect to the debentures.

         If we redeem any of the debentures, neither we nor the indenture trustee will be required to (1) issue, register the transfer of or exchange any debentures during a period beginning at the opening of business 15 days before the day of the mailing of and ending at the close of business on the day of the mailing of the relevant notice of redemption, or (2) transfer or exchange any debentures so selected for redemption, except, in the case of any debentures being redeemed in part, any portion not to be redeemed.

MODIFICATION OF INDENTURE

         We and the indenture trustee may, from time to time without the consent of the holders of the debentures, amend, waive our rights under or supplement the indenture for purposes which do not materially adversely affect the rights of the holders of the debentures. Other changes may be made by us and the indenture trustee with the consent of the holders of a majority in total principal amount of the outstanding debentures. However, without the consent of the holder of each outstanding debenture affected by the proposed modification, no modification may:

         o        extend the maturity date of the debentures;

         o reduce the principal amount or the rate or extend the time of payment of interest; or

         o reduce the percentage of principal amount of debentures required to amend the indenture.

As long as any of the preferred securities remain outstanding, no modification of the indenture may be made that requires the consent of the holders of the debentures, no termination of the indenture may occur, and no waiver of any event of default under the indenture may be effective, without the prior consent of the holders of a majority of the aggregate liquidation amount of the preferred securities.



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DEBENTURE EVENTS OF DEFAULT

         The indenture provides that any one or more of the following events with respect to the debentures constitutes an event of default under the indenture:

         o our failure to pay any interest on the debentures for 30 days after the due date, except where we have properly extended the interest payment;

         o our failure to pay any principal on the debentures when due whether at maturity, upon redemption or otherwise;

         o our failure to observe or perform in any material respect any other covenants or agreements contained in the indenture for 90 days after written notice to us from the indenture trustee or the holders of at least 25% in aggregate outstanding principal amount of the debentures; or

         o our bankruptcy, insolvency or reorganization or dissolution of Team Financial Capital Trust (except for certain transactions specifically permitted by the trust agreement).

         The holders of a majority of the aggregate outstanding principal amount of the debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee. The indenture trustee, or the holders of at least 25% in aggregate outstanding principal amount of the debentures, may declare the principal due and payable immediately upon an event of default under the indenture. The holders of a majority of the outstanding principal amount of the debentures may rescind and annul the declaration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration, has been deposited with the indenture trustee. The holders may not annul the declaration and waive a default if the default is the non-payment of the principal of the debentures which has become due solely by the acceleration. Should the holders of the debentures fail to annul the declaration and waive the default, the holders of at least 25% in aggregate liquidation amount of the preferred securities will have this right.

         If an event of default under the indenture has occurred and is continuing, the property trustee will have the right to declare the principal of and the interest on the debentures, and any other amounts payable under the indenture, to be immediately due and payable and to enforce its other rights as a creditor with respect to the debentures.

         We are required to file annually with the indenture trustee a certificate as to whether or not we are in compliance with all of the conditions and covenants applicable to us under the indenture.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF THE PREFERRED SECURITIES

         If an event of default under the indenture has occurred and is continuing and the event is attributable to the failure by us to pay interest on or principal of the debentures on the date on



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which the payment is due and payable, then a holder of preferred securities may institute a direct action against us to compel us to make the payment. We may not amend the indenture to remove the foregoing right to bring a direct action without the prior written consent of all of the holders of the preferred securities. If the right to bring a direct action is removed, Team Financial Capital Trust may become subject to the reporting obligations under the Exchange Act.

         The holders of the preferred securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the debentures unless there has been an event of default under the trust agreement. See "Description of the Preferred Securities -- Events of Default; Notice" on page ___.

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

         We may not consolidate with or merge into any other entity or convey or transfer our properties and assets substantially as an entirety to any entity, and no entity may be consolidated with or merged into us or sell, convey, transfer or otherwise dispose of its properties and assets substantially as an entirety to us, unless:

         o if we consolidate with or merge into another person or convey or transfer our properties and assets substantially as an entirety to any person, the successor person is organized under the laws of the United States or any state or the District of Columbia, and the successor person expressly assumes by supplemental indenture our obligations on the debentures;

         o immediately after the transaction, no event of default under the indenture, and no event which, after notice or lapse of time, or both, would become an event of default under the indenture, has occurred and is continuing; and

         o certain other conditions as prescribed in the indenture are satisfied.

         Under certain circumstances, if we consolidate or merge with another entity, or transfer or sell substantially all of our assets to another entity, such transaction may be considered to involve a replacement of Team Financial Capital Trust, and the provisions of the trust agreement relating to a replacement of Team Financial Capital Trust would apply to such transaction. See "Description of the Preferred Securities -- Mergers, Consolidations, Amalgamations or Replacements of Team Financial Capital Trust" beginning on page
___.

SATISFACTION AND DISCHARGE

         The indenture will cease to be of further effect and we will be deemed to have satisfied and discharged our obligations under the indenture when all debentures not previously delivered to the indenture trustee for cancellation:

         o        have become due and payable; or



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         o        will become due and payable at their stated maturity within one year or are to be called for redemption within one year, and we deposit or cause to be deposited with the indenture trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the debentures not previously delivered to the indenture trustee for cancellation, for the principal and interest due to the date of the deposit or to the stated maturity or redemption date, as the case may be.

         We may still be required to provide officers' certificates, opinions of counsel and pay fees and expenses due after these events occur.

GOVERNING LAW

         The indenture and the debentures will be governed by and construed in accordance with Kansas law.

INFORMATION CONCERNING THE INDENTURE TRUSTEE

         The indenture trustee is subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to these provisions, the indenture trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of debentures, unless offered reasonable security or indemnity by the holder against the costs, expenses and liabilities which might be incurred. The indenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the indenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

MISCELLANEOUS

         We have agreed, pursuant to the indenture, for so long as preferred securities remain outstanding:

         o to maintain directly or indirectly 100% ownership of the common securities of Team Financial Capital Trust, except that certain successors that are permitted pursuant to the indenture may succeed to our ownership of the common securities;

         o not to voluntarily terminate, wind up or liquidate Team Financial Capital Trust without prior approval of the Federal Reserve, if required by law or regulation;

         o to use our reasonable efforts to cause Team Financial Capital Trust (1) to remain a business trust, and to avoid involuntary termination, winding up or liquidation, except in connection with a distribution of debentures, the redemption of all of the trust securities or mergers, consolidations or amalgamations, each as permitted by the trust agreement, and
                  (2) to otherwise continue not to be treated as an association taxable as a corporation or a partnership for federal income tax purposes;



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         o        to use our reasonable efforts to cause each holder of trust securities to be treated as owning an individual beneficial interest in the debentures;

         o to use our reasonable efforts to maintain the eligibility of the preferred securities for quotation or listing on any national securities exchange or other organization for as long as the preferred securities are outstanding; and

         o not to issue directly or indirectly additional trust preferred securities that are senior in right of payment to the preferred securities.



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                               BOOK-ENTRY ISSUANCE

GENERAL

         DTC will act as securities depositary for the preferred securities and may act as securities depositary for all of the debentures in the event of the distribution of the debentures to the holders of preferred securities. Except as described below, the preferred securities will be issued only as registered securities in the name of Cede & Co., as DTC's nominee. One or more global preferred securities will be issued for the preferred securities and will be deposited with DTC.

         DTC is a limited purpose trust company organized under New York banking law, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to indirect participants, such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

         Purchases of preferred securities within the DTC system must be made by or through direct participants, which will receive a credit for the preferred securities on the DTC's records. The ownership interest of each actual purchaser of each preferred security is in turn to be recorded on the direct and indirect participants' records. These beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased preferred securities. Transfers of ownership interests in the preferred securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interest in preferred securities, except if use of the book-entry-only system for the preferred securities is discontinued.

         DTC will have no knowledge of the actual beneficial owners of the preferred securities; DTC's records reflect only the identity of the direct participants to whose accounts the preferred securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.



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         The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be accurate, but we and Team Financial Capital Trust assume no responsibility for the accuracy thereof. Neither we nor Team Financial Capital Trust have any responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.

NOTICES AND VOTING

         Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

         Redemption notices will be sent to Cede & Co. as the registered holder of the preferred securities. If less than all of the preferred securities are being redeemed, the amount to be redeemed will be determined in accordance with the trust agreement.

         Although voting with respect to the preferred securities is limited to the holders of record of the preferred securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to preferred securities. Under its usual procedures, DTC would mail an omnibus proxy to the property trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the preferred securities are credited on the record date.

DISTRIBUTION OF FUNDS

         The property trustee will make distributions on the preferred securities to DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of the participant and not of DTC, the property trustee, Team Financial Capital Trust or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the property trustee, disbursement of the payments to direct participants is the responsibility of DTC, and disbursements of the payments to the beneficial owners is the responsibility of direct and indirect participants.

SUCCESSOR DEPOSITARIES AND TERMINATION OF BOOK-ENTRY SYSTEM

         DTC may discontinue providing its services with respect to any of the preferred securities at any time by giving reasonable notice to the property trustee or us. If no successor securities depositary is obtained, definitive certificates representing the preferred securities are required to be printed and delivered. We also have the option to discontinue use of the system of book-entry transfers through DTC, or a successor depositary. After an event of default under the indenture,



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the holders of a majority in liquidation amount of preferred securities may determine to discontinue the system of book-entry transfers through DTC. In these events, definitive certificates for the preferred securities will be printed and delivered.



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                          DESCRIPTION OF THE GUARANTEE

         The preferred securities guarantee agreement will be executed and delivered by us concurrently with the issuance of the preferred securities for the benefit of the holders of the preferred securities. The guarantee agreement will be qualified as an indenture under the Trust Indenture Act. Wilmington Trust Company, the guarantee trustee, will act as trustee for purposes of complying with the provisions of the Trust Indenture Act, and will also hold the guarantee for the benefit of the holders of the preferred securities.

         The following discussion contains a description of the material provisions of the guarantee and is subject to, and is qualified in its entirety by reference to, the guarantee agreement and to the Trust Indenture Act. We urge prospective investors to read the form of the guarantee agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

GENERAL

         We agree to pay in full on a subordinated basis, to the extent described in the guarantee agreement, the guarantee payments, as defined below, to the holders of the preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that Team Financial Capital Trust may have or assert other than the defense of payment.

         The following payments with respect to the preferred securities are called the "guarantee payments" and, to the extent not paid or made by Team Financial Capital Trust and to the extent that Team Financial Capital Trust has funds available for those distributions, will be subject to the guarantee:

         o any accumulated and unpaid distributions required to be paid on the preferred securities;

         o with respect to any preferred securities called for redemption, the redemption price; and

         o upon a voluntary or involuntary dissolution, winding up or termination of Team Financial Capital Trust, other than in connection with the distribution of debentures to the holders of preferred securities in exchange for preferred securities, the lesser of:

                           (1) the amount of the liquidation distribution; or

                           (2) the amount of assets of Team Financial Capital
                  Trust remaining available for distribution to holders of preferred securities in liquidation of the trust.



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We may satisfy our obligations to make a guarantee payment by making a direct payment of the required amounts to the holders of the preferred securities or by causing Team Financial Capital Trust to pay the amounts to the holders.

         The guarantee agreement is a guarantee, on a subordinated basis, of the guarantee payments, but the guarantee only applies to the extent Team Financial Capital Trust has funds available for those distributions. If we do not make interest payments on the debentures purchased by Team Financial Capital Trust, Team Financial Capital Trust will not have funds available to make the distributions and will not pay distributions on the preferred securities.

STATUS OF THE GUARANTEE

         The guarantee constitutes our unsecured obligation that ranks subordinate and junior in right of payment to all of our senior and subordinated debt in the same manner as the debentures. We expect to incur additional indebtedness in the future, although we have no specific plans in this regard presently, and neither the indenture nor the trust agreement limits the amounts of the obligations that we may incur.

         The guarantee constitutes a guarantee of payment and not of collection. If we fail to make guarantee payments when required, holders of preferred securities may institute a legal proceeding directly against us to enforce their rights under the guarantee without first instituting a legal proceeding against any other person or entity.

         The guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by Team Financial Capital Trust or upon distribution of the debentures to the holders of the preferred securities. Because we are a holding company, our right to participate in any distribution of assets of any subsidiary upon the subsidiary's liquidation or reorganization or otherwise is subject to the prior claims of creditors of that subsidiary, except to the extent we may be recognized as a creditor of that subsidiary. Our obligations under the guarantee, therefore, will be effectively subordinated to all existing and future liabilities of our subsidiaries, and claimants should look only to our assets for payments under the guarantee.

AMENDMENTS AND ASSIGNMENT

         Except with respect to any changes that do not materially adversely affect the rights of holders of the preferred securities, in which case no vote will be required, the guarantee may be amended only with the prior approval of the holders of a majority of the aggregate liquidation amount of the outstanding preferred securities. See "Description of the Preferred Securities--Voting Rights; Amendment of Trust Agreement" beginning on page ___.

EVENTS OF DEFAULT; REMEDIES

         An event of default under the guarantee agreement will occur upon our failure to make any required guarantee payments or to perform any other obligations under the guarantee. The holders of a majority in aggregate liquidation amount of the preferred securities will have the



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right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee and may direct the exercise of any power conferred upon the guarantee trustee under the guarantee agreement.

         Any holder of preferred securities may institute and prosecute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

         We are required to provide to the guarantee trustee annually a certificate as to whether or not we are in compliance with all of the conditions and covenants applicable to us under the guarantee agreement.

TERMINATION OF THE GUARANTEE

         The guarantee will terminate and be of no further force and effect upon:

         o full payment of the redemption price of the preferred securities;

         o full payment of the amounts payable upon liquidation of Team Financial Capital Trust; or

         o distribution of the debentures to the holders of the preferred securities.

If at any time any holder of the preferred securities must restore payment of any sums paid under the preferred securities or the guarantee, the guarantee will continue to be effective or will be reinstated with respect to such amounts.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

         The guarantee trustee, other than during the occurrence and continuance of our default in performance of the guarantee, undertakes to perform only those duties as are specifically set forth in the guarantee. When an event of default has occurred and is continuing, the guarantee trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to those provisions, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of any preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

EXPENSE AGREEMENT

         We will, pursuant to the agreement as to expenses and liabilities entered into by us and Team Financial Capital Trust under the trust agreement, irrevocably and unconditionally guarantee to each person or entity to whom Team Financial Capital Trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of Team Financial Capital Trust, other than obligations of Team Financial Capital Trust to pay to the holders of the preferred



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securities or other similar interests in Team Financial Capital Trust of the amounts due to the holders pursuant to the terms of the preferred securities or other similar interests, as the case may be. Third party creditors of Team Financial Capital Trust may proceed directly against us under the expense agreement, regardless of whether they had notice of the expense agreement.

GOVERNING LAW

         The guarantee will be governed by Kansas law.



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                  RELATIONSHIP AMONG THE PREFERRED SECURITIES,
                        THE DEBENTURES AND THE GUARANTEE

FULL AND UNCONDITIONAL GUARANTEE ON A SUBORDINATED BASIS

         We irrevocably guarantee, as and to the extent described in this prospectus, payments of distributions and other amounts due on the preferred securities, to the extent the trust has funds available for the payment of these amounts. We and Team Financial Capital Trust believe that, taken together, our obligations under the debentures, the indenture, the trust agreement, the expense agreement and the guarantee agreement provide, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of payment of distributions and other amounts due on the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes a guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the obligations of Team Financial Capital Trust under the preferred securities.

         If and to the extent that we do not make payments on the debentures, Team Financial Capital Trust will not pay distributions or other amounts due on the preferred securities. The guarantee does not cover payment of distributions when Team Financial Capital Trust does not have sufficient funds to pay the distributions. In this event, the remedy of a holder of preferred securities is to institute a legal proceeding directly against us for enforcement of payment of the distributions to the holder. Our obligations under the guarantee are subordinated and junior in right of payment to all of our other indebtedness.

SUFFICIENCY OF PAYMENTS

         As long as payments of interest and other payments are made when due on the debentures, these payments will be sufficient to cover distributions and other payments due on the preferred securities, primarily because:

         o the aggregate principal amount of the debentures will be equal to the sum of the aggregate stated liquidation amount of the trust securities;

         o the interest rate and interest and other payment dates on the debentures will match the distribution rate and distribution and other payment dates for the preferred securities;

         o we will pay for any and all costs, expenses and liabilities of Team Financial Capital Trust, except the obligations of Team Financial Capital Trust to pay to holders of the preferred securities the amounts due to the holders pursuant to the terms of the preferred securities; and

         o Team Financial Capital Trust will not engage in any activity that is not consistent with the limited purposes of Team Financial Capital Trust.



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ENFORCEMENT RIGHTS OF HOLDERS OF PREFERRED SECURITIES

         A holder of any preferred security may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the guarantee trustee, the trust or any other person. A default or event of default under any of our senior or subordinated debt would not constitute a default or event of default under the trust agreement. In the event, however, of payment defaults under, or acceleration of, our senior or subordinated debt, the subordination provisions of the indenture provide that no payments may be made in respect of the debentures until the obligations have been paid in full or any payment default has been cured or waived. Failure to make required payments on the debentures would constitute an event of default under the trust agreement.

LIMITED PURPOSE OF TEAM FINANCIAL CAPITAL TRUST

         The preferred securities evidence preferred undivided beneficial interests in the assets of Team Financial Capital Trust. Team Financial Capital Trust exists for the exclusive purposes of issuing the trust securities, investing the proceeds thereof in debentures issued by us and engaging in only those other activities necessary, advisable or incidental thereto. A principal difference between the rights of a holder of a preferred security and the rights of a holder of a debenture is that a holder of a debenture is entitled to receive from us the principal amount of and interest accrued on debentures held, while a holder of preferred securities is entitled to receive distributions from Team Financial Capital Trust, or from us under the guarantee agreement, if and to the extent Team Financial Capital Trust has funds available for the payment of the distributions.

RIGHTS UPON TERMINATION

         Upon any voluntary or involuntary termination, winding-up or liquidation of Team Financial Capital Trust involving the liquidation of the debentures, the holders of the preferred securities will be entitled to receive, out of assets held by Team Financial Capital Trust, the liquidation distribution in cash. See "Description of the Preferred Securities -- Liquidation Distribution Upon Termination" beginning on page ___.

         Upon our voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the debentures, would be a subordinated creditor of ours. Therefore, the property trustee would be subordinated in right of payment to all of our senior and subordinated debt, but is entitled to receive payment in full of principal and interest before any of our shareholders receive payments or distributions. Since we are the guarantor under the guarantee and have agreed to pay for all costs, expenses and liabilities of Team Financial Capital Trust other than the obligations of Team Financial Capital Trust to pay to holders of the preferred securities the amounts due to the holders pursuant to the terms of the preferred securities, the positions of a holder of the preferred securities and a holder of the debentures relative to our other creditors and to our stockholders in the event of liquidation or bankruptcy are expected to be substantially the same.



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                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

GENERAL

         The following is a summary of the material federal income tax consequences of the purchase, ownership and disposition of preferred securities. Except as otherwise specifically discussed below, this summary only addresses the federal income tax consequences to a person that acquires preferred securities on their original issue at the first price at which a substantial amount of the preferred securities was sold (the "issue price") and that is:

         o        an individual citizen or resident of the United States;

         o a corporation or partnership organized in or under the laws of the United States or any state thereof or the District of Columbia;

         o an estate the income of which is subject to federal income taxation regardless of its source; or

         o a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more US fiduciaries have the authority to control all the substantial decisions of such trust or certain trusts in existence on August 20, 1996 which were treated as domestic trusts and elected to continue such treatment (a "US Person").

         This summary does not address all federal income tax consequences that may be applicable to a US Person that is a beneficial owner of preferred securities, nor does it address the tax consequences to:

         o        persons that are not US Persons;

         o persons that may be subject to special treatment under federal income tax law, including, but not limited to, banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations and dealers in securities or currencies;

         o persons that will hold preferred securities as part of a position in a "straddle" or as part of a "hedging," "conversion" or other integrated investment transaction for federal income tax purposes;

         o        persons whose functional currency is not the US dollar; or

         o persons that do not hold preferred securities as capital assets.



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         This summary is based upon the Internal Revenue Code of 1986, Treasury regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Such changes may be applied retroactively in a manner that could cause the federal income tax consequences to vary materially from the consequences described below, possibly adversely affecting beneficial owners of preferred securities. The authorities on which this summary is based are subject to various interpretations, and it is therefore possible that the federal income tax treatment of the purchase, ownership and disposition of preferred securities may differ substantially from the treatment described below.

CLASSIFICATION OF THE DEBENTURES

         In the opinion of Jones & Keller, P.C., the debentures will be classified for federal income tax purposes under current law as our indebtedness, and, by acceptance of a preferred security, each holder covenants to treat the debentures as indebtedness and the preferred securities as evidence of an indirect beneficial ownership interest in the debentures. No assurance can be given, however, that this position will not be challenged by the IRS or, if challenged, that it will be sustained. The remainder of this discussion assumes that the debentures will be classified for federal income tax purposes as our indebtedness.

CLASSIFICATION OF TEAM FINANCIAL CAPITAL TRUST

         Under current law and assuming compliance with the terms of the trust agreement, in the opinion of Jones & Keller, P.C., Team Financial Capital Trust will be classified for federal income tax purposes as a grantor trust and not as an association taxable as a corporation. The following discussion regarding certain federal income tax consequences assumes that Team Financial Capital Trust will be treated as a grantor trust for federal income tax purposes.

         Each holder of preferred securities will be treated as owning, directly or indirectly, an interest in the debentures and, thus, will be required to take into account its pro rata share of interest on the debentures as interest income, including original issue discount, if any, paid or accrued with respect to the debentures whether or not cash is actually distributed to the holders of preferred securities. See "--Interest Income and Original Issue Discount."

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

         Except as set forth below, a US holder of a preferred security will take into account its pro rata share of interest on the debentures as interest income at the time it is paid or accrued in accordance with such holder's method of accounting for federal income tax purposes.

         We have the right, at any time and from time to time, subject to certain conditions, to defer interest on the debentures, which will in turn result in the deferral of interest on the preferred securities for a period not exceeding 20 consecutive quarters, but not beyond the maturity date of the preferred securities. Under Treasury regulations, remote contingencies that stated interest will not be timely paid are ignored in determining whether a debt instrument is issued with original issue discount. We have concluded that, as of the date of this prospectus, the likelihood of us exercising our option to defer payments of interest on the debentures is remote within the meaning of the Treasury regulations. Therefore, the debentures should not be treated as issued with OID. It should be noted that these Treasury regulations have not been addressed in any rulings or other interpretations by the IRS and it is possible that the IRS could take a position contrary to the interpretation described herein.

         Even though not anticipated, as described in the preceding paragraph, if payments of interest are deferred with respect to the debentures, the debentures would at that time be treated, solely for purposes of the OID rules, as having been retired and reissued with OID in an amount equal to the aggregate of all future payments of interest on the debentures. Accordingly, although the distributions would be deferred with respect to the preferred securities, a US holder of preferred securities would be required to accrue its pro rata share of interest on the debentures as OID on an economic accrual basis notwithstanding that we will not make any interest payments during such period on the debentures, and any US holder of preferred securities who disposes of the preferred securities prior to the record date for the payment of distributions following an extension period will be required to take into account any OID accrued during such period but will not receive from us any cash related thereto. If payment of interest on the debentures is deferred, OID will accrue over the remaining term of the debentures, and correspondingly with respect to the preferred securities, on a constant yield basis calculated in accordance with the method provided by Treasury regulations under section 1272 of the Internal Revenue Code (the "OID Regulations").

         If our option to extend the payment of interest on the debentures were not treated as remote, the debentures would be considered issued with OID at initial issuance, which OID would, in general, accrue over the term of the debentures, and correspondingly with respect to the preferred securities, on a constant yield basis.

         Subsequent uses of the term "interest" in this summary include income in the form of OID.

         Because income on the preferred securities will constitute interest, corporate holders of preferred securities will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the preferred securities.

DISTRIBUTION OF DEBENTURES TO SECURITYHOLDERS

         Under current law, a distribution by Team Financial Capital Trust of the debentures as described under the caption "Description of the Preferred Securities--Liquidation Distribution Upon Termination" on page ___ will be non-taxable and will result in the securityholder's receiving directly his or her pro rata share of the debentures previously held indirectly through Team Financial Capital Trust, with a holding period and aggregate tax basis equal to the holding period and aggregate tax basis such securityholder had in its preferred securities before such distribution. If, however, the liquidation of Team Financial Capital Trust were to occur because Team Financial Capital Trust is subject to federal income tax as a corporation, the distribution of debentures to securityholders by Team Financial Capital Trust would be a taxable event to Team Financial Capital Trust and it would recognize gain or loss as if it sold the debentures for their then fair market value. Each securityholder would also recognize gain or loss as if the securityholder had exchanged preferred securities for the fair market value of the debentures it received upon the liquidation of Team Financial Capital Trust. A securityholder will include interest in respect of debentures received from Team Financial Capital Trust in the manner described above under "--Interest Income and Original Issue Discount."

SALES OR REDEMPTIONS OF PREFERRED SECURITIES

         A holder of preferred securities that sells or redeems for cash preferred securities will recognize gain or loss equal to the difference between its adjusted tax basis in the preferred securities and the amount realized on the sale of such preferred securities. If the debentures are deemed to be issued with OID, the tax basis of a holder of preferred securities generally will be its initial purchase price, increased by OID previously accrued by the holder of preferred securities prior to the date of disposition and decreased by distributions or other payments received on the preferred securities that represent payments of previously accrued OID and principal on the debentures. Except to the extent any amount realized is attributable to interest income, such gain or loss generally will be a capital gain or loss, the tax on which will be dependent on the holding period of the preferred securities and other factors.

         Should we exercise our option to defer any payment of interest on the debentures, resulting in deferral of payments on the preferred securities, the preferred securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying debentures. In the event of such a deferral, a holder of preferred securities who disposes of its preferred securities between record dates for payments of distributions thereon will be required to accrue interest income to the date of disposition as OID, but may not receive the cash related thereto. However, such holder of preferred securities will add such OID amount to its adjusted tax basis in the preferred securities. To the extent the selling price is less than the holder's adjusted tax basis, in the preferred securities such holder of preferred securities will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for federal income tax purposes.

EFFECT OF POSSIBLE CHANGES IN TAX LAWS

         Congress and various Presidential administrations have considered certain proposed tax law changes in the past that would, among other things, generally deny corporate issuers a deduction for interest in respect of certain debt obligations depending on their terms. Although these proposed tax law changes have not been enacted into law, there can be no assurance that tax law changes will not be introduced which, if enacted after the date hereof, may adversely affect the federal income tax deductibility of interest payable on the debentures. Accordingly, there can be no assurance that a Tax Event will not occur. A Tax Event would permit us, upon approval of the Federal Reserve, if then required, to cause a redemption of the preferred securities before, as well as after, __________, 2006. See "Description of the Debentures -- Redemption" beginning on page ___ and "Description of the Preferred Securities -- Redemption or Exchange -- Redemption upon a Tax Event, Investment Company Event or Capital Treatment Event" beginning on page ___.

INFORMATION REPORTING

         Generally, interest paid, or, if applicable, OID accrued, on the preferred securities held of record by individual citizens or residents of the United States, or certain trusts, estates and partnerships, will be reported to the IRS on Forms 1099-INT, or, where applicable, Forms 1099-OID, which forms should be mailed to the holders by January 31 following each calendar year.

BACKUP WITHHOLDING

         Unless a holder of preferred securities complies with certain identification requirements, "backup" withholding tax equal to the fourth lowest tax rate under section 1(c) of the Internal Revenue Code may apply to payments made on, and proceeds from the sale of, preferred securities. Generally, any withheld amounts will be allowed as a credit against the holder's federal income tax liability.

         THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON THE PARTICULAR SITUATION OF A HOLDER OF PREFERRED SECURITIES. THE PARTICULAR PERSONAL TAX CONSEQUENCES MAY VARY FOR INVESTORS IN DIFFERENT TAX SITUATIONS. HOLDERS OF PREFERRED SECURITIES SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                              ERISA CONSIDERATIONS

         Employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, or section 4975 of the Internal Revenue Code, generally may purchase preferred securities, subject to the investing fiduciary's determination that the investment in preferred securities satisfies ERISA's fiduciary standards and other requirements applicable to investments by the plan.

         In any case, we and/or any of our affiliates may be considered a "party in interest" (within the meaning of ERISA) or a "disqualified person" (within the meaning of section 4975 of the Internal Revenue Code) with respect to certain plans. These plans generally include plans with respect to which we or any of our affiliates are a fiduciary or provide services to either the plan or the sponsor or contributor to such plan. The acquisition and ownership of preferred securities by a plan (or by an individual retirement arrangement described in section 4975(e)(1) of the Internal Revenue Code) with respect to which we or any of our affiliates are considered a party in interest or a disqualified person may result in a prohibited transaction under ERISA or the Internal Revenue Code, unless the preferred securities are acquired pursuant to and in accordance with an applicable exemption.

         As a result, plans with respect to which we or any of our affiliates or any of its affiliates is a party in interest or a disqualified person should not acquire preferred securities unless the preferred securities are acquired pursuant to and in accordance with an applicable exemption. Any other plans or other entities whose assets include plan assets subject to ERISA or section 4795 of the Internal Revenue Code proposing to acquire preferred securities should consult with their own counsel.

                                  UNDERWRITING

         Howe Barnes Investments, Inc. and D.A. Davidson & Co. are acting as representatives of the underwriters listed below. Subject to the terms and conditions set forth in the underwriting agreement among us, Team Financial Capital Trust and the underwriters, the underwriters have severally agreed to purchase from Team Financial Capital Trust an aggregate of 1,350,000 preferred securities, in the amounts listed below opposite their respective names.



                                                                                                   NUMBER OF
UNDERWRITERS                                                                                  PREFERRED SECURITIES
------------                                                                                  --------------------
Howe Barnes Investments, Inc. .......................................................
D.A. Davidson & Co. .................................................................

                                                                                                   ---------
         Total.......................................................................              1,350,000
                                                                                                   =========

         Under the terms and conditions of the underwriting agreement, the underwriters are committed to accept and pay for all of the preferred securities, if any are taken. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or, in certain cases, the underwriting agreement may be terminated. In the underwriting agreement, the obligations of the underwriters are subject to approval of certain legal matters by their counsel, including the authorization and the validity of the preferred securities, and to other conditions contained in the underwriting agreement, such as receipt by the underwriters of officers' certificates and legal opinions.

         Team Financial Capital Trust has granted to the underwriters an option, exercisable within 30 days after the date of this prospectus, to purchase up to 202,500 additional preferred securities. If the underwriters purchase any of the additional preferred securities under this option, each underwriter will be committed to purchase the additional shares in approximately the same proportion as allocated to them in the table above. The underwriters may exercise the option only for the purpose of covering over-allotments, if any, made in connection with the distribution of the preferred securities being offered.

         The table below shows the price and proceeds on a per security and aggregate basis. The proceeds to be received by Team Financial Capital Trust, as shown in the table below, do not reflect various expenses of the offering, including registration and stock exchange fees, trustees' fees, accounting fees and related expenses, fees and expenses of our legal counsel, and printing expenses, which are estimated to be $__________ and payable by us.

                                                                                                   TOTAL WITH EXERCISE
                                                                PER PREFERRED                       OF OVER-ALLOTMENT
                                                                  SECURITY            TOTAL              OPTION
                                                                -------------         -----        -------------------
Public offering price........................................      $10.00          $13,500,000         $15,525,000
Proceeds, before expenses, to Team Financial Capital Trust...       10.00           13,500,000          15,525,000
Underwriting commission......................................
                                                                   ------          -----------         -----------
Proceeds, before expenses, to us.............................
                                                                   ------          -----------         -----------

         The underwriters propose to offer the preferred securities directly to the public at the public offering price set forth alone, and to certain securities dealers, who may include the underwriters, at this price, less a concession not in excess of $____ per preferred security. The underwriters may allow, and the selected dealers may re-allow, a concession not in excess of $____ per preferred security to certain brokers and dealers.

         The offering of the preferred securities is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject any order for the purchase of the preferred securities. After the preferred securities are released for sale to the public, the underwriters may, from time to time, change the offering price and other selling terms.

         We and Team Financial Capital Trust have agreed to indemnify the several underwriters against several liabilities, including liabilities under the Securities Act of 1933.

         We have applied to designate the preferred securities for inclusion on Nasdaq under the symbol "TFINP." Even if approved for such designation, neither we nor the underwriters can assure you as to the liquidity of the preferred securities or that an active and liquid market will develop or, if developed, that the market will continue. The offering price and distribution rate have been determined by negotiations between the underwriters and us, and the offering price of the preferred securities may not be indicative of the market price following the offering. The representatives of the underwriters will have no obligation to make a market in the preferred securities, however, and may cease market-making activities, if commenced, at any time.

         In connection with the offering, the underwriters may engage in transactions that are intended to stabilize, maintain or otherwise affect the price of the preferred securities during and after the offering, such as the following:

         o the underwriters may over-allot or otherwise create a short position in the preferred securities for their own account by selling more preferred securities than have been sold to them;

         o the underwriters may elect to cover any short position by purchasing preferred securities in the open market or by exercising the over-allotment option;

         o the underwriters may stabilize or maintain the price of the preferred securities by bidding;

         o the underwriters may engage in passive market making transactions; and

         o the underwriters may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if preferred securities previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise.

         The effect of these transactions may be to stabilize or maintain the market price at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the preferred securities to the extent that it discourages resales. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected on Nasdaq or otherwise and, if commenced, may be discontinued at any time.

         Because the National Association of Securities Dealers, Inc. may view the preferred securities as interests in a direct participation program, the offer and sale of the preferred securities is being made in compliance with the provisions of Rule 2810 under the NASD Conduct Rules.


                                  LEGAL MATTERS

         Certain matters of Delaware law relating to the validity of the preferred securities and the formation of Team Financial Capital Trust have been passed upon by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to us and Team Financial Capital Trust. The validity of the preferred securities guarantee, the debentures and matters relating to federal income tax considerations have been passed upon for us by Jones & Keller, P.C., Denver, Colorado, counsel to us and Team Financial Capital Trust. Certain legal matters will be passed upon for the underwriters by Chapman and Cutler, Chicago, Illinois. Chapman and Cutler and Jones & Keller, P.C. have relied on the opinion of Richards, Layton & Finger, P.A. as to matters of Delaware law.


                                     EXPERTS

         The consolidated statements of Team Financial as of December 31, 2000 and 1999 and the related consolidated statements of operations, comprehensive income, stockholders' equity and cash flows for each of the years in the three year period ended December 31, 2000, included in this prospectus have been audited by KPMG LLP, independent auditors, as stated in their report appearing in this prospectus, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The consolidated financial statements of Post Bancorp for the two years ended December 31, 2000, included in this prospectus have been audited by Richey, May & Co., independent auditors, as stated in their report appearing in this prospectus, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                         WHERE YOU CAN FIND INFORMATION

         This prospectus is a part of a Registration Statement on Form S-1 filed by us and Team Financial Capital Trust with the SEC under the Securities Act, with respect to the preferred securities, the debentures and the guarantee. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to Team Financial, Inc. and the securities offered by this prospectus, reference is made to the registration statement, including the exhibits to the registration statement and documents incorporated by reference. Statements contained in this prospectus concerning the provisions of such documents are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

         We file periodic reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also inspect and copy these materials at the public reference facilities of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 75 Park Place, Room 1400, New York, New York 1000. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information.

         Team Financial Capital Trust is not currently subject to the information reporting requirements of the Exchange Act and, although Team Financial Capital Trust will become subject to such requirements upon the effectiveness of the registration statement, it is not expected that Team Financial Capital Trust will be required to file separate reports under the Exchange Act.

         Each holder of the preferred securities will receive a copy of our annual report at the same time as we furnish the annual report to the holders of our common stock.

                         INDEX TO FINANCIAL STATEMENTS

                   INDEX TO FINANCIAL STATEMENTS OF TEAM FINANCIAL, INC.

                                                                                        Page
                                                                                        ----
INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statements of Financial Condition                                          F-2
Consolidated Statements of Operations                                                   F-3
Consolidated Statements of Comprehensive Income                                         F-4
Consolidated Statements of Changes In Stockholders' Equity                              F-5
Consolidated Statements of Cash Flows                                                   F-6
Notes To Consolidated Financial Statements                                              F-7

CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors' Report                                                            F-9
Consolidated Statements of Financial Condition                                          F-10
Consolidated Statements of Operations                                                   F-11
Consolidated Statements of Comprehensive Income                                         F-12
Consolidated Statements of Changes In Stockholders' Equity                              F-13
Consolidated Statements of Cash Flows                                                   F-14
Notes to Consolidated Financial Statements                                              F-15

               INDEX TO FINANCIAL STATEMENTS OF POST BANCORP, INC.

CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors' Report                                                            F-38
Consolidated Balance Sheets                                                             F-39
Consolidated Statements of Income and Comprehensive Income                              F-40
Consolidated Statements of Stockholders' Equity                                         F-41
Consolidated Statements of Cash Flows                                                   F-42
Notes to Consolidated Financial Statements                                              F-43

INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheets                                                             F-50
Consolidated Statements of Income                                                       F-51
Consolidated Statements of Cash Flows                                                   F-52
Notes to Consolidated Financial Statements                                              F-53

                      TEAM FINANCIAL, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                 (IN THOUSANDS)
                                   (UNAUDITED)


                                                                                     March 31,     December 31,
 ASSETS                                                                                 2001           2000
                                                                                     ----------    ------------
Cash and due from banks                                                              $   10,609    $      8,702
Federal funds sold and interest bearing bank deposits                                    20,101          16,665
                                                                                     ----------    ------------
         Cash and cash equivalents                                                       30,710          25,367
                                                                                     ----------    ------------

Investment securities
     Available for sale, at fair value (amortized cost of $141,946 and
         $132,291 at March 31, 2001 and December 31, 2000, respectively)                144,264         132,360
     Held to maturity, at cost (fair value of $25,161 at December 31, 2000)                  --          24,864
                                                                                     ----------    ------------
         Total investment securities                                                    144,264         157,224
                                                                                     ----------    ------------

Loans receivable, net of unearned fees                                                  335,084         331,931
Allowance for loan losses                                                                (3,814)         (3,911)
                                                                                     ----------    ------------
         Net loans receivable                                                           331,270         328,020
                                                                                     ----------    ------------

Accrued interest receivable                                                               5,195           5,453
Premises and equipment, net                                                               9,878          10,007
Assets acquired through foreclosure                                                         588             340
Goodwill, net of accumulated amortization                                                10,731          10,914
Other assets                                                                              1,848           2,280
                                                                                     ----------    ------------

         Total assets                                                                $  534,484    $    539,605
                                                                                     ==========    ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
     Checking deposits                                                               $  122,811    $    126,180
     Savings deposits                                                                    21,819          21,028
     Money market deposits                                                               40,372          39,604
     Certificates of deposit                                                            254,076         255,383
                                                                                     ----------    ------------
         Total deposits                                                                 439,078         442,195
                                                                                     ----------    ------------
Federal funds purchased and securities sold
     under agreements to repurchase                                                       5,979           7,353
Federal Home Loan Bank advances                                                          27,946          30,949
Notes payable                                                                            13,525          14,425
Accrued expenses and other liabilities                                                    5,717           4,884
                                                                                     ----------    ------------

     Total liabilities                                                                  492,245         499,806
                                                                                     ----------    ------------

Stockholders' Equity:
Preferred stock, no par value, 10,000,000 shares authorized, no shares issued                --              --
Common stock, no par value, 50,000,000 shares authorized; 4,164,142 and
     4,163,545 shares issued; 3,930,937 and 3,881,940 shares outstanding at
     March 31, 2001 and December 31, 2000                                                25,330          25,324
Capital surplus                                                                              68             103
Retained earnings                                                                        17,379          16,771
Treasury stock, 233,205 and 281,605 shares of common stock at cost
     at March 31, 2001 and December 31, 2000 respectively                                (2,043)         (2,442)
Accumulated other comprehensive income                                                    1,505              43
                                                                                     ----------    ------------

     Total stockholders' equity                                                          42,239          39,799
                                                                                     ----------    ------------

     Total liabilities and stockholders' equity                                      $  534,484    $    539,605
                                                                                     ==========    ============


 SEE ACCOMPANYING NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                      TEAM FINANCIAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                        Three Months Ended
                                                                            March 31
                                                                   ---------------------------
                                                                       2001           2000
                                                                   ------------   ------------
 INTEREST INCOME:
 Interest and fees on loans                                        $      7,590   $      6,927
 Taxable investment securities                                            2,276          2,344
 Nontaxable investment securities                                           274            267
 Other                                                                      205             82
                                                                   ------------   ------------

       Total interest income                                             10,345          9,620
                                                                   ------------   ------------

 INTEREST EXPENSE:
 Deposits
       Checking deposits                                                    514            532
       Savings deposits                                                     123            146
       Money market deposits                                                357            394
       Certificates of deposit                                            3,901          3,298
 Federal funds purchased and securities sold
       under agreements to repurchase                                        78            193
 FHLB advances payable                                                      418            355
 Notes payable                                                              268            209
                                                                   ------------   ------------

       Total interest expense                                             5,659          5,127
                                                                   ------------   ------------

       Net interest income before provision for loan losses               4,686          4,493

 Provision for loan losses                                                  262            185
                                                                   ------------   ------------

       Net interest income after provision for loan losses                4,424          4,308
                                                                   ------------   ------------

 NON-INTEREST INCOME:
 Service charges                                                            825            679
 Trust fees                                                                 138            142
 Gain on sales of mortgage loans                                            231             53
 Gain (loss) on sales of investment securities                                1             (5)
 Other                                                                      338            375
                                                                   ------------   ------------

       Total other income                                                 1,533          1,244
                                                                   ------------   ------------

 NON-INTEREST EXPENSES:
 Salaries and employee benefits                                           2,443          2,231
 Occupancy and equipment                                                    584            495
 Data processing                                                            396            468
 Professional fees                                                          265            171
 Marketing                                                                   44             64
 Supplies                                                                    74             82
 Goodwill amortization                                                      183            158
 Conversion                                                                  30             --
 Other                                                                      795            709
                                                                   ------------   ------------

       Total other expenses                                               4,814          4,378
                                                                   ------------   ------------

       Income before income taxes                                         1,143          1,174

 Income taxes                                                               339            334
                                                                   ------------   ------------

       Net income                                                  $        804   $        840
                                                                   ============   ============

 Shares applicable to basic income per share                          3,882,040      4,038,541

 Basic income per share                                            $       0.21   $       0.21
                                                                   ============   ============

 Shares applicable to diluted income per share                        3,928,765      4,038,541

 Diluted income per share                                          $       0.20   $       0.21
                                                                   ============   ============


 SEE ACCOMPANYING NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                      TEAM FINANCIAL, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                                          Three Months Ended
                                                                                              March 31
                                                                                      ------------------------
                                                                                         2001          2000
                                                                                      ----------    ----------
 Net Income                                                                           $      804    $      840

Other comprehensive income (loss), net of tax:
     Unrealized gains (losses) on investment securities available for sale net of tax of $787 and ($548) for the three months ended March 31, 2001
         and March 31, 2000, respectively                                                  1,463          (315)

     Reclassification adjustment for gains (losses) included in net income net of tax of $0 and $1 for the three months ended March 31, 2001
         and March 31, 2001, respectively                                                     (1)            4
                                                                                      ----------    ----------
         Other comprehensive income (loss), net                                            1,462          (311)
                                                                                      ----------    ----------
         Comprehensive income                                                         $    2,266    $      529
                                                                                      ==========    ==========



 SEE ACCOMPANYING NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                     TEAM FINANCIAL, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                       THREE MONTHS ENDED MARCH 31, 2001
                                 (IN THOUSANDS)
                                  (UNAUDITED)


                                                                                                  Accumulated
                                                            Additional                               other           Total
                                                 Common      paid-in     Retained   Treasury     comprehensive    stockholders'
                                                 stock       capital     earnings     stock      income (loss)       equity
                                                --------    ----------   --------   ---------    -------------    -------------
BALANCE, December 31, 2000                      $ 25,324    $      103   $ 16,771    $ (2,442)   $          43    $      39,799
Treasury stock purchased (1,600 shares)                                                   (11)                              (11)
Common stock issued in connection with
      compensation plans (597 shares)                  6                                                                      6
Contribution of shares of treasury stock
     to Company ESOP                                               (35)                   410                               375
Net Income                                                                    804                                           804
Dividends ($0.05 per share)                                                  (196)                                         (196)
Other comprehensive income (loss)
      net of $787 in taxes                                                                               1,462            1,462
                                                --------    ----------   --------   ---------    -------------    -------------
BALANCE, March 31, 2001                         $ 25,330    $       68  $  17,379   $  (2,043)   $       1,505    $      42,239
                                                ========    ==========  =========   =========    =============    =============


 SEE ACCOMPANYING NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                      TEAM FINANCIAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                              THREE MONTHS ENDED
                                                                          ------------------------
                                                                             2001          2000
                                                                          ----------    ----------
Cash flows from operating activities:
    Net income                                                            $      804    $      840
    Adjustments to reconcile net income to net cash provided
      by operating activities:
         Provision for loan losses                                               262           185
         Depreciation and amortization                                           334           442
         Contribution of treasury stock to ESOP                                  375            --
         Net (gain) loss on sales of investment securities                        (1)            5
         Net gain on sales of mortgage loans                                    (231)          (53)
         Net loss (gain) on sales of assets acquired through
           foreclosure                                                             3            (8)
         Proceeds from sale of mortgage loans                                  5,637         2,605
         Origination of mortgage loans for sale                               (7,387)       (2,960)
         Net decrease (increase) in other assets                                 267          (523)
         Net increase in accrued expenses and other liabilities                   44         1,353
                                                                          ----------    ----------

              Net cash provided by operating activities                          107         1,906
                                                                          ----------    ----------

Cash flows from investing activities:
    Net increase in loans                                                     (1,548)         (988)
    Proceeds from sale of investment securities available-for-sale                12         2,158
    Proceeds from maturities and principal reductions of
      investment securities available-for-sale                                19,511         3,273
    Purchases of investment securities available-for-sale                     (4,130)       (5,806)
    Proceeds from maturities and principal reductions of
      investment securities held-to-maturity                                      --           490
    Purchases of investment securities held-to-maturity                           --          (135)
    Purchase of premises and equipment, net                                     (136)         (148)
    Proceeds from sales or payments on assets acquired through
      foreclosure                                                                120           241
    Cash paid for acquisitions                                                    --        (2,731)
                                                                          ----------    ----------

              Net cash provided by (used in) investing activities             13,829        (3,646)
                                                                          ----------    ----------

Cash flows from financing activities:
    Net decrease in deposits                                                  (3,117)       (9,131)
    Net (decrease) increase in federal funds purchased and
      securities sold under agreement to repurchase                           (1,374)        3,055
    Payments on Federal Home Loan Bank advances                               (3,003)           (2)
    Payments on notes payable                                                   (900)         (375)
    Proceeds of notes payable                                                     --         5,350
    Common stock issued                                                            6            56
    Purchase of treasury stock                                                   (11)       (1,985)
    Dividends paid on common stock                                              (194)         (196)
                                                                          ----------    ----------

              Net cash used in financing activities                           (8,593)       (3,228)
                                                                          ----------    ----------

              Net change in cash and cash equivalents                          5,343        (4,968)

Cash and cash equivalents at beginning of the year                            25,367        22,507
                                                                          ----------    ----------

Cash and cash equivalents at end of the year                              $   30,710    $   17,539
                                                                          ==========    ==========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Non-cash financing activities - Transfer of securities
    from held-to-maturity to available-for-sale                           $   24,864    $       --
                                                                          ==========    ==========

SEE ACCOMPANYING NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

TEAM FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
THREE-MONTH PERIOD ENDED MARCH 31, 2001 AND 2000



NOTE 1:  BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements of Team Financial, Inc. and Subsidiaries (the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes necessary for a comprehensive presentation of financial condition and results of operations required by generally accepted accounting principles for complete financial statements. In the opinion of management, all normal recurring adjustments necessary for a fair presentation of results have been included. The consolidated financial statements should be read in conjunction with the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

The interim consolidated financial statements include the accounts of Team Financial, Inc. and its wholly owned subsidiaries. Intercompany balances and transactions have been eliminated. The December 31, 2000 statement of financial condition has been derived from the audited consolidated financial statements as of that date. The results of the interim period ended March 31, 2001 are not necessarily indicative of the results expected for the year ending December 31, 2001.



NOTE 2:  EARNINGS PER COMMON SHARE

Basic earnings per share is based upon the weighted average number of common shares outstanding during the periods presented. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock, or resulted from issuance of common stock that then shared in earnings.



NOTE 3:  STOCK REPURCHASE PROGRAM

The Board of Directors approved a stock repurchase program in January 2001, authorizing the repurchase of up to 300,000 shares of the Company's common stock. As of March 31, 2001, the Company had repurchased 1,600 shares of its common stock under the program at an average price of $8.66 per share.



NOTE 4:  DIVIDEND DECLARED

On March 26, 2001, the Company declared a quarterly dividend of $0.05 per share to all shareholders of record on March 30, 2001, payable April 20, 2001.

NOTE 5:  RECENT ACCOUNTING PRONOUNCEMENTS

On January 1, 2001, the Company adopted SFAS No. 133, Accounting for Derivative Financial Instruments and Hedging Activities as amended by SFAS No. 137 and SFAS No. 138. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. Upon adoption of the accounting standard, the Company reclassified its held to maturity investment security portfolio to available for sale. The adoption of the standard did not have a significant impact on the consolidated financial statements of the Company.

INDEPENDENT AUDITORS' REPORT




Board of Directors
Team Financial, Inc.:

We have audited the accompanying consolidated statements of financial condition of Team Financial, Inc. and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of operations, comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Team Financial, Inc. and subsidiaries as of December 31, 2000 and 1999 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP
Kansas City, Missouri
February 16, 2001

                    TEAM FINANCIAL, INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                               (IN THOUSANDS)



                                                                                     December 31,    December 31,
 ASSETS                                                                                  2000            1999
                                                                                     ------------    ------------
Cash and due from banks                                                              $      8,702    $     17,458
Federal funds sold and interest bearing bank deposits                                      16,665           5,049
                                                                                     ------------    ------------
       Cash and cash equivalents                                                           25,367          22,507
                                                                                     ------------    ------------

Investment securities
    Available for sale, at fair value (amortized cost of $132,291 and
       $139,618 at December 31, 2000 and December 31, 1999, respectively)                 132,360         136,901
    Held to maturity, at cost (fair value of $25,161 and $25,135
       at December 31, 2000 and December 31, 1999, respectively)                           24,864          25,630
                                                                                     ------------    ------------
       Total investment securities                                                        157,224         162,531
                                                                                     ------------    ------------

Loans receivable, net of unearned fees                                                    331,931         309,255
Allowance for loan losses                                                                  (3,911)         (3,320)
                                                                                     ------------    ------------
       Net loans receivable                                                               328,020         305,935
                                                                                     ------------    ------------

Accrued interest receivable                                                                 5,453           4,911
Premises and equipment, net                                                                10,007           9,770
Assets acquired through foreclosure                                                           340             792
Goodwill, net of accumulated amortization                                                  10,914           9,263
Other assets                                                                                2,280           2,496
                                                                                     ------------    ------------

       Total assets                                                                  $    539,605    $    518,205
                                                                                     ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
    Checking deposits                                                                $    126,180    $    124,415
    Savings deposits                                                                       21,028          22,135
    Money market deposits                                                                  39,604          46,889
    Certificates of deposit                                                               255,383         241,677
                                                                                     ------------    ------------
       Total deposits                                                                     442,195         435,116
                                                                                     ------------    ------------
Federal Funds purchased and securities sold
    under agreements to repurchase                                                          7,353           9,227
Federal Home Loan Bank advances                                                            30,949          24,055
Notes payable                                                                              14,425           9,924
Accrued expenses and other liabilities                                                      4,884           2,314
                                                                                     ------------    ------------

    Total liabilities                                                                     499,806         480,636
                                                                                     ------------    ------------

Stockholders' Equity:
Preferred stock, no par value, 10,000,000 shares authorized, no shares issued                  --              --
Common stock, no par value, 50,000,000 shares authorized; 4,163,545 and
    4,157,053 shares issued; 3,881,940 and 4,130,048 shares outstanding at
    December 31, 2000 and December 31, 1999                                                25,324          25,268
Capital surplus                                                                               103             122
Retained earnings                                                                          16,771          14,356
Treasury stock, 281,605 and 27,005 shares of common stock at cost
    at December 31, 2000 and December 31, 1999 respectively                                (2,442)           (187)
Accumulated other comprehensive income (loss)                                                  43          (1,990)
                                                                                     ------------    ------------

    Total stockholders' equity                                                             39,799          37,569
                                                                                     ------------    ------------

    Total liabilities and stockholders' equity                                       $    539,605    $    518,205
                                                                                     ============    ============


 SEE ACCOMPANYING NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                     TEAM FINANCIAL, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                           Year Ended December 31,
                                                                -------------------------------------------
                                                                    2000            1999           1998
                                                                ------------    ------------   ------------
INTEREST INCOME:
Interest and fees on loans                                      $     29,737    $     23,825   $     23,183
Taxable investment securities                                          9,499           7,450          7,127
Nontaxable investment securities                                       1,074           1,160          1,133
Other                                                                    335             467            411
                                                                ------------    ------------   ------------

    Total interest income                                             40,645          32,902         31,854
                                                                ------------    ------------   ------------

INTEREST EXPENSE:
Deposits
    Checking deposits                                                  2,149           1,856          2,016
    Savings deposits                                                     581             542            523
    Money market deposits                                              1,655           1,480          1,351
    Certificates of deposit                                           14,382          10,878         10,917
Federal funds purchased and securities sold
    under agreements to repurchase                                       582             490            528
FHLB advances                                                          1,778             892            300
Notes payable                                                          1,120             685            938
                                                                ------------    ------------   ------------

    Total interest expense                                            22,247          16,823         16,573
                                                                ------------    ------------   ------------

    Net interest income before provision for loan losses              18,398          16,079         15,281

Provision for loan losses                                              1,001             902          1,486
                                                                ------------    ------------   ------------

    Net interest income after provision for loan losses               17,397          15,177         13,795
                                                                ------------    ------------   ------------

OTHER INCOME:
Service charges                                                        3,425           2,352          2,039
Trust fees                                                               566             597            454
Gain on sales of mortgage loans                                          515             413            664
Gain (loss) on sales of investment securities                            (53)              1             18
Other                                                                  1,407           1,220          1,431
                                                                ------------    ------------   ------------

    Total other income                                                 5,860           4,583          4,606
                                                                ------------    ------------   ------------

OTHER EXPENSES:
Salaries and employee benefits                                         9,192           7,654          7,835
Occupancy and equipment                                                2,138           1,782          1,805
Data processing                                                        1,868           1,494          1,265
Professional fees                                                      1,071             596            645
Marketing                                                                275             291            479
Supplies                                                                 307             251            320
Goodwill amortization                                                    722             453            405
Conversion                                                                70             151             --
Other                                                                  3,192           2,799          2,630
                                                                ------------    ------------   ------------

    Total other expenses                                              18,835          15,471         15,384
                                                                ------------    ------------   ------------

    Income before income taxes                                         4,422           4,289          3,017

Income taxes                                                           1,229           1,120            673
                                                                ------------    ------------   ------------

    Net income                                                  $      3,193    $      3,169   $      2,344
                                                                ============    ============   ============

Shares applicable to basic and diluted income per share            3,916,980       3,403,478      2,765,632

Basic and diluted income per share                              $       0.82    $       0.93   $       0.85
                                                                ============    ============   ============


 SEE ACCOMPANYING NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                     TEAM FINANCIAL, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                 (IN THOUSANDS)



                                                                                               Year Ended December 31,
                                                                                        -------------------------------------
                                                                                           2000         1999          1998
                                                                                        ----------   ----------    ----------
 Net Income                                                                             $    3,193   $    3,169    $    2,344

Other comprehensive income (loss), net of tax:
    Unrealized gains (losses) on investment securities available for sale
       net of tax of  $753, $(1,073), and $126 in 2000, 1999, and 1998, respectively         1,995       (2,554)          228
    Reclassification adjustment for gains (losses) included in net income
       net of  tax of $15,  $0, and $(4) in 2000, 1999, and 1998, respectively                  38           --           (22)
                                                                                        ----------   ----------    ----------
       Other comprehensive income (loss), net                                                2,033       (2,554)          206
                                                                                        ----------   ----------    ----------
       Comprehensive income                                                             $    5,226   $      615    $    2,550
                                                                                        ==========   ==========    ==========


 SEE ACCOMPANYING NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                      TEAM FINANCIAL, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
                    YEARS ENDED DECEMBER 31, 2000, 1999, 1998
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                              Additional
                                                                   Common      paid-in      Retained      Unearned      Treasury
                                                                    Stock      capital      earnings    Compensation      Stock
                                                                   --------   ----------    --------    ------------    --------
 BALANCE, December 31, 1997                                        $ 13,834   $       --    $ 10,263    $     (1,451)   $   (363)
 Common stock issued in connection with
    plans (20,273 shares)                                               146           --          --              --          --
 Net Income                                                              --           --       2,344              --          --
 Dividends ($0.23 per share)                                             --           --        (686)             --          --
 Treasury stock purchased (74,310 shares)                                --           --          --              --        (869)
 Treasury stock sold in connection with
    private placement ( 31,995 shares)                                   --           31          --              --         343
 Treasury stock sold in exchange
    for notes payable (67,810 shares)                                    --           91          --              --         702
 Principal payments on ESOP notes payable                                --           --          --             451          --
 Market value adjustment to redeemable
    ESOP common stock                                                    --           --          --              --          --
 Other comprehensive income, net of $126 in taxes                        --           --          --              --          --
                                                                   --------   ----------    --------    ------------    --------
 BALANCE, December 31, 1998                                          13,980          122      11,921          (1,000)       (187)
 Issuance of common stock in connection with
    initial public offering (850,000 shares)                          8,331           --          --           1,000          --
 Common stock issued in connection with
    compensation plans (8,710 shares)                                    65           --          --              --          --
 Common stock issued for acquisitions (278,245 shares)                2,892           --          --              --          --
 Net Income                                                              --           --       3,169              --          --
 Dividends ($0.20 per share)                                             --           --        (734)             --          --
 Other comprehensive income(loss), net of $(1,073) in taxes              --           --          --              --          --
                                                                   --------   ----------    --------    ------------    --------
 BALANCE, December 31, 1999                                          25,268          122      14,356              --        (187)
Treasury stock purchased (300,000 shares)                                --           --          --              --      (2,615)
Common stock issued in connection with
    compensation plans (51,892 shares)                                   56          (19)         --              --         360
Net Income                                                               --           --       3,193              --          --
Dividends ($0.20 per share)                                              --           --        (778)             --          --
Other comprehensive income (loss), net of $753 in taxes                  --           --          --              --          --
                                                                   --------   ----------    --------    ------------    --------
BALANCE, December 31, 2000                                         $ 25,324   $      103    $ 16,771    $         --    $ (2,442)
                                                                   ========   ==========    ========    ============    ========

                                                                                       Less redeemable
                                                                                        common stock
                                                                    Accumulated       held by employee
                                                                       other        stock ownership plan,        Total
                                                                   comprehensive      net of unearned        stockholders'
                                                                       income           compensation            equity
                                                                   -------------    ---------------------    -------------
 BALANCE, December 31, 1997                                        $         359    $             (18,143)   $       4,499
 Common stock issued in connection with
    plans (20,273 shares)                                                     --                       --              146
 Net Income                                                                   --                       --            2,344
 Dividends ($0.23 per share)                                                  --                       --             (686)
 Treasury stock purchased (74,310 shares)                                     --                       --             (869)
 Treasury stock sold in connection with
    private placement ( 31,995 shares)                                        --                       --              374
 Treasury stock sold in exchange
    for notes payable (67,810 shares)                                         --                       --              793
 Principal payments on ESOP notes payable                                     --                       --              451
 Market value adjustment to redeemable
    ESOP common stock                                                         --                    1,267            1,267
 Other comprehensive income, net of $126 in taxes                            206                       --              206
                                                                   -------------    ---------------------    -------------
 BALANCE, December 31, 1998                                                  565                  (16,876)           8,525
 Issuance of common stock in connection with
    initial public offering (850,000 shares)                                  --                   16,876           26,207
 Common stock issued in connection with
    compensation plans (8,710 shares)                                         --                       --               65
 Common stock issued for acquisitions (278,245 shares)                        --                       --            2,892
 Net Income                                                                   --                       --            3,169
 Dividends ($0.20 per share)                                                  --                       --             (734)
 Other comprehensive income(loss), net of $(1,073) in taxes               (2,555)                      --           (2,555)
                                                                   -------------    ---------------------    -------------
 BALANCE, December 31, 1999                                               (1,990)                      --           37,569
Treasury stock purchased (300,000 shares)                                     --                       --           (2,615)
Common stock issued in connection with                                        --                       --               --
    compensation plans (51,892 shares)                                       397
Net Income                                                                    --                       --            3,193
Dividends ($0.20 per share)                                                   --                       --             (778)
Other comprehensive income (loss), net of $753 in taxes                    2,033                       --            2,033
                                                                   -------------    ---------------------    -------------
BALANCE, December 31, 2000                                         $          43    $                  --    $      39,799
                                                                   =============    =====================    =============

 SEE ACCOMPANYING NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                     TEAM FINANCIAL, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                            YEAR ENDED DECEMBER 31,
                                                                                     --------------------------------------
                                                                                        2000          1999          1998
                                                                                     ----------    ----------    ----------
Cash flows from operating activities:
   Net income                                                                        $    3,193    $    3,169    $    2,344
   Adjustments to reconcile net income to net cash provided
    by operating activities:
      Provision for loan losses                                                           1,001           902         1,486
      Depreciation and amortization                                                       1,943         2,223         1,642
      Allocation of ESOP shares                                                             341            --           451
      Net loss (gain) on sales of investment securities                                      53            (1)          (18)
      Net gain on sales of mortgage loans                                                  (515)         (413)         (664)
      Net (gain) loss on sales of assets acquired through
       foreclosure                                                                          (16)          151            (4)
      Proceeds from sale of mortgage loans                                               17,033        37,107        49,024
      Origination of mortgage loans for sale                                            (19,017)      (33,270)      (53,269)
      Net (increase) decrease in other assets                                              (882)          569          (617)
      Net increase (decrease) in accrued expenses and other liabilities                   1,484          (156)         (148)
                                                                                     ----------    ----------    ----------

         Net cash provided by operating activities                                        4,618        10,281           227
                                                                                     ----------    ----------    ----------

Cash flows from investing activities:
   Net increase in loans                                                                 (7,314)      (30,591)      (25,818)
   Proceeds from sale of investment securities available-for-sale                        21,374            17        13,756
   Proceeds from maturities and principal reductions of
    investment securities available-for-sale                                             13,312        48,364        36,703
   Purchases of investment securities available-for-sale                                (19,940)      (57,661)      (56,251)
   Proceeds from maturities and principal reductions of
    investment securities held-to-maturity                                                1,383         5,460         4,624
   Purchases of investment securities held-to-maturity                                     (757)       (5,195)       (8,017)
   Purchase of premises and equipment, net                                                 (828)       (1,694)         (825)
   Proceeds from sales or payments on assets acquired through
     foreclosure                                                                            739            67            70
   Cash (paid) received for acquisitions                                                 (2,731)       (4,432)       28,501
                                                                                     ----------    ----------    ----------

         Net cash provided by (used in) investing activities                              5,238       (45,665)       (7,257)
                                                                                     ----------    ----------    ----------

Cash flows from financing activities:
   Net (decrease) increase in deposits                                                  (11,211)        6,307        16,875
   Net (decrease) increase in federal funds purchased and
    securities sold under agreement to repurchase                                        (2,024)        2,954        (7,285)
   Payments on Federal Home Loan Bank advances                                          (21,306)       (8,105)          (45)
   Proceeds from Federal Home Loan Bank advances                                         26,200        19,000         6,600
   Payments on notes payable                                                             (1,649)      (11,250)       (1,386)
   Proceeds of notes payable                                                              6,150         9,424         5,000
   Common stock issued                                                                       56         8,396           146
   Purchase of treasury stock                                                            (2,615)           --          (869)
   Sale of treasury stock                                                                    --            --           374
   Dividends paid on common stock                                                          (597)         (734)         (686)
                                                                                     ----------    ----------    ----------

         Net cash (used in) provided by financing activities                             (6,996)       25,992        18,724
                                                                                     ----------    ----------    ----------

         Net change in cash and cash equivalents                                          2,860        (9,392)       11,694

Cash and cash equivalents at beginning of the year                                       22,507        31,899        20,205
                                                                                     ----------    ----------    ----------

Cash and cash equivalents at end of the year                                         $   25,367    $   22,507    $   31,899
                                                                                     ==========    ==========    ==========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid during the year for:
   Interest                                                                          $   21,912    $   16,575    $   16,587
   Income taxes                                                                             310           825           670
                                                                                     ==========    ==========    ==========

Noncash activities related to acquisitions:
   Investing activities:
    Increase in investments                                                          $    7,287    $   21,985    $       --
    Net increase in loans                                                                12,926        26,498         2,903
    Increase in premises and equipment                                                      444         1,042           426
   Financing Activities:
    Increase in deposits                                                                 18,290        44,462        33,608
                                                                                     ==========    ==========    ==========

Noncash financing activities - issuance of
   treasury stock in exchange for notes payable                                      $       --    $       --    $      793
                                                                                     ==========    ==========    ==========


SEE ACCOMPANYING NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following accounting policies, together with those disclosed elsewhere in the consolidated financial statements, represent the significant accounting policies used in presenting the accompanying consolidated financial statements.

Principles of Consolidation - The consolidated financial statements include the accounts of Team Financial, Inc. and its wholly owned subsidiaries, Team Financial Acquisition Subsidiary, TeamBank, N.A., Iola Bank and Trust Company, Community Bank, and Fort Calhoun Savings Bank (collectively the "Company"). All material inter-company transactions, profits, and balances are eliminated in consolidation. As described in note 10, the employees of the Company and its subsidiary participate in the Team Financial Employee Stock Ownership Plan
(ESOP). At December 31, 2000 and 1999, the ESOP owned 1,250,281 and 1,221,834 shares, respectively (approximately 32% and 29%, respectively), of the Company's outstanding common stock.

During the second quarter of 2000, the Company completed the merger by and among two of its subsidiaries, First National Bank of Parsons and TeamBank, N.A., where TeamBank, N.A. was the surviving corporation. The merger is expected to increase operating efficiencies. The Company incurred one-time conversion expenses of $70,000 to integrate the data processing systems.

In March 2000, the Company acquired Fort Calhoun Investment Co., and its subsidiary Fort Calhoun State Bank with total assets of approximately $24.8 million. This acquisition has been accounted for by the purchase method and, accordingly, the results of operations from the date of purchase have been included in the consolidated financial statements.

In December 1999, the Company acquired ComBankshares, Inc., and its subsidiary Community Bank with a total asset size of approximately $52 million.

Financial Statement Presentation and Use of Estimates - The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, and contingent assets and liabilities as of the balance sheet dates and revenues and expenses for the reporting years. Actual results could differ from those estimates.

Cash and Cash Equivalents - For the purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, federal funds sold, securities purchased under agreements to resell, and certificates of deposit.

Securities Available-for-Sale - Securities to be held for indefinite periods of time, including securities that management intends to use as a part of its asset/liability strategy that may be sold in response to changes in interest rates, loan prepayments, or other factors, are classified as available-for-sale and carried at fair value. Gains or losses on the sale of securities are determined using the specific identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity. Unrealized holding gains or losses, net of tax, for securities available-for-sale are reported as a component of other comprehensive income.

Securities Held-to-Maturity - Securities held-to-maturity are recorded at amortized cost with any premium or discount recognized in interest income using the interest method over the period to maturity. The Company has the positive intent and ability to hold these securities to maturity. A decline in the market value of any security below cost that is deemed other than temporary is charged to income resulting in the establishment of a new cost basis for the security. The Company designates securities as held-to-maturity or available-for-sale upon acquisition.

Loans - Loans are stated at unpaid principal balances, reduced by unearned fees. Interest on loans is accrued and credited to income as it is earned using the simple interest method on daily balances of the principal amount outstanding. However, interest is generally not accrued on loans over 90 days contractually delinquent. In addition, interest is not accrued on loans that are less than 90 days contractually delinquent, but where management has identified concern over future collection. Accrued interest income is reversed when a loan is placed on non-accrual status. Payments received on non-accrual loans are split between principal and interest based upon the terms of the underlying note. Fees received on loans in excess of amounts representing the estimated cost of origination are deferred and credited to income using the interest method.

Mortgage Banking - Loans originated and intended for sale in the secondary market are accounted for under SFAS No. 125, Accounting For Transfers And Servicing Of Financial Assets and Extinguishments Of Liabilities. Loans held for sale in the secondary market are carried at the lower of aggregate cost or fair value. Unrealized losses are recognized via a charge against operations through the establishment of a valuation reserve. Realized gains and losses on such loans are accounted for under the specific identification method. Qualified loan origination fees and costs are not amortized during the period the loans are held for sale.

Typically, loans are sold to permanent investors with the Company retaining the right to service the loans. Service fees are recorded in income when earned. Capitalized servicing rights are recorded at the time the loan is sold, thereby increasing the gain on sale by such amount, and subsequently amortized over nine years on a straight-line basis. Any remaining unamortized amount is charged to expense if the related loan is repaid prior to maturity.

Management monitors the capitalized mortgage servicing rights for impairment based on the fair value of those rights, as determined on a quarterly basis. Any impairment is recognized through a valuation allowance.

Allowances For Estimated Loan Losses - The Company accounts for impaired loans in accordance with SFAS No. 114, Accounting By Creditors For Impairment Of A Loan, as amended by SFAS No. 118, Accounting By Creditors For Impairment Of A Loan - Income Recognition And Disclosures. SFAS No. 114 generally requires all creditors to account for impaired loans, except those loans that are accounted for at fair value or at the lower of cost or fair value, at the present value of the expected future cash flows discounted at the loan's effective interest rate at the date of initial impairment, or, as a practical expedient, at the loan's observable market prices or fair value of the collateral if the loan is collateral dependent. SFAS No. 114 indicates that a creditor should evaluate the collectibility of both contractual interest and contractual principal when assessing the need for a loss accrual.

The Company considers a loan to be impaired when it is deemed probable by management that the Company will be unable to collect all contractual principal and interest payments in accordance with the terms of the original loan agreement. However, when determining whether a loan is impaired, management also considers the loan documentation, the current ratio of the loan's balance to collateral value, and the borrower's present financial position. Included as impaired loans are all loans contractually delinquent 90 days or more, all loans upon which accrual of interest has been suspended, and all loans that have a specific loss allowance applied to adjust the loan to fair value.

Management believes that allowance for loan losses is adequate. However, additions to or recaptures from the allowances may be necessary based upon changes in economic conditions, borrower financial status, the regulatory environment, real estate values, and loan portfolio size and composition. Many of these factors are beyond the Company's control and, accordingly, periodic provisions for estimated loan losses may vary from time to time. In addition, various regulatory agencies, are an integral part of the examination process, periodically review the Company's allowance for estimated loan losses. Such agencies may develop judgments different from those of management and may require the Company to recognize provision against operations.

Real Estate Owned - Real estate acquired through foreclosure is initially recorded at the lower of cost or fair value less estimated cost to sell. If fair value less cost to sell is less than amortized cost, a charge against the allowance for estimate loan losses is recorded at property acquisition. Declines in property value subsequent to acquisition are charged to operations.

Recognition of gains on the sale of real estate is dependent upon the transaction meeting certain criteria relating to the nature of the property and the terms of the sale and potential financing. These criteria are presented within SFAS No. 66 Accounting For Sales Of Real Estate, and APB No. 21, Interest On Receivables And Payables. Under certain circumstances, a gain on sale of real estate, or a portion thereof, may be deferred until the criteria are met. Losses on disposition of real estate, including expenses incurred in connection with the disposition, are charged to operations.

Premises And Equipment - Land is carried at cost. Other premises and equipment are reported at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimate useful lives of the assets or the term of the related lease, whichever is shorter. The useful lives for the principal classes of assets are:

Assets                                                                 Useful Life
------------------------------------                                   --------------
Buildings and improvements                                             5 to 40 years
Furniture, fixtures, and equipment                                     3 to 10 years

Goodwill - Goodwill resulting from the acquisition of bank branches and subsidiaries represents the excess of the purchase price over the fair value of the net assets acquired or net liabilities assumed. Goodwill is amortized straight-line over periods ranging from ten to twenty years.

Income Taxes - The Company and its subsidiaries file consolidated federal income tax returns. Certain income and expense items are treated differently for financial reporting purposes than for income tax purposes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to the difference between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Earnings Per Share - Basic EPS excludes dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the year. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock, or resulted from issuance of common stock that then share in earnings. Potentially dilutive securities consisted of unexercised stock options at December 31, 2000 and 1999.

Recent Accounting Developments - The Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Financial Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. The Company will implement SFAS No. 133 as amended, effective for the fiscal year beginning January 1, 2001. The adoption of the standard did not have a significant impact on the consolidated financial statements of the Company.

2. INVESTMENT SECURITIES

The amortized cost, gross unrealized gains and losses, and fair value of investment securities are presented below:


                                                                     December 31, 2000
                                                  -------------------------------------------------------
                                                                      Gross          Gross
                                                   Amortized     Unrealized     Unrealized           Fair
                                                        Cost          Gains         Losses          Value
                                                  ----------     ----------     ----------     ----------
Available for sale:                                                   (In Thousands)
Debt Securities:
      U.S. Treasury Securities                    $    2,493     $       29     $       --     $    2,522
      U.S. Agency Securities                          49,375            762            117         50,020
      Mortgage-backed securities                      70,773            276            890         70,159
      Nontaxable Municipal Securities                  1,941             19              3          1,957
      Other debt securities                            2,665             26             --          2,691
                                                  ----------     ----------     ----------     ----------
          Total Debt Securities                      127,247          1,112          1,010        127,349
                                                  ----------     ----------     ----------     ----------
Equity Securities                                      5,044              6             39          5,011
                                                  ----------     ----------     ----------     ----------
          Total Available for Sale Securities        132,291          1,118          1,049        132,360
                                                  ----------     ----------     ----------     ----------
Held to maturity:
Debt Securities:
      U.S. Agency Securities                           2,300             --             10          2,290
      Nontaxable Municipal Securities                 21,920            400             93         22,227
      Taxable Municipal Securities                       644              7              7            644
                                                  ----------     ----------     ----------     ----------
          Total Held to Maturity Securities           24,864            407            110         25,161
                                                  ----------     ----------     ----------     ----------
                                                  $  157,155     $    1,525     $    1,159     $  157,521
                                                  ==========     ==========     ==========     ==========


                                                                     December 31, 1999
                                                  -------------------------------------------------------
                                                                      Gross          Gross
                                                   Amortized     Unrealized     Unrealized           Fair
                                                        Cost          Gains         Losses          Value
                                                  ----------     ----------     ----------     ----------
Available for sale:                                                   (In Thousands)
Debt Securities:
      U.S. Treasury Securities                    $    4,495     $        9     $       12     $    4,492
      U.S. Agency Securities                          54,311             35            826         53,520
      Mortgage-backed securities                      72,434            302          2,144         70,592
      Nontaxable Municipal Securities                  2,050             13             30          2,033
      Taxable Municipal Securities                       785             12              2            795
      Other debt securities                              512             --              7            505
                                                  ----------     ----------     ----------     ----------
          Total Debt Securities                      134,587            371          3,021        131,937
                                                  ----------     ----------     ----------     ----------
Equity Securities                                      5,031             --             67          4,964
                                                  ----------     ----------     ----------     ----------
          Total Available for Sale Securities        139,618            371          3,088        136,901
                                                  ----------     ----------     ----------     ----------
Held to maturity:
Debt Securities:
      U.S. Agency Securities                           2,300             --             44          2,256
      Nontaxable Municipal Securities                 22,175             97            527         21,745
      Taxable Municipal Securities                       405              5             22            388
      Other debt securities                              750             --              4            746
                                                  ----------     ----------     ----------     ----------
          Total Debt Securities                       25,630            102            597         25,135
                                                  ----------     ----------     ----------     ----------
      Equity Securities                                   --             --             --             --
                                                  ----------     ----------     ----------     ----------
          Total Held to Maturity Securities           25,630            102            597         25,135
                                                  ----------     ----------     ----------     ----------
                                                  $  165,248     $      473     $    3,685     $  162,036
                                                  ==========     ==========     ==========     ==========

Gross realized gains and losses on sale of investment securities available for sale are summarized as follows:


                                                                             Year ended December 31,
                                                                       -----------------------------------
                                                                           2000          1999         1998
                                                                       --------      --------     --------
                                                                                 (In Thousands)
Gain on sales of investment securities available for sale              $     36      $      1     $     20
Loss on sales of investment securities available for sale                    89            --            2
                                                                       --------      --------     --------
Net gain on sales of investment securities available for sale          $    (53)     $      1     $     18
                                                                       ========      ========     ========

Proceeds from the sale of investment securities available for sale     $ 21,374      $     17     $ 13,756
                                                                       ========      ========     ========

Maturities of investment securities classified as available-for-sale and held-to-maturity are listed in the following table. Maturity dates of mortgage backed investment securities are based upon estimated maturity dates.




                                                December 31, 2000
                                           -------------------------
                                            Amortized           Fair
                                                 Cost          Value
                                           ----------     ----------
Available-for-sale:                             (In Thousands)
      Due less than one year               $    8,043     $    8,037
      Due after one through five years         68,476         68,683
      Due after five through ten years         39,540         39,721
      Due after ten years                       9,899          9,643
      Other investments                         6,333          6,276
                                           ----------     ----------
                                              132,291        132,360
                                           ----------     ----------
Held-to-maturity:
      Due less than one year                    2,740          2,734
      Due after one through five years          6,445          6,488
      Due after five through ten years          7,609          7,702
      Due after ten years                       8,070          8,237
                                           ----------     ----------
                                               24,864         25,161
                                           ----------     ----------
Total                                      $  157,155     $  157,521
                                           ==========     ==========


                                               December 31, 1999
                                           -------------------------
                                            Amortized           Fair
                                                 Cost          Value
                                           ----------     ----------
Available-for-sale:                             (In Thousands)
      Due less than one year               $   31,605     $   30,589
      Due after one through five years         69,267         68,488
      Due after five through ten years         20,318         19,848
      Due after ten years                      14,497         14,142
      Other investments                         3,931          3,833
                                           ----------     ----------
                                              139,618        136,901
                                           ----------     ----------
Held-to-maturity:
      Due less than one year                    1,311          1,274
      Due after one through five years          8,897          8,688
      Due after five through ten years          9,614          9,505
      Due after ten years                       5,807          5,668
                                           ----------     ----------
                                               25,630         25,135
                                           ----------     ----------
Total                                      $  165,248     $  162,036
                                           ==========     ==========

Equity securities consist primarily of Federal Home Loan Bank and Federal Reserve Bank stock.

The Company pledges investment securities to secure public deposits and for other purposes as required by state law. The following table presents the pledge status of the Company's investment securities:


                          INVESTMENT SECURITIES PLEDGED
--------------------------------------------------------------------------------

                                December 31,
                         -------------------------
                            2000           1999
                         ----------     ----------
                              (In Thousands)
Amortized Cost           $  109,656     $  111,139
Estimated Fair Value        108,840        108,397

3. LOANS

Major classifications of loans at December 31, 2000 and 1999 are as follows:




                                                                      DECEMBER 31, 2000
                                                   -------------------------------------------------------
Loans Receivable                                        Fixed     Adjustable          Total            Mix
                                                   ----------     ----------     ----------     ----------
Loans secured by real estate                                        (Dollars In Thousands)
    One to four family                             $   43,034     $   72,879     $  115,913             35%
    Construction and land development                  15,581          6,641         22,222              7%
    Non-farm, non-residential                          17,948         19,520         37,468             11%
    Farmland                                            6,530         10,337         16,867              5%
    Multifamily                                           545          1,513          2,058              1%
Commercial and industrial                              30,470         32,622         63,092             19%
Agricultural                                            9,631         14,405         24,036              7%
Installment loans                                      39,666            779         40,445             12%
Obligations of state and political subdivision          1,642            709          2,351              1%
Lease financing receivables                             7,889             --          7,889              2%
                                                   ----------     ----------     ----------     ----------
    Gross Loans                                       172,936        159,405        332,341
                                                   ----------     ----------     ----------
Less unearned fees                                        410             --            410              0%
                                                   ----------     ----------     ----------     ----------
    Total loans receivable                         $  172,526     $  159,405     $  331,931            100%
                                                   ==========     ==========     ==========     ==========




                                                                       DECEMBER 31, 1999
                                                   -------------------------------------------------------
Loans Receivable                                        Fixed     Adjustable          Total            Mix
                                                   ----------     ----------     ----------     ----------
Loans secured by real estate                                        (Dollars In Thousands)
    One to four family                             $   38,135     $   65,637     $  103,772             33%
    Construction and land development                  14,791          5,559         20,350              6%
    Non-farm, non-residential                          10,876         12,293         23,169              7%
    Farmland                                            5,939         12,032         17,971              6%
    Multifamily                                           899          1,206          2,105              1%
Commercial and industrial                              27,447         35,213         62,660             20%
Agricultural                                            8,944         15,338         24,282              8%
Installment loans                                      41,380            676         42,056             14%
Obligations of state and political subdivision          4,851            629          5,480              2%
Lease financing receivables                             7,769             --          7,769              3%
                                                   ----------     ----------     ----------     ----------
    Gross Loans                                       161,031        148,583        309,614
                                                   ----------     ----------     ----------
Less unearned fees                                        219            140            359              0%
                                                   ----------     ----------     ----------     ----------
    Total loans receivable                         $  160,812     $  148,443     $  309,255            100%
                                                   ==========     ==========     ==========     ==========



Included in real estate mortgage loans are loans held for sale of approximately $3,847,000 and $1,379,000 at December 31, 2000 and 1999, respectively.

A summary of non-performing assets is as follows:




                                                                   December 31, 2000
                                                               -------------------------
                                                                     2000           1999
                                                               ----------     ----------
Non-performing assets:                                              (In Thousands)
      Non-accrual loans
          Real estate loans                                    $      862     $      445
          Commercial and industrial                                   386          1,043
          Installment loans                                           650            298
          Lease financing receivables                                 807              6
                                                               ----------     ----------
             Total non-accrual loans                                2,705          1,792
                                                               ----------     ----------
      Loans past due 90 days or more still accruing
          Real estate loans                                    $      326     $      292
          Commercial and industrial                                 1,119            292
          Installment loans                                            73             37
                                                               ----------     ----------
             Total past due 90 days or more still accruing          1,518            621
                                                               ----------     ----------
      Total non-performing loans                                    4,223          2,413
      Assets acquired through foreclosure                             340            792
                                                               ----------     ----------
             Total non-performing assets                       $    4,563     $    3,205
                                                               ==========     ==========




Impaired loans, exclusive of nonaccrual loans, are considered insignificant at December 31, 2000 and 1999, as is the amount of interest income reported on such loans during their impairment period.

Activity related to loans made to directors and executive officers of the Company during 2000 is presented below. Such loans were made in the ordinary course of business on normal credit terms, including interest rate and collateralization (In Thousands):




Loans to executive officers at January 1, 2000     $    3,513
     Additions                                            672
     Amounts collected                                 (2,169)
                                                   ----------
     Balance at December 31, 2000                  $    2,016
                                                   ==========



The Company's primary market areas in Kansas are Miami County, Allen County, Labette County, Johnson County, Dickinson County and surrounding counties. The primary market areas in Nebraska are Douglas County, Washington County, and Sarpy County and in Missouri are Vernon County and Barton County. Accordingly, the majority of the loans made by the Company's subsidiary banks are within these primary market areas.

4. MORTGAGE BANKING ACTIVITIES

The Company services first mortgage loans for permanent investors. Escrow balances are held on deposit for first mortgage loans serviced in the Company's subsidiary banks. The aggregate first mortgage loans serviced and escrow balances held were approximately:


                                   December 31,
                            -------------------------
                                  2000           1999
                            ----------     ----------
                                 (In Thousands)
Mortgage loans serviced     $  126,026     $  124,217
Escrow deposits                    207            144



Included in gain on sales of mortgage loans are capitalized mortgage servicing rights. A summary of the mortgage servicing rights, which are included in other assets for the years ended December 31,2000, 1999, and 1998 is as follows:


                                                                         December 31,
                                                          ------------------------------------------
                                                                2000            1999            1998
                                                          ----------      ----------      ----------
                                                                        (In Thousands)
Balance January 1                                         $      822      $      601      $      290
Mortgage servicing rights capitalized during the year            148             374             445
Amortization                                                    (163)           (153)           (134)
                                                          ----------      ----------      ----------
Balance December 31                                       $      807      $      822      $      601
                                                          ==========      ==========      ==========



Service fees earned by the Company (net of amortization of capitalized mortgage servicing rights), included in other income in the accompanying consolidated statements of operations, are as follows:

                                                                         December 31,
                                                          ----------------------------------------
                                                                2000           1999           1998
                                                          ----------     ----------     ----------
                                                                      (In Thousands)
Service fees earned                                       $      329     $      315     $      267
                                                          ==========     ==========     ==========


5. ALLOWANCE FOR LOAN LOSSES

A summary of the allowances for loan losses for the years ended December 31, 2000, 1999, and 1998 is as follows:


                                                      December 31,
                                        ------------------------------------------
                                              2000            1999            1998
                                        ----------      ----------      ----------
                                                     (In Thousands)
Balance, beginning of period            $    3,320      $    2,541      $    1,629
Provision for estimated loan losses          1,001             902           1,486
Charge-offs                                   (988)           (779)           (723)
Recoveries                                     225             433             149
Allowance of acquired banks                    353             223              --
                                        ----------      ----------      ----------
Balance, end of period                  $    3,911      $    3,320      $    2,541
                                        ==========      ==========      ==========

6. BANK PREMISES AND EQUIPMENT

Major classifications of bank premises and equipment at December 31, 200 and 1999 are summarized as follows:

                                              December 31,
                                       -------------------------
                                             2000           1999
                                       ----------     ----------
                                             (In Thousands)
Land                                   $    1,282     $    1,044
Bank premises                              10,271          9,820
Furniture, fixtures, and equipment          7,616          6,548
                                       ----------     ----------
                                           19,169         17,412
Less accumulated depreciation               9,162          7,642
                                       ----------     ----------
                                       $   10,007     $    9,770
                                       ==========     ==========


Depreciation expense aggregating $1,029,000, $875,000, and $830,000 for the years ended December 31, 2000, 1999, and 1998, respectively has been included in occupancy and equipment expense in the accompanying consolidating statements of operations.


7. DEPOSIT ACCOUNTS

Deposits are summarized as follows:


                                                          December 31,
                                                   -------------------------
                                                         2000           1999
                                                   ----------     ----------
                                                         (In Thousands)
Demand:
     Noninterest bearing                           $   48,956     $   46,265
                                                   ----------     ----------
     Interest bearing:
        NOW                                            77,224         78,150
        Money market                                   39,604         46,889
                                                   ----------     ----------
                                                      116,828        125,039
                                                   ----------     ----------
            Total demand                              165,784        171,304
Savings                                                21,028         22,135
Time                                                  255,383        241,677
                                                   ----------     ----------
Total Deposits                                     $  442,195     $  435,116
                                                   ==========     ==========

            Time Deposits of $100,000 and over     $   79,558     $   71,359
                                                   ==========     ==========

Principal maturities of time deposits at December 31, 2000 are as follows:



Year                              Amount
----                          ----------
                            (In Thousands)
2001                          $  198,331
2002                              40,130
2003                              11,137
2004                               3,577
2005                               2,068
Thereafter                           140
                              ----------
                              $  255,383
                              ==========


8. SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE


The Company's obligation to repurchase securities sold at December 31, 2000 and 1999 aggregated $4,732,000 and $4,827,000, respectively. Information concerning securities sold under agreements to repurchase is as follows:


                                                                   December 31,
                                                        -------------------------------
                                                            Amount               Amount
                                                        ----------           ----------
                                                              (Dollars In Thousands)
Average monthly balance during the year                 $    4,876           $    5,873
Weighted average interest rate during the year                5.39%                4.96%
Maximum month-end balance during the year               $    6,132           $    9,268



At December 31, 2000, such agreements were secured by investment securities. Pledged securities are maintained by a safekeeping agent under the control of the Company.

9. ADVANCES FROM THE FEDERAL HOME LOAN BANK AND NOTES PAYABLE

Following is a summary of the advances from the Federal Home Loan Bank and notes payable at December 31, 2000 and 1999:

                                                                                             2000                1999
                                                                                          ----------          ----------
                                                                                                  (In Thousands)

Unsecured notes payable, interest of 7.75% due in 2001                                    $      600          $      500

Note payable, interest floating at 1.75% over one month LIBOR (8.53% at December
   31, 2000), due December 31, 2001, secured by common stock of subsidiary
   banks                                                                                       4,500               5,000

Borrowing under a line of credit, interest floating at 1.75% over one month LIBOR (8.53% at December 31, 2000), due December 31, 2002,
   secured by common stock of subsidiary banks.  Maximum credit limit as
   of December 31, 2000 was $15,000,000                                                        9,325               4,424

Federal Home Loan Bank borrowings by certain subsidiary banks at interest rates ranging from 4.27% to 7.09%; maturities ranging from 2000 to 2013; secured by
  real estate loans, investments securities, and Federal Home Loan Bank stock                 30,949              24,055
                                                                                          ----------          ----------
                                                                                          $   45,374          $   33,979
                                                                                          ==========          ==========


The Company maintains a line of credit of $15,000,000 to an unrelated bank with interest floating at 1.75% over one month LIBOR, due December 31, 2002. As of December 31, 2000, the Company had $9,325,000 outstanding on the line of credit with an available balance of $5,675,000. The Company's subsidiary banks maintain lines of credit with the Federal Home Loan Bank totaling $108,046,000. As of December 31, 2000, the Company's subsidiary banks had $30,949,000 outstanding on the line of credit with an available balance of $77,097,000.

Principal maturities on advances from the Federal Home Loan Bank at December 31, 2000 are as follows:



Year                                                                                  Amount
----                                                                              ----------
                                                                                (In Thousands)
2001                                                                              $    5,400
2002                                                                                   2,000
2003                                                                                     308
2004                                                                                      --
2005                                                                                   5,763
Thereafter                                                                            17,478
                                                                                  ----------
                                                                                  $   30,949
                                                                                  ==========



Management expects to renew the loan for $4,500,000 maturing December 31, 2001, but can provide no assurance to that effect.

10. EMPLOYEE BENEFIT PLANS

Eligible employees of the Company and subsidiary banks participate in an employee stock ownership plan (ESOP), which was formed in 1986. ESOP contributions by the Company and the banks charged to salaries and benefits expense in 2000, 1999, and 1998 aggregated $341,000, $278,000, and $542,000 respectively. The 2000 contribution was made by contributing 45,400 shares of common stock with a fair value of $7.50 per share.

In May 1994, the Company adopted an employee stock purchase plan. The plan provides employees the opportunity to purchase common stock in the Company pursuant to Section 423 of the IRC. The Company issued 6,492 and 8,710 shares in January 2000 and 1999, respectively, in exchange for cash of $56,000 and $65,000.

In January 1996, the Company implemented a bonus program, which awards employees for their performance based on certain financial and growth targets determined by management. Bonus awards are at the discretion of the compensation committee and may consist of cash, common stock, or a combination thereof. The Company and subsidiary banks charged $232,000, and $459,000 to salaries and benefits expense as a result of this bonus program in 1999 and 1998, respectively. There was no charge to salaries and benefits expense under the program for 2000.

In November 1998, the Board of Directors of the Company approved the Team Financial, Inc. 401(k) Savings Plan. The Plan became effective January 1, 1999. Employees, meeting certain conditions, are eligible to participate in the Plan immediately upon their employment date. The Company matches 50% of the first 6% of compensation, which employees contribute to the Plan. The Company's contributions vest ratably over five years. The Company and subsidiary banks charged $129,700 and $140,500 to salaries and benefits expense as a result of this program in 2000 and 1999, respectively.

In May of 1999, the Board of Directors of the Company approved a Stock Incentive Plan ( the "Plan"), which provides for several different types of stock and stock-based awards. The Plan became effective July 1,1999. Employees meeting certain conditions are eligible to participate in the Plan. The selection of participants will be solely within the discretion of the Board of Directors. The stock incentive awards authorized to be distributed under the Plan on a stand alone, combination, or tandem basis are (i) stock options, (ii) stock appreciation rights, (iii) other stock based awards. Pursuant to the Plan, 470,000 shares of Team Financial, Inc. common stock are reserved for issuance under the stock option components of the Plan. The Company granted stock options to acquire 47,250 for $6.62 per share on December 31, 2000, and 55,000 shares of stock for $8.94 per share December 31, 1999. These options vest over 10 years and expire on December 31, 2010 and December 31, 2009, respectively.

The Company applies Accounting Principals Board ("APB") Opinion No. 25 and related interpretations in accounting for the Stock Incentive Plan. Under APB No. 25, compensation cost for stock options is measured as the excess, if any, of the fair market value of the Company's stock at the date of grant over the amount the employee must pay to acquire the stock. Because the Plan provides for the issuance of stock options at a price of no less than the fair market value at the date of grant, no compensation costs has been recognized for the stock option components of the Plan.

Had compensation costs for the stock option components of the Plan been determined based upon the fair value at the date of grant consistent with SFAS No. 123, Accounting For Stock Based Compensation, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                                   Year ended December 31,
                                                                    ----------------------------------------------------
                                                                        2000                1999                1998
                                                                    ------------        ------------        ------------
                                                                        (Dollars In Thousands, Except Per Share Data)
Net income:
    As reported                                                     $      3,193        $      3,169        $      2,344
    Pro forma                                                              3,122               3,143               2,344

Basic and diluted earnings per share
    As reported                                                     $       0.82        $       0.93        $       0.85
    Pro forma                                                               0.80                0.92                0.85

Shares utilized in basic and diluted earnings per share                3,916,980           3,403,478           2,765,632

The fair value of options was estimated using the following weighted average information; risk free interest rate of 5.11%, expected life of 10 years, expected volatility of stock price of 20.10% and expected dividends of 2.53% per year.

11. INCOME TAXES

Income tax expense (benefit) attributable to income from operations for 2000, 1999, and 1998 consists of the following:

                              2000            1999            1998
                           ----------      ----------      ----------
                                         (In Thousands)
Current                    $    1,531      $    1,238      $      730
Deferred                         (302)           (118)            (57)
                           ----------      ----------      ----------
Total                      $    1,229      $    1,120      $      673
                           ==========      ==========      ==========

Following is reconciliation between income tax expense attributable to income from operations and the amount computed by multiplying earnings before income taxes by the statutory federal income tax rate of 34%:

                                                                          2000            1999            1998
                                                                       ----------      ----------      ----------
                                                                                     (In Thousands)
Expected federal income tax expense                                    $    1,503      $    1,458      $    1,026
Interest on obligations of state and political subdivisions                  (410)           (445)           (362)
State income taxes, net of federal tax benefit                                180             163             114
Income tax benefit on dividends paid to ESOP                                 (124)            (27)           (125)
Other                                                                          80             (29)             20
                                                                       ----------      ----------      ----------
Income tax expense attributable to income from operations              $    1,229      $    1,120      $      673
                                                                       ==========      ==========      ==========

The income tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2000 and 1999 are presented below:

                                                               2000           1999
                                                            ----------     ----------
                                                                 (In Thousands)
Deferred tax assets
-------------------
Investment securities                                       $       --     $    1,228
Allowance for loan losses                                          938            647
Acquired net operating loss carryforwards                          238            311
Deferred compensation                                               70             72
Loans                                                               --             11
Other                                                              202             --
State taxes                                                         35              2
                                                            ----------     ----------
Total gross deferred tax assets                                  1,483          2,271
                                                            ----------     ----------

Deferred tax liabilities
------------------------
Investment securities                                       $       29     $       --
Mortgage servicing rights                                          275            279
Bank premises and equipment                                        391            174
FHLB stock                                                         163            180
Other                                                               --             58
                                                            ----------     ----------
Total gross deferred tax liabilities                               858            691
                                                            ----------     ----------

Net deferred tax asset (liability)                          $      625     $    1,580
                                                            ==========     ==========

The net operating loss carryforward, if not utilized, will expire in 2003.

During 2000, the Company began recapturing its tax bad debt reserves of approximately $1,230,000 that had previously been established under Internal Revenue Code Section 585. A portion of this amount will be included in taxable income over each of the next four years according to the appropriate provisions of the Code. Tax expense has previously been provided on this amount, and the related deferred tax liability of $391,000 is included in deferred taxes. A valuation allowance for deferred tax assets was not necessary at December 31, 2000 or 1999.

12. FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value of financial instruments at December 31, 2000 and 1999, including methods and assumptions utilized, are set forth below:

                                                                      2000                          1999
                                                            -------------------------     -------------------------
                                                             Carrying      Estimated       Carrying      Estimated
                                                              amount       fair value       amount       fair value
                                                            ----------     ----------     ----------     ----------
                                                                                 (In Thousands)
Investment securities                                       $  157,000     $  158,000     $  163,000     $  162,000
                                                            ==========     ==========     ==========     ==========
Loans, net of unearned discounts and allowance
     for loan losses                                        $  328,000     $  328,000     $  306,000     $  307,000
                                                            ==========     ==========     ==========     ==========

Demand deposits                                             $   49,000     $   49,000     $   46,000     $   46,000
Money market and NOW deposits                                  117,000        117,000        125,000        125,000
Savings deposits                                                21,000         21,000         22,000         22,000
Time deposits                                                  255,000        255,000        242,000        241,000
                                                            ----------     ----------     ----------     ----------
     Total deposits                                         $  442,000     $  442,000     $  435,000     $  434,000
                                                            ==========     ==========     ==========     ==========

Notes payable and FHLB Advances                             $   45,000     $   45,000     $   34,000     $   34,000
                                                            ==========     ==========     ==========     ==========

Methods and assumptions

The estimated fair value of investment securities is based on bid prices published in financial newspapers or bid quotations received from securities dealers.

The estimated fair value of the Company's loan portfolio is based on the segregation of loans by maturity using a weighted average pool rate. In estimating the fair value of loans, the carrying amount is reduced by the allowance for loan losses. The estimated fair value is calculated by discounting scheduled cash flow through the estimated maturity using estimated market discount rates based upon the Company's average cost of funds that reflect the interest rate risk inherent in the loans reduced by the allowance for loan losses.

The estimated fair value of deposits with no stated maturity, such as noninterest bearing demand deposits, savings, NOW accounts, and money market accounts, is equal to the amount payable on demand. The fair value of interest bearing time deposits is based on the discounted value of contractual cash flows of such deposits. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

The carrying value of all notes payable approximates fair value, as all notes are either based upon floating market rates of interest or based upon fixed rates, which approximate market rates.

Limitations

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instruments. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. Fair value estimates are based on existing balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments.

13. CAPITAL ADEQUACY

Quantitative measures established by regulation to ensure capital adequacy require the Company and its subsidiary banks to maintain minimum amounts and ratios (set forth in the table below for the Company's significant subsidiary banks) of total risk-based and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2000, that the banks meet all capital adequacy requirements to which they are subject.

                                                                                                         To be well-capitalized
                                                                                                              under prompt
                                                                                     For capital               corrective
                                                               Actual             adequacy purposes         action provision
                                                        --------------------     --------------------    ----------------------
                                                         Amount      Ratio        Amount      Ratio        Amount      Ratio
                                                        --------    --------     --------    --------     --------    --------
                                                                                (Dollars In Thousands)
At December 31, 2000
    Team Financial, Inc.
      Risk-based capital (to risk weighted assets)      $ 32,720        9.65%    $ 27,135        8.00%    $ 33,918       10.00%
      Tier 1 capital (to risk weighted assets)            28,809        8.49%    $ 13,567        4.00%    $ 20,351        6.00%
      Tier 1 capital (to average assets)                  28,809        5.50%    $ 20,944        4.00%    $ 26,180        5.00%

    TeamBank, N.A.
      Risk-based capital (to risk weighted assets)      $ 31,948       13.10%    $ 19,505        8.00%    $ 24,381       10.00%
      Tier 1 capital (to risk weighted assets)            29,452       12.08%       9,752        4.00%      14,628        6.00%
      Tier 1 capital (to average assets)                  29,452        8.08%      14,573        4.00%      18,216        5.00%

    Iola Bank and Trust Company
      Risk-based capital (to risk weighted assets)         7,206       15.12%       3,812        8.00%       4,765       10.00%
      Tier 1 capital (to risk weighted assets)             6,622       13.90%       1,906        4.00%       2,859        6.00%
      Tier 1 capital (to average assets)                   6,622        7.65%       3,462        4.00%       4,327        5.00%

    Fort Calhoun State Bank
      Risk-based capital (to risk weighted assets)         1,798       11.32%       1,271        8.00%       1,589       10.00%
      Tier 1 capital (to risk weighted assets)             1,598       10.06%         635        4.00%         953        6.00%
      Tier 1 capital (to average assets)                   1,598        6.37%       1,004        4.00%       1,255        5.00%

    Community Bank
      Risk-based capital (to risk weighted assets)         4,132       13.93%       2,373        8.00%       2,966       10.00%
      Tier 1 capital (to risk weighted assets)             3,760       12.68%       1,186        4.00%       1,780        6.00%
      Tier 1 capital (to average assets)                   3,760        7.28%       2,065        4.00%       2,581        5.00%

14. MERGERS AND ACQUISITIONS

In March 1998, the Company assumed the branch deposits and acquired certain assets, consisting of loans, accrued interest, and premises and equipment, of a NationsBank branch located in Ottawa, Kansas. The deposits and their accrued interest payable approximated $33,777,000 and the acquired assets aggregated $3,585,000. The Company paid a premium of $1,922,000 in connection with the transaction, which has been recorded as goodwill in the accompanying consolidated financial statements and is being amortized over fifteen years.

In December 1999, the Company acquired ComBankshares, Inc., and its subsidiary Community Bank with a total asset size of approximately $52 million. The Company paid approximately $2,941,000 in cash, 278,245 shares of common stock, and assumed $1,199,000 of debt and other liabilities. The purchase resulted in a premium of approximately $3,867,000, which has been recorded as goodwill in the accompanying consolidated financial statements and is being amortized over twenty years. This acquisition has been accounted for by the purchase method and, accordingly, the results of operations from the date of purchase have been included in the consolidated financial statements.

In March 2000, the Company acquired Fort Calhoun Investment Co., and its subsidiary Fort Calhoun State Bank with total assets of approximately $22 million. The total cash purchase price of $3,516,000 resulted in a premium of approximately $2,368,000, which has been recorded as goodwill in the accompanying consolidated financial statements and is being amortized over twenty years. This acquisition has been accounted for by the purchase method and, accordingly, the results of operations from the date of purchase have been included in the consolidated financial statements.

The table below presents supplemental pro forma information for 2000 and 1999 as if the ComBankshares, Inc. and Fort Calhoun Investment Co. acquisitions were made on January 1, 1999 at the same purchase price, based on estimates and assumptions considered appropriate:

                                                     Year Ended December 31,
                                                 -----------------------------
                                                     2000             1999
                                                 ------------     ------------
(Dollars In Thousands, Except Per Share Data)

Interest income                                  $     41,019     $     37,902
Interest expense                                       22,516           19,834
Provision for loan losses                               1,001              999
Net income                                              3,079            2,840

Shares applicable to EPS                            3,916,980        3,658,854
Basis and diluted earnings per share             $       0.79     $       0.78

15. COMMITMENTS AND CONTINGENCIES

Standby letters of credit were approximately $1,228,000 and $2,443,000 and outstanding loan commitments and available lines of credit with customer were approximately $35,655,000 and $53,548,000 at December 31, 2000 and 1999,
respectively. Substantially all letters of credit and loan commitments are at variable interest rates, which approximate market rates. The credit risk involved in issuing these standby letters of credit and loan commitments is essentially the same as that involved in extending loans to customers.

16. PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

                               TEAM FINANCIAL, INC
                   CONDENSED STATEMENTS OF FINANCIAL CONDITION
                                 (IN THOUSANDS)


                                                            December 31,     December 31,
ASSETS                                                              2000             1999
                                                            ------------     ------------

Cash and cash equivalents                                   $        412     $      1,050
Investment in subsidiaries                                        52,727           46,171
Other                                                              1,621              845
                                                            ------------     ------------

        Total Assets                                        $     54,760     $     48,066
                                                            ============     ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Long-term debt                                              $     14,425     $      9,924
Other                                                                536              573
Stockholders' equity                                              39,799           37,569
                                                            ------------     ------------

     Total liabilities and stockholders' equity             $     54,760     $     48,066
                                                            ============     ============


                               TEAM FINANCIAL, INC
                       CONDENSED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)


                                                                     Years Ended December 31,
                                                            ------------------------------------------
                                                               2000            1999            1998
                                                            ----------      ----------      ----------
INTEREST INCOME:
Dividends from subsidiaries                                 $    4,100      $    2,042      $    2,300
Interest income                                                      8              22              29
Other expense, net                                              (2,816)         (1,901)         (2,363)
                                                            ----------      ----------      ----------

     Income (loss) before equity in
        undistributed earnings of subsidiaries                   1,292             163             (34)

Increase in undistributed equity of subsidiaries                   829           2,261           1,418
                                                            ----------      ----------      ----------

     Income before income tax benefit                            2,121           2,424           1,384

Income tax benefit                                               1,072             745             960
                                                            ----------      ----------      ----------

     Net income                                             $    3,193      $    3,169      $    2,344
                                                            ==========      ==========      ==========

                              TEAM FINANCIAL, INC.
                       CONDENSED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                                   YEAR ENDED DECEMBER 31,
                                                                                         ------------------------------------------
                                                                                            2000            1999            1998
                                                                                         ----------      ----------      ----------

Cash flows from operating activities:
   Net income                                                                            $    3,193      $    3,169      $    2,344
     Increase in undistributed equity of subsidiaries                                          (829)         (2,261)         (1,418)
     Allocation of ESOP shares                                                                  341              --             451
     Other                                                                                     (999)            272             218
                                                                                         ----------      ----------      ----------
           Net cash provided by operating activities                                          1,706           1,180           1,595
                                                                                         ----------      ----------      ----------

Cash flows from investing activities:
   Capital contributions to subsidiaries                                                     (3,689)         (8,324)         (4,000)
   Other                                                                                         --              --             (42)
                                                                                         ----------      ----------      ----------
           Net cash used in investing activities                                             (3,689)         (8,324)         (4,042)
                                                                                         ----------      ----------      ----------

Cash flows from financing activities:
   Proceeds from long-term debt                                                               6,150           9,424           5,000
   Principal payments on long-term debt                                                      (1,649)        (12,400)         (1,388)
   Purchase of treasury stock                                                                (2,615)             --            (869)
   Proceeds from sale of treasury stock                                                          --              --             374
   Issuance of common stock                                                                      56          11,288             146
   Dividends paid on common stock                                                              (597)           (734)           (686)
                                                                                         ----------      ----------      ----------

           Net cash provided by financing activities                                          1,345           7,578           2,577
                                                                                         ----------      ----------      ----------

           Net increase in cash and cash equivalents                                           (638)            434             130

Cash and cash equivalents at beginning of the year                                            1,050             616             486
                                                                                         ----------      ----------      ----------

Cash and cash equivalents at end of the year                                             $      412      $    1,050      $      616
                                                                                         ==========      ==========      ==========

Noncash financing activities - issuance of treasury stock to retire notes payable        $       --      $       --      $      793
                                                                                         ==========      ==========      ==========

The primary source of funds available to the Company is the payment of dividends by the subsidiaries. Subject to maintaining certain minimum regulatory capital requirements, regulations limit the amount of dividends that may be paid without prior approval of the subsidiaries' regulatory agencies. At December 31, 2000, the subsidiaries could pay dividends of $4,653,000 without prior regulatory approval.

17. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is a summary of quarterly results:

                                                    First           Second            Third           Fourth
                                                   quarter          quarter          quarter          quarter
                                                 ------------     ------------     ------------     ------------
                                                          (Dollars In Thousands, Except Per Share Data)
Year Ended 2000
     Interest income                             $      9,620     $     10,181     $     10,383     $     10,461
     Interest expense                                   5,127            5,487            5,751            5,882
     Provision for loan losses                            185              203              404              209
     Net income                                           840              847              700              806

     Shares applicable to EPS                       4,038,541        3,908,254        3,874,436        3,833,992
     Basic and diluted earnings per share        $       0.21     $       0.22     $       0.18     $       0.21


Year Ended 1999
     Interest income                             $      7,892     $      7,865     $      8,276     $      8,869
     Interest expense                                   4,028            4,027            4,199            4,569
     Provision for loan losses                            183              203              291              225
     Net income                                           827              759              794              789

     Shares applicable to EPS                       2,867,000        2,959,972        3,827,346        3,918,079
     Basic and diluted earnings per share        $       0.29     $       0.26     $       0.21     $       0.20

                          INDEPENDENT AUDITORS' REPORT


Board of Directors and Stockholders
Post Bancorp, Inc. and Subsidiary
Colorado Springs, Colorado

We have audited the accompanying consolidated balance sheets of Post Bancorp, Inc. and Subsidiary as of December 31, 2000 and 1999 and the related consolidated statements of income and comprehensive income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Post Bancorp, Inc. and Subsidiary as of December 31, 2000 and 1999 and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.




Englewood, Colorado
January 5, 2001

                        POST BANCORP, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                                  DECEMBER 31,


ASSETS
                                                           2000             1999
                                                       ------------     ------------
Cash and due from banks                                $  2,298,917     $  3,914,598
Federal funds sold                                        4,000,000        6,725,000
Investment securities                                    17,907,558       17,848,516
Loans, net                                               28,127,946       23,177,240
Interest receivable                                         385,708          460,558
Bank premises and equipment, net                            255,602          250,940
Other assets                                                190,892          154,523
                                                       ------------     ------------
TOTAL ASSETS                                           $ 53,166,623     $ 52,531,375
                                                       ============     ============

LIABILITIES
Deposits
    Demand                                             $ 13,871,715     $ 13,789,239
    NOW and money market                                 17,256,668       16,935,060
    Savings                                               5,827,866        5,797,150
    Time deposits of $100,000 and over                    3,312,997        3,340,466
    Other time deposits                                   5,989,342        6,253,209
                                                       ------------     ------------
Total Deposits                                           46,258,588       46,115,124
U.S. Treasury demand notes                                       --          138,004
Accrued interest and other liabilities                       77,527           61,943
                                                       ------------     ------------
TOTAL LIABILITIES                                        46,336,115       46,315,071
                                                       ------------     ------------

STOCKHOLDERS' EQUITY
Common stock, $1 par value, 500,000 shares
authorized, 100,000 issued and outstanding                   93,022          100,000
Paid-in capital                                           2,114,942        2,428,952
Retained earnings                                         4,518,057        4,050,424
Accumulated other comprehensive income                      104,487         (363,072)
                                                       ------------     ------------
TOTAL STOCKHOLDERS' EQUITY                                6,830,508        6,216,304
                                                       ------------     ------------
TOTAL LIABILITIES AND STOCKHOLDERS'
EQUITY                                                 $ 53,166,623     $ 52,531,375
                                                       ============     ============


                     The accompanying notes are an integral
                       part of these financial statements.

                        POST BANCORP, INC. AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
                            YEARS ENDED DECEMBER 31,

                                                                           2000             1999
                                                                       ------------     ------------
INTEREST INCOME
Commercial loans                                                       $  2,309,507     $  1,818,615
Real estate loans                                                            25,211           24,742
Installment loans and ready reserve                                         367,184          294,667
Federal funds sold                                                          321,619          405,746
Taxable investment securities and time deposits                           1,275,995          967,820
                                                                       ------------     ------------
    Total Interest Income                                                 4,299,516        3,511,590
                                                                       ------------     ------------

INTEREST EXPENSE
NOW and money market                                                        728,551          546,815
Savings                                                                     170,334          177,943
Time deposits                                                               489,919          464,702
U.S. Treasury demand notes                                                    7,169            5,770
                                                                       ------------     ------------
    Total Interest Expense                                                1,395,973        1,195,230
                                                                       ------------     ------------

NET INTEREST INCOME                                                       2,903,543        2,316,360
PROVISION FOR LOAN LOSSES                                                        --               --
                                                                       ------------     ------------
NET INTEREST INCOME AFTER PROVISION
 FOR LOAN LOSSES                                                          2,903,543        2,316,360
                                                                       ------------     ------------

NON-INTEREST INCOME
Service charges                                                             292,666          278,259
Other                                                                        58,875           51,757
                                                                       ------------     ------------
    Total Non-Interest Income                                               351,541          330,016
                                                                       ------------     ------------

NON-INTEREST EXPENSE
Salaries and employee benefits                                              887,661          859,655
Occupancy, equipment, data processing                                       207,636          179,039
Other operating expenses                                                    366,809          269,631
                                                                       ------------     ------------
    Total Non-Interest Expense                                            1,462,106        1,308,325
                                                                       ------------     ------------

NET INCOME                                                                1,792,978        1,338,051

OTHER COMPREHENSIVE INCOME (LOSS)
Unrealized holding gains (losses) on marketable securities                  467,559         (415,276)
                                                                       ------------     ------------

TOTAL COMPREHENSIVE INCOME                                             $  2,260,537     $    922,775
                                                                       ============     ============



                     The accompanying notes are an integral
                       part of these financial statements.

                        POST BANCORP, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                                                                     ACCUMULATED
                                            COMMON STOCK                                               OTHER
                                     ---------------------------       PAID-IN        RETAINED      COMPREHENSIVE
                                       SHARES          AMOUNT          CAPITAL        EARNINGS         INCOME           TOTAL
                                     -----------     -----------     -----------     -----------    -------------    -----------

BALANCE, DECEMBER 31, 1998               100,000     $   100,000     $ 2,428,952     $ 4,087,373     $    52,204     $ 6,668,529

Net income                                    --              --              --       1,338,051              --       1,338,051

Other comprehensive income (loss)             --              --              --              --        (415,276)       (415,276)

Dividends                                     --              --              --      (1,375,000)             --      (1,375,000)
                                     -----------     -----------     -----------     -----------     -----------     -----------

BALANCE, DECEMBER 31, 1999               100,000         100,000       2,428,952       4,050,424        (363,072)      6,216,304

Net income                                    --              --              --       1,792,978              --       1,792,978

Other comprehensive income (loss)             --              --              --              --         467,559         467,559

Dividends                                     --              --              --      (1,325,345)             --      (1,325,345)

Stock redemption                          (6,978)         (6,978)       (314,010)             --              --        (320,988)
                                     -----------     -----------     -----------     -----------     -----------     -----------

BALANCE, DECEMBER 31, 2000                93,022     $    93,022     $ 2,114,942     $ 4,518,057     $   104,487     $ 6,830,508
                                     ===========     ===========     ===========     ===========     ===========     ===========


                     The accompanying notes are an integral
                       part of these financial statements.

                        POST BANCORP, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                         TWELVE MONTHS ENDED DECEMBER 31,


                                                                     2000              1999
                                                                 ------------      ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Comprehensive income                                             $  2,260,537      $    922,775
Items not requiring (providing) cash-
    Depreciation                                                       26,770            12,767
    Unrealized (gains) losses on investment securities               (467,559)          415,276
    Net premium amortization on investment securities                  80,147           160,662
Changes in:
    Accrued interest receivable                                        74,850           (51,907)
    Other assets                                                      (36,369)          (11,793)
    Accrued interest and other liabilities                             15,584             6,316
                                                                 ------------      ------------
         Cash provided by operating activities                      1,953,960         1,454,096
                                                                 ------------      ------------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of investment securities                                  (5,097,890)       (8,345,188)
Proceeds from sales and maturities of
 investment securities                                              5,426,260         5,389,049
Net (increase) decrease in loan originations                       (4,950,706)         (348,627)
Net (increase) decrease in federal funds sold                       2,725,000        (1,925,000)
Purchase of equipment                                                 (31,432)           (3,790)
                                                                 ------------      ------------
         Cash provided (used) by investing activities              (1,928,768)       (5,233,556)
                                                                 ------------      ------------

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in non-interest bearing deposits               82,476         1,079,138
Net increase in interest-bearing deposits                              60,988         5,309,179
Increase (decrease) in U.S. Treasury demand notes                    (138,004)           76,430
Stock redemption                                                     (320,988)               --
Dividends paid                                                     (1,325,345)       (1,375,000)
                                                                 ------------      ------------
         Cash provided (used) by financing activities              (1,640,873)        5,089,747
                                                                 ------------      ------------

INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS                                                       (1,615,681)        1,310,287

CASH AND CASH EQUIVALENTS,
 BEGINNING OF YEAR                                                  3,914,598         2,604,311
                                                                 ------------      ------------

CASH AND CASH EQUIVALENTS, END OF YEAR                           $  2,298,917      $  3,914,598
                                                                 ============      ============


                     The accompanying notes are an integral
                       part of these financial statements.

A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Operations

The accompanying financial statements include the consolidated accounts of Post Bancorp, Inc. (the Company) and Colorado Springs National Bank (the Bank). The Bank is a national bank, incorporated in July 1963, which operates in Colorado Springs, Colorado. All of the shares of the Bank are owned by Post Bancorp, Inc., which was organized for the purpose of owning shares and acting as a parent holding company to the Bank. All material intercompany balances and transactions have been eliminated. The Bank is subject to regulation of certain federal and state agencies and undergoes periodic examination by those regulatory agencies.

Other Comprehensive Income

Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130 Reporting Comprehensive Income (SFAS No. 130). SFAS No. 130 requires that the components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company reports other comprehensive income in the statement of income and other comprehensive income. Accumulated balances of other comprehensive income are reported as a separate component of stockholder's equity. Currently the only component of other comprehensive income is unrealized holding gains (losses) on available-for-sale securities.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change materially in the near term.

Investment Securities

The Company has classified all investments held as available-for-sale. Accordingly, these securities are recorded at fair value. Unrealized gains or losses are recorded as a component of other comprehensive income.

Investment Securities (Continued)

Management reviews the securities individually to determine whether there are permanent declines in net realizable values, and reductions in carrying amounts are recorded, if required. The specific security sold is used to compute realized gains or losses. Premiums and discounts are recognized into interest income using the effective interest method over the period to maturity.

Loans

Loans are stated at the amount of unpaid principal less an allowance for loan losses. Interest on loans is generally accrued daily based on the principal outstanding. Loans are placed in a non-accrual status when significant doubt exists as to the collectibility of principal and interest.

Most of the Bank's lending activities are with commercial, real estate and individual customers located in the Colorado Springs, Colorado area. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral considered necessary to secure the loan is based on the amount of the loan and management's credit evaluation of the customer. Collateral may include accounts receivable, inventory, property, plant and equipment, real estate, marketable securities and other income-producing property. The loans are generally expected to be repaid from the income and cash flow of the customer or from the sale of selected assets of the customer.

Allowance for Loan Losses

The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses in the loan portfolio. The provision is based upon the character of the loan portfolio, past loan loss experience, current economic conditions and other factors which, in management's judgment, should be considered in estimating possible loan losses.

Bank Premises and Equipment

Bank premises and equipment are being depreciated over their estimated useful lives using straight-line and accelerated methods. Bank premises and equipment consist of the following at December 31:

                                                                                       Estimated
                                                     2000              1999           Useful Lives
                                                 ------------      ------------       ------------
Land                                             $    230,000      $    230,000
Bank building and improvements                        622,028           622,028        15-20 Years
Furniture and equipment                               631,667           600,234         3-8 Years
                                                 ------------      ------------
Total premises and equipment                        1,483,695         1,452,262
Less accumulated depreciation                      (1,228,093)       (1,201,322)
                                                 ------------      ------------
                                                 $    255,602      $    250,940
                                                 ============      ============

Other Real Estate

At the time of foreclosure or deed in lieu of foreclosure, real estate is recorded at the lower of the Bank's cost or the asset's fair value less costs to sell, which becomes the property's new basis. Any write-downs based on the asset's fair value at date of acquisition are charged to the allowance for loan losses. After foreclosure, these assets are carried at the lower of their new cost basis or fair value less cost to sell. Costs incurred in maintaining foreclosed real estate and subsequent write-downs to reflect declines in the fair value of the property are included in other real estate owned expense.

Advertising

Advertising is expensed as incurred and amounted to $12,422 and $1,916 in 2000 and 1999, respectively.

INCOME TAXES

Post Bancorp, Inc. and the Bank elected to become an S-Corporation effective January 1, 1997. Accordingly, no income tax provision has been recorded in the financial statements, as all items of income and expense generated by the Company are reported on the stockholders' personal income tax returns.

Statement of Cash Flows

For purposes of reporting cash flows, cash and cash equivalents include cash on hand and amounts due from banks. Total interest paid amounted to $1,394,316 and $1,195,840 for 2000 and 1999, respectively.

B. INVESTMENT SECURITIES

A comparison of the book and fair values of investment securities is as follows at December 31:

                                                          Gross             Gross
                                       Amortized        Unrealized        Unrealized
          2000                            Cost            Gains             Losses          Fair Value
          ----                        ------------     ------------      ------------      ------------
U.S. Treasury Securities              $  2,296,922     $        350      $     (2,398)     $  2,294,874
U.S. Government Agencies                15,446,149          209,426          (102,891)       15,552,684
Federal Reserve Bank Stock                  60,000               --                --            60,000
                                      ------------     ------------      ------------      ------------
                                      $ 17,803,071     $    209,776      $   (105,289)     $ 17,907,558
                                      ============     ============      ============      ============

                                                          Gross             Gross
                                       Amortized        Unrealized        Unrealized
          1999                            Cost            Gains             Losses          Fair Value
          ----                        ------------     ------------      ------------      ------------
U.S. Treasury Securities              $  5,324,873     $      3,499      $    (19,752)     $  5,308,620
U.S. Government Agencies                12,826,715            5,557          (352,376)       12,479,896
Federal Reserve Bank Stock                  60,000               --                --            60,000
                                      ------------     ------------      ------------      ------------
                                      $ 18,211,588     $      9,056      $   (372,128)     $ 17,848,516
                                      ============     ============      ============      ============

The amortized cost and estimated market value of debt securities at December 31, 2000 by contractual maturity are shown below. For purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted average contractual maturities of underlying collateral. The mortgage-backed securities may mature earlier than their weighted-average contractual maturities because of principal prepayments.

                                             Amortized          Fair
                                               Cost             Value
                                           ------------     ------------
     Due in one year or less               $  2,296,990     $  2,294,940
     Due from one to five years               3,082,379        3,212,416
     Due after ten years                     12,363,702       12,340,202
     Other                                       60,000           60,000
                                           ------------     ------------
                                           $ 17,803,071     $ 17,907,558
                                           ============     ============

The Company sold no investment securities during 2000 and 1999. Accordingly, there were no realized gains or losses on available-for-sale securities.

Investment securities with a book value of $788,214 and a market value of $787,807 were pledged to secure public and trust deposits as of December 31, 2000.

C. LOANS

Loans consist of the following at December 31:

                                               2000              1999
                                           ------------      ------------
     Commercial                            $ 23,988,074      $ 19,587,265
     Installment                              3,949,707         3,375,131
     Real estate                                267,156           281,014
     Revolving credit and other                  74,008            82,671
     Unearned income                            (12,253)           (9,626)
                                           ------------      ------------
     Total loans                             28,266,692        23,316,455
     Less allowance for loan losses            (138,746)         (139,215)
                                           ------------      ------------
                                           $ 28,127,946      $ 23,177,240
                                           ============      ============

Loans secured by real estate amounted to approximately $24,297,000 and $19,882,000 at December 31, 2000 and 1999, respectively.

Loans to executive officers, directors and their related entities in which they have a 10% or more beneficial ownership interest amounted to $1,378,306 and $465,946 at December 31, 2000 and 1999, respectively.

The following is a summary of the transactions in the allowance for loan losses for the years ended December 31, 2000 and 1999:

                                                     2000            1999
                                                  ----------      ----------
     Balance, beginning of year                   $  139,215      $  141,650
     Provision for possible loan losses                   --              --
     Net charge-offs:
         Charge-offs                                    (770)         (7,975)
         Less recoveries                                 301           5,540
                                                  ----------      ----------
                                                        (469)         (2,435)
                                                  ----------      ----------
     Balance, end of year                         $  138,746      $  139,215
                                                  ==========      ==========

D. STOCKHOLDERS' EQUITY

The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Under capital adequacy guidelines, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are subject to judgments by the regulators about components, risk weightings, and other factors. Following are the Bank's actual capital amounts and ratios under the guidelines compared to the amounts and ratios required for a bank to be considered well capitalized under the guidelines as of December 31, 2000.

                                               Bank Actual                     Well Capitalized
                                      -----------------------------      -----------------------------
                                         Amount           Ratio             Amount           Ratio
                                      ------------     ------------      ------------     ------------
Tier 1 Leverage Capital Ratio         $  6,571,068            12.34%     $  2,661,500              >5%

Tier 1 Risk Based Capital Ratio       $  6,571,068            25.54%     $  1,543,740              >6%

Total Risk Based Capital Ratio        $  6,709,814            26.08%     $  2,572,900             >10%

At December 31, 2000 and 1999, the Bank exceeded its minimum capital requirements. Additionally, banking regulations limit the amount of dividends that may be paid without prior approval of the regulatory agencies.

E. STOCK REDEMPTION

The Company redeemed 6,978 shares of common stock for $320,988 during the year ended December 31, 2000.

F. PROFIT SHARING PLAN

The Bank has a discretionary profit sharing plan covering most employees, which provides for Bank contributions up to the maximum amount allowed by regulation. No profit sharing contributions were made for the years ended December 31, 2000 and 1999, respectively.

G. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

In accordance with Financial Accounting Standards No. 107, Disclosure About Fair Value of Financial Instruments, the Company is required to provide disclosures regarding the fair value of financial instruments.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

CASH AND SHORT-TERM INVESTMENTS

For cash and short-term instruments, the carrying amount is a reasonable estimate of fair value.

INVESTMENT SECURITIES

For investment securities, fair values are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

LOANS

The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. For variable rate loans, the carrying amount is a reasonable estimate of fair value. For loans where collection of principal is in doubt, an estimated loss allowance has been deducted from the discounted future cash flow amount. The carrying amount of interest receivable approximates its fair value.

DEPOSITS
For demand deposits, savings accounts and certain money market deposits payable on demand, the carrying amount is a reasonable estimate of fair value. The fair value of fixed-maturity time deposits is estimated by discounting the future cash flows to be paid at rates currently offered for deposits of similar remaining maturities. The carrying value of interest payable approximates its fair value.

FEDERAL FUNDS PURCHASED AND OTHER SHORT-TERM BORROWINGS

For federal funds purchased and other short-term borrowings, the carrying amount is a reasonable estimate of fair value.

COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT

Loan commitments and standby letters of credit are generally of a short-term nature and therefore, their carrying amount is a reasonable estimate of their fair value.

The estimated fair value of the Company's financial instruments is as follows at December 31, 2000:

                                                    Carrying           Fair
                                                     Amount           Value
                                                  ------------     ------------
     Financial assets-
         Cash and short-term investments          $  6,298,917     $  6,298,917
         Investment securities                      17,907,558       17,907,588
         Loans, net                                 28,111,966       28,074,664
     Financial liabilities-
         Deposits                                   32,386,872       32,426,534
     Unrecognized financial instruments-
         Commitments to extend credit                5,790,201        5,790,201
         Standby letters of credit                     417,163          417,163

H. COMMITMENTS

In the normal course of business, the Bank enters into financial instruments with off-balance-sheet risk to meet the financing needs of its customers. These instruments, which include commitments to extend credit and standby letters of credit, involve varying degrees of credit and interest rate risk, which are not reflected in the financial statements. These instruments generally have fixed expiration dates and do not necessarily represent future cash requirements since they often expire without being drawn upon.

The Bank's criteria for issuing such instruments are the same as those for loans made in the normal course of business. The Bank is exposed to credit loss in the event that the collateral is deemed to be of no value and the Bank is required to fund the commitments. The following are those financial instruments whose contract amount represents the maximum credit risk at December 31, 2000 and 1999 respectively:

                                                CONTRACT AMOUNT
                                           -------------------------
                                              2000           1999
                                           ----------     ----------
     Loan commitments                      $5,790,201     $6,307,393
     Standby letters of credit             $  417,163     $  139,995

                        POST BANCORP, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                              March 31,      December 31,
ASSETS                                                          2001             2000
                                                            ------------     ------------
Cash and due from banks                                     $      2,770     $      2,299
Federal funds sold                                                 4,000            4,000
Investment securities                                             17,273           17,908
Loans, net                                                        29,694           28,128
Bank premises and equipment, net                                     256              256
Other assets                                                         566              575
                                                            ------------     ------------
TOTAL ASSETS                                                $     54,559     $     53,166
                                                            ============     ============


LIABILITIES
Deposits                                                          47,760           46,259
Accrued interest and other liabilities                               283               77
                                                            ------------     ------------
TOTAL LIABILITIES                                                 48,043           46,336
                                                            ------------     ------------


STOCKHOLDERS' EQUITY
Common stock, $1 par value, 500,000 shares
authorized, 100,000 issued and 93,000 outstanding                     93               93
Paid-in capital                                                    2,258            2,115
Retained earnings                                                  4,165            4,518
Accumulated other comprehensive income                                --              104
                                                            ------------     ------------
TOTAL STOCKHOLDERS' EQUITY                                         6,516            6,830
                                                            ------------     ------------
TOTAL LIABILITIES AND STOCKHOLDERS'
EQUITY                                                      $     54,559     $     53,166
                                                            ============     ============

                        POST BANCORP, INC. AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME
                          THREE MONTHS ENDED MARCH 31,
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                   2001         2000
                                                 --------     --------
INTEREST INCOME
Interest and fees on loans                       $    700     $    599
Interest on investments                               314          337
Other                                                  54           93
                                                 --------     --------
    Total Interest Income                           1,068        1,029
                                                 --------     --------

INTEREST EXPENSE
Deposits                                              343          330
                                                 --------     --------
    Total Interest Expense                            343          330
                                                 --------     --------

NET INTEREST INCOME                                   725          699
PROVISION FOR LOAN LOSSES                              --           --
                                                 --------     --------
NET INTEREST INCOME AFTER PROVISION
 FOR LOAN LOSSES                                      725          699
                                                 --------     --------

NON-INTEREST INCOME
Service charges                                        66           76
Other                                                  39           15
                                                 --------     --------
    Total Non-Interest Income                         105           91
                                                 --------     --------

NON-INTEREST EXPENSE
Salaries and employee benefits                        216          213
Occupancy, equipment, data processing                  17           23
Other operating expenses                              129          145
                                                 --------     --------
    Total Non-Interest Expense                        362          381
                                                 --------     --------

      NET INCOME                                 $    468     $    409
                                                 ========     ========

                        POST BANCORP, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                          THREE MONTHS ENDED MARCH 31,
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                    2001            2000
                                                                 ----------      ----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                       $      468      $      409
Items not requiring (providing) cash-
    Net premium amortization on investment securities                    21              15
Changes in:
    Accrued interest receivable                                           4             113
    Other assets                                                          5              (2)
    Accrued interest and other liabilities                              206             140
                                                                 ----------      ----------
         Cash provided by operating activities                          704             675
                                                                 ----------      ----------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of investment securities                                        --          (2,567)
Proceeds from sales and maturities of
 investment securities                                                  653             608
Net (increase) in loan originations                                  (1,566)         (3,384)
Net decrease in federal funds sold                                       --           1,150
Purchase of equipment                                                    --              (5)
                                                                 ----------      ----------
         Cash (used) by investing activities                           (913)         (4,198)
                                                                 ----------      ----------

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits                                              1,501           2,089
Dividends paid                                                         (821)             --
                                                                 ----------      ----------
         Cash provided by financing activities                          680           2,089
                                                                 ----------      ----------

INCREASE (DECREASE) IN CASH AND CASH
EQUIVALENTS                                                             471          (1,434)

CASH AND CASH EQUIVALENTS,
 BEGINNING OF YEAR                                                    2,299           3,915
                                                                 ----------      ----------

CASH AND CASH EQUIVALENTS, END OF YEAR                           $    2,770      $    2,481
                                                                 ==========      ==========

POST BANCORP, INC. AND SUBSIDIARY
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
THREE MONTH PERIOD ENDED MARCH 31, 2001 AND 2000


NOTE 1:  BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements of Post Bancorp, Inc. and Subsidiary (the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes necessary for a comprehensive presentation of financial condition and results of operations required by generally accepted accounting principles for complete financial statements. In the opinion of management, all normal recurring adjustments necessary for a fair presentation of results have been included. The consolidated financial statements should be read in conjunction with the audited consolidated financial statements.

The interim consolidated financial statements include the accounts of Post Bancorp, Inc. and its wholly owned subsidiary. Intercompany balances and transactions have been eliminated. The December 31, 2000 statement of financial condition has been derived from the audited consolidated financial statements as of that date. The results of the interim period ended March 31, 2001 are not necessarily indicative of the results expected for the year ending December 31, 2001.

NOTE 2: RECENT ACCOUNTING PRONOUNCEMENTS

On January 1, 2001, the Company adopted SFAS No. 133, Accounting for Derivative Financial Instruments and Hedging Activities as amended by SFAS No. 137 and SFAS No. 138. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. The adoption of the standard did not have a significant impact on the consolidated financial statements of the Company.

                         1,350,000 PREFERRED SECURITIES




                         TEAM FINANCIAL CAPITAL TRUST I





                        % CUMULATIVE TRUST PREFERRED SECURITIES
                  ------


                           LIQUIDATION AMOUNT $10 PER
                               PREFERRED SECURITY



                     FULLY, IRREVOCABLY AND UNCONDITIONALLY
                     GUARANTEED, ON A SUBORDINATED BASIS, AS
                        DESCRIBED IN THIS PROSPECTUS, BY

                              TEAM FINANCIAL, INC.




                                -----------------

                                   PROSPECTUS

                                -----------------




                          HOWE BARNES INVESTMENTS, INC.

                               D.A. DAVIDSON & CO.



                                            , 2001
                               -------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the various expenses payable in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of such expenses will be paid by Team Financial, Inc.. All amounts shown are estimates, except the SEC registration fee, the NASD filing fee and Nasdaq listing fees:

            SEC registration fee...................................................             $  3,882
            NASD filing fee........................................................                2,053
            Nasdaq listing fee.....................................................               35,000
            Trustees' fees.........................................................               15,000
            Printing and mailing expenses..........................................              110,000
            Fees and expenses of counsel...........................................              175,000
            Accounting and related expenses........................................              100,000
            Miscellaneous..........................................................               19,065
                                                                                                --------
                                    Total..........................................             $460,000
                                                                                                ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Directors, officers, employees and agents of Team and/or the subsidiary banks may be entitled to benefit from the indemnification provisions contained in the Kansas General Corporation Code (the "KGCC"), Team's Articles of Incorporation and certain indemnification provisions. The general effect of these provisions is summarized below:

         Section 17-6305 of the KGCC permits a Kansas corporation to indemnify any person who was or is a party or is threatened to be made a party to any suit, action or other proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, or other enterprise. Such indemnification may be against expenses, including attorneys' fees, judgments, fines and other amounts in connection with such proceeding. Indemnification is available if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, or, with respect to any criminal action or proceeding, such person had no reasonable cause to believe that the conduct was unlawful. Unless a court of competent jurisdiction otherwise orders, indemnification is not available in connection with a proceeding by or in the right of the corporation if the person is adjudged liable to the corporation. A corporation is required to indemnify a director or officer who is successful on the merits or otherwise in the defense of any such proceeding. Expenses (including attorneys' fees) incurred by a director, officer, employee or agent of the corporation in defending any such proceeding may be advanced by the corporation before the final disposition if such person furnishes an undertaking to repay such advances if it is ultimately determined that such person is not entitled to be indemnified. Before a corporation may indemnify or advance expenses to a person under these provisions, the board of directors (excluding any directors who are parties to such a proceeding), independent legal counsel appointed by the board of directors, or the shareholders must provide authorization. A corporation may purchase insurance against any liability of individuals for whom the corporation may provide such indemnification. The indemnification and advancement of expenses authorized by the KGCC is not exclusive of any other rights that such persons may be entitled to under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

         Article Eleventh of Team's Restated and Amended Articles of Incorporation provides powers to indemnify and make advances to any person, or such person's estate, in connection with any threatened, pending or completed action, suit or proceeding that such person is involved in due to their capacity as a director, officer, employee or agent of Team or any other entity in which they were serving at the request of Team.

         The Amended and Restated Trust Agreement will provide for indemnification of the Delaware Trustee and each of the administrative trustees by Team Financial, Inc. against any loss, damage, claims, liability, penalty or expense of any kind incurred by the trustees in connection with the performance of their duties or powers under the agreement in a manner reasonably believed by the trustee to be within the scope of its authority under the agreement, except that none of these trustees will be so indemnified for any loss, damage or claim incurred by reason of such trustee's gross negligence, bad faith or willful misconduct. Similarly, the agreement provides for indemnification of the Property Trustee, except that the Property Trustee is not indemnified from liability for its own negligent action, negligent failure to act or willful misconduct. Under the agreement, Team Financial, Inc. agrees to advance those expenses incurred by any trustee in defending any such claim, demand, action, suit or proceeding.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

         All issuances of common stock discussed below have been adjusted to reflect the five-for-one stock split made by Team in December 1998.

         From July 1998 through June, 2001, Team issued 15,799 shares of its common stock pursuant to Team's Employee Stock Purchase Plan. Sales were only made to eligible employees of Team or its subsidiaries who elected to participate in the plan. The sales were made in transactions exempt from the registration requirements of Section 5 of the Securities Act, pursuant to Rule 701 and Section 4(2). Also, in establishing the exemption, pertinent investment information was made available to participants in the plan and Team received representations of intent to acquire the securities for investment purposes and not with a view toward any distribution or public resale, and each of the certificates representing the securities has been embossed with a restrictive legend restricting transfer of the securities.

         In 1998 through June 2001, Team issued 8,478 shares of its common stock to certain executive officers of Team and its subsidiaries who elected to take such shares in lieu of a cash bonus. The sales were made in transactions exempt from the registration requirements of Section 5 of the Securities Act, pursuant to Section 4(2).

         In September 1998, Team issued 67,810 shares of its common stock as part of an exchange with all holders (eight persons) of Team's MERN Preferred Stock. At the same time, Team also sold 31,995 shares of its common stock to three investors in a private offering. No underwriters or broker-dealers were involved in the exchange offering or sale to the singular investor. The issuances were made in transactions exempt from the registration requirements of
Section 5 of the Securities Act, pursuant to Section 4(2). With regard to Team's reliance upon such exemption, it made certain inquiries to establish that such exchange qualified for the exemption. In particular, Team received written representations from each person, among other things, that he or she was an experienced and sophisticated investor not in need of the protection afforded investors by the Securities Act and that he or she had made available all information necessary in order to make an informed investment decision to exchange the securities. Team further obtained a representation from each person of his or her intent to acquire the securities for purposes of investment only and not with a view toward any distribution or public resale, and each of the certificates representing the securities has been embossed with a restrictive legend restricting transfer of the securities.

         In December 1999, Team issued a total of 278,245 shares of its common stock to 15 persons in connection with the acquisition of ComBankshares, Inc. No underwriters or broker-dealers were involved in the acquisition or private placement transaction. The issuance was made in transactions exempt from the requirements of Section 5 of the Securities Act, pursuant to Section 4(2) thereof. With regard to Team's reliance upon such exemption, it made appropriate inquiries to establish that such issuances qualified for the exemption. Team further obtained a representation from each purchaser of his or her intent to acquire the securities for purposes of investment only and not with a view toward any distribution or public resale, and each of the certificates representing the securities has been embossed with a restrictive legend restricting transfer of the securities. Stock transfer instructions were posted with Team's transfer agent.

         In December of 2000, Team contributed 45,400 shares of its common stock to its Employee Stock Ownership Plan as part of Team's annual contribution to the Plan. The issuance was made in a transaction exempt from the registration requirements of Section 5 of the Securities Act pursuant to Section 4(2).

ITEM 16. EXHIBITS.

EXHIBIT
NUMBER            DESCRIPTION
-------           -----------

1.1               Form of Underwriting Agreement.(1)

2.1 Acquisition Agreement and Plan of Merger dated October 1, 1999 among Team Financial, Inc., Team Financial Acquisition Subsidiary, Inc., and ComBankshares, Inc.(2)

3.1               Restated and Amended Articles of Incorporation of Team
                  Financial, Inc.(3)

3.2               Amended Bylaws of Team Financial, Inc.(3)

4.1               Form of Indenture.(1)

4.2               Form of Subordinated Debenture (included as Exhibit A to
                  Exhibit 4.1).(1)

4.3               Certificate of Trust.(1)

4.4               Trust Agreement.(1)

4.5               Form of Amended and Restated Trust Agreement.(1)

4.6 Form of Preferred Securities Certificate (included as Exhibit D to Exhibit 4.5).(1)

4.7               Form of Preferred Securities Guarantee Agreement.(1)

4.8 Form of Agreement as to Expenses and Liabilities (included as Exhibit C to Exhibit 4.5).(1)

5.1               Form of Opinion of Jones & Keller, P.C.(1)

5.2               Opinion of Richards, Layton & Finger, P.A.(1)

8.1               Opinion of Jones & Keller, P.C., as to certain tax matters.(1)

10.1              Employment Agreement between Team Financial, Inc. and Robert
                  J. Weatherbie dated January 1, 2001.(1)

10.2              Employment Agreement between Team Financial, Inc. and Michael
                  L. Gibson dated January 1, 2001.(1)

10.3              Employment Agreement between Team Financial, Inc. and Rick P.
                  Bartley dated January 1, 2001.(1)

10.4 Laser Pro License and Maintenance Agreement between Miami County National Bank (now TeamBank N.A.) and CFI Bankers Service Group, Inc. dated March 17, 1999.(3)

10.5 Data Processing Services Agreement between Team Financial, Inc. and Metavante Corporation dated March 1, 2001.(1)

10.6 401K Plan of Team Financial, Inc. 401(k) Trust, effective January 1, 1999 and administered by Nationwide Life Insurance Company.(3)

10.7-10.10        Exhibit numbers intentionally not used.

10.11             Team Financial, Inc. Employee Stock Ownership Plan Summary.(3)

10.12             Team Financial, Inc. 1999 Stock Incentive Plan.(3)

10.13 Rights Agreement between Team Financial, Inc. and American Securities Transfer & Trust, Inc. dated June 3, 1999.(3)

10.14             Team Financial, Inc. - Employee Stock Purchase Plan.(3)

10.15 Loan agreement between Team Financial, Inc. and Mercantile Bank dated December 3, 1999.(4)

11.1 Statement regarding Computation of per share earnings - see consolidated financial statements.

12.1              Calculation of ratios of earnings to fixed charges.(1)

21                Subsidiaries of Team Financial, Inc.(1)

23.1              Consent of KPMG LLP.(1)

23.2              Consent of Richey May & Co.(1)

23.3 Consent of Jones & Keller, P.C. (included in opinions filed as Exhibits 5.1 and 8.1).

23.4 Consent of Richards, Layton & Finger, P.A. (included in opinion filed as Exhibit 5.2).

24.1              Powers of Attorney (included as part of signature pages).

25.1 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as trustee under the Indenture.(1)

25.2 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as trustee under the Trust Agreement.(1)

25.3 Form T- 1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as trustee under the Guarantee Agreement.(1)

----------

(1)      Filed herewith.

(2) Filed with the Form 8-K/A dated December 30, 1999 (File No. 000-26335) and incorporated herein by reference.

(3) Filed under the same exhibit number with the Registration Statement on Form S-1, as amended, (Registration Statement No. 333-76163) and incorporated herein by reference.

(4) Filed with the Quarterly Report on Form 10-Q for the period ended September 30, 2000 (File No. 000-26335) and incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, Team has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Team of expenses incurred or paid by a director, officer or controlling person of Team in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Team will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         Team hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

         Team hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by Team pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Team Financial Capital Trust I has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Paola, State of Kansas, on July 11, 2001.

                                      TEAM FINANCIAL CAPITAL TRUST I

                                      By: TEAM FINANCIAL, INC., as Depositor



                                      By: /s/ Robert J. Weatherbie
                                         --------------------------------------
                                         Robert J. Weatherbie
                                         Chief Executive Officer and Chairman of
                                         the Board

         Pursuant to the requirements of the Securities Act of 1933, Team Financial, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Paola, State of Kansas, on July 11, 2001.

                                      TEAM FINANCIAL, INC.



                                      By: /s/ Robert J. Weatherbie
                                         ---------------------------------------
                                         Robert J. Weatherbie
                                         Chief Executive Officer and Chairman of
                                         the Board

         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby designates and appoints Robert J. Weatherbie and Michael L. Gibson, and each of them, any one of whom may act without the joinder of the other, as such person's true and lawful attorney-in-fact and agents (the "Attorneys-in-Fact") with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, which amendments may make such changes in this registration statement as any Attorney-in-Fact deems appropriate, and any registration statement relating to the same offering filed pursuant to Rule 462(b) under the Securities Act of 1933 and requests to accelerate the effectiveness of such registration statements, and to file each such amendment with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto such Attorneys-in-Fact and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that such Attorneys-in-Fact or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 11, 2001.

               Name                                                                  Title
               ----                                                                  -----
     /s/ Robert J. Weatherbie                                    Chairman of the Board, Chief Executive Officer
----------------------------------
       Robert J. Weatherbie

     /s/ Michael L. Gibson                                                   Chief Financial Officer
----------------------------------
       Michael L. Gibson

     /s/ Carolyn S. Jacobs                                                          Director
----------------------------------
       Carolyn S. Jacobs

     /s/ Neil Blakeman                                                              Director
----------------------------------
       Neil Blakeman

     /s/ Denis A. Kurtenbach                                                        Director
----------------------------------
       Denis A. Kurtenbach

     /s/ Glen E. Gilpin                                                             Director
----------------------------------
       Glen E. Gilpin

     /s/ R.G. (Gary) Kilkenny                                                       Director
----------------------------------
       R.G. (Gary) Kilkenny

     /s/ Montie K. Taylor                                                           Director
----------------------------------
       Montie K. Taylor

                                INDEX TO EXHIBITS


EXHIBIT
NUMBER            DESCRIPTION
-------           -----------

1.1               Form of Underwriting Agreement.

4.1               Form of Indenture.

4.2               Form of Subordinated Debenture (included as Exhibit A to
                  Exhibit 4.1).

4.3               Certificate of Trust.

4.4               Trust Agreement.

4.5               Form of Amended and Restated Trust Agreement.

4.6               Form of Preferred Securities Certificate (included as Exhibit
                  D to Exhibit 4.5).

4.7               Form of Preferred Securities Guarantee Agreement.

4.8               Form of Agreement as to Expenses and Liabilities (included as
                  Exhibit C to Exhibit 4.5).

5.1               Form of Opinion of Jones & Keller, P.C.

5.2               Opinion of Richards, Layton & Finger, P.A.

8.1               Opinion of Jones & Keller, P.C., as to certain tax matters.

10.1              Employment Agreement between Team Financial, Inc. and Robert
                  J. Weatherbie dated January 1, 2001.

10.2              Employment Agreement between Team Financial, Inc. and Michael
                  L. Gibson dated January 1, 2001.

10.3              Employment Agreement between Team Financial, Inc. and Rick P.
                  Bartley dated January 1, 2001.

10.5              Data Processing Services Agreement between Team Financial,
                  Inc. and Metavante Corporation dated March 1, 2001.

12.1              Calculation of ratios of earnings to fixed charges.

21                Subsidiaries of Team Financial, Inc.(1)

23.1              Consent of KPMG LLP.

23.2              Consent of Richey May & Co.

23.3              Consent of Jones & Keller, P.C. (included in opinions filed as
                  Exhibits 5.1 and 8.1).

23.4 Consent of Richards, Layton & Finger, P.A. (included in opinion filed as Exhibit 5.2).

24.1              Powers of Attorney (included as part of signature pages).

25.1              Form T-1 Statement of Eligibility under the Trust Indenture
                  Act of 1939, as amended, of Wilmington Trust Company, as trustee under the Indenture.

25.2              Form T-1 Statement of Eligibility under the Trust Indenture
                  Act of 1939, as amended, of Wilmington Trust Company, as trustee under the Trust Agreement.

25.3              Form T-1 Statement of Eligibility under the Trust Indenture
                  Act of 1939, as amended, of Wilmington Trust Company, as trustee under the Guarantee Agreement.